      As Filed Pursuant to Rule 424(B)(3) Under the Securities Act of 1933
                                                  Registration Number 333-113923

PROSPECTUS SUPPLEMENT

                                  INTERESTS IN

                             ATLANTIC COAST FEDERAL
                    EMPLOYEES' SAVINGS & PROFIT SHARING PLAN
                                       AND
                       OFFERING OF UP TO 421,770 SHARES OF

                       ATLANTIC COAST FEDERAL CORPORATION
                                  COMMON STOCK


        In connection with the adoption of a plan of stock issuance, Atlantic Coast Federal Corporation is allowing participants in the Atlantic Coast Federal Employees' Savings & Profit Sharing Plan and Trust (the "Plan") to invest all or a portion of their accounts in the common stock of Atlantic Coast Federal Corporation (the "Common Stock"). Atlantic Coast Federal Corporation has registered a number of participation interests through the Plan in order to enable the trustee of the Plan to purchase up to 421,770 shares of the Common Stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trustee of the Plan to invest all or a portion of their Plan accounts in the Atlantic Coast Federal Corporation Stock Fund at the time of the stock offering.

        The Atlantic Coast Federal Corporation's prospectus, dated August 12, 2004, is attached to this prospectus supplement. It contains detailed information regarding the plan of stock issuance, Atlantic Coast Federal Corporation common stock and the financial condition, results of operations and business of Atlantic Coast Federal. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

                       ---------------------------------

        FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THE PROSPECTUS.

        THE INTERESTS IN THE PLAN AND THE OFFERING OF THE COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE OFFICE OF THRIFT SUPERVISION, THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE AGENCY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE SECURITIES OFFERED IN THIS PROSPECTUS SUPPLEMENT ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

        This prospectus supplement may be used only in connection with offers and sales by Atlantic Coast Federal Corporation of interests or shares of Common Stock pursuant to the Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of Common Stock acquired through the Plan.

        You should rely only on the information contained in this prospectus supplement and the attached prospectus. Atlantic Coast Federal Corporation, Atlantic Coast Federal and the Plan have not authorized anyone to provide you with information that is different.

        This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Common Stock shall under any circumstances imply that there has been no change in the affairs of Atlantic Coast Federal or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

      The date of this prospectus supplement is August 12, 2004.


                                       TABLE OF CONTENTS

THE OFFERING...........................................................................i
   Securities Offered..................................................................i
   Election to Purchase Common Stock in the Offering:..................................i
   Priorities..........................................................................i
   Value of Plan......................................................................ii
   Election to Purchase Common Stock in the Stock Offering............................ii
   Method of Directing Transfer......................................................iii
   Time for Directing Transfer.......................................................iii
   Irrevocability of Transfer Direction...............................................iv
   Direction to Purchase Common Stock.................................................iv
   Voting Rights of Common Stock......................................................iv
DESCRIPTION OF THE PLAN................................................................1
   Introduction........................................................................1
   Eligibility and Participation.......................................................1
   Contributions Under the Plan........................................................1
   Limitations On Contributions........................................................2
   Benefits Under the Plan.............................................................2
   Withdrawals and Distributions From the Plan.........................................3
   Investment of Contributions and Account Balances....................................4
   Performance History.................................................................5
   Investment in Common Stock of Atlantic Coast Federal Corporation....................9
   Administration of the Plan.........................................................10
   Amendment and Termination..........................................................11
   Merger, Consolidation or Transfer..................................................11
   Federal Income Tax Consequences....................................................11
   Additional Employee Retirement Income Security Act ("Erisa") Considerations........12
   Securities and Exchange Commission Reporting and Short-swing Profit Liability......13
   Financial Information Regarding Plan Assets........................................13
LEGAL OPINION.........................................................................14
   Statement of Net Assets Available for Benefits.....................................14
   Statement of Changes in Net Assets Available for Plan Benefits.....................14
FINANCIALS...........................................................................F-1

                                  THE OFFERING

SECURITIES OFFERED      Atlantic Coast Federal Corporation is offering
                        participation interests in the Atlantic Coast Federal
                        Employees' Savings & Profit Sharing Plan and Trust (the
                        "Plan"). The participation interests represent indirect ownership of Atlantic Coast Federal Corporation's common stock through the Plan. Assuming a purchase price of $10 per share, the Plan may acquire up to 421,770 shares of Atlantic Coast Federal Corporation common stock in the offering. Only employees of Atlantic Coast Federal may become participants in the Plan. Your investment in the common stock of Atlantic Coast Federal Corporation in the offering through the Atlantic Coast Federal
                        Corporation Stock Fund available under the Plan is subject to the purchase priorities contained in the plan of stock issuance of Atlantic Coast Federal Corporation.

                        Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Atlantic Coast Federal is contained in the attached prospectus. The address of the principal executive office of Atlantic Coast Federal is 505 Haines Avenue, Waycross, GA 31501.

ELECTION TO PURCHASE    In connection with the stock offering, you may elect to
COMMON STOCK IN         transfer all or part of your account balances in the
THE OFFERING:           Plan to the Atlantic Coast Federal Corporation Stock
PRIORITIES              Fund, to be used to purchase common stock issued in the
                        offering. All Plan participants are eligible to direct a transfer of funds to the Atlantic Coast Federal
                        Corporation Stock Fund. However, such directions are subject to the purchase priorities in the plan of stock issuance as follows: (1) eligible account holders, (2) tax-qualified employee benefit plans of Atlantic Coast
                        Federal, including the employee stock ownership plan which we intend to adopt, and (3) supplemental eligible account holders. An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on December 31, 2002. A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on March 31, 2004. If you fall into subscription offering categories (1) or (3), you have subscription rights to purchase shares of Atlantic
                        Coast Federal Corporation common stock in the subscription offering and you may use funds in the Plan account to pay for the shares of Atlantic Coast Federal
                        Corporation common stock which you are eligible to purchase. You may also be able to purchase shares of Atlantic Coast Federal Corporation common stock in the subscription offering even though you are unable to purchase through subscription offering categories (1) or
                        (3) if Atlantic Coast Federal determines to allow the Plan to purchase shares through subscription offering category
                        (2), reserved for its tax-qualified employee plans, including the employee stock ownership plan which will be adopted by Atlantic Coast Federal in connection with the offering. The trustee of the Atlantic Coast Federal
                        Corporation Stock Fund will purchase common stock in accordance with your directions. No later than the closing date of the subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to an interest-bearing account, pending the closing of the offering. At the close of the offering, and subject to a determination as to whether all or any portion of your order may be filled (based on your purchase priority and whether the offering is oversubscribed), all or a portion of the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase.

                        In the event the offering is oversubscribed, I.E. there are more orders for common stock than shares available for sale in the offering, and the trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that cannot be invested in common stock will be reinvested in the investment funds of the Plan. The amount that cannot be applied to the purchase of common stock in the offering and any interest your account earned, pending investment in common stock, will be reinvested in accordance with your then existing investment election (in proportion to your investment direction for future contributions). If you fail to direct the investment of your account balances towards the purchase of any shares in connection with the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

VALUE OF PLAN ASSETS    As of June 30, 2004, the market value of the assets of
                        the Plan was approximately $4,602,712, of which approximately $4,217,700 is eligible to purchase common stock. The Plan administrator informed each participant of the value of his or her account balance under the Plan as of June 30, 2004.

ELECTION TO PURCHASE    In connection with the stock offering, the Plan will
COMMON STOCK IN         permit you to direct the trustee to transfer all or
THE STOCK OFFERING      part of the funds which represent your current
                        beneficial interest in the assets of the Plan to the Atlantic Coast Federal Corporation Stock Fund. The trustee of the Plan will subscribe for Atlantic Coast
                        Federal Corporation common stock offered for sale in connection with the stock offering, in accordance with each participant's direction. In order to purchase shares in the offering through the Plan, you must purchase at least 25 shares in the offering through the Plan. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the offering.

METHOD OF DIRECTING     You will receive a Special Election Form on which you
TRANSFER                can elect to transfer all or a portion of your account
                        balance in the Plan to the Atlantic Coast Federal
                        Corporation Stock Fund for the purchase of stock in the offering, provided that you purchase at least 25 shares through the Plan. If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering, you should indicate that decision on the Special Election Form. If you do not wish to purchase Atlantic Coast Federal Corporation common stock in the offering through the Plan, you must fill out the waiver portion of the Special Election Form by checking the box at the bottom of the form, and returning the form to Christi Stone. Please note that all Special Election Forms must be returned to Christi
                        Stone no later than 12:00 Noon on Tuesday, September 7,
                        2004, even if you do not wish to make an election at this time.

TIME FOR DIRECTING      If you wish to purchase common stock with your Plan
TRANSFER                account balances, you must return your Special Election
                        Form to Christi Stone, a representative of the Plan administrator, Atlantic Coast Federal, 8048 Normandy
                        Blvd., Jacksonville, Florida 32221, no later than 12:00
                        Noon on Tuesday, September 7, 2004, if you wish to purchase stock in the offering. You may return your Special Election Form by mail or by faxing it to (904)
                        786-7364, so long as it is returned by the time specified.

INVESTING IN THE        You are not able to purchase common stock in Atlantic
OFFERING WITH FUNDS     Coast Federal Corporation in the offering through the
IN THE PERSONAL CHOICE  Personal Choice Retirement Account. You will only be
RETIREMENT ACCOUNT      able to purchase common stock in the offering by
                        electing to transfer all or a portion of your account balance in the Plan to the Atlantic Coast Federal
                        Corporation Stock Fund. If you have funds in the Personal Choice Retirement Account that you wish to use to purchase common stock in the offering, you must first liquidate that portion of your funds in the Personal
                        Choice Retirement Account and transfer the liquidated portion to another investment option in the Plan. Such a transfer must be made directly through Charles Schwab and Company, and must occur before we can honor your Special Election Form. Because this process involves three steps, i.e., first liquidating the Personal Choice
                        Retirement Account assets and moving them into a Charles
                        Schwab Money Market Account, then transferring from the Charles Schwab Money Market Account to another investment fund in the Plan, you will need to contact
                        Charles Schwab and Company to liquidate the amount you wish to transfer at least five (5) business days before you return your Special Election Form. The amount you elect to transfer from a fund listed on the Special
                        Election Form must
                        be in that fund when your Special Election Form is returned to the person designated above under "Time for Directing Transfer" or your Special Election Form may not be processed.

IRREVOCABILITY OF       YOU MAY NOT CHANGE YOUR SPECIAL ELECTION TO TRANSFER
TRANSFER DIRECTION      AMOUNTS TO THE ATLANTIC COAST FEDERAL CORPORATION STOCK
                        FUND FOR THE PURCHASE OF STOCK IN THE OFFERING. Your election is irrevocable until after the offering has concluded. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering amongst all of the other investment funds on a daily basis.

DIRECTION TO            You will be able to purchase stock AFTER the offering
PURCHASE COMMON STOCK   through your investment in the Atlantic Coast Federal
                        Corporation Stock Fund. You may direct that your future contributions or your account balance in the Plan be transferred to the Atlantic Coast Federal Corporation
                        Stock Fund. After the offering, the trustee of the Plan will acquire common stock in open market transactions at the prevailing price. You may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the Atlantic
                        Coast Federal Corporation Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Atlantic Coast Federal Corporation.

VOTING RIGHTS OF        The Plan provides that you may direct the trustee how to
COMMON STOCK            vote any shares of Atlantic Coast Federal Corporation
                        common stock held by the Atlantic Coast Federal
                        Corporation Stock Fund and credited to your account. If the trustee does not receive your voting instructions, the Plan administrator will exercise those rights as it determines in its discretion and will direct the trustee accordingly. All voting instructions will be kept confidential.

                             DESCRIPTION OF THE PLAN
INTRODUCTION

        Atlantic Coast Federal adopted the Atlantic Coast Federal 401(k) Plan and Trust, dated August 7, 2002, and amended it into the Atlantic Coast Federal Employees' Savings & Profit Sharing Plan and Trust, effective June 1, 2003 (referred to as the "Plan"). The Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

        Atlantic Coast Federal intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Atlantic Coast Federal will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

        EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 ("ERISA"). The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

        REFERENCE TO FULL TEXT OF PLAN. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan administrator c/o Atlantic Coast Federal, 505 Haines Avenue, Waycross, GA 31501-2226. You are urged to read carefully the full text of the Plan.

ELIGIBILITY AND PARTICIPATION

        If you are a regular employee of Atlantic Coast Federal, you are eligible to become a participant in the Plan on January 1, April 1, July 1, or October 1 coinciding with or next following the date you have become an employee of Atlantic Coast Federal. Leased employees are not eligible to participate in the Plan. The Plan year is January 1 to December 31 (the "Plan Year").

        As of June 30, 2004, there were approximately 183 employees, former employees and beneficiaries eligible to participate in the Plan and 147 employees participating by making elective deferral contributions.

CONTRIBUTIONS UNDER THE PLAN

        401(K) PLAN CONTRIBUTIONS. You are permitted to defer on a pre-tax basis up to 75% of your monthly salary (expressed in terms of whole percentages), subject to certain restrictions imposed by the Code, and to have that amount contributed to the Plan on your behalf. For purposes of the Plan, "salary" means your total taxable compensation as reported on your Form W-2 (exclusive of any compensation deferred from a prior year). In 2004, the annual salary of each participant taken into account under the Plan is limited to $205,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code). You may elect to modify the amount contributed to the Plan by filing a new elective deferral agreement with the Plan administrator once per calendar quarter.

        EMPLOYER MATCHING CONTRIBUTIONS. Atlantic Coast Federal may elect to make matching contributions to the Plan.

LIMITATIONS ON CONTRIBUTIONS

        LIMITATIONS ON EMPLOYEE SALARY DEFERRALS. For the Plan Year beginning January 1, 2004, the amount of your before-tax contributions may not exceed $13,000 per calendar year. This amount is increased in $1,000 increments through 2006 and thereafter may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

        LIMITATION ON PLAN CONTRIBUTIONS FOR HIGHLY COMPENSATED EMPLOYEES. Special provisions of the Code limit the amount of employee deferrals and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of employee deferrals and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of Atlantic Coast Federal Corporation at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $90,000 and, if Atlantic Coast Federal Corporation so elects, was in the top 20% of employees by compensation for the preceding year. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees may have to be adjusted.

BENEFITS UNDER THE PLAN

        VESTING. At all times, you have a fully vested, nonforfeitable interest in the 401(k) deferrals you have made and any earnings related thereto. Employer contributions vest in accordance with the following schedule:

                       Completed                     Vested
                       ---------                     ------
                  Years of Employment              Percentage
                  -------------------              ----------
                      Less than 2                      0%
                   2 but less than 3                   20%
                   3 but less than 4                   40%
                   4 but less than 5                   60%
                   5 but less than 6                   80%
                       6 or more                      100%

WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

        APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH ATLANTIC COAST FEDERAL. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59 1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH ATLANTIC COAST FEDERAL OR AFTER TERMINATION OF EMPLOYMENT.

        WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT. Participants' pre-tax elective deferrals may not be distributed earlier than upon separation from service, death, disability, or attainment of age 59 1/2.

        You may make voluntary withdrawals of your pre-tax elective deferrals and earnings thereon as of December 31, 1988 only in the event of hardship or attainment of age 59 1/2. You may withdraw earnings after December 31, 1988 only in the event of attainment of age 59 1/2. You may also make withdrawals of your employee rollover contributions and the earnings thereon, and of employer matching contributions, if any, and the earnings thereon. You may make not more than one voluntary withdrawal from you account in a Plan Year.

        In general, employer contributions credited on your behalf will not be available for in-service withdrawal until such employer contributions have been invested in the Plan for at least 2 years or you have been a participant in the Plan for at least 5 years or in the event of your death, disability, retirement, attainment of age 59 1/2 or termination of employment.

        WITHDRAWAL UPON TERMINATION OF EMPLOYMENT. You may make withdrawals from your account at any time after you terminate employment. You may also leave your account with the Plan and defer commencement of receipt of your vested balance until April 1 of the calendar year following the calendar year in which you attain age 70 1/2. You may request a distribution of all or part of your account no more frequently than once per calendar year. Distribution will be made in a lump sum or in installments (no less frequently than annually).

        WITHDRAWAL UPON DISABILITY. If you are disabled in accordance with the definition of disability under the Plan, you will be entitled to the same withdrawal rights as if you had terminated your employment.

        WITHDRAWAL UPON DEATH. If you die while you are a participant in the Plan, the value of your entire account will be payable to your beneficiary. You may elect to have your beneficiary receive distribution in 5 annual installments (10 if your spouse is your beneficiary, provided that you spouse's remaining life expectancy is at least 10 years). If such an election is not in effect at the time of your death, your beneficiary may elect to receive the benefit in the form of annual installments over a period not to exceed 5 years (10 years if your spouse is your beneficiary, provided that you spouse's remaining life expectancy is at least 10 years) or make withdrawals as often as once per year, except that any balance remaining must be withdrawn by the 5th anniversary (10th anniversary if your spouse is your beneficiary, provided that you spouse's remaining life expectancy is at least 10 years) of your death.

        Atlantic Coast Federal may, in its discretion, allow Plan participants to obtain loans from their accounts.

INVESTMENT OF CONTRIBUTIONS AND ACCOUNT BALANCES

        All amounts credited to your accounts under the Plan are held in the Plan trust (the "Trust") which is administered by the trustee appointed by Atlantic Coast Federal's Board of Directors.

        Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one of the following funds:

   1.      Pentegra International Stock Fund.
   2.      Pentegra Nasdaq 100 Stock Fund.
   3.      Pentegra Russell 2000 Stock Fund.
   4.      Pentegra S&P MidCap Stock Fund.
   5.      S&P 500/Growth Stock Fund.
   6.      S&P 500/Value Stock Fund.
   7.      S&P 500 Stock Fund.
   8.      Government Bond Fund.
   9.      Stable Value Fund.
   10.     Money Market Fund.
   11.     Income Plus Asset Allocation Fund.
   12.     Growth & Income Asset Allocation Fund.
   13.     Growth Asset Allocation Fund.
   14.     Atlantic Coast Federal Certificate of Deposit Fund.
   15.     Personal Choice Retirement Account.

        In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the Atlantic Coast Federal Corporation Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction, your contributions will be invested in the Money Market Fund until such time as you provide an effective investment direction. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time.

This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

PERFORMANCE HISTORY

        The following table provides performance data with respect to the investment funds available under the Plan through June 30, 2004:


                                               FUND RETURNS THROUGH JUNE 30, 2004 1

                                                                                      5 CALENDAR     10 CALENDAR
                                               MONTHLY      YEAR TO       LAST 12         YEARS          YEARS
STOCK FUNDS                                    RETURN        DATE          MONTHS      ANNUALIZED      ANNUALIZED
INTERNATIONAL STOCK FUND 2,6                     2.9%         5.1%          32.1%         -1.3%            4.4%
     Benchmark: MSCI EAFE Index                  2.2%         4.6%          32.4%         -0.1%            5.2%
NASDAQ 100 STOCK FUND 8                          3.3%         2.8%          25.5%         -4.8%           13.4%
     Benchmark: NASDAQ 100 Index                 3.4%         3.3%          26.2%         -4.4%           13.9%
RUSSELL 2000 STOCK FUND 7                        4.2%         6.6%          32.7%          6.5%            8.8%
     Benchmark: Russell 2000 Index               4.2%         6.8%          33.4%          7.2%            9.5%
S&P MIDCAP STOCK FUND 3                          2.3%         5.8%          27.3%          8.7%           13.4%
     Benchmark: S&P MidCap 400 Index             2.3%         6.1%          28.0%          9.2%           13.9%
S&P 500/GROWTH STOCK FUND 7                      1.6%         2.4%          15.3%         -4.1%           10.5%
     Benchmark: S&P/BARRA Growth Index           1.7%         2.7%          16.0%         -3.5%           11.1%
S&P 500/VALUE STOCK FUND 7                       2.1%         3.9%          21.4%          1.3%            9.9%
     Benchmark: S&P/BARRA Value Index            2.2%         4.2%          22.3%          1.9%           10.5%
S&P 500 STOCK FUND 3                             1.9%         3.2%          18.4%         -1.1%           10.5%
     Benchmark: S&P 500 Index                    1.9%         3.4%          19.1%         -0.6%           11.1%
BOND/FIXED INCOME FUNDS
GOVERNMENT BOND FUND 3                           0.9%        -0.5%          -5.4%          5.6%            7.4%
     Benchmark: Lehman Brothers 20+ Year
Treasury Bond Index                              1.0%        -0.2%          -4.9%          6.2%            7.9%
STABLE VALUE FUND 4                              0.3%         1.8%           3.7%          5.4%            5.9%
     Benchmark: Ryan Labs 3 Yr. GIC              0.3%         1.8%           3.9%          5.9%            6.0%
MONEY MARKET FUND 3                              0.0%         0.4%           0.7%          3.5%            4.5%
     Benchmark: SSB 3 Month Treasury Bill        0.1%         0.5%           1.0%          3.5%            4.3%
ATLANTIC COAST FEDERAL
CERTIFICATE OF DEPOSIT FUND                     0.15%         0.7%            --            --              --
ASSET ALLOCATION FUNDS 2,5
INCOME PLUS                                      0.9%         2.0%           8.4%          3.9%            6.1%
GROWTH & INCOME                                  1.5%         2.6%          13.7%          2.3%            7.3%
GROWTH                                           2.1%         3.3%          19.2%         -0.5%            8.5%

Returns are shown net of fees. Dividends and interest are automatically reinvested. Past performance is no guarantee of future performance. Total expenses charged to each fund, as a percentage of each fund's estimated average assets per year, are as follows: International Stock Fund .71%; Nasdaq 100 Stock Fund .584%; Russell 2000 Stock Fund .584%; S&P MidCap Stock Fund .584%; S&P 500/Growth Stock Fund .584%; S&P 500/Value Stock Fund .584%; S&P 500 Stock Fund ..584%; Government Bond Fund .66%; Stable Value Fund .611%; Money Market Fund ..44%; Asset Allocation Funds .91%.

1 Barclays Global Investors (BGI) is the Investment Manager for all Funds. Unit values are determined as of the last business day of each month. See following notes. Investment funds' returns are calculated net of fees. Benchmark indices are not investment funds and have no fees.

2 The Asset Allocation Funds and the International Stock Fund inception date was July 2, 1997. Returns prior to inception are simulated using the returns of market indices for, or actual funds of, the Fund's investment components, and are net of fees.

3 BGI became the manager of the S&P MidCap, S&P 500, Government Bond and Money Market Funds as of June 17, 1997. Results prior to June 17, 1997 are hypothetical and are based on investment in the current underlying funds managed by BGI, and are net of fees. Accordingly, actual past performance of Pentegra's Funds will be different.

4 The Stable Value Fund is a separately managed account; historical return data represents actual performance of this Fund.

5 The Asset Allocation Funds are designed investment vehicles utilizing various asset classes represented by index funds managed by BGI. They are specifically for Pentegra and its clients. Hypothetical results only exist from January 1992 to July 2, 1997 (the inception date of the Funds).

6 Prior to September 30, 1999, this Fund was limited to no more than 25% exposure to Japan.

7 BGI became the manager of the Russell 2000, S&P 500/Growth and S&P 500/Value Stock Funds as of January 4, 2000. Returns prior to January 4, 2000 are hypothetical and are based on investment in the current underlying funds managed by BGI, and are net of fees.

8 BGI became the manager of the Nasdaq 100 Stock Fund as of May 1, 2002. Returns prior to May 1, 2002 but after the Fund's inception date within BGI of August 7, 2000 are hypothetical and are based on investment in the current underlying funds managed by BGI, and are net of fees. Returns prior to the Fund inception date of August 7, 2000 are hypothetical and are based on the returns of the Nasdaq 100 index, and are net of fees.


The following is a description of each of the Plan's investment funds:

     PENTEGRA INTERNATIONAL STOCK FUND. This fund invests in approximately 1,000 foreign stocks in approximately 20 countries. Its long-term objective is to offer the potential return of investing in the stocks of established non-U.S. companies, as well as the potential risk-reduction derived from broad diversification. The fund invests in the stocks of established companies based in Europe, Australia, and the Far East.

     PENTEGRA NASDAQ 100 STOCK FUND. This fund invests in the stocks of the 100 largest and most actively traded non-financial companies on the Nasdaq Stock Market. Its objective is long term and offers investors the opportunity to share in the potential of substantial capital growth. The Nasdaq 100 Stock Fund is an index fund whose goal is to match the performance of the Nasdaq 100 Index by investing in most of the same stock. The Nasdaq 100 Index reflects Nasdaq's largest non-financial companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. This is a higher risk fund as the securities included in the index tend to be concentrated in specific industries that tend to experience a high degree of volatility.

     PENTEGRA RUSSELL 2000 STOCK FUND. This fund invests in the stocks of a broad array of small U.S. companies. Its objective is long-term: to earn higher returns that reflect the growth potential of such companies. The Russell 2000 Stock Fund is an index fund whose goal is to match the performance of the Russell 2000 Index. The Russell 2000 Stock Fund invests in most or all of the same stocks held in the Russell 2000 Index. The Russell 2000 is one of the better known indices used to measure the performance of U.S. small company stocks. These 2000 companies make a up a subset of the smallest companies held in the Russell 3000 Index. Companies of this size generally have greater investment risk and potentially higher returns than mid- and large-capitalization stocks. Because this is an index of 2000 companies, it is broadly diversified in terms of industries and economic sectors.

     PENTEGRA S&P MIDCAP STOCK FUND. This fund invests in the stocks of mid-sized U.S. companies. Its objective is long-term: to earn higher returns which reflect the growth potential of such companies. The fund invests in the stocks of mid-sized companies which are expected to grow faster than larger, more established companies. It is an index fund whose goal is to match the performance of the Standard & Poor's MidCap 400 Index (the "MidCap Index") by investing in many of the same stocks as the MidCap Index. MidCap refers to a company's size as measured by its market capitalization. The MidCap Index includes 400 stocks which represent the middle tier of the U.S. stock market (the S&P 500 represents the largest tier).

     PENTEGRA S&P 500/GROWTH STOCK FUND. This fund invests in most or all of the stocks held in the S&P/BARRA Growth Index. Its objective is long-term: to earn higher returns by investing in a diversified portfolio of large-capitalization growth stocks. The S&P 500 Growth Stock Fund is an index fund whose goal is to match the performance of the S&P/BARRA Growth Index by investing in most of the same stocks. The S&P/BARRA Growth Index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. The S&P/BARRA Growth and Value Indexes are constructed by dividing the stocks in the S&P 500 by a single attribute: market price to book value ratio. The S&P/BARRA Growth Index includes companies with higher price to book value ratios.

     PENTEGRA S&P 500/VALUE STOCK FUND. This fund invests in most or all of the stocks held in the S&P/BARRA Value Index. Its objective is long-term: to earn higher returns by investing in a diversified portfolio of large-capitalization value stocks. The S&P 500 Value Stock Fund is an index fund whose goal is to match the performance of the S&P/BARRA Value Index by investing in most of the same stocks. The S&P/BARRA Value Index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. The S&P/BARRA Value and Growth Indexes are constructed by dividing the stocks in the S&P 500 by a single attribute: market price to book value ratio. The S&P/BARRA Value Index includes companies with lower price to book value ratios.

     PENTEGRA S&P 500 STOCK FUND. This fund invests in the stocks of a broad array of established U.S. companies. Its objective is long-term: to earn higher returns by investing in the largest companies in the U.S. economy. The S&P 500 Stock Fund is an index fund whose goal is to match the performance of the S&P 500 Index by investing in most or all of the same stocks. The S&P 500 Index represents almost 75% of the value of all publicly traded common stocks in the U.S. Because the S&P 500 Index includes 500 established companies of different sizes and different sectors of the U.S. economy (industrial, utilities, financial, and transportation), this fund is broadly diversified in common stocks.

     PENTEGRA GOVERNMENT BOND FUND. This fund invests in U.S. Treasury bonds with a maturity of 20 years or more. Its objective is to earn a higher level of income over the long-term along with the potential for capital appreciation. The fund's goal is to match the performance of the Lehman Brothers 20+ Year Treasury Bond Index. This index invests in U.S. Treasury bonds with 20 years or more to maturity. The fund is not exposed to credit risk since it invests only in bonds backed by the full faith and credit of the U.S. Government. The fund is exposed to interest rate risk, however, since the long maturity of the bonds means that the fund's value may fluctuate substantially in response to changes in long-term interest rates.

     STABLE VALUE FUND. This fund invests primarily in fully benefit-responsive Guaranteed Investment Contracts ("GICs"), Synthetic GICs and Bank Investment Contracts. Its objective is short- to intermediate-term: to achieve a stable return over short to intermediate periods of time while preserving principal. Fully benefit-responsive investment contracts provide a liquidity guarantee by the issuer and prior to maturity, at contract value, permit withdrawals, transfers and loans by employees without penalty or adjustment. As of December 31, 2002, investment contracts were obtained from 15 providers.

     PENTEGRA MONEY MARKET FUND. This fund invests in a broad range of high-quality, short-term instruments. Its objective is to achieve competitive, short-term rates of return while preserving principal. The fund invests in short-term instruments issued by banks, corporations, and the U.S. Government and its agencies. These instruments include certificates of deposit and U.S. Treasury bills.

      INCOME PLUS ASSET ALLOCATION FUND. This fund is an asset allocation fund that invests approximately 70% of its portfolio in a combination of stable value investments and U.S. bonds. The balance is invested in U.S. and international stocks. Its objective is to preserve principal over short periods of time and to offer some potential for growth over time. The fund diversifies among a broad range of stable value securities to reduce short-term risk and among a broad range of large U.S. and international companies to capture growth potential. The fund is structured to take advantage of market opportunities with a small flexible component.

     GROWTH & INCOME ASSET ALLOCATION FUND. This fund is an asset allocation fund that invests in U.S. domestic and international stocks, U.S. domestic bonds, and stable value investments. Its objective is to provide a balance between the pursuit of growth and protection from risk over time. The fund diversifies among U.S. and international stocks, U.S. bonds and stable value investments to pursue long-term appreciation and short-term stability and takes advantage of market opportunities with a small flexible component. The fund invests in a portfolio of approximately 60% U.S. and international stocks. The remaining 40% of the fund is held in U.S. fixed income and stable value investments such as GICs, Synthetic GICs and Bank Investment Contracts.

     GROWTH ASSET ALLOCATION FUND. This fund is an asset allocation fund that invests the majority of its assets in stock--both domestic and international. Its objective is to pursue high growth over time. The fund diversifies among a broad range of domestic and international stocks and takes advantage of market opportunities with a large flexible component. The fund invests approximately 55% of its portfolio in U.S. equities. The fund also invests 25% of its assets in a tactical component which, over the long term, is normally invested in the S&P 500, such that the total allocation in U.S. domestic equities could be 80%. As markets change, the fund manager may shift a portion of the tactical components to various fixed income securities. The fund invests another 20% of its portfolio in international stocks. The international component represents the markets of up to 20 economically developed countries, which are weighted to reduce risk. Stock investments include the S&P 500 Index and the MSCI Europe, Australia and Far East Index.

     ATLANTIC COAST FEDERAL CERTIFICATE OF DEPOSIT FUND. This fund was established in 2004. Fund assets are invested in certificates of deposit of Atlantic Coast Federal.

     PERSONAL CHOICE RETIREMENT ACCOUNT. This fund is a self-directed brokerage account option administered through an alliance with Charles Schwab and Company, Inc. The Personal Choice Retirement Account offers a wide range of investments, including more than 2,000 mutual funds from over 300 fund families, as well as individual securities.

             AN INVESTMENT IN ANY OF THE FUNDS LISTED ABOVE, OTHER THAN THE ATLANTIC COAST FEDERAL CERTIFICATE OF DEPOSIT FUND, IS NOT A DEPOSIT OF A BANK AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. AS WITH ANY MUTUAL FUND INVESTMENT, THERE IS ALWAYS A RISK THAT YOU MAY LOSE MONEY ON YOUR INVESTMENT IN ANY OF THE FUNDS LISTED ABOVE.

INVESTMENT IN COMMON STOCK OF ATLANTIC COAST FEDERAL CORPORATION

        In connection with the stock offering, the Plan now offers the Atlantic Coast Federal Corporation Stock Fund as an additional choice to these investments options. The Atlantic Coast Federal Corporation Stock Fund invests primarily in the common stock of Atlantic Coast Federal Corporation. In connection with the stock offering, you may direct the trustee to invest up to 100% of your Plan account in the Atlantic Coast Federal Corporation Stock Fund as a one-time special election. Subsequent to the stock offering, you may elect to invest all or a portion of your payroll deduction contributions in the Atlantic Coast Federal Corporation Stock Fund. Subsequent to the stock offering, you may also elect to transfer into the Atlantic Coast Federal Corporation Stock Fund all or a portion of your accounts currently invested in other funds under the Plan.

        The Atlantic Coast Federal Corporation Stock Fund consists primarily of investments in the common stock of Atlantic Coast Federal Corporation. After the stock offering, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the Atlantic Coast Federal Corporation Stock Fund, including cash dividends paid on the Common Stock held in the fund, to purchase additional shares of common stock of Atlantic Coast Federal Corporation.

        As of the date of this prospectus supplement, none of the shares of Atlantic Coast Federal Corporation common stock have been issued or are outstanding and there is no established market for Atlantic Coast Federal Corporation common stock. Accordingly, there is no record of the historical performance of the Atlantic Coast Federal Corporation Stock Fund. Performance of the Atlantic Coast Federal Corporation Stock Fund depends on a number of factors, including the financial condition and profitability of Atlantic Coast Federal Corporation and Atlantic Coast Federal and market conditions for Atlantic Coast Federal Corporation common stock generally.

        Investments in the Atlantic Coast Federal Corporation Stock Fund involve special risks common to investments in the common stock of Atlantic Coast Federal Corporation.

        FOR A DISCUSSION OF MATERIAL RISKS YOU SHOULD CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THE ATTACHED PROSPECTUS.

ADMINISTRATION OF THE PLAN

        THE TRUSTEE AND CUSTODIAN. The trustee of the Plan is The Bank of New York. The Bank of New York serves as trustee for all the investments funds under the Plan, provided, however, that during the offering period for Atlantic Coast Federal Corporation common stock, Robert J. Larison, Jr. and Marsha Boyette will serve as the trustee of the Atlantic Coast Federal Corporation Stock Fund. Following the offering period, the Bank of New York will also serve as the trustee of the Atlantic Coast Federal Corporation Stock Fund.

        PLAN ADMINISTRATOR. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator. The address of the Plan administrator is Atlantic Coast Federal Bank, Attention: Christi Stone, 8048 Normandy Blvd., Jacksonville, Florida 32221, telephone number (904) 998-5500 ext. 6111. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

        REPORTS TO PLAN PARTICIPANTS. The Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

AMENDMENT AND TERMINATION

        It is the intention of Atlantic Coast Federal to continue the Plan indefinitely. Nevertheless, Atlantic Coast Federal may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. Atlantic Coast Federal reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Atlantic Coast Federal may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

MERGER, CONSOLIDATION OR TRANSFER

        In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the Plan had then terminated.

FEDERAL INCOME TAX CONSEQUENCES

        The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the plan.

        As a "tax-qualified retirement plan," the Code affords the Plan special tax treatment, including:

        (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

        (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

        (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

        Atlantic Coast Federal will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

        LUMP-SUM DISTRIBUTION. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to participants under the Plan and all other profit sharing plans, if any, maintained by Atlantic Coast Federal. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by Atlantic Coast Federal, which is included in the distribution.

        ATLANTIC COAST FEDERAL CORPORATION COMMON STOCK INCLUDED IN LUMP-SUM DISTRIBUTION. If a lump-sum distribution includes Atlantic Coast Federal Corporation common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Atlantic Coast Federal Corporation common stock; that is, the excess of the value of Atlantic Coast Federal Corporation common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Atlantic Coast Federal Corporation common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Atlantic Coast Federal Corporation common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Atlantic Coast Federal Corporation common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Atlantic Coast Federal Corporation common stock. Any gain on a subsequent sale or other taxable disposition of Atlantic Coast Federal Corporation common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

        DISTRIBUTIONS: ROLLOVERS AND DIRECT TRANSFERS TO ANOTHER QUALIFIED PLAN OR TO AN IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

ADDITIONAL EMPLOYEE RETIREMENT INCOME SECURITY ACT ("ERISA") CONSIDERATIONS

        As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan's assets by participants and beneficiaries. The Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Atlantic Coast Federal, the Plan administrator, or the Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

        Because you will be entitled to invest all or a portion of your account balance in the Plan in Atlantic Coast Federal Corporation common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

SECURITIES AND EXCHANGE COMMISSION REPORTING AND SHORT-SWING PROFIT LIABILITY

        Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Atlantic Coast Federal Corporation.
Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Atlantic Coast Federal Corporation, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within 2 business days after the change occurs, or annually on a Form 5 within 45 days after the close of Atlantic Coast Federal Corporation's fiscal year. Discretionary transactions in and beneficial ownership of the Common Stock through the Atlantic Coast Federal Corporation Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the common stock of Atlantic Coast Federal Corporation generally must be reported to the Securities and Exchange Commission by such individuals.

        In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Atlantic Coast Federal Corporation of profits realized by an officer, director or any person beneficially owning more than 10% of Atlantic Coast Federal Corporation's common stock resulting from non-exempt purchases and sales of Atlantic Coast Federal Corporation common stock within any six-month period.

        The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

        Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Atlantic Coast Federal Corporation stock fund for six months after receiving such a distribution.

FINANCIAL INFORMATION REGARDING PLAN ASSETS

        Audited financial statements prepared by Crowe Chizek and Company LLC representing the net assets available for benefits at December 31, 2002, and December 31, 2001, and changes in net assets available for benefits for the year ended December 31, 2002, are attached to this prospectus supplement. Audited financial statements for the period ending December 31, 2003, are currently being prepared and are not yet available.

                                  LEGAL OPINION

        The validity of the issuance of the Common Stock has been passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to Atlantic Coast Federal in connection with Atlantic Coast Federal Corporation's stock offering.

                              FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

                  ATLANTIC COAST FEDERAL 401(k) PLAN AND TRUST


                                Waycross, Georgia

                              FINANCIAL STATEMENTS
                           December 31, 2002 and 2001




                                    CONTENTS



REPORT OF INDEPENDENT AUDITORS..............................................  1


FINANCIAL STATEMENTS

     STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS........................  2

     STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS..............  3

     NOTES TO FINANCIAL STATEMENTS..........................................  4


SUPPLEMENTAL SCHEDULES

     SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR).........  8

     SCHEDULE G, Part III - SCHEDULE OF NONEXEMPT TRANSACTIONS.............. 10

                         REPORT OF INDEPENDENT AUDITORS


Atlantic Coast Federal
401(k) Plan and Trust
Waycross, Georgia

We were engaged to audit the financial statements and supplemental schedules of the Atlantic Coast Federal 401(k) Plan and Trust ("the Plan") as of December 31, 2002 and 2001, and for the year ended December 31, 2002, as listed in the accompanying contents page. These financial statements and supplemental schedules are the responsibility of the Plan's management.

As permitted by 29 CFR 2520.103-8 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, the plan administrator instructed us not to perform, and we did not perform, any auditing procedures with respect to the information summarized in Note 3, which was certified by Principal Life Insurance Company and CUNA Mutual Insurance Society, the custodians of the Plan, except for comparing such information with the related information included in the financial statements and supplemental schedules. We have been informed by the plan administrator that the custodians hold the Plan's investment assets and execute investment transactions. The plan administrator has obtained certifications from the custodians as of December 31, 2002 and 2001 and for the year then ended December 31, 2002, that the information provided to the plan administrator by the custodians is complete and accurate.

Because of the significance of the information that we did not audit, we are unable to, and do not, express an opinion on the accompanying financial statements and schedule taken as a whole. The form and content of the information included in the financial statements and schedules, other than that derived from the information certified by the custodians, have been audited by us in accordance with auditing standards generally accepted in the United States of America and, in our opinion, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.



                                            Crowe Chizek and Company LLC

South Bend, Indiana
October 2, 2003; except for Note 3 which is dated October 14, 2003

--------------------------------------------------------------------------------
                                                                              1.

                  ATLANTIC COAST FEDERAL 401(k) PLAN AND TRUST
                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------


                                                        2002            2001
                                                        ----            ----
ASSETS
  Investments                                       $  3,292,971    $  3,461,273

  Receivables
      Employer's contributions                            15,188          11,461
      Participants' contributions                         22,732          17,113
                                                    ------------    ------------
                                                          37,920          28,574
                                                    ------------    ------------


NET ASSETS AVAILABLE FOR BENEFITS                   $  3,330,891    $  3,489,847
                                                    ============    ============










--------------------------------------------------------------------------------

                See accompanying notes to financial statements.
                                                                              2.

                       ATLANTIC COAST FEDERAL 401(k) PLAN AND TRUST
                 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                               Year ended December 31, 2002

--------------------------------------------------------------------------------------------
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
      Investment income
         Net depreciation in fair value of investments                        $    (436,350)
         Interest and dividends                                                      21,673
                                                                              -------------
                                                                                   (414,677)

      Contributions
         Employer                                                                   196,126
         Participants                                                               311,919
         Rollover                                                                       709
                                                                              -------------
                                                                                    508,754
                                                                              -------------
             Total                                                                   94,077

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
      Benefits paid directly to participants or their beneficiaries                 249,010
      Administrative expenses                                                         4,023
                                                                              -------------
                                                                                    253,033

NET DECREASE                                                                       (158,956)

Net assets available for benefits
      Beginning of year                                                           3,489,847
                                                                              -------------

      End of year                                                             $   3,330,891
                                                                              =============






--------------------------------------------------------------------------------------------

                See accompanying notes to financial statements.
                                                                                          3.

                  ATLANTIC COAST FEDERAL 401(k) PLAN AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 1 - DESCRIPTION OF PLAN

The following description of the Atlantic Coast Federal 401(k) Plan and Trust (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. Copies of the Plan agreement are available from the plan administrator.

GENERAL: The Plan, established on January 1, 1994, is a defined contribution 401(k) plan for the benefit of all full-time employees of Atlantic Coast Federal (the "Employer") who serves as plan administrator and controls and manages the operation and administration of the Plan. Principal Life Insurance Company ("Principal") and CUNA Mutual Insurance Society ("CUNA") served as custodians and recordkeepers of the Plan during 2002. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

CONTRIBUTIONS: Each year, participants may elect to contribute up to 15% of their pretax annual compensation, as defined in the Plan, with a total amount not to exceed $11,000. On behalf of each participant who is eligible to share in the matching contributions, a matching contribution equal to the following percent of compensation up to 5% shall be provided based on the participant's salary reduction contribution made during each pay period.

                   Elective Deferral               Matching
                      Percentage                  Percentage
                      ----------                  ----------
                           2%                         1%
                           3                          2
                           4                          3
                           5-15                       5

ELIGIBILITY: Employees are eligible to enroll in the Plan on January 1st or July 1st following the first year in which the employee works 1,000 credited service hours.

PARTICIPANT ACCOUNTS: Each participant's account is credited with the participant's contribution and allocations of (a) the Employer's matching contribution (b) Plan earnings and (c) forfeitures, and charged with any withdrawals. Income and realized and unrealized gains and losses on investments are allocated to the participant accounts on each valuation date based on the earnings of the directed investments. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

VESTING: Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Employer's matching and discretionary contribution portion of their accounts plus actual earnings thereon is based on years of service. A participant is 20% vested after two years, 40% vested after three years, 60% vested after four years, 80% vested after five years, and 100% vested after six years of credited service.

--------------------------------------------------------------------------------

                                   (Continued)
                                                                              4.

                  ATLANTIC COAST FEDERAL 401(k) PLAN AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 1 - DESCRIPTION OF PLAN (Continued)

INVESTMENT OPTIONS: Participating employees may direct the investment funds in which contributions to their accounts are invested and may choose to allocate and reallocate amounts credited to their accounts among all or any combination of the investment funds. Earnings on the investment funds are allocated among the accounts that have elected to invest in each such fund. Plan participants may direct the investment of all funds credited to their account to any or all of the available investment funds.

PARTICIPANT LOANS: Participants may borrow a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balance. Loan transactions are treated as a transfer to (from) the investment account from (to) the Participant Loan account. Loan terms range from 1 to 5 years or up to 25 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at rates that are comparable to those currently available from commercial institutions for similar loans. Interest is paid ratably through bi-weekly payroll deductions. There were no loans in default at year end.

PAYMENT OF BENEFITS: Participants may withdraw, in the form of lump-sum or annuity, all or some of the vested account balance upon termination of employment, attainment of age 59 1/2, death or disability. In the event of death or permanent disability, participants become fully vested. There were no such amounts payable to participants at December 31, 2002 or 2001.

PLAN TERMINATION: Although it has not expressed any intent to do so, the employer has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In the event of the Plan's termination, participants shall become fully vested.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The policies and principles that significantly affect the determination of net assets and results of operations are summarized below.

BASIS OF ACCOUNTING: The accounts of the Plan are maintained on the accrual basis, except for benefit payments that are reported on a cash basis in accordance with the guidelines of the American Institute of Certified Public Accountants' Audit and Accounting Guide, AUDITS OF EMPLOYEE BENEFIT PLANS.

USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

--------------------------------------------------------------------------------

                                   (Continued)
                                                                              5.

                  ATLANTIC COAST FEDERAL 401(k) PLAN AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENT VALUATION AND INCOME RECOGNITION: Investments are stated at fair value as reported by the plan custodian. Purchases and sales of securities are recorded on a trade-date basis. All investments are participant directed. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

RISKS AND UNCERTAINTIES: The Plan provides for various investment options in stocks, money market, pooled separate accounts and other investment securities. The underlying investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participants' individual account balances.

NOTE 3 - INFORMATION CERTIFIED BY CUSTODIANS (UNAUDITED)

Principal Life Insurance Company (Principal) and CUNA Mutual Insurance Society
(CUNA), the custodians of the Plan, held investment assets and executed transactions. On July 1, 2003, the Plan changed custodians of the Plan assets from CUNA to Principal. Substantially all information pertaining to investments in the financial statements has been certified by them. This information has not been audited by independent auditors.

Investments representing more than 5% of the net assets available for benefits at December 31, 2002 and 2001 are as follows:


Investments at fair market value as reported by plan custodian:         2002                2001
---------------------------------------------------------------         ----                ----
     Fixed (deposit administration contract)                       $            -    $       253,256
     Balanced Fund                                                              -            991,194
     Bond Fund                                                                  -            368,375
     Capital Appreciation                                                       -            347,300
     Emerging Growth                                                            -            156,916
     Growth and Income                                                          -          1,035,841
     Money Market                                                       2,087,161                  -

During 2002, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated $436,350, substantially all of which is attributable to pooled separate accounts. Interest and dividend income in 2002 was $21,673.

--------------------------------------------------------------------------------

                                                                              6.

                  ATLANTIC COAST FEDERAL 401(k) PLAN AND TRUST
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 4 - PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of pooled separate accounts managed by Principal Life Insurance Company. Principal is the custodian as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Administrative expenses of $4,023 have been paid to Principal.

NOTE 5 - RECONCILIATION TO FORM 5500

The following is a reconciliation of employer contributions per the financial statements to the Form 5500.

       Employer contributions per the financial statements                        $    196,126
       Employer 2001 contribution receivable                                             6,517
                                                                                  ------------
       Employer contributions per Form 5500                                       $    202,643
                                                                                  ============
The following is a reconciliation of participant contributions per the financial statements to the Form 5500.

       Participant contributions per the financial statements                     $    311,919
       Participant 2001 contribution receivable                                          9,669
                                                                                  ------------
       Participant contributions per Form 5500                                    $    321,588
                                                                                  ============
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500.

       Net assets available for benefits per the financial statements             $  3,330,891
              Plus:  2002 participant loans not set-up until 2003                        2,589
                                                                                  ------------
       Net assets available for benefits per the Form 5500                        $  3,333,480
                                                                                  ============

NOTE 6 - TAX STATUS

The Plan is an adoption of a nonstandardized prototype plan written by CUNA. The Plan obtained its latest determination letter dated July 8, 2002, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Employer believes that the Plan is currently designed and is being operated in compliance with applicable requirements of the Internal Revenue Code. Therefore, the Employer believes that the Plan was qualified and was tax-exempt as of the financial statement dates.

--------------------------------------------------------------------------------

                                                                              7.

PROSPECTUS
Up to 5,819,000 Shares of Common Stock                            ATLANTIC COAST
                                                             FEDERAL CORPORATION
                                    (Holding Company for Atlantic Coast Federal)

        Atlantic Coast Federal Corporation is a federally-chartered stock corporation that is offering for sale up to 5,819,000 shares of its common stock to the public at $10.00 per share. Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal. The shares being offered will represent 40.0% of the outstanding common stock of Atlantic Coast Federal Corporation after the completion of this stock offering. Atlantic Coast Federal, MHC, a federally-chartered mutual holding company, will own the remainder of the outstanding common stock of Atlantic Coast Federal Corporation. Atlantic Coast Federal Corporation expects its common stock to be listed for trading on the Nasdaq National Market under the symbol "ACFC."

        The stock offering to the depositors of Atlantic Coast Federal will end at 12:00 Noon, Eastern Daylight Time, on September 14, 2004. We may also commence a community offering and a syndicated community offering concurrently with, during or promptly after the subscription offering. We may extend the offerings without notice to you until October 29, 2004, but it must be completed or terminated by September 1, 2006. Atlantic Coast Federal Corporation will hold all funds of subscribers in an interest-bearing account at Atlantic Coast Federal or in an interest bearing trust account at PFF Bank & Trust, Pomona, California until the stock offering is completed or terminated. Funds will be returned promptly with interest if the stock offering is terminated.

        Directors and executive officers of Atlantic Coast Federal Corporation, together with their associates, and the employee stock ownership plan, intend to purchase 653,700 and 759,300 shares of common stock in the offering, or 17.48% and 15.01% of the offering based on the minimum and maximum, respectively, of the total shares sold in the offering. The employee stock ownership plan intends to purchase 8.0% of the stock sold in the offering. These purchases will count towards the minimum purchases needed to complete the offering, and will be made for investment purposes only and not for resale.

        Friedman Billings Ramsey will use its best efforts to assist Atlantic Coast Federal Corporation in selling at least the minimum number of shares shown above but does not guarantee that this number will be sold. Friedman Billings Ramsey is not obligated to purchase any shares of common stock in the offering. Friedman Billings Ramsey intends to make a market in the common stock. The minimum number of shares an individual investor may purchase is 25 shares or $250.

    THIS INVESTMENT INVOLVES RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.
      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS DOCUMENT.

                              TERMS OF THE OFFERING

                                                                                                           MAXIMUM,
                                                                     MINIMUM            MAXIMUM         AS ADJUSTED(1)
                                                                     -------            -------         --------------
Per Share Price.......................................          $         10.00    $         10.00    $         10.00
Number of Shares......................................                3,740,000          5,060,000          5,819,000
Underwriting Commission and Other Expenses............          $     1,229,000    $     1,338,000    $     1,401,000
Net Proceeds to Atlantic Coast Federal Corporation....          $    36,171,000    $    49,262,000    $    56,789,000
Net Proceeds Per Share................................          $          9.67    $          9.74    $          9.76

(1) Represents an amount that is 15% more than the maximum of the offering range as a result of changes in financial or market conditions. The sale of stock at this amount does not require the resolicitation of subscribers.

        THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      FOR INFORMATION ON HOW TO SUBSCRIBE,
              CALL THE STOCK INFORMATION CENTER AT (866) 579-9631.

      --------------------------------------------------------------------
                            FRIEDMAN BILLINGS RAMSEY
      --------------------------------------------------------------------
                                 August 12, 2004

             [MAP of Registrant's market area to be produced here.]

--------------------------------------------------------------------------------


                                     SUMMARY

        THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO FULLY UNDERSTAND THE STOCK OFFERING, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF ATLANTIC COAST FEDERAL CORPORATION.

THE COMPANIES:

                       ATLANTIC COAST FEDERAL CORPORATION
                                505 HAINES AVENUE
                             WAYCROSS, GEORGIA 31501
                                 (912) 284-2211

        Atlantic Coast Federal Corporation is a federally-chartered stock corporation that was formed in January, 2003 for the purpose of acquiring all of the capital stock that Atlantic Coast Federal issued upon its reorganization into a mutual holding company structure. Currently, all of the outstanding common stock of Atlantic Coast Federal Corporation is held by Atlantic Coast Federal, MHC, a federally-chartered mutual holding company.

        The shares being offered will represent 40.0% of the outstanding common stock of Atlantic Coast Federal Corporation after the completion of this stock offering. Atlantic Coast Federal, MHC will own the remainder of the outstanding common stock of Atlantic Coast Federal Corporation. The following chart shows the corporate structure after completion of the stock offering.


-----------------------------------           ----------------------------------
   Atlantic Coast Federal, MHC                      Minority Stockholders of
                                              Atlantic Coast Federal Corporation
-----------------------------------           ----------------------------------

               60.0%                                             40.0%
--------------------------------------------------------------------------------
                       Atlantic Coast Federal Corporation
--------------------------------------------------------------------------------

                                         100%
                       -----------------------------------
                             Atlantic Coast Federal
                       -----------------------------------

        Atlantic Coast Federal Corporation has not engaged in any significant business since its formation in January 2003. Its primary activity is holding all of the stock of Atlantic Coast Federal. Atlantic Coast Federal Corporation will invest the proceeds of the offering as discussed under "How We Intend to Use the Proceeds." In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements regarding these activities.


                                        1
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                           ATLANTIC COAST FEDERAL, MHC
                                505 HAINES AVENUE
                             WAYCROSS, GEORGIA 31501
                                 (800) 234-0642

        Atlantic Coast Federal, MHC is a federally-chartered mutual holding company that was formed in January, 2003 in connection with the mutual holding company reorganization of Atlantic Coast Federal. As a mutual holding company, Atlantic Coast Federal, MHC has no stockholders, but rather has members. The members of Atlantic Coast Federal, MHC consist of the depositors of Atlantic Coast Federal. As members, the depositors have the right to elect the board of directors and have certain other voting rights on certain other matters such as amendments to the charter of Atlantic Coast Federal, MHC.

        Atlantic Coast Federal, MHC currently owns 100% of the outstanding common stock of Atlantic Coast Federal Corporation. So long as Atlantic Coast Federal, MHC is in existence, it will at all times own at least a majority of the outstanding common stock of Atlantic Coast Federal Corporation. As such it will generally control the vote of all matters submitted to the shareholders of Atlantic Cost Federal Corporation. Atlantic Coast Federal, MHC is not expected to engage in any business activity other than owning a majority of Atlantic Coast Federal Corporation's common stock following completion of the stock offering.

                             ATLANTIC COAST FEDERAL
                                505 HAINES AVENUE
                             WAYCROSS, GEORGIA 31501
                                 (800) 234-0642
                                WWW.ACFEDERAL.NET

        Atlantic Coast Federal is a federally-chartered stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Over the years the field of membership was enlarged to include residents of the southeastern Georgia Counties of Atkinson, Bacon, Brantley, Charlton, Church, Coffee, Pierce and Ware and the employees of CSX Transportation, Inc., located in Jacksonville, Florida. In November 2000, Atlantic Coast Federal Credit Union converted its charter from a federal credit union to a federal mutual savings association and, as a result, also serves the general public. Atlantic Coast Federal reorganized into a mutual holding company structure in January 2003.

        We serve the counties in southeastern Georgia noted above and the Jacksonville metropolitan area through our 12 full-service offices. Our principal business consists of attracting retail deposits from the general public by paying competitive interest rates on our deposit accounts. We invest those funds primarily in loans secured by first mortgages on owner-occupied, one- to-four family residences, and to a lesser extent home equity loans, automobile and consumer loans and loans secured by commercial real estate. We also offer multi-family loans, commercial and residential construction loans, and commercial business loans. At March 31, 2004, we had total assets of $621.9 million, total deposits of $492.1 million and total equity of $43.3 million. See "Business of Atlantic Coast Federal - General."

THE FOLLOWING ARE HIGHLIGHTS OF OUR OPERATING STRATEGY.

        Since our organization in 1939, we have evolved into a full-service multi-branch financial institution serving southeastern Georgia and northeastern Florida. After the credit


                                        2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


union charter conversion, we have continued to pursue a growth strategy focused on the opportunities in our market, in particular the Jacksonville, Florida market, which has a large and growing population with significant loan demand and funds available for deposit growth. Throughout this process we have remained committed to our high level of customer service we have always provided our customers. Our growth strategy has been focused on several key areas: (i) expanding our products to offer a full array of banking services, (ii) employing several experienced individuals to build out our commercial and multi-family mortgage lending areas and (iii) branching through acquisition and de novo activity, particularly in the Jacksonville market. The benefits of our strategy include an improvement in our net income and greater sources of income while continuing to focus on serving the needs of our customers throughout our market area.

        o       HIGH QUALITY CUSTOMER SERVICE CULTURE

        We are committed to personal service and enhancing customer satisfaction with products and services that address our customers' needs. We strive to offer high quality service to our customers and are constantly evaluating ways to broaden the products and services offered to enhance our market penetration in the local communities we serve. We continually survey our customers to ensure that their needs are being met.

        o       INCREASED EMPHASIS ON COMMERCIAL REAL ESTATE AND MULTI-FAMILY
                LENDING

        We believe that an increased emphasis on commercial real estate and multi-family lending will allow us to increase the yield on, and to diversify, our loan portfolio. Additionally, we believe it will assist us in attracting more businesses as customers and allow us to obtain low cost deposits through these relationships. Since we converted from a credit union we have continued to reduce our consumer loan portfolio in favor of various forms of mortgage lending. Although we began underwriting and originating commercial real estate loans in early 2001, we have strengthened our processes and procedures by hiring several individuals in 2003 with significant commercial lending experience, including a vice president to manage this department's operations.

        o       EXPANDING OUR MARKET PRESENCE

        We believe that a well-positioned branch network is critical to properly cultivate and service new and existing customers. We currently conduct business through 12 full-service locations, which cover a broad section of southeastern Georgia and northeastern Florida. A key element of our future strategy is to achieve loan and deposit growth through the acquisition of additional branch offices in targeted areas within our market. Over the last two years, we have purchased three branches in the Jacksonville market from another financial institution. In addition, we have added one DE NOVO branch also in the Jacksonville market. We will continue to explore growth through acquisition of branches or whole institutions as well as DE NOVO branch opportunities.

REASONS FOR THE STOCK OFFERING

        The stock offering is intended to provide an additional source of capital not currently available to us. Funds raised in the stock offering will allow us to better serve the needs of the community through:


                                        3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


        o Increased lending to support continued growth in our mortgage, commercial and multi-family real estate loan portfolio;

        o       Opening or acquiring additional branch offices;

        o Enhancing the quality of our facilities so that we may better serve the needs of our customers; and

        o Expanding the financial products and services currently offered by Atlantic Coast Federal.

        The stock offering is also intended to provide an additional source of capital to Atlantic Coast Federal Corporation in order to allow us to:

        o       Pay dividends to stockholders;

        o       Repurchase shares of our common stock;

        o Acquire other financial institutions or other businesses related to banking, although no mergers or acquisitions are specifically planned at the present time; and

        o       Use the net proceeds for other general corporate purposes.

THE STOCK OFFERING

        We are offering for sale between 3,740,000 and 5,060,000 shares of Atlantic Coast Federal Corporation common stock at $10.00 per share. Because of possible changes in financial market conditions or that of Atlantic Coast Federal Corporation, among other factors, before we complete the stock offering, the number of shares we offer may increase to 5,819,000 shares with the approval of the Office of Thrift Supervision, without any notice or resolicitation opportunity provided to you. If so, you will not have the chance to change or cancel your stock order.

        Friedman Billings Ramsey will assist us in selling the stock. For further information about Friedman Billings Ramsey's role in the offering, see "The Stock Offering - Marketing Arrangements."

HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PRICE PER SHARE

        The independent appraisal by RP Financial, LC. ("RP Financial"), dated as of July 27, 2004, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in the stock offering.

        The appraisal incorporated an analysis of a peer group of publicly-traded thrift holding companies and mutual holding companies that RP Financial considered to be comparable to Atlantic Coast Federal Corporation. This analysis included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies. RP Financial applied the peer group's pricing ratios, as adjusted for certain qualitative valuation factors, to account for differences between Atlantic Coast Federal Corporation and the peer group, to Atlantic Coast Federal Corporation's pro forma earnings and


                                        4
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


book value to derive the estimated pro forma market value of Atlantic Coast Federal Corporation.

        RP Financial has estimated that as of July 27, 2004, the pro forma market value of Atlantic Coast Federal Corporation on a fully converted basis ranged from a minimum of $93.5 million to a maximum of $126.5 million. Based on this valuation and the $10.00 per share price, the number of shares of common stock to be issued by Atlantic Coast Federal Corporation will range from 9,350,000 shares to 12,650,000 shares. The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings of this type. Atlantic Coast Federal Corporation is offering 40.0% of these shares, or between 3,740,000 and 5,060,000 shares, for purchase by eligible depositors of Atlantic Coast Federal, our tax qualified employee plans and to the general public in a community offering if all the shares offered for sale in the subscription offering are not subscribed for in that offering. Atlantic Coast Federal, MHC will own between 5,610,000 and 7,590,000 shares of Atlantic Coast Federal Corporation at the completion of the stock offering.

        The following tables present a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Atlantic Coast Federal Corporation. The first table reflects the pricing ratios on a reported basis for the peer group (based upon publicly reported earnings and book value per share) and a pro forma reported basis for Atlantic Coast Federal Corporation the while the second table reflects ratios for Atlantic Coast Federal Corporation adjusted to their fully converted equivalent values. Compared to the average pricing of the peer group, Atlantic Coast Federal Corporation's pro forma pricing ratios at the maximum of the offering range on a fully converted basis indicated a discount of 11.9% on a price-to-earnings basis and a discount of 13.3% on a price-to-book basis. Compared to the average pricing of the peer group on a reported basis, Atlantic Coast Federal Corporation's pro forma pricing ratios at the maximum of the offering range indicated a discount of 30.6% on a price-to-earnings basis and a discount of 29.4% on a price-to-book basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the stock offering.

                                                                             Pro Forma Reported Basis
                                                                     --------------------------------------
                                                                      Price-to-   Price-to-     Price-to-
                                                                      Earnings      Book      Tangible Book
                                                                      Multiple   Value Ratio      Value
                                                                     ----------  -----------  -------------
ATLANTIC COAST FEDERAL CORPORATION
   Maximum (5,060,000 shares sold).............................         23.97x      143.41%      147.87%
   Minimum (3,740,000 shares sold).............................         17.56       121.90       126.28
VALUATION OF PEER GROUP COMPANIES AS OF JULY 27, 2004 (1)
   Averages....................................................         34.52       203.15       216.09
   Medians.....................................................         34.08       177.43       205.11

(1) Reflects earnings for the most recent trailing twelve month period for which data is publicly available.


                                        5
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                      Fully Converted Equivalent Pro Forma
                                                                     --------------------------------------
                                                                      Price-to-   Price-to-     Price-to-
                                                                      Earnings      Book      Tangible Book
                                                                      Multiple   Value Ratio      Value
                                                                     ----------  -----------  -------------
ATLANTIC COAST FEDERAL CORPORATION
   Maximum (5,060,000 shares sold).............................         25.28x       82.93%       84.40%
   Minimum (3,740,000 shares sold).............................         18.25        75.10        76.74
VALUATION OF PEER GROUP COMPANIES AS OF JULY 27, 2004 (1)
   Averages....................................................         28.69        95.68        99.29
   Medians.....................................................         28.77        90.45        96.58

---------------
(1) Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

THE INDEPENDENT APPRAISAL IS NOT NECESSARILY INDICATIVE OF THE POST-STOCK ISSUANCE MARKET VALUE. DO NOT ASSUME OR EXPECT THAT THE VALUATION OF ATLANTIC COAST FEDERAL CORPORATION AS INDICATED ABOVE MEANS THAT THE COMMON STOCK WILL TRADE AT OR ABOVE THE $10.00 PURCHASE PRICE AFTER THE STOCK OFFERING.

        The independent valuation must be updated before we complete the stock offering. The amount of common stock being offered may be increased by up to 15% without notice to persons who have subscribed for stock, so that a total of 5,819,000 shares would be sold in the offering. We received authorization from the Office of Thrift Supervision to conduct the stock offering on August 12, 2004. The updated independent valuation will be subject to the further approval of the Office of Thrift Supervision before we can complete the stock offering. If the updated independent valuation would result in more than 5,819,000 shares being sold, we would notify subscribers and they would have the opportunity to confirm, change or cancel their subscription orders. See "Pro Forma Data."


AFTER-MARKET PERFORMANCE INFORMATION PROVIDED BY INDEPENDENT APPRAISER

        The following table presents information for all mutual holding company reorganizations with a minority stock issuance completed between January 1, 2002 and July 27, 2004, the date of RP Financial's appraisal. The information shows the average and median after-market performance of the trading price of minority stock issued by mutual holding companies at certain points after the completion of the minority stock issuance.


              Minority Stock Offerings by Mutual Holding Companies
               Closing Dates January 1, 2002 through July 27, 2004


                                      Average                                       Median
                  ---------------------------------------------   -------------------------------------------

                   Initial                                         Initial
                  Pro Forma                Appreciation           Pro Forma              Appreciation
                    Fully-                  from Initial            Fully-               from Initial
                  Converted              Trading Date (2)         Converted             Trading Date (2)
                   Price-to-        ---------------------------    Price-to-      ---------------------------
  # of (1)         Tangible         One      One      Thru         Tangible       One     One        Thru
Transactions      Book Ratio        Day     Month   7/27/04 (3)   Book Ratio      Day    Month    7/27/04 (3)
------------      ----------        ---     -----   -----------   ----------      ---    -----    -----------
     14              78.3%         30.2%    28.2%      32.1%         80.9%       26.5%   24.5%       25.0%

(1) None of the transactions contained in the table involved issuers that are part of the "peer group" of ten publicly-traded mutual holding companies considered by RP Financial in the price-to-earnings, price-to-book and price-to-tangible book comparisons in its appraisal.


                                        6
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

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(2)     Reflects the closing pricing as of July 27, 2004 for the two most recent minority stock issuances by mutual holding companies which were completed as of June 29, 2004.

(3) Includes only twelve companies and excludes two companies which had completed second-step conversions in the intervening period.

        Two of the most recent minority stock issuances by mutual holding companies were incorporated into RP Financial's appraisal in its evaluation of the new issue market for mutual holding companies. In this regard, RP Financial advised Atlantic Coast Federal Corporation that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public mutual holding companies whose stock have traded for at least one year prior to the valuation date. RP Financial also advised Atlantic Coast Federal Corporation that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology. In addition, the transaction being pursued by Atlantic Coast Federal Corporation differs from these recent mutual holding company reorganizations in a number of aspects.

        The board of directors did not consider the data shown regarding the two recent minority stock offerings included in the appraisal report to be particularly relevant to Atlantic Coast Federal Corporation's appraisal given that the information relates to stock appreciation experienced by other companies that reorganized in somewhat different market conditions, and the limited size of the comparative data (two companies). In addition, the companies may have limited similarities to Atlantic Coast Federal Corporation with regard to the market pricing ratios at which the respective offerings were closed and trading initiated. There are also potential differences in regards to the market areas in which Atlantic Coast Federal Corporation competes, earnings quality, business strategies and growth potential, among other factors. Finally, the mutual holding company offering amounts, as a percent of the total shares issued in these other offerings is, on average, different that that of Atlantic Coast Federal Corporation's offering, and therefore such data is not directly comparable. These differences may have a negative effect on our stock price performance.

        This table is not intended to be indicative of how our stock may perform. Stock appreciation is affected by many factors, including, but not limited to, the factors set forth below. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the "Risk Factors" generally, beginning on page 15.

        The independent appraisal will be updated before we complete the stock offering. Any changes in the appraisal would be subject to Office of Thrift Supervision approval.

        DATA PRESENTED IN THE TABLE WAS CALCULATED ON A SMALL SAMPLE. THE DATA, THEREFORE, MAY NOT BE MEANINGFUL FOR INVESTORS. FOR EXAMPLE, SINCE JANUARY 1, 2002, UNTIL JULY 27, 2004, ONLY FOURTEEN MINORITY STOCK ISSUANCES WERE COMPLETED. WHILE STOCK PRICES OF REORGANIZING INSTITUTIONS HAVE, ON AVERAGE, INCREASED FOR THE PERIODS PRESENTED, THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL APPRECIATE THE SAME AMOUNT, IF AT ALL. THERE CAN ALSO BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, AS HAS BEEN THE CASE FOR SOME REORGANIZED THRIFT INSTITUTIONS. IN ADDITION, THE TRANSACTIONS FROM WHICH THE DATA IS DERIVED OCCURRED PRIMARILY DURING A LOW


                                        7
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

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INTEREST RATE ENVIRONMENT, DURING WHICH THE MARKET FOR FINANCIAL INSTITUTIONS
TYPICALLY INCREASES. IF INTEREST RATES RISE, OUR NET INTEREST INCOME AND THE VALUE OF OUR ASSETS LIKELY WOULD BE REDUCED, NEGATIVELY AFFECTING OUR STOCK PRICE. SEE "RISK FACTORS- CHANGES IN INTEREST RATES MAY HURT OUR PROFITS."

        THE INCREASE IN ANY PARTICULAR COMPANY'S STOCK PRICE IS SUBJECT TO VARIOUS FACTORS, INCLUDING THE AMOUNT OF PROCEEDS A COMPANY RAISES (SEE "RISK FACTORS - AFTER THIS OFFERING, OUR RETURN ON EQUITY WILL BE LOW COMPARED TO OTHER COMPANIES AND OUR COMPENSATION EXPENSES WILL INCREASE. THIS COULD NEGATIVELY IMPACT THE PRICE OF OUR STOCK."), THE QUALITY OF MANAGEMENT AND MANAGEMENT'S ABILITY TO DEPLOY PROCEEDS (SUCH AS THROUGH INVESTMENTS, THE ACQUISITION OF OTHER FINANCIAL INSTITUTIONS OR OTHER BUSINESSES, THE PAYMENT OF DIVIDENDS AND COMMON STOCK REPURCHASES). IN ADDITION, STOCK PRICES MAY BE AFFECTED BY GENERAL MARKET CONDITIONS, THE INTEREST RATE ENVIRONMENT, THE MARKET FOR FINANCIAL INSTITUTIONS AND MERGER OR TAKEOVER TRANSACTIONS, THE PRESENCE OF PROFESSIONAL AND OTHER INVESTORS WHO PURCHASE STOCK ON SPECULATION, AS WELL AS OTHER UNFORESEEABLE EVENTS NOT NECESSARILY IN THE CONTROL OF MANAGEMENT.

TERMS OF THE OFFERING

        We are offering the shares of common stock to those with subscription rights in the following order of priority:

        (1) Depositors who held at least $50.00 with us on December 31, 2002.

        (2)     The Atlantic Coast Federal Corporation Employee Stock Ownership
                Plan.

        (3)     Depositors who held at least $50.00 with us on June 30, 2004.

        (4)     Other depositors of Atlantic Coast Federal as of July 31, 2004.

        Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a direct community offering with a preference to natural persons residing in Chatham, Coffee and Ware Counties, Georgia and Clay, Columbia, Duval and Nassau Counties, Florida, those counties where we have an office, and, if necessary, a syndicated community offering. We reserve the right, in our sole discretion, to accept or reject any orders to purchase shares of common stock received in the direct community offering and the syndicated community offering. In the event we conduct a direct or syndicated community offering and we receive more orders than stock that remains available, orders will be filled first up to 2% of the shares offered in the stock offering and then allocated on an equal number basis thereafter until all orders are filled. See "The Stock Offering."


                                        8
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

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TERMINATION OF THE OFFERING

        The subscription offering will end at 12:00 Noon, Eastern Daylight Time on September 14, 2004, unless extended. If fewer than the minimum number of shares are subscribed for in the subscription offering and we do not get orders for the remaining shares by October 29, 2004, we will either:

        (1) Terminate the offering and promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or

        (2) Extend the offering, increase the maximum purchase limit, or decrease the minimum number of shares offered, if allowed, and return your subscription funds with interest and give you notice of your rights to confirm, cancel or change your order. We will also cancel any withdrawal authorization you gave us. We must complete or terminate the offering by September 1, 2006.

HOW WE WILL USE THE PROCEEDS RAISED FROM THE SALE OF COMMON STOCK

        We intend to use the net proceeds received from the stock offering as follows:

                                                                                            Maximum, as
                                                                Minimum         Maximum       adjusted
                                                             -------------- -------------- --------------
                                                                            (In Thousands)
Gross Proceeds............................................        $37,400        $50,600        $58,190
 Less: Estimated underwriting commission and other
  offering expenses.......................................          1,229          1,338          1,401
                                                             -------------- -------------- --------------
Net Proceeds..............................................         36,171         49,262         56,789
 Less:
   Investment in Atlantic Coast Federal...................         18,086         24,631         28,395
   Loan to our employee stock ownership plan..............          2,992          4,048          4,655
   Funding of restricted stock plan.......................          1,496          2,024          2,328
Net cash proceeds retained by
                                                             -------------- -------------- --------------

 Atlantic Coast Federal Corporation.......................        $13,597        $18,559        $21,411
                                                             ============== ============== ==============

        The net proceeds retained by Atlantic Coast Federal Corporation and Atlantic Coast Federal may ultimately be used to support lending activities and possible future expansion of Atlantic Coast Federal through acquisitions and new offices, although no such acquisitions are specifically being considered at this time. We intend to use the proceeds at Atlantic Coast Federal Corporation for general corporate purposes which may include investments in securities, repurchasing stock and paying dividends. See "How We Intend to Use the Proceeds."

WE CURRENTLY INTEND TO PAY A CASH DIVIDEND IN THE FUTURE

        We currently intend to pay cash dividends in the future. The amount and timing of any dividends, however, have not yet been determined. Although future dividends are not guaranteed, based on our pro forma net income and stockholders' equity, we believe Atlantic Coast Federal Corporation will be capable of paying a dividend after completion of this offering.

        Atlantic Coast Federal Corporation currently has no intention to initiate any action which leads to a return of capital (as distinguished from a dividend) to stockholders of Atlantic Coast Federal Corporation. Regulations of the Office of Thrift Supervision prohibit a return of capital


                                        9
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

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during the term of the three year business plan submitted by Atlantic Coast
Federal to the Office of Thrift Supervision in connection with the stock offering.

        If we pay dividends to stockholders of Atlantic Coast Federal Corporation, it is anticipated that any dividends payable to Atlantic Coast Federal, MHC would be waived, subject to Office of Thrift Supervision approval. Under Office of Thrift Supervision regulations, such dividends would not result in dilution to public stockholders in the event Atlantic Coast Federal, MHC converts to stock form in the future. See "How We Are Regulated."

THE COMMON STOCK IS EXPECTED TO BE LISTED FOR TRADING ON THE NASDAQ NATIONAL MARKET

        We expect our common stock to be listed for trading on the Nasdaq National Market under the symbol "ACFC." Our application to list our stock on the Nasdaq National Market is currently pending. However, due to the unpredictability of the stock market and other factors, persons purchasing shares may not be able to sell their shares when they want to, or at a price equal to or above $10.00 per share.

LIMITATIONS ON THE PURCHASE OF COMMON STOCK IN THE STOCK OFFERING

        The minimum purchase is 25 shares.

        The maximum purchase in the subscription offering by any person or group of persons through a single deposit account is $500,000 of common stock, which equals 50,000 shares.

        The maximum purchase by any person in the direct or syndicated community offering is $500,000 of common stock, which equals 50,000 shares.

        The maximum purchase by any person in the subscription offering and the direct or syndicated community offering combined with any person, related persons or persons acting together is $500,000 or 50,000 shares of the common stock sold in the stock offering.

        If any of the following persons purchase common stock, their purchases when combined with your purchases cannot exceed $500,000 or 50,000 shares of the common stock sold in the stock offering:

        o Your spouse or relatives of you or your spouse living in your house;

        o Companies, trusts or other entities in which you have an interest or hold a position; or

        o       Other persons who may be acting in concert with you.

HOW TO PURCHASE COMMON STOCK

        NOTE: ONCE WE RECEIVE YOUR ORDER, YOU CANNOT CANCEL OR CHANGE IT WITHOUT OUR CONSENT. IF ATLANTIC COAST FEDERAL CORPORATION INTENDS TO SELL FEWER THAN 3,740,000 SHARES OR MORE THAN 5,819,000 SHARES, IF WE CHANGE THE MINIMUM PURCHASE AMOUNT BY AN INDIVIDUAL INVESTOR, IF WE CHANGE THE MINIMUM OR MAXIMUM, AS ADJUSTED, OF THE OFFERING RANGE, IF WE CHANGE THE PRICE PER SHARE OR IF WE CHANGE THE USE OF PROCEEDS, ALL SUBSCRIBERS WILL BE NOTIFIED AND YOUR FUNDS WILL BE RETURNED PROMPTLY WITH INTEREST AND YOU WILL BE GIVEN THE OPPORTUNITY TO CONFIRM, CHANGE OR CANCEL YOUR ORDER.


                                       10
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


        If you want to subscribe for shares, you must complete an original stock order form and drop it off at any office of Atlantic Coast Federal or send it, together with full payment or withdrawal authorization, to Atlantic Coast Federal in the postage-paid envelope provided. You must sign the certification that is part of the stock order form. We must receive your stock order form before the end of the offering period.

        You may pay for shares in any of the following ways:

        o BY CHECK OR MONEY ORDER made payable to Atlantic Coast Federal Corporation. In the case of an order for $50,000 or more, the check must be certified; or

        o BY AUTHORIZING A WITHDRAWAL FROM AN ACCOUNT AT ATLANTIC COAST FEDERAL including certificates of deposit designated on the stock order form. To use funds in an individual retirement account ("IRA") at Atlantic Coast Federal, you must transfer your account to a self-directed account with an unaffiliated institution or broker. Please contact the stock information center at (866) 579-9631 for assistance as soon as possible but not later than at least one week before the end of the offering.

        We will pay interest on your subscription funds at the rate Atlantic Coast Federal pays on regular savings accounts, currently 0.15%, from the date we receive your funds until the stock offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with Atlantic Coast Federal will earn interest at the applicable account rate until the stock offering is completed. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

TAX CONSEQUENCES OF THE STOCK OFFERING

        Atlantic Coast Federal Corporation and Atlantic Coast Federal have received an opinion of its special counsel, Luse Gorman Pomerenk & Schick, P.C., that among other things:

        o Atlantic Coast Federal Corporation will incur no gain or loss upon its receipt of money in exchange for the issuance of its shares of common stock; and

        o It is more likely than not that no gain or loss will be recognized by Atlantic Coast Federal's eligible account holders and supplemental eligible account holders upon the distribution to them of non-transferable subscription rights to purchase common stock.

        Atlantic Coast Federal Corporation and Atlantic Coast Federal have also obtained an opinion from Crowe Chizek and Company LLC, that the tax effects of the stock offering under Georgia and Florida tax laws will be substantially the same as described above with respect to the federal income tax laws.

        For a further discussion of the tax consequences of the stock offering, see "The Stock Offering - Effects of the Stock Offering - Tax Effects of the Stock Offering."

BENEFITS TO MANAGEMENT FROM THE OFFERING

        We intend to establish the Atlantic Coast Federal Corporation Employee Stock Ownership Plan, which will purchase 8.0% of the shares sold in this offering, not including

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

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shares issued to Atlantic Coast Federal, MHC. A loan from Atlantic Coast Federal
Corporation to the plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares. The loan will accrue interest at the prime rate in effect at the time the loan is made. The Atlantic Coast Federal Corporation Employee Stock Ownership Plan will provide a retirement benefit to all employees eligible to participate in the plan.

        Moreover, in addition to the employee stock ownership plan under the plan of stock issuance, we may grant awards under one or more stock benefit plans, including stock option plans and recognition and retention plans, in an amount up to 25% of the number of shares of common stock held by persons other than Atlantic Coast Federal, MHC. If we adopt the restricted stock plan, some of these individuals will be awarded stock at no cost to them. As a result, the employee stock ownership plan and the restricted stock plan will increase the voting control of management without a cash outlay by the recipient. The recognition and retention plan and stock option plan cannot be established sooner than six months after the completion of the stock offering and would require the approval of our stockholders by a majority of the votes eligible to be cast other than votes eligible to be cast by Atlantic Coast Federal, MHC, or such other vote as may be required by the Office of Thrift Supervision. The number of options granted or shares awarded under any initial stock option plan or recognition and retention plan may not exceed 10% and 4%, respectively of the shares sold in the offering if such plans are adopted within one year from the date of completion of the offering. If adopted within one year, the recognition and retention plan would be subject to such other limitations as may be imposed by the Office of Thrift Supervision.

        The following table presents the total value of the shares of common stock, at the maximum of the offering range, which would be acquired by the employee stock ownership plan, the restricted stock plan and the stock option plan. The table shows the effect of the one day and one month average price appreciation from the completion of the offering for those mutual holding company offerings that were considered by RP Financial in its appraisal as discussed in "After-Market Performance Information Provided by Independent Appraiser." The table assumes that all the shares in the employee stock ownership plan were released to the employees on the date of the completion of the offering. The table also assumes the restricted stock plan shares were all awarded on the date of completion of the offering. The table also assumes the options were granted on the date of completion of the offering at the issuance price of $10.00 per share and were exercised on the dates noted. The table does not include a value for the options on the date of completion of the offering because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. Financial gains can be realized under an option only if the market price of common stock increases. As noted above, the restricted stock plan and the stock option plan cannot be adopted any earlier than six months following completion of the offering. Please see "After Market Performance Information Provided by Independent Appraiser" regarding any potential price appreciation of the common stock of Atlantic Coast Federal Corporation.

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

--------------------------------------------------------------------------------

                                                                                     First Trading      After First
                                   Percentage of       Number     Issuance Price        Day at             Month
                                    Shares Sold          of        at $10.00 Per        $13.02           at $12.82
                                  in the Offering      Shares          Share           Per Share         Per Share
                                 -----------------   ----------   ---------------   ---------------   ---------------
Employee stock ownership plan..          8.0%           404,800    $   4,048,000     $   5,270,496     $   5,189,536
Restricted stock awards........          4.0            202,400        2,024,000         2,635,248         2,594,768
Stock options..................         10.0            506,000               --         1,528,120         1,426,920
                                 -----------------   ----------   ---------------   ---------------   ---------------
    Total......................         22.0%         1,113,200    $   6,072,000     $   9,433,864     $   9,211,224
                                 =================   ==========   ===============   ===============   ===============

        For a further discussion of benefits to management, see "Management."

STOCK INFORMATION CENTER

        If you have any questions regarding the stock offering or the stock order form, please call the stock information center at (866) 579-9631 between the hours of 9:00 am and 5:00 pm, Monday through Friday.

DELIVERY OF PROSPECTUS

        To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver any prospectuses later than two days before that date. Stock order forms may only be distributed with a prospectus. Subscription rights expire at 12:00 Noon Eastern Daylight Time on September 14, 2004, whether or not we have located each person entitled to such rights.

DELIVERY OF STOCK CERTIFICATES

        CERTIFICATES REPRESENTING SHARES OF COMMON STOCK SOLD IN THE OFFERING WILL BE MAILED TO THE CERTIFICATE REGISTRATION ADDRESS NOTED ON THE ORDER FORM, AS SOON AS PRACTICABLE FOLLOWING COMPLETION OF THE OFFERING AND RECEIPT OF ALL NECESSARY REGULATORY APPROVALS. It is possible that, until certificates for the common stock are available and delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

SUBSCRIPTION RIGHTS

        Subscription rights are not allowed to be transferred and we will act to ensure that you do not do so. We will not accept any stock orders that we believe involve the transfer of subscription rights.

IMPORTANT RISKS IN OWNING ATLANTIC COAST FEDERAL CORPORATION'S COMMON STOCK

        Before you decide to purchase stock, you should read the "Risk Factors" section on pages 15 to 22 of this document for information regarding certain risks of the stock offering.

POSSIBLE CONVERSION OF ATLANTIC COAST FEDERAL, MHC TO STOCK FORM

        In the future, Atlantic Coast Federal, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." This second-step

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conversion may be undertaken in order to, among other things, raise additional capital for Atlantic Coast Federal or facilitate an acquisition transaction. Atlantic Coast Federal, MHC is not fully converting to stock form at this time because the expected net proceeds from the stock offering are sufficient in our opinion to support the growth of Atlantic Coast Federal Corporation and Atlantic Coast Federal anticipated at this time.

        In a second-step conversion, members of Atlantic Coast Federal, MHC would have subscription rights to purchase common stock of Atlantic Coast Federal Corporation or its successor, and the public stockholders of Atlantic Coast Federal Corporation would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Atlantic Coast Federal, MHC. This percentage may be adjusted to reflect any assets owned by Atlantic Coast Federal, MHC. Atlantic Coast Federal Corporation's public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The board of directors has no current plans to undertake a "second-step conversion" transaction.

RESTRICTIONS ON ACQUISITION OF ATLANTIC COAST FEDERAL CORPORATION AND ATLANTIC COAST FEDERAL

        Federal law restricts the ability of any person, firm or entity to acquire Atlantic Coast Federal Corporation, Atlantic Coast Federal or their respective capital stock. No such person, firm or entity may acquire more than 25% of any class of voting stock of Atlantic Coast Federal Corporation or Atlantic Coast Federal without prior written approval by the Office of Thrift Supervision. In addition, for a period of three years following completion of the stock offering, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Atlantic Coast Federal Corporation or Atlantic Coast Federal without prior written approval from the Office of Thrift Supervision. Certain provisions of the charter and bylaws of Atlantic Coast Federal Corporation affect the ability of any person, firm or entity to acquire control of Atlantic Coast Federal Corporation. These provisions include a board of directors, divided into three classes with one class elected each year, the absence of cumulative voting and the ability to issue additional shares of common and preferred stock. Our charter also provides, for a period of five years following completion of the stock offering, (1) limitations on voting rights of beneficial owners of more than 10% of our common stock and (2) that a special meeting of stockholders for the purpose of considering an acquisition of the company or an amendment to its charter may only be called by the board of directors. In addition, federal law provides that mergers must be approved by at least two-thirds of our board of directors and by stockholders owning two-thirds of our outstanding shares of common stock.

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

                                  RISK FACTORS

        YOU SHOULD CONSIDER THESE RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE DECIDING WHETHER TO MAKE AN INVESTMENT IN ATLANTIC COAST FEDERAL CORPORATION'S COMMON STOCK. WE BELIEVE THESE RISK FACTORS DISCLOSE ALL MATERIAL RISKS KNOWN TO MANAGEMENT.

OUR LOAN PORTFOLIO POSSESSES INCREASED RISK DUE TO OUR SUBSTANTIAL NUMBER OF MULTI-FAMILY, COMMERCIAL REAL ESTATE, COMMERCIAL BUSINESS AND CONSUMER LOANS, WHICH COULD INCREASE THE LEVEL OF OUR PROVISION FOR LOAN LOSSES.

        Our outstanding commercial real estate, commercial business, construction, multi-family, and automobile and other consumer loans accounted for approximately 34.5% of our total loan portfolio as of March 31, 2004. Generally, we consider these types of loans to involve a higher degree of risk compared to first mortgage loans on one- to-four family, owner occupied residential properties. These loans have higher risks than loans secured by residential real estate for the following reasons:

        o COMMERCIAL REAL ESTATE AND COMMERCIAL BUSINESS LOANS. Repayment is dependent on income being generated by the rental property or business in amounts sufficient to cover operating expenses and debt service.

        o COMMERCIAL AND MULTI-FAMILY CONSTRUCTION LOANS. Repayment is dependent upon the completion of the project and income being generated by the rental property or business in amounts sufficient to cover operating expenses and debt service.

        o SINGLE FAMILY CONSTRUCTION LOANS. Repayment is dependent upon the successful completion of the project and the ability of the contractor or builder to repay the loan from the sale of the property or obtaining permanent financing.

        o MULTI-FAMILY REAL ESTATE LOANS. Repayment is dependent on income being generated by the rental property in amounts sufficient to cover operating expenses and debt service.

        o CONSUMER LOANS. Consumer loans (such as automobile loans) are collateralized, if at all, with assets that may not provide an adequate source of repayment of the loan due to depreciation, damage or loss.

        Because of our planned increased emphasis on multi-family and commercial real estate loans, we may determine it necessary to increase the level of our provision for loan losses. Increased provisions for loan losses would reduce our profits. For further information concerning the risks associated with commercial real estate, multi-family construction and consumer loans, see "Business of Atlantic Coast Federal - Lending Activities" and "- Asset Quality."

OUR REGULATOR REQUIRED US TO STOP CERTAIN TYPES OF LENDING UNTIL WE IMPLEMENTED NEW POLICIES AND PROCEDURES AND HIRED ADDITIONAL PERSONNEL.

        As a result of weaknesses identified by the Office of Thrift Supervision in its 2003 regularly scheduled examination of Atlantic Coast Federal, we ceased originating commercial real estate, commercial construction, commercial business and multi-family loans until revised policies and procedures were implemented and additional personnel were hired. These weaknesses included deficiencies in our policies and procedures, inadequate loan underwriting, a failure by lending personnel to follow policies and procedures and administration of problem loans. We believe we addressed these concerns regarding multi-family and commercial real estate loans by retaining an independent third party to review our policies and procedures, implementing their recommendations and hiring personnel experienced in commercial real estate lending. As a result, we resumed making such loans in the fall of 2003. Our ability to originate commercial business loans and commercial construction loans, which made up less than 2.0% of our loan portfolio as of March 31, 2004, was also reinitiated in April 2004 after a review by the Office of Thrift Supervision during our regularly scheduled examination in April 2004. See "Business of Atlantic Coast Federal - Office of Thrift Supervision Examination."

OUR LOAN PORTFOLIO POSSESSES INCREASED RISK DUE TO ITS RAPID EXPANSION AND THE UNSEASONED NATURE OF THE PORTFOLIO.

        Since December 31, 2000 to March 31, 2004, our gross loan portfolio has grown from $291.7 million to $459.8 million, an increase of 57.6%. From December 31, 2002 to March 31, 2004, our loan portfolio grew by $75.1 million, an increase of 19.5%. Our loans are secured by properties generally located throughout southeastern Georgia and northeastern Florida. As a result of this rapid expansion, a significant portion of our portfolio is unseasoned, with the risk that these loans may not have had sufficient time to perform to properly indicate the potential magnitude of losses. During this time frame, we have also experienced a declining rate environment. Our unseasoned adjustable rate loans have not, therefore, been subject to an interest rate environment which causes them to adjust to the maximum level and may involve risks resulting from potentially increasing payment obligations by the borrower as a result of repricing.

OUR NON-PERFORMING LOANS AND CLASSIFIED ASSETS HAVE INCREASED SUBSTANTIALLY IN THE PAST FIFTEEN MONTHS. IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER OUR ACTUAL LOSSES, OUR INCOME MAY BE NEGATIVELY AFFECTED.

        At March 31, 2004, our loans classified as non-performing loans totaled $5.0 million, an increase of about $2.1 million from December 31, 2002. Our ratio of non-performing loans to total loans increased from .75 % to 1.09% over the same period. In addition, loans which management has classified as either substandard, doubtful or loss totaled $12.0 million or 2.6% of total gross loans. No one loan relationship amounted to more than $2.8 million of this total. Total classified assets increased from $2.6 million to $22.3 million from December 31, 2002 to March 31, 2004. In 2001, we increased our emphasis on commercial real estate, multi-family real estate, commercial construction and other commercial loans. During 2002 and portions of 2003 additional increases occurred in these lending activities. The classified loans at March 31, 2004 are primarily from these types of loans. In the event our loan customers do not repay their loans according to their terms and the collateral security for the payments of these loans is insufficient to pay any remaining loan balance, we may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions as well. If our assumptions are incorrect, our allowance for loan losses may be insufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. The allowance for loan losses is also periodically reviewed by our regulator, the Office of Thrift Supervision, who may disagree with our allowance and require us to increase the amount. The additions to our allowance for loan losses would be made through increased provisions for loan losses and would negatively affect our results of operation. We believe we have addressed the reasons for this increase in our non-performing loans by improving our policies and procedures and by hiring additional qualified senior lending officers to oversee our commercial real estate and commercial lending departments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Atlantic Coast Federal - Asset Quality."

WE MAY INCUR FURTHER LOSSES ON A NON-PERFORMING ASSET WHICH COULD NEGATIVELY AFFECT OUR INCOME.

        In August 2001, we entered into a sale and servicing agreement in which we purchased a pool of leases totaling $2,011,000. The leases are collateralized by small equipment and automobiles. In addition, each lease was backed by a surety bond originally issued by an insurance company to the seller of the leases and assigned to us under the sale and servicing agreement. At December 31, 2001, the remaining balance on the pool of leases was $1,924,000. In December, further payments of principal and interested ceased and scheduled payments have not been received since December 2001. We have filed claims with the surety on the surety bonds for past due payments. At December 31, 2001, we had not made any provision for loan losses with respect to these leases.

        During 2002, the surety did not perform on the claims claiming the seller of the lease pool had fraudulently obtained the surety bonds. Therefore, in early 2002, we placed the leases on nonaccrual status. The surety has also alleged that most, if not all, of the leases sold by the seller were fraudulent or fictitious. The surety has filed a suit against the seller of the leases. Subsequent to the suit against the seller, the surety also later named Atlantic Coast Federal as a defendant. The seller of the lease pool also sold lease pools to a number of other financial institutions. Such pools were backed by surety bonds issued by a number of other insurance companies. Those institutions and sureties are also involved in litigation that has been consolidated with that of Atlantic Coast Federal. The seller of the leases has filed for bankruptcy protection and we do not expect any significant recovery from the seller. We also filed a suit against the surety, asserting, among other things, breach of contract and bad faith. In 2002, we were informed by the bankruptcy trustee that certain leases included in the lease pool purchased by Atlantic Coast Federal were fictitious. As a result, we charged-off approximately $260,000 of leases during 2002. As of December 31, 2002, the remaining balance on these leases was approximately $1.7 million and were classified as impaired. At December 31, 2002, management had allocated approximately $667,000 of the allowance for loan losses with respect to these leases.

        During 2003, management continued to pursue collection on the surety bonds. During December 2003, we charged-off an additional $664,000 of the leases based upon our counsel's assessment of the litigation. At December 31, 2003, the remaining balance on these leases was approximately $1.0 million, and management has allocated approximately $150,000 of the allowance for loan losses with respect to these leases. Although we intend to continue to vigorously pursue collection on the surety bonds, there can be no assurance that we will recover the balance of the lease payments due as of December 2001 and therefore we may charge-off part or all of the remaining balance should future events cause management to determine that additional losses are probable and can be reasonably estimated. Therefore, we may incur additional losses up to the $850,000 net amount remaining as an asset. Due to the number of other financial institution investors and surety companies involved and the complex nature of the litigation, we do not anticipate any resolution to the litigation in the near term. See "Management's Discussion and Analysis of Recent Developments - Comparison of Financial Condition at June 30, 2004 and December 31, 2003."

OUR CHIEF EXECUTIVE OFFICER IS A CRITICAL PART OF OUR SUCCESSFUL OPERATION.

        We depend heavily on our President and Chief Executive Officer, Robert
J. Larison, Jr., 47, who has served in such position since 1983, for our successful operations. Although we are currently revising our management succession plan and have a number of experienced officers in other key areas of our operations, in the event that Mr. Larison reduces his involvement in Atlantic Coast Federal's operations, which is not currently contemplated, our business could be significantly and adversely affected. Mr. Larison has an employment contract with Atlantic Coast Federal. Mr. Larison's contract does not contain a non-competition provision that would apply in the event his employment is terminated. See "Management - Executive Compensation - Employment Agreement."

CHANGES IN INTEREST RATES MAY HURT OUR PROFITS.

        To be profitable, we have to earn more money in interest that we receive on loans and our investments than we pay in interest to our depositors and lenders. Interest rates are at historically low levels. If interest rates rise, our net interest income could be reduced because interest paid on interest-bearing liabilities, including deposits and borrowings, increases more quickly than interest received on interest-earning assets, including loans and mortgage-backed and related securities. In addition, rising interest rates may negatively effect our income because they may reduce the demand for loans and the value of our mortgage-related and investment securities. In the alternative, if interest rates decrease, our net interest income could increase. However, in a declining rate environment, we may also be susceptible to the payoff or refinance of high rate mortgage loans that could reduce our net interest income. For a further discussion of how changes in interest rates could impact us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management." For example, as noted in this discussion a 100 basis point increase in interest rates would reduce the market value of our portfolio equity (MPVE) by $185,000 and a 300 basis point decrease would reduce it by $15.3 million. These changes would not cause changes in our MPVE ratio to exceed the limits set by our Asset/Liability Management Committee in the current rate environment.

AFTER THIS OFFERING, OUR RETURN ON EQUITY WILL BE LOW COMPARED TO OTHER COMPANIES AND OUR COMPENSATION EXPENSES WILL INCREASE. THIS COULD NEGATIVELY IMPACT THE PRICE OF OUR STOCK.

        The proceeds we will receive from the sale of our common stock will significantly increase our capital and it will take us time to fully use this capital in our business operations. Our compensation expenses will also increase because of the costs associated with stock-based incentive plans. Therefore, we expect our initial return on equity to be below our historical level and less than our regional and national peers. For the three months ended March 31, 2004, our return on equity was 3.12%. On a pro forma basis, at the maximum of the offering range, our return on equity would have been 1.36% for the three months ended March 31, 2004, compared to industry and peer group averages of 8.99% and 5.15%, respectively. This low return on equity could hurt our stock price. We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers. For further information regarding pro forma income and expenses, see "Pro Forma Data."

WE INTEND TO GRANT STOCK OPTIONS AND RESTRICTED STOCK TO THE BOARD AND MANAGEMENT FOLLOWING THE STOCK OFFERING WHICH COULD REDUCE YOUR OWNERSHIP INTEREST.

        If approved by a vote of the stockholders, we intend to establish a stock option plan with a number of shares equal to not less than 10.0% of the shares sold in the stock offering and a restricted stock plan with a number of shares equal to not less than 4.0% of the shares sold in the stock offering, or 708,400 shares assuming the maximum of the offering range, for the benefit of directors, officers and employees of Atlantic Coast Federal Corporation and Atlantic Coast Federal. The issuance of common stock pursuant to the exercise of stock options under the stock option plan will result in the dilution of existing stockholders voting interests by approximately 3.85%. Stock options are paid for by the recipient in an amount equal to the fair market value of the stock on the date of the grant. The payments are not made until the option is actually exercised by the recipient. Restricted stock is a bonus paid in the form of stock rather than cash, and is not paid for by the recipient. Awards under these plans will reduce the ownership interest of all stockholders. For further discussion regarding these plans, see "Pro Forma Data" and "Management - Benefits - Stock Benefit Plans." Under the plan of stock issuance, we are authorized to grant awards under one or more stock benefit plans, including the recognition and retention plan and stock option plan, in an amount up to 25% of the number of shares of common stock held by persons other than Atlantic Coast Federal, MHC. The recognition and retention plan and stock option plan cannot be implemented until at least six months after the offering, and if they are adopted within twelve months after the offering, they will be subject to certain Office of Thrift Supervision regulations regarding vesting and allocation of awards. In the event that a portion of the shares use to (i) fund the recognition and retention plan or (ii) satisfy the exercise of options from our stock option plan, is obtained from authorized but unissued shares, the issuance of such additional shares will decrease our net income per share and stockholders' equity per share.

PERSONS WHO PURCHASE STOCK IN THE OFFERING WILL OWN A MINORITY OF ATLANTIC COAST FEDERAL CORPORATION'S COMMON STOCK AND WILL NOT BE ABLE TO EXERCISE VOTING CONTROL OVER MOST MATTERS PUT TO A VOTE OF STOCKHOLDERS.

        Public stockholders will own a minority of the outstanding shares of Atlantic Coast Federal Corporation's common stock after the stock offering. The same directors and executive officers who manage Atlantic Coast Federal Corporation also manage Atlantic Coast Federal, MHC. The board of directors of Atlantic Coast Federal, MHC will be able to exercise voting control over most matters put to a vote of stockholders because it will own a majority of Atlantic Coast Federal Corporation's common stock. For example, Atlantic Coast Federal, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares or to approve employee benefit plans.

OUR BOARD, MANAGEMENT AND EMPLOYEES WILL POTENTIALLY OWN OVER 25% OF THE STOCK SOLD IN THE OFFERING.

        Atlantic Coast Federal's directors, executive officers and their associates are expected to purchase approximately 354,500 shares sold in the offering, which represent 9.48% and 7.01% of the shares sold at the minimum and maximum of the offering range, respectively. These purchases do not include the amount of stock that may be purchased by our non-executive employees. The amount of purchases by our employees will not be known until the stock offering is completed. These purchases, together with the purchase of 8.0% of the shares sold in the offering by the Atlantic Coast Federal Corporation Employee Stock Ownership Plan, will result in the inside ownership of Atlantic Coast Federal Corporation common stock of 15.01% at the maximum of the offering range. Furthermore, if stockholders of Atlantic Coast Federal Corporation approve the restricted stock plan and the stock option plan, and provided that all shares under the restricted stock plan are awarded and all options under the stock option plan are awarded and exercised, directors and executive officers may own up to an additional 14.0% or 708,400 shares of the outstanding common stock at the maximum of the offering range. This aggregate amount of ownership by the board, management and the employees will give them significant influence on any vote submitted to the stockholders of Atlantic Coast Federal Corporation. See "Management - Benefits" and "Proposed Stock Purchases by Management."

HOLDERS OF ATLANTIC COAST FEDERAL CORPORATION COMMON STOCK MAY NOT BE ABLE TO SELL THEIR SHARES WHEN DESIRED IF A LIQUID TRADING MARKET DOES NOT DEVELOP, OR FOR $10.00 OR MORE PER SHARE EVEN IF A LIQUID TRADING MARKET DEVELOPS.

        We have never issued common stock to the public. Consequently, there is no established market for the common stock. We expect our common stock to be listed for trading on the Nasdaq national market under the symbol "ACFC." We cannot predict whether a liquid trading market in shares of Atlantic Coast Federal Corporation's common stock will develop or how liquid that market might become. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above $10.00 per share even if a liquid trading market develops.

MANAGEMENT WILL HAVE SUBSTANTIAL DISCRETION OVER INVESTMENT OF THE OFFERING PROCEEDS AND MAY MAKE INVESTMENTS WITH WHICH YOU DISAGREE.

        The net offering proceeds to Atlantic Coast Federal Corporation are estimated to range from $36.2 million to $49.3 million at the minimum and the maximum of the offering range, respectively, and management intends to use these funds for general business purposes and for other purposes such as the payment of dividends, stock repurchases or acquisitions, giving management substantial discretion over their investment. You may disagree with investments that management makes. Our failure to use these funds effectively could reduce our profitability. See "How We Intend to Use the Proceeds."

STRONG COMPETITION IN OUR PRIMARY MARKET AREA MAY REDUCE OUR ABILITY TO ATTRACT AND RETAIN DEPOSITS AND OBTAIN LOANS.

        We operate in a competitive market for the attraction of deposits, which is our primary source of funds, and the ability to obtain loans through origination or purchase. Historically, our most direct competition for savings deposits has come from credit unions, community banks, large commercial banks and thrift institutions in our primary market areas. Particularly in times of extremely low or extremely high interest rates, we have faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. Our competition for loans comes principally from mortgage bankers, commercial banks, other thrift institutions, insurance companies and credit unions. Such competition for deposits and the origination and purchase of loans may limit our future growth and earnings prospects.

IF ECONOMIC CONDITIONS DETERIORATE, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY IMPACTED AS BORROWERS' ABILITY TO REPAY LOANS DECLINES AND THE VALUE OF THE COLLATERAL SECURING OUR LOANS DECREASES.

        Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal and the Georgia and Florida state governments and other significant external events. We hold approximately 25.0% of the deposits in Ware County, the county in which Waycross, Georgia is located. We have less than 1.0% of the deposits in the Jacksonville, Florida, metropolitan area. Our share of the loan market in Ware County is approximately 25.0% and approximately 1.5% in the Jacksonville metropolitan area. As a result of the concentration in Ware County, we could be more susceptible to adverse market conditions in that market. Because we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

OFFICE OF THRIFT SUPERVISION POLICY ON REMUTUALIZATION TRANSACTIONS COULD PROHIBIT ACQUISITION OF ATLANTIC COAST FEDERAL CORPORATION, WHICH MAY LOWER OUR STOCK PRICE.

        Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. The possibility of a remutualization transaction has recently resulted in a degree of takeover speculation for mutual holding companies which is reflected in the per share price of mutual holding companies' common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision's concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our per share price may be adversely affected.

WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND WE MAY BE ADVERSELY AFFECTED BY CHANGES IN LAWS AND REGULATIONS.

        Atlantic Coast Federal is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Atlantic Coast Federal's deposits. As a savings and loan holding company, we are subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of assets by financial institutions and the adequacy of financial institutions' allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Atlantic Coast Federal and Atlantic Coast Federal Corporation.

        Our operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on our operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended December 31, 2003, 2002, 2001, 2000 and 1999, is derived from our audited consolidated financial statements. The data presented at March 31, 2004 and 2003 and for the three month periods then ended are derived from unaudited consolidated financial statements but, in the opinion of management, reflects all adjustments necessary to present fairly the results for these interim periods. The following information is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-2.

                                                                                December 31,
                                           March 31,   --------------------------------------------------------------
                                             2004         2003         2002         2001         2000         1999
                                          ----------   ----------   ----------   ----------   ----------   ----------
                                                                        (In Thousands)
SELECTED CONSOLIDATED FINANCIAL DATA:
Total assets............................  $  621,895   $  499,040   $  447,721   $  376,862   $  334,231   $  310,230
Cash and cash equivalents...............      80,720        8,978       13,975       10,666       15,589       18,562
Securities available-for-sale...........      56,210       26,039       28,599       13,670       12,923       12,765
Loans receivable, net...................     456,697      435,614      379,778      333,656      287,907      266,409
Federal Home Loan Bank stock............       4,049        3,082        2,305        1,729        1,286        1,104
Deposits................................     492,071      392,256      360,880      305,541      274,513      263,308
Total borrowings........................      80,971       60,971       45,443       32,757       25,071       17,786
Total equity............................      43,282       43,218       38,924       35,694       33,380       27,752


                                 Three Months Ended
                                      March 31,                          Years Ended December 31,
                              -----------------------   --------------------------------------------------------------
                                 2004         2003         2003         2002         2001         2000         1999
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
SELECTED CONSOLIDATED                                              (In Thousands)
OPERATIONS DATA:

Total interest income.......  $    7,540   $    8,022   $   31,213   $   30,813   $   29,136   $   27,013   $   25,829
Total interest expense......       2,811        3,086       11,781       13,035       15,221       13,551       12,189
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income.......       4,729        4,936       19,432       17,778       13,915       13,462       13,640
Provision for loan losses...       1,544        1,057        4,238        3,683        2,081        1,700        2,963
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------

Net interest income after
  provision for loan losses.       3,185        3,879       15,194       14,095       11,834       11,762       10,677
Noninterest income..........       1,355        1,163        7,533        5,388        4,009        3,734        3,248
Noninterest expense.........       4,035        3,776       15,911       14,711       12,357       11,984       11,115
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------

Income before income taxes..         505        1,266        6,816        4,772        3,486        3,512        2,810

Income tax expense(benefit)
  (1),(2),(3)...............         164          464        2,399        1,585        1,290       (2,062)          --
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------

Net income(2), (3)..........  $      341   $      802   $    4,417   $    3,187   $    2,196   $    5,574   $    2,810
                              ==========   ==========   ==========   ==========   ==========   ==========   ==========


SELECTED CONSOLIDATED FINANCIAL RATIOS AND OTHER DATA:

                                                         At or For the
                                                       Three Months Ended                   At or For the Year Ended
                                                            March 31,                             December 31,
                                                      ---------------------   ------------------------------------------------------
                                                         2004       2003         2003       2002       2001       2000       1999
                                                      ---------- ----------   ---------- ---------- ---------- ---------- ----------
PERFORMANCE RATIOS(6):
Return on assets (ratio of net income to average
  total assets).....................................       0.26%      0.71%        0.91%      0.76%      0.61%      1.68%      0.92%
Return on equity (ratio of net income to average
  equity)...........................................       3.12%      8.24%       10.77%      8.49%      6.38%     20.46%     10.71%

Interest rate spread information:
Average during period...............................       3.55%      4.11%        3.96%      3.94%      3.38%      3.43%      3.96%
Net interest margin(4)..............................       3.83%      4.46%        4.30%      4.45%      4.05%      4.31%      4.61%
Ratio of operating expense to average total.........       3.12%      3.32%        3.28%      3.50%      3.43%      3.62%      3.63%
Efficiency ratio(5).................................      66.32%     61.91%       59.01%     63.50%     68.94%     69.69%     65.82%
Ratio of average interest-earning assets to
  average interest-bearing liabilities..............     111.88%    112.57%      113.02%    115.76%    115.29%    120.35%    115.72%

ASSET QUALITY RATIOS:
Non-performing assets to total assets at end of
  period............................................       0.84%      0.58%        1.73%      0.90%      0.44%      0.34%      0.52%
Allowance for loan losses to non performing loans...      78.72%    193.25%       87.13%    161.96%    314.88%    392.03%    310.23%
Allowance for loan losses to total loans............       0.86%      1.38%        1.49%      1.22%      1.12%      1.25%      1.59%
Net charge-offs to average outstanding loans........       3.71%      0.27%        0.57%      0.76%      0.65%      0.84%      0.90%
Non-performing loans to total loans.................       1.09%      0.71%        1.71%      0.75%      0.35%      0.32%      0.51%

CAPITAL RATIOS:
Equity to total assets at end of period.............       6.96%      8.15%        8.66%      8.69%      9.47%      9.99%      8.95%
Average equity to average assets....................       8.43%      8.57%        8.46%      8.93%      9.56%      9.90%      9.49%

OTHER DATA:
Number of full-service offices......................         12         12           12         10          9          9          9
Number of loans.....................................     15,922     16,259       15,378     16,558     19,172     21,536     22,682
Number of deposit accounts..........................     66,012     64,569       65,954     68,253     76,788     77,206     78,729

---------------------------------------
(1) On November 1, 2000, Atlantic Coast Federal converted from a federally-chartered credit union to a federally-chartered thrift. Upon this conversion, Atlantic Coast Federal became a taxable organization. As a result, a net deferred tax asset of $2.0 million was recorded in November 1, 2000 due to temporary differences between the financial statements and tax basis of assets and liabilities. Accordingly, a tax benefit of $2.0 million was recorded through the income statement.
(2) Had Atlantic Coast Federal been subject to federal and state income taxes for the year ended December 31, 1999, income tax expense and net income would have been approximately $1.1 million and $1.7 million, respectively.
(3) Had Atlantic Coast Federal been subject to federal and state income taxes for the period January 1, 2000 through October 31, 2000, additional income tax expense of approximately $1.4 million would have been incurred and net income would have been approximately $4.1 million.
(4)     Net interest income divided by average interest earning assets.
(5) Efficiency ratio represents noninterest expense as a percentage of net interest income plus noninterest income.
(6) Performance ratios for the three months ended March 31, 2004 and 2003 are annualized where appropriate.

                               RECENT DEVELOPMENTS

        THE FOLLOWING TABLES CONTAIN CERTAIN INFORMATION CONCERNING THE FINANCIAL POSITION AND RESULTS OF OPERATIONS OF ATLANTIC COAST FEDERAL CORPORATION AT THE DATE AND FOR THE PERIODS INDICATED. THE DATA PRESENTED AT JUNE 30, 2004 AND 2003 AND FOR THE SIX MONTH PERIODS THEN ENDED ARE DERIVED FROM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS BUT, IN THE OPINION OF MANAGEMENT, REFLECTS ALL ADJUSTMENTS NECESSARY TO PRESENT FAIRLY THE RESULTS FOR THESE INTERIM PERIODS. THESE ADJUSTMENTS CONSIST ONLY OF NORMAL RECURRING ADJUSTMENTS. THE RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2004 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS THAT MAY BE EXPECTED FOR THE YEAR ENDING DECEMBER 31, 2004.



                                           At June 30,       At December 31,
                                              2004                2003
                                         --------------      --------------
                                                    (In Thousands)
SELECTED CONSOLIDATED FINANCIAL DATA:

Total assets.........................    $      579,629      $      499,040
Cash and cash equivalents............            29,624               8,978
Securities available-for-sale........            21,861              26,039
Loans receivable, net................           499,423             435,614
Federal Home Loan Bank stock.........             4,549               3,082
Deposits.............................           440,380             392,256
Total borrowings.....................            90,971              60,971
Total equity.........................            45,019              43,218


                                           Six Months          Six Months
                                         Ended June 30,      Ended June 30,
                                              2004                2003
                                         --------------      --------------
SELECTED CONSOLIDATED OPERATIONS DATA:            (In Thousands)

Total interest income.............       $       15,210      $       16,070
Total interest expense............                5,616               6,175
                                         --------------      --------------
  Net interest income.............                9,594               9,895
Provision for loan losses.........                1,653               3,912
                                         --------------      --------------

Net interest income after
  provision for loan losses.......                7,941               5,983
Non-interest income...............                2,686               2,547
Non-interest expense..............                8,003               7,620
                                         --------------      --------------

Income before income taxes........                2,624                 910

Income tax expense................                  929                 257
                                         --------------      --------------

Net income........................       $        1,695      $          653
                                         ==============      ==============


SELECTED CONSOLIDATED FINANCIAL RATIOS AND OTHER DATA(1)

                                                                           At and for the      At and for the
                                                                             Six Months          Six Months
                                                                           Ended June 30,      Ended June 30,
                                                                                2004                2003
                                                                           --------------      --------------
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets).........          0.63%               0.28%
Return on equity (ratio of net income to average equity)...............          7.76%               3.31%

INTEREST RATE SPREAD INFORMATION:
Average during period..................................................          3.57%               4.13%
Net interest margin(2).................................................          3.79%               4.38%
Ratio of operating expense to average total assets.....................          2.99%               3.22%
Efficiency ratio(3)....................................................         65.18%              61.24%
Ratio of average interest-earning assets to average interest-bearing
  liabilities..........................................................        110.81%             110.90%

ASSET QUALITY RATIOS:
Non-performing assets to total assets at end of period.................          0.73%               0.94%
Allowance for loan losses to non-performing loans......................         96.21%             225.94%
Allowance for loan losses to total loans...............................          0.76%               1.82%
Net charge-offs to average outstanding loans...........................          1.90%               0.49%
Non-performing loans to total loans....................................          0.79%               0.81%

CAPITAL RATIOS:

Equity to total assets at end of period................................          7.77%               8.01%
Average equity to average assets.......................................          8.16%               8.32%

OTHER DATA:
Number of full-service offices.........................................            12                  11
Number of loans........................................................        16,196              16,164
Number of deposit accounts.............................................        65,574              73,565

---------------------------------------
(1) Financial ratios for the six months ended June 30, 2004 and 2003 have been annualized where appropriate.
(2)     Net interest income divided by average interest earning assets.
(3) Efficiency ratio represents non-interest expense as a percentage of net interest income plus non-interest income.

        The regulatory capital ratios for Atlantic Coast Federal at June 30, 2004 were as follows:

                                                                                                 Minimum Required
                                                                                                    to Be Well
                                                                                                   Capitalized
                                                                                                   Under Prompt
                                                                   Minimum Capital                  Corrective
                                             Actual                  Requirements                Action Provisions
                                     -----------------------    -----------------------       -----------------------
                                       Amount        Ratio        Amount        Ratio           Amount        Ratio
                                     ----------    ---------    ----------    ---------       ----------    ---------
                                                                (Dollars in Thousands)
Total capital (to risk-
weighted assets)                        $44.3        10.6%         $33.5         8.0%            $41.8        10.0%

Tier 1(core)capital (to risk-
weighted assets)                        $41.8        10.0%         $16.7         4.0%            $25.1         6.0

Tier 1 (core) capital (to
adjusted total assets)                  $41.8         7.2%         $23.2         4.0%            $29.0         5.0%


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF RECENT DEVELOPMENTS

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2004 AND DECEMBER 31, 2003.

        GENERAL. Total assets increased $80.6 million, or 16.2%, to $579.7 million at June 30, 2004 from $499.0 million at December 31, 2003. Asset growth was primarily comprised of $63.8 million in net loans and $20.7 million of cash and cash equivalents. Securities available for sale declined $4.2 million. The asset growth was funded by increased deposits of $48.1 million and additional Federal Home Loan Bank borrowings of $30.0 million.

        ASSETS. Our net loan portfolio increased $63.8 million, or 14.7%, to $499.4 million at June 30, 2004 from $435.6 million at December 31, 2003. New loans originations totaled $126.6 million in the first six months of 2004 of which $84.7 million or 66.9% was for one- to four-family mortgages or residential construction loans, $16.1 million or 12.7% for home equity and second mortgage loans and $11.9 or 9.4% for installment auto loans. We also sold approximately $10.0 million of residential mortgage loans, and we expect that we will continue to sell certain long-term fixed rate mortgages in future periods as a part of our overall asset/liability management strategy. We believe our lending strategy will continue to focus on the origination of residential mortgage loans and decreasing originations of consumer loans such as credit card and automobile loans. In addition, we anticipate increasing our commercial lending focus, particularly related to commercial real estate lending.

        Securities available for sale decreased $4.2 million, or 16.1%, to $21.9 million at June 30, 2004 from $26.0 million at December 31, 2003. The decrease is primarily due to the redemption of $3.0 million of Federal Home Loan Bank bonds that were called prior to maturity and $1.7 million of state and county municipal bonds that either matured or were sold for liquidity purposes. Proceeds from these securities available for sale transactions were used to fund loan growth. Decisions about future investments in securities available for sale will continue to be made on the basis of liquidity and funding requirements. We currently anticipate that short-term investments may be utilized in the future as liquidity levels increase as a result of the proceeds from the stock offering until such funds can be redeployed into loans or other long-term investments.

        The investment in Federal Home Loan Bank stock increased approximately $1.5 million in order to maintain required investment levels following our additional borrowings (see "Borrowings" below).

        Our allowance for loan losses at June 30, 2004 was $3.8 million or .76% of loans, compared to the $6.6 million or 1.49% of loans at December 31, 2003. Net charge offs for the six months ended June 30, 2004 and June 30, 2003 were $4.4 million and $987,000. Net charge-offs for the six months ended June 30, 2004 consisted of gross charge-offs of $4.9 million and recoveries of $422,000. The remaining change in the balance of the allowance for loan losses from December 31, 2003 to June 30, 2004 is related to provision for loan losses of $1.7 million for the six months ending June 30, 2004. The increase in net charge-offs, the decline in the allowance for loan losses and the decline in the percentage of the allowance for loan losses to total loans were all primarily due to a charge-off totaling $4.0 million on an individual problem loan situation in the first quarter of 2004. As discussed in the "Comparison of Financial Condition at March 31, 2004 and December 31, 2003," management determined that changes in the borrower's business operations and our estimate of the fair value of the underlying collateral necessitated a loan charge-off of $4.0 million. Since March 31, 2004 through June 30, 2004, there has been no significant change in the financial condition of the borrower or status of the loan. As of June 30, 2004, the remaining balance of this loan relationship was $949,000, and management has allocated $209,000 of the allowance for loan losses to this remaining balance. The remaining balance represents management's current estimate of the fair value of the underlying collateral; however, management has determined it was appropriate to provide an allowance for loan losses allocation to this balance in recognition of the uncertainty of the ultimate value that will be obtained from the collateral.

        The allowance for loan losses consists of general allowance allocations made for pools of homogeneous loans and specific allocations on individual loans for which management has significant concerns regarding the borrowers' ability to repay the loans in accordance with the terms of the loans. Nonperforming loans totaled approximately $4.0 million and $7.6 million at June 30, 2004 and December 31, 2003, and total impaired loans were approximately $3.9 million and $11.4 million at June 30, 2004 and December 31, 2003, respectively. The decrease in impaired loans is primarily result of the loan charge-off discussed above and improved financial condition and performance of other loans totaling $3.9 million. As of June 30, 2004 and December 31, 2003, all nonperforming loans were classified as non-accrual, and we did not have any restructured loans or loans 90 days past due and accruing as of June 30, 2004 and December 31, 2003. The decrease in nonperforming loans is primarily related to the $4.0 million charge-off discussed above. All non-performing loans, excluding small balance homogeneous loans, are also reported as impaired loans at June 30, 2004 and December 31, 2003.

        As discussed in more detail in our Management's Discussion and Analysis of Financial Condition and Results of Operations under "Comparison of Financial Condition at December 31, 2003 and 2002," the allowance for loan losses as of December 31, 2003 included a specific allowance allocation of $150,000 for a pool of leases for which management is vigorously pursuing collection. As of June 30, 2004, the remaining balance of these leases was $1.0 million with a specific allowance for loan losses allocation of $150,000. The previous charge-offs on these leases and the current level of allowance for loan losses allocation for the remaining balance of these leases are indicative of our best estimate of the probable losses incurred, based on consultation with legal counsel. Collection of any amount, including the $850,000 net amount included in our financial statements as of June 30, 2004, cannot be assured. We believe that there is a possibility that no amount will be collected in the future; therefore, we may incur additional losses up to the $850,000 net amount remaining as an asset.

        DEPOSITS. Total deposits increased by $48.1 million, or 12.3%, to $440.4 million at June 30, 2004 from $392.3 million at December 31, 2003. As discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations, Atlantic Coast Federal received substantial deposits in March 2004 from new and existing depositors who were establishing or expanding subscription rights for the stock offering. While the majority of such deposits were withdrawn in April 2004, approximately $18.6 million of such deposits remained as of June 30, 2004. Normal deposit growth included growth of $13.2 million from a new tiered, interest checking product as well as certificate of deposit growth of $12.2 million. We expect future deposit growth as we expand our products and services in new and existing markets.

        BORROWINGS. Federal Home Loan Bank advances increased $30.0 million, or 49.2% to $91.0 million at June 30, 2004 from $61.0 million at December 31, 2003. The additional borrowings are 10-year notes. Two of the notes total $15.0 million and are at an average fixed rate of 3.69%. These notes convert to a LIBOR based variable rate if the three-month LIBOR reaches 7.0% for one note and 7.5% for the other, or are redeemable at our option. The remaining new borrowings total $15.0 million at a rate of LIBOR plus 22 basis points. These additional $15.0 million of borrowings have scheduled maturities occurring between January 21, 2014 and June 18, 2014. Approximately $10.0 million were used for liquidity purposes to replace a large block of maturing certificates of deposits that had been originated at premium rates during a deposit promotion program in 2003. The remaining funds were used to fund loan growth during the first six months of 2004. Management expects that Federal Home Loan Bank advances will continue to provide Atlantic Coast Federal Corporation with a significant additional funding source to meet the needs of its lending activities.

        EQUITY. Total equity increased $1.8 million, or 4.2%, to $45.0 million at June 30, 2004 from $43.2 million at December 31, 2003. The increase in equity is primarily due to our net income of $1.7 million. Equity was also impacted by other comprehensive income of $104,000 resulting from an increase in market value of interest rate swaps being used to hedge the cash flows of certain Federal Home Loan Bank advances of $213,000, net of tax, partially offset by a decrease in the market value of securities available for sale of $109,000, net of tax. The equity to assets ratio was 7.77% at June 30, 2004 compared to 8.66% at December 31, 2003. The decrease was a result of strong loan growth as well as the noted deposit activity related to our stock offering that increased deposits and concurrently cash and short-term investments. As a result, our regulatory capital ratios declined, however, we remained in excess of all minimum capital requirements to be "well-capitalized" as of June 30, 2004. Total capital to risk weighted assets was 10.6%, tier 1 capital to risk weighted assets was 10.0% and Tier 1 capital to total adjusted total assets was 7.2% as of June 30, 2004. These ratios as of December 31, 2003 were 12.4%, 11.7% and 8.1%.

COMPARISON OF RESULTS OF OPERATION FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND
2003

        GENERAL. Net income for the six months ended June 30, 2004 was $1.7 million, which was $1.0 million higher than net income for the same period in 2003. Net interest income decreased compared to prior year primarily due to a lower interest rate environment. However, a lower provision for loan losses combined with higher non-interest income more than offset the decline in net interest income as well as the increased non-interest expenses.

        NET INTEREST INCOME. Net interest income decreased $301,000 for the six months ended June 30, 2004 compared to the same period in 2003. For the six months ended June 30, 2004, average interest-earning assets increased to $506.4 million from $451.4 million for the same period a year ago primarily as a result of loan growth. Offsetting this increase in average interest-earning assets was a 112 basis point decline in the yield on interest earning assets to 6.0% for the six months ending June 30, 2004 from 7.12% for the comparable period in 2003. This decline was partially off-set by a decrease of 58 basis points in the cost of funds on interest bearing liabilities to 2.46% for the six months ending June 30, 2004 from 3.04% for the same period in 2003. Atlantic Coast Federal Corporation continues to utilize its asset/liability management strategy to reduce the impact of changes in interest rates on Atlantic Coast Federal Corporation's net interest income. Atlantic Coast Federal Corporation expects that its net interest margin may decline in the near future as a result of the continued low interest rate environment during recent periods. Increases in net interest income resulting from increases in average interest earnings assets are anticipated to partially offset the decline in net interest income resulting from decreases in our net interest margin; however, growth in average interest earning assets is not assured and the degree to which such growth will result in growth in net interest income cannot be assured.

        INTEREST INCOME. Interest income decreased $860,000, or 5.4%, to $15.2 million for the six months ended June 30, 2004 from $16.1 million for the six months ended June 30, 2003 primarily due to a decline in interest income from loans. Although average loans outstanding were $63.5 million higher for the six months ended June 30, 2004 as compared to the same six months in 2003, interest income was $766,000 less as overall yields were lower. The weighted average yield on loans decreased from 7.72% for the six months ended June 30, 2003 to 6.37% for the six months ended June 30, 2004. This decline is primarily due to a historically low interest rate environment that caused the majority of our first mortgage customers to refinance mortgages to lower rates. Also contributing to the decrease in yields, although to a lesser extent, was the sale of the credit card portfolio in July of 2003 and a reduction in indirect automobile lending in 2004, both of which had higher rates due to their risk. Interest income on other interest-earning assets, including securities available for sale decreased $94,000 for the six months ended June 30, 2004 as compared to the same period for 2003. The weighted average yield on other interest-earning assets decreased from 1.9% for the first six months of 2003 to 1.8% for the first six months of 2004 due to the lower interest rates offered on short-term investments. We expect our interest income will increase as average interest earning assets and interest rates on such assets increase. Growth in interest earnings assets is anticipated due to the proceeds from the stock offering as well as general growth from existing markets and possibly new markets. Our interest income could be adversely impacted by continued low interest rates or decreases in average interest earning assets.

        INTEREST EXPENSE. Interest expense decreased $559,000 to $5.6 million for the first six months of 2004 from $6.2 million for the first six months of 2003. The decrease in interest expense was due to a decrease in our cost of funds during the first six months of 2004 resulting from the continued low interest rate environment partially offset by increased borrowings. The cost of funds was 2.46% for the six months ended June 30, 2004 compared to 3.04% for the six months ended June 30, 2003. Although average interest bearing deposits outstanding increased $13.7 million for the six months ended June 30, 2004 as compared to the same six months in 2003, interest expense on deposits was $1.2 million less due to the repricing of deposit accounts to lower interest rates consistent with the continued low interest rate environment.

        Interest expense on Federal Home Loan Bank advances increased $653,000 to $1.7 million for the six months ended June 30, 2004 from $1.1 million for the six months ended June 30, 2003. The increase resulted from an increase in average Federal Home Loan Bank advances of $36.1 million to $79.1 million for the six months ended June 30, 2004 from $43.0 million for the same period in 2003. This increase in interest expense due to increased levels of borrowings was partially offset by a 60 basis point decrease in the cost of Federal Home Loan Bank advances, from 4.91% for the first six months of 2003 to 4.31% for the first six months of 2004. We expect interest expense to increase as interest rates and average interest bearing liabilities increase.

        PROVISION FOR LOAN LOSSES. We establish provisions for loan losses, which are charged to operations, at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers' ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogenous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions and other relevant data. Larger non-homogeneous loans such as commercial loans for which management has concerns about the borrowers' ability to repay are evaluated individually, and specific allowance allocations are provided for such loans when necessary.

        Based on management's evaluation of these factors, provisions of $1.7 million and $3.9 million were made during the six months ended June 30, 2004 and the six months ended June 30, 2003. The majority of the provision expense for both six month periods is related to one problem loan relationship of which $4.0 million was charged-off during the quarter ending March 31, 2004. The provision expense for the six months ending June 30, 2003 included allowance for loan losses of $2.3 million for this problem loan situation, and management classified several other loan relationships totaling $12.2 million and provided specific allowance allocations totaling $1.6 million on these loan relationships. Consumer loan losses declined in the first six months of 2004 as a result of the sale of our credit card portfolio and the continued decline of our automobile loan portfolio. Accordingly, the amount of general allowance allocations made for smaller balance homogeneous loans decreased during the six months ended June 30, 2004 compared to the six months ending June 30, 2003.

        Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the allowance for loan losses based on all known and inherent losses that are both probable and can be reasonably estimated. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions and changes in borrower situations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of June 30, 2004 is maintained at a level that represents management's best estimate of probable incurred losses in the loan portfolio.

        NON-INTEREST INCOME. Non-interest income increased $139,000 to $2.7 million for the six months ended June 30, 2004 from $2.5 million for the same period in 2003. The majority of the increase in non-interest income is from additional deposit service charges and fees of $160,000 and increased loan sale gains of $63,000 due to the sale of $10.0 million in 15 year fixed rate mortgages completed as part of our asset/liability management strategy. Although, management anticipates sales of certain mortgage loans to continue as part of the asset/liability strategy, there can be no assurance that gains will continue to be realized on such sales. These increases were offset by declines of $77,000 in commissions earned from the sale of investment and insurance products to customers and $76,000 in credit card interchange fees resulting from the sale of the credit card portfolio in July 2003.

        We anticipate our non-interest income will be positively impacted by our anticipated future growth into new and existing markets. However, non-interest income for the year ending December 31, 2003 was positively impacted by the sale of our credit card loan portfolio, and we currently do not anticipate significant gains from the sale of assets.

        NON-INTEREST EXPENSE. Non-interest expense increased $383,000 to $8.0 million for the six months ended June 30, 2004 compared to $7.6 million for the six months ended June 30, 2003. The increase in non-interest expense is primarily due to increases of $390,000 in compensation and benefits related to our overall growth and expansion including the acquisition of new branches and expenses associated with additional personnel needed to operate the new branches. We anticipate non-interest expense will increase in future periods as a result of additional growth and expansion.

        INCOME TAX EXPENSE. Income tax expense increased to $929,000 for the six months ended June 30, 2004 from $257,000 for the six months ended June 30, 2003. The increase is primarily due to an increase in income before income taxes when comparing the two periods. We anticipate that income tax expense will continue to vary as income before income taxes varies.

                       ATLANTIC COAST FEDERAL CORPORATION

        Atlantic Coast Federal Corporation is a federally-chartered stock corporation formed in January 2003. Atlantic Coast Federal Corporation has not engaged in any business to date and serves as the holding company of Atlantic Coast Federal. Atlantic Coast Federal Corporation is a savings association holding company registered with the Office of Thrift Supervision. Atlantic Coast Federal Corporation's executive offices are located at 505 Haines Avenue, Waycross, Georgia and its telephone number is 912-284-2211.

        Atlantic Coast Federal Corporation's current principal assets are the common stock of Atlantic Coast Federal and $50,000 in cash it received from Atlantic Coast Federal as its initial capitalization. Atlantic Coast Federal Corporation will invest the proceeds of the offering as discussed under "How We Intend to Use the Proceeds." In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

        Initially following the completion of the stock offering, Atlantic Coast Federal Corporation will not be an operating company and will have no significant assets other than 100% of the outstanding common stock of Atlantic Coast Federal, the net proceeds it retains from the stock offering and its loan to the Atlantic Coast Federal Corporation Employee Stock Ownership Plan and it will have no significant liabilities. See "How We Intend to Use the Proceeds." Atlantic Coast Federal Corporation intends to utilize the support staff and offices of Atlantic Coast Federal and will pay Atlantic Coast Federal for these services. If Atlantic Coast Federal Corporation expands or changes its business in the future, it may hire its own employees.

                             ATLANTIC COAST FEDERAL

        Atlantic Coast Federal is a federally-chartered and insured stock savings association providing banking services to the general public through 12 full-service offices serving Atkinson, Bacon, Brantley, Charlton, Church, Coffee, Pierce and Ware Counties in Georgia and Clay, Columbia, Duval and Nassau Counties in Florida. Atlantic Coast Federal converted from a federal credit union to a federally chartered mutual savings association on November 1, 2000 and to a stock savings association on January 1, 2003 when Atlantic Coast Federal reorganized into a mutual holding company structure. At March 31, 2004, Atlantic Coast Federal had total assets of $621.9 million, total deposits of $492.1 million, and total equity of $43.3 million. For more information regarding the business and operations of Atlantic Coast Federal, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Atlantic Coast Federal."

        Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to-four family residences. We also originate home equity, commercial and residential construction loans, commercial real estate loans, automobile loans and consumer loans and, to a lesser extent, multi-family and commercial business loans. See "Business of Atlantic Coast Federal - General."

        Atlantic Coast Federal is examined and regulated by the Office of Thrift Supervision, which is our primary federal regulator. Atlantic Coast Federal is also regulated by the Federal Deposit Insurance Corporation ("FDIC"). Atlantic Coast Federal is required to have certain reserves set by the Federal Reserve Board and is a member of the Federal Home Loan Bank of Atlanta, which is one of the 12 regional banks in the Federal Home Loan Bank System. The executive offices of Atlantic Coast Federal are located at 505 Haines Avenue, Waycross, Georgia and its telephone number is 912-284-2211.

                           ATLANTIC COAST FEDERAL, MHC

        Atlantic Coast Federal, MHC is a federally-chartered mutual holding company formed in January 2003 and registered as a mutual holding company with the Office of Thrift Supervision. Atlantic Coast Federal, MHC's executive offices are located at 505 Haines Avenue, Waycross, Georgia and its telephone number is 912-284-2211.

        Atlantic Coast Federal, MHC's principal assets are the common stock of Atlantic Coast Federal Corporation and $50,000 in cash it received from Atlantic Coast Federal as its initial capitalization. At the present time, we expect that Atlantic Coast Federal, MHC will not engage in any business activity other than its investment in a majority of the common stock of Atlantic Coast Federal Corporation. Federal law and regulations require that as long as Atlantic Coast Federal, MHC is in existence, it must own a majority of Atlantic Coast Federal Corporation's common stock. Following completion of the stock offering, Atlantic Coast Federal, MHC will own approximately 60.0% of Atlantic Coast Federal Corporation's outstanding common stock. Federal law, regulation, and the plan of stock issuance permit Atlantic Coast Federal, MHC to convert to the stock form of organization. For additional information regarding a stock conversion of Atlantic Coast Federal, MHC, see "How We are Regulated - Atlantic Coast Federal Corporation - Conversion of Atlantic Coast Federal, MHC to Stock Form."

                        HOW WE INTEND TO USE THE PROCEEDS

        Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the stock offering is completed, we presently anticipate that the net proceeds from the sale of the shares of common stock will be between $36.2 million at the minimum of the offering range and $49.3 million at the maximum of the offering range and may be up to $56.8 million assuming an increase in the estimated value of the common stock sold in the estimated offering range by 15%. See "Pro Forma Data" and "The Stock Offering - How We Determined Our Price and the Number of Shares to be Sold in the Stock Offering" as to the assumptions used to arrive at such amounts.

        We intend to use the net proceeds received from the stock offering as follows:

                                                                                            Maximum, as
                                                                Minimum         Maximum       adjusted
                                                             -------------- -------------- --------------
                                                                            (In Thousands)

Gross Proceeds............................................    $     37,400   $     50,600   $     58,190
 Less: Estimated underwriting commission and other
  offering expenses.......................................           1,229          1,338          1,401
                                                             -------------- -------------- --------------
Net Proceeds..............................................          36,171         49,262         56,789
 Less:
   Investment in Atlantic Coast Federal...................          18,086         24,631         28,395
   Loan to our employee stock ownership plan..............           2,992          4,048          4,655
   Funding of restricted stock plan.......................           1,496          2,024          2,328
                                                             -------------- -------------- --------------

Net cash proceeds retained by
 Atlantic Coast Federal Corporation.......................    $     13,597   $     18,559   $     21,411
                                                             ============== ============== ==============

        Atlantic Coast Federal Corporation will retain up to 50.0% of the net stock offering proceeds from which the loan will be made to the employee stock ownership plan, and will invest the remaining proceeds in Atlantic Coast Federal. The portion of the net proceeds used by Atlantic Coast Federal Corporation to make a loan to the employee stock ownership plan will enable the employee stock ownership plan to purchase up to 8.0% of the shares of common stock sold in the stock offering. Based upon the sale of 3,740,000 shares of common stock and 5,060,000 shares of common stock at the minimum and maximum of the estimated offering range, respectively, the loan to the employee stock ownership plan would be $2.99 million and $4.05 million, respectively. See "Management - Benefits - Employee Stock Ownership Plan." The remaining net proceeds initially retained by Atlantic Coast Federal Corporation may be used for general business purposes and to invest in U.S. Government and federal agency securities of various maturities, mortgage-backed or other securities, deposits in either Atlantic Coast Federal or other financial institutions, or a combination thereof. The net proceeds may ultimately be used to support Atlantic Coast Federal's lending activities and any future expansion of operations, although no specific acquisition transactions are being considered at this time.

        The net proceeds from the stock offering may also be used for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the common stock or returns of capital, subject to applicable regulatory limitations. Atlantic Coast Federal Corporation and Atlantic Coast Federal have no current plans, however, to declare or pay any return of capital on the common stock. Management of Atlantic Coast Federal Corporation may consider expanding or diversifying its activities, as opportunities become available.

        In the future, the board of directors of Atlantic Coast Federal Corporation may determine, based on the existing facts and circumstances, to repurchase shares of common stock, subject to any applicable regulatory requirements. Repurchases of stock by Atlantic Coast Federal Corporation, which may be at prices above or below the initial offering price, will generally be conducted through an open market repurchase program subject to applicable regulations. Any stock repurchases will be subject to the determination of Atlantic Coast Federal Corporation's board of directors that Atlantic Coast Federal will be capitalized in excess of all applicable regulatory requirements after any such repurchases. Such facts and circumstances may include, but will not be limited to:

        o Market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in Atlantic Coast Federal Corporation's return on equity;

        o The avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

        o Any other circumstances in which repurchases would be in the best interests of Atlantic Coast Federal Corporation and its stockholders.

        The portion of the net proceeds used by Atlantic Coast Federal Corporation to invest in Atlantic Coast Federal will be added to Atlantic Coast Federal's general funds to be used for general corporate purposes, including increased lending activities. While the amount of net proceeds received by Atlantic Coast Federal will further strengthen its capital position, which already exceeds all regulatory requirements, the stock offering is not planned solely to increase Atlantic Coast Federal's regulatory capital. The net proceeds may be used as described above to support lending activities as well as future expansion of operations, although no specific acquisitions are being considered at this time.

        The net proceeds may vary because total expenses of the stock offering may be more or less than those estimated. The net proceeds will also vary if the number of shares to be sold in the stock offering is adjusted to reflect a change in the estimated pro forma market value of Atlantic Coast Federal. Payments for shares made through withdrawals from existing deposit accounts at Atlantic Coast Federal will not result in the receipt of new funds for investment by Atlantic Coast Federal but will result in a reduction of Atlantic Coast Federal's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                         OUR POLICY REGARDING DIVIDENDS

        The board of directors of Atlantic Coast Federal Corporation intends to pay cash dividends on the common stock in the future. The payment of dividends will depend upon a number of factors, including capital requirements, Atlantic Coast Federal Corporation's and Atlantic Coast Federal's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by regulations, be paid in addition to, or in lieu of, regular cash dividends. Accordingly, it is anticipated that any cash distributions made by Atlantic Coast Federal Corporation to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. See "Taxation."

        Dividends from Atlantic Coast Federal Corporation will depend, in large part, upon receipt of dividends from Atlantic Coast Federal, because Atlantic Coast Federal Corporation initially will have no source of income other than dividends from Atlantic Coast Federal, earnings from the investment of proceeds from the sale of shares of common stock retained by Atlantic Coast Federal Corporation and interest payments with respect to Atlantic Coast Federal Corporation's loan to the Atlantic Coast Federal Corporation Employee Stock Ownership Plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions. See "How We are Regulated - Limitations on Dividends and Other Capital Distributions."

        If we pay dividends to stockholders of Atlantic Coast Federal Corporation, it is anticipated that any dividends payable to Atlantic Coast Federal, MHC would be waived, subject to Office of Thrift Supervision approval. Under Office of Thrift Supervision regulations, such dividends would not result in dilution to public stockholders if Atlantic Coast Federal, MHC converts to stock form in the future. See "How We are Regulated - Limitations on Dividends and Other Capital Distributions."

        Atlantic Coast Federal Corporation currently has no intention to initiate any action which leads to a return of capital (as distinguished from a dividend) to stockholders of Atlantic Coast

Federal Corporation. Regulations of the Office of Thrift Supervision prohibit a return of capital during the three-year term of the business plan submitted by Atlantic Coast Federal to the Office of Thrift Supervision in connection with the stock offering.

                           MARKET FOR THE COMMON STOCK

        Atlantic Coast Federal Corporation has never issued capital stock, other than to Atlantic Coast Federal, MHC, and consequently, there is no established market for the common stock at this time. Atlantic Coast Federal Corporation has applied to have its common stock quoted on the Nasdaq National Market under the symbol "ACFC" upon completion of the stock offering. There can be no assurance, however, that Atlantic Coast Federal Corporation will meet Nasdaq's listing requirements. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of Atlantic Coast Federal Corporation, Atlantic Coast Federal or any market maker. Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited. In addition, Friedman Billings Ramsey has indicated its intention to register with the National Association of Securities Dealers, Inc. to be able to trade Atlantic Coast Federal Corporation shares and to assist Atlantic Coast Federal Corporation in identifying other firms to do the same. See "Risk Factors."

                                 PRO FORMA DATA

        The actual net proceeds from the sale of the common stock cannot be determined until the stock offering is completed. However, net proceeds are currently estimated to be between $36.2 million and $49.3 million, or $56.8 million in the event the estimated offering range is increased by 15%, based upon the following assumptions:

        o All shares of common stock will be sold through non-transferable rights to subscribe for the common stock, in order of priority, to eligible account holders, the proposed employee stock ownership plan and supplemental eligible account holders and, should shares remain, also through a community offering;

        o Friedman Billings Ramsey will receive a marketing fee equal to 0.90% of the gross proceeds of the stock offering excluding shares sold to directors, officers, employees and the employee stock ownership plan upon completion of the stock offering; and

        o Total expenses, excluding the marketing fees paid to Friedman Billings Ramsey are estimated to be approximately $950,000. Actual expenses may vary from those estimated.

        Pro forma consolidated net income and stockholders' equity of Atlantic Coast Federal Corporation have been calculated for the three months ended March 31, 2004, as if the common stock to be sold in the stock offering had been sold at the beginning of the periods and the net proceeds had been invested at 1.20%, which represents the yield on one-year U.S. Government securities at March 31, 2004. This approach rather than an arithmetic average yield on interest earning assets and the average rate paid on deposits has been used to estimate income on net proceeds because it is believed that the yield on one-year U.S. Government securities is a more accurate estimate of the rate that would be obtained on an investment on net proceeds from the offering. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. A tax rate of 38.0% has been assumed for the periods, resulting in an after-tax yield of 0.74%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the restricted stock plan and the employee stock ownership plan. See Notes 3 and 4 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. Atlantic Coast Federal Corporation intends to retain up to 50.0% of the net proceeds from the stock offering and to make a loan to fund the purchase of 8.0% of the common stock by the employee stock ownership plan. See "How We Intend to Use the Proceeds."

        No effect has been given in the tables to the issuance of additional shares of common stock pursuant to the proposed stock option plan. The table below gives effect to the restricted stock plan, which is expected to be adopted by Atlantic Coast Federal Corporation following the stock offering and presented along with the stock option plan to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the stock offering. The plans must be approved by a majority of the votes eligible to be cast, other than votes eligible to be cast by Atlantic Coast Federal, MHC or such other vote as may be required by the Office of Thrift Supervision. If the restricted stock plan is approved by stockholders, the restricted stock plan intends to acquire an amount of common stock equal to not less than 4.0% of the shares of common stock sold in the stock offering, either through open market purchases or from authorized but unissued shares of common stock, if permissible. The table below assumes that stockholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by the restricted stock plan are purchased in the open market at $10.00 per share. No effect has been given to Atlantic Coast Federal Corporation's results of operations after the stock offering, the market price of the common stock after the stock offering or a less than 4.0% purchase by the restricted stock plan. See "Management - Benefits - Stock Benefit Plans."

        The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. It does not give effect to intangibles in event of a liquidation.

        THE FOLLOWING PRO FORMA INFORMATION MAY NOT BE REPRESENTATIVE OF THE FINANCIAL EFFECTS OF THE FOREGOING TRANSACTIONS AT THE DATES ON WHICH SUCH TRANSACTIONS ACTUALLY OCCUR AND SHOULD NOT BE TAKEN AS INDICATIVE OF FUTURE RESULTS OF OPERATIONS.

                                                                               At or For the Three Months Ended
                                                                                        March 31, 2004
                                                              --------------------------------------------------------------------
                                                                3,740,000                                            5,819,000
                                                               Shares Sold       4,400,000         5,060,000       Shares Sold at
                                                                at $10.00      Shares Sold at    Shares Sold at     $10.000 Per
                                                                Per Share        $10.00 Per        $10.00 Per      Share (Maximum
                                                               (Minimum of    Share (Midpoint    Share (Maximum     of Range, as
                                                                  Range)          of Range)         of Range)        Adjusted)(1)
                                                              -------------  -----------------  ----------------  ----------------
                                                                          (Dollars in Thousands, Except Per Share Data)

Gross proceeds..............................................  $      37,400  $          44,000  $         50,600  $         58,190
Less offering expenses and commissions......................          1,229              1,284             1,338             1,401
                                                              -------------  -----------------  ----------------  ----------------
    Estimated net proceeds..................................         36,171             42,716            49,262            56,789

Less:
     Shares purchased by the employee stock ownership
       plan(3)..............................................         (2,992)            (3,520)           (4,048)           (4,655)
     Shares purchased by the restricted stock plan(4).......         (1,496)            (1,760)           (2,024)           (2,328)
                                                              -------------  -----------------  ----------------  ----------------

Estimated proceeds available for investment(2)..............  $      31,683  $          37,436  $         43,190  $         49,806
                                                              =============  =================  ================  ================

Net income:
  Historical................................................  $         341  $             341  $            341  $            341
  Pro forma income on net proceeds..........................             59                 70                80                93
Pro forma employee stock ownership plan adjustment(3).......            (46)               (55)              (63)              (72)
Pro forma restricted stock plan adjustment(4)...............            (46)               (55)              (63)              (72)
                                                              -------------  -----------------  ----------------  ----------------

Pro forma net income........................................  $         308  $             301  $            295  $            290

Net income per share:
  Historical................................................  $        0.04  $            0.03  $           0.03  $           0.02
  Pro forma income on net proceeds, as adjusted.............           0.01               0.01              0.01              0.01
  Pro forma employee stock ownership plan adjustment(3).....          (0.01)             (0.01)            (0.01)            (0.01)
  Pro forma restricted stock plan adjustment(4).............          (0.01)             (0.01)            (0.01)            (0.01)
                                                              -------------  -----------------  ----------------  ----------------

Pro forma net income per share(4)(5)(6).....................  $        0.03  $            0.02  $           0.02  $           0.01
                                                              =============  =================  ================  ================

  Number of shares outstanding for pro forma net income per
  share calculations(5).....................................      9,058,280         10,656,800        12,255,320        14,093,618

Offering price to pro forma net income per share..............        83.33x            125.00x           125.00x           250.00x
                                                              =============  =================  ================  ================

                                                                               At or For the Three Months Ended
                                                                                        March 31, 2004
                                                              --------------------------------------------------------------------
                                                                3,740,000                                            5,819,000
                                                               Shares Sold       4,400,000         5,060,000       Shares Sold at
                                                                at $10.00      Shares Sold at    Shares Sold at     $10.000 Per
                                                                Per Share        $10.00 Per        $10.00 Per      Share (Maximum
                                                               (Minimum of    Share (Midpoint    Share (Maximum     of Range, as
                                                                  Range)          of Range)         of Range)        Adjusted)(1)
                                                              -------------  -----------------  ----------------  ----------------
                                                                          (Dollars in Thousands, Except Per Share Data)

Stockholders' equity:
  Historical................................................. $      43,282  $          43,282  $         43,282  $         43,282
  Estimated net proceeds ....................................        36,171             42,716            49,262            56,789
  Less:
      Common stock purchased by the employee stock ownership
        plan(3) .............................................        (2,992)            (3,520)           (4,048)           (4,655)
      Common stock purchased by the restricted stock
        plan(4) .............................................        (1,496)            (1,760)           (2,024)           (2,328)
                                                              -------------  -----------------  ----------------  ----------------
Pro forma stockholders' equity(3)(4)......................... $      74,965  $          80,718  $         86,472  $         93,088
                                                              =============  =================  ================  ================

Stockholders' equity per share:
  Historical................................................. $        4.63  $            3.93  $           3.42  $           2.98
  Estimated net proceeds ....................................          3.87               3.88              3.89              3.90
  Less:

      Common stock purchased by the employee stock ownership
        plan(3) .............................................         (0.32)             (0.32)            (0.32)            (0.32)
      Common stock purchased by the restricted stock plan(4).         (0.16)             (0.16)            (0.16)            (0.16)
                                                              -------------  -----------------  ----------------  ----------------
Pro forma stockholders' equity(4)(5)(6)...................... $        8.02  $            7.33  $           6.83  $           6.40
                                                              =============  =================  ================  ================
Offering price as a percentage of pro forma stockholders'
  equity(5) .................................................        124.69%            136.43%           146.41%           156.25%
                                                              =============  =================  ================  ================
Number of shares outstanding for pro forma stockholders'
  equity per share calculations(5) ..........................     9,350,000         11,000,000        12,650,000        14,547,500
                                                              =============  =================  ================  ================

                                                                                   At or For the Year Ended
                                                                                      December 31, 2003
                                                              ----------------------------------------------------------------------
                                                                3,740,000                                            5,819,000
                                                               Shares Sold       4,400,000         5,060,000       Shares Sold at
                                                                at $10.00      Shares Sold at    Shares Sold at     $10.000 Per
                                                                Per Share        $10.00 Per        $10.00 Per      Share (Maximum
                                                               (Minimum of    Share (Midpoint    Share (Maximum     of Range, as
                                                                  Range)          of Range)         of Range)        Adjusted)(1)
                                                              -------------  -----------------  ----------------  ----------------
                                                                          (Dollars in Thousands, Except Per Share Data)

Gross proceeds..............................................  $      37,400  $          44,000  $         50,600  $         58,190
Less offering expenses and commissions......................          1,229              1,284             1,338             1,401
                                                              -------------  -----------------  ----------------  ----------------
    Estimated net proceeds..................................         36,171             42,716            49,262            56,789

Less:
     Shares purchased by the employee stock ownership
       plan(3)..............................................         (2,992)            (3,520)           (4,048)           (4,655)
     Shares purchased by the restricted stock plan(4).......         (1,496)            (1,760)           (2,024)           (2,328)
                                                              -------------  -----------------  ----------------  ----------------

Estimated proceeds available for investment(2)..............  $      31,683  $          37,436  $         43,190  $         49,806
                                                              =============  =================  ================  ================
Net income:
  Historical................................................  $       4,417  $           4,417  $          4,417  $          4,417
  Pro forma income on net proceeds..........................            236                279               321               371
Pro forma employee stock ownership plan adjustment(3).......           (186)              (218)             (251)             (289)
Pro forma restricted stock plan adjustment(4)...............           (186)              (218)             (251)             (289)
                                                              -------------  -----------------  ----------------  ----------------

Pro forma net income........................................  $       4,281  $           4,260  $          4,236  $          4,210
                                                              =============  =================  ================  ================
Net income per share:
  Historical................................................  $        0.49  $            0.41  $           0.36  $           0.31
  Pro forma income on net proceeds, as adjusted.............           0.03               0.03              0.03              0.03
  Pro forma employee stock ownership plan adjustment(3).....          (0.02)             (0.02)            (0.02)            (0.02)
  Pro forma restricted stock plan adjustment(4).............          (0.02)             (0.02)            (0.02)            (0.02)
                                                              -------------  -----------------  ----------------  ----------------

Pro forma net income per share(4)(5)(6).....................  $        0.48  $            0.40  $           0.35  $           0.30
                                                              =============  =================  ================  ================

  Number of shares outstanding for pro forma net income per
  share calculations(5).....................................      9,080,720         10,683,200        12,285,680        14,128,532
                                                              =============  =================  ================  ================

Offering price to pro forma net income per share..............       20.83x             25.00x            28.57x            33.33x
                                                              =============  =================  ================  ================


                                                                                   At or For the Year Ended
                                                                                      December 31, 2003
                                                              ----------------------------------------------------------------------
                                                                3,740,000                                            5,819,000
                                                               Shares Sold       4,400,000         5,060,000       Shares Sold at
                                                                at $10.00      Shares Sold at    Shares Sold at     $10.000 Per
                                                                Per Share        $10.00 Per        $10.00 Per      Share (Maximum
                                                               (Minimum of    Share (Midpoint    Share (Maximum     of Range, as
                                                                  Range)          of Range)         of Range)        Adjusted)(1)
                                                              -------------  -----------------  ----------------  ----------------
                                                                       (Dollars in Thousands, Except Per Share Data)
Stockholders' equity:
  Historical................................................  $       43,218 $          43,218  $         43,218  $         43,218
  Estimated net proceeds....................................          36,171            42,716            49,262            56,789
  Less:
    Common stock purchased by the employee
      stock ownership plan(3)...............................         (2,992)            (3,520)           (4,048)           (4,655)
    Common stock purchased by the restricted
      stock plan(4).........................................         (1,496)            (1,760)           (2,024)           (2,328)
                                                              -------------  -----------------  ----------------  ----------------
Pro forma stockholders' equity(3)(4)........................  $      74,901  $          80,654  $         86,408  $         93,024
                                                              =============  =================  ================  ================

Stockholders' equity per share:
  Historical................................................  $        4.62  $            3.93  $           3.42  $           2.97
  Estimated net proceeds....................................           3.87               3.88              3.89              3.90
  Less:
    Common stock purchased by the employee
      stock ownership plan(3)...............................          (0.32)             (0.32)            (0.32)            (0.32)
    Common stock purchased by the restricted
      stock plan(4).........................................          (0.16)             (0.16)            (0.16)            (0.16)
                                                              -------------  -----------------  ----------------  ----------------
Pro forma stockholders' equity(4)(5)(6).....................  $        8.01  $            7.33  $           6.83  $           6.39
                                                              =============  =================  ================  ================
Offering price as a percentage of
  pro forma stockholders' equity(5).........................         124.84%            136.43%           146.41%           156.49%
                                                              =============  =================  ================  ================
Number of shares outstanding for pro forma stockholders'
  equity per share calculations(5)..........................      9,350,000         11,000,000        12,650,000        14,547,500
                                                              =============  =================  ================  ================

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the stock offering.

(2) Estimated net proceeds, available for investment, consist of the estimated net proceeds from the stock offering minus (i) the proceeds attributable to the purchase by the employee stock ownership plan and
        (ii) the value of the shares to be purchased by the restricted stock plan, subject to stockholder approval, after the stock offering at an assumed purchase price of $10.00 per share.

(3) It is assumed that 8.0% of the shares of common stock sold in the stock offering will be purchased by the employee stock ownership plan with funds loaned by Atlantic Coast Federal Corporation. Atlantic Coast Federal Corporation and Atlantic Coast Federal intend to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes (i) that the loan to the employee stock ownership plan is payable over 10 years, with the employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6 of the American Institute of Certified Public Accountants, entitled "Employers' Accounting for Employee Stock Ownership Plans," and (ii) the effective tax rate was 38.0% for the period. See "Management - Benefits - Employee Stock Ownership Plan."

(4) It is assumed that the restricted stock plan will purchase, following stockholder approval of such plan, a number of shares of common stock equal to 4.0% of the shares of common stock sold in the stock offering for issuance to directors, officers and employees. Funds used by the restricted stock plan to purchase the shares initially will be contributed to the restricted stock plan by Atlantic Coast Federal Corporation. Under regulations of the Office of Thrift Supervision these shares must vest over a period of not less than five years. It is further assumed that the shares were acquired by the restricted stock plan at the beginning of the period presented in open market purchases at the purchase price and that 20% of the amount contributed, net of taxes at 38.0%, was an amortized expense during the year ended December 31, 2003. It was assumed that the amortized expense for the three months ended March 31, 2004 was 5.0% (3/12 of 20%) of the amount contributed net of taxes at 38.0%. Statement of Financial Accounting Standards ("SFAS") No. 128 requires that unvested shares under the restricted stock plan be excluded from the basic net income per share calculation and included in the diluted net income per share calculation only if they are dilutive under the treasury stock method. The issuance of authorized but unissued shares of common stock pursuant to the restricted stock plan in the amount of 4.0% of the common stock sold in the offering would dilute the voting interests of existing stockholders by approximately 1.54%. See "Management - Benefits - Stock Benefit Plans."

(5) The per share calculations are determined by adding the number of shares sold in the stock offering and for purposes of calculating net income per share, in accordance with SOP 93-6 subtracting 269,280 shares, 316,800 shares, 364,320 shares, and 418,968 shares, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, representing the employee stock ownership plans shares which have not been committed for release during the year ended December 31, 2003 and subtracting 291,720 shares, 343,200 shares, 394,680 shares and 453,882 shares, respectively, for the three month period March 31, 2004. See Note 3 above. For purposes of calculating pro forma stockholders' equity per share, it is assumed that shares outstanding total 9,350,000 shares at the minimum of the range, 11,000,000 shares at the midpoint of the range, 12,650,000 shares at the maximum of the range and 14,547,500 shares at 15% above the maximum of the range, respectively.

(6) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which will be adopted by Atlantic Coast Federal Corporation following the stock offering and presented for approval by stockholders at an annual or special meeting of stockholders of Atlantic Coast Federal Corporation held at least six months following the completion of the stock offering. The plan must be approved by a majority of the votes eligible to be cast other than by Atlantic Coast Federal MHC, or such other vote as may be required by the Office of Thrift Supervision. If the stock option plan is approved by stockholders, it is assumed that an amount equal to 10.0% of the common stock sold in the stock offering, or 374,000 shares at the minimum of the estimated offering range, 440,000 shares at the midpoint of the range, 506,000 shares at the maximum of the range and 581,900 shares at 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' voting interests by approximately 3.85%. This assumes stockholder approval of the stock option plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the restricted stock plan are acquired through open market purchases at the purchase price. See "Management - Benefits - Stock Benefit Plans."

                                 CAPITALIZATION

        The following table presents the historical consolidated capitalization of Atlantic Coast Federal Corporation at March 31, 2004, and the pro forma consolidated capitalization of Atlantic Coast Federal Corporation after giving effect to the stock offering, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

                                                                             Atlantic Coast Federal Corporation - Pro Forma
                                                                                          At $10.00 Per Share
                                                                           --------------------------------------------------
                                                          Atlantic Coast                                           5,819,000
                                                             Federal        3,740,000    4,400,000    5,060,000    Shares(1)
                                                           Corporation       Shares       Shares        Shares    (Maximum of
                                                            Historical      (Minimum     (Midpoint    (Maximum     Range, as
                                                          Capitalization    of Range)    of Range)    of Range)    Adjusted)
                                                         ----------------  -----------  -----------  -----------  -----------
                                                                                   (In Thousands)
Deposits(2)............................................. $        492,071  $   492,071  $   492,071  $   492,071  $   492,071
Borrowings..............................................           80,971       80,971       80,971       80,971       80,971
                                                         ----------------  -----------  -----------  -----------  -----------
Total deposits and borrowings........................... $        573,042  $   573,042  $   573,042  $   573,042  $   573,042
                                                         ================  ===========  ===========  ===========  ===========

Stockholders' equity
   Preferred stock, $0.01 par value, 2,000,000 shares
   authorized, none issued..............................               --           --           --           --           --
   Common stock, $0.01 par value, 18,000,000 shares
   authorized; shares to be issued as reflected(3)......               --           94          110          127          145
      Additional paid-in capital........................               --       36,077       42,606       49,135       56,644
      Retained earnings.................................           43,561       43,561       43,561       43,561       43,561
      Accumulated other comprehensive income (loss).....             (279)        (279)        (279)        (279)        (279)
Less:
   Common stock to be acquired by the employee stock
   ownership plan(4)....................................               --       (2,992)      (3,520)      (4,048)      (4,655)
   Common stock to be acquired by the restricted
   stock plan(5)........................................               --       (1,496)      (1,760)      (2,024)      (2,328)
                                                         ----------------  -----------  -----------  -----------  -----------
Total stockholders' equity.............................. $         43,282  $    74,965  $    80,718  $    86,472  $    93,088
                                                         ================  ===========  ===========  ===========  ===========

---------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the stock offering. Any withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3) Atlantic Coast Federal, MHC owned 1,000 shares of Atlantic Coast Federal Corporation at March 31, 2004. Reflects the issuance of the additional shares of common stock to be sold in the stock offering. No effect has been given to the issuance of additional shares of common stock pursuant to the proposed stock option plan. The plan of stock issuance permits Atlantic Coast Federal Corporation to adopt one or more benefit plans in an amount up to 25% of the number of shares of common stock other than held by persons other than Atlantic Coast Federal, MHC. The authorized common and preferred stock of Atlantic Coast Federal Corporation will be increased to these amounts in connection with the stock offering. See "Pro Forma Data" and "Management - Benefits - Stock Benefit Plans."
(4) Assumes that 8.0% of the common stock sold in the stock offering will be purchased by the employee stock ownership plan, which is reflected as a reduction from stockholders' equity. The employee stock ownership plan shares will be purchased with funds loaned to the employee stock ownership plan by Atlantic Coast Federal Corporation. See "Pro Forma Data" and "Management - Benefits - Employee Stock Ownership Plan."
(5) Atlantic Coast Federal Corporation intends to adopt a restricted stock plan and to submit such plan to stockholders at an annual or special meeting of stockholders held at least six months following the completion of the stock offering. If the plan is approved by stockholders, Atlantic Coast Federal Corporation intends to contribute sufficient funds to the restricted stock plan to enable the plan to purchase a number of shares of common stock to not less than 4.0% of the common stock sold in the stock offering. The plan must be approved by a majority of the votes eligible to be cast, excluding shares held by Atlantic Coast Federal, MHC, or such other vote as may be required by the Office of Thrift Supervision. Assumes that stockholder approval has been obtained and that the shares have been purchased in the open market at the purchase price. However, in the event Atlantic Coast Federal Corporation issues authorized but unissued shares of common stock to the restricted stock plan in the amount of 4.0% of the common stock sold in the stock offering, the voting interests of existing stockholders would be diluted by approximately 1.54%. The shares are reflected as a compensation expense resulting in a reduction of stockholders' equity. See "Pro Forma Data" and "Management - Benefits - Stock Benefit Plans."

                      PRO FORMA REGULATORY CAPITAL ANALYSIS

        At March 31, 2004, Atlantic Coast Federal exceeded all of its applicable regulatory capital requirements. The table sets forth the historical regulatory capital of Atlantic Coast Federal at March 31, 2004 and the pro forma regulatory capital of Atlantic Coast Federal after giving effect to the stock offering, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by Atlantic Coast Federal of 50.0% of the net stock proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Atlantic Coast Federal in assets which have a risk-weight equal to the average risk-weight of Atlantic Coast Federal's assets, under applicable regulations, as if such net proceeds had been received and so applied at March 31, 2004. See "How We Are Regulated."

                                                                            Pro Forma at March 31, 2004
                                                   --------------------------------------------------------------------------------
                                                   3,740,000 Shares     4,400,000 Shares     5,060,000 Shares     5,819,000 Shares
                               Historical at        Sold at $10.00       Sold at $10.00       Sold at $10.00       Sold at $10.00
                               March 31, 2004          per Share             per Share            per Share           per Share
                              -----------------    -----------------    -----------------    -----------------    -----------------
                                       Percent              Percent              Percent              Percent              Percent
                              Amount  of Assets    Amount  of Assets    Amount  of Assets    Amount  of Assets    Amount  of Assets
                              ------  ---------    ------  ---------    ------  ---------    ------  ---------    ------  ---------
                                                                      (Dollars in Thousands)
Equity capital under GAAP... $43,228    6.95%     $56,830    8.90%     $59,310    9.25%     $61,791    9.59%     $64,644    9.98%

Tangible capital:
    Actual.................. $40,396    6.53%     $53,994    8.50%     $56,474    8.85%     $58,955    9.19%     $61,808    9.59%
    Requirement.............   9,280    1.50        9,529    1.50%       9,574    1.50%       9,619    1.50%       9,671    1.50
                             -------    -----     -------    -----     -------    -----     -------    -----     -------    -----

    Excess.................. $31,116    5.03%     $44,464    7.00%     $46,900    7.35%     $49,336    7.69%     $52,136    8.09%
                             =======    =====     =======    =====     =======    =====     =======    =====     =======    =====

Core Capital:
    Actual.................. $40,396    6.53%     $53,994    8.50%     $56,474    8.85%     $58,955    9.19%     $61,808    9.59%
    Requirement.............  24,747    4.00       25,411    4.00       25,531    4.00       25,652    4.00       25,790    4.00
                             -------    -----     -------    -----     -------    -----     -------    -----     -------    -----

    Excess.................. $15,649    2.53%     $28,582    4.50%     $30,943    4.85%     $33,303    5.19%     $36,018    5.59%
                             =======    =====     =======    =====     =======    =====     =======    =====     =======    =====

Tier I to risk weighted
 assets:
    Actual.................. $40,396    9.73%     $53,994   12.67%     $56,474   13.19%     $58,955   13.70%     $61,808   14.29%
    Requirement.............  16,604    4.00       17,049    4.00       17,130    4.00       17,211    4.00       17,303    4.00
                             -------    -----     -------    -----     -------    -----     -------    -----     -------    -----

    Excess.................. $23,792    5.73%     $36,944    8.67%     $39,344    9.19%     $41,744    9.70%     $44,504   10.29%
                             =======    =====     =======    =====     =======    =====     =======    =====     =======    =====

Risk-based capital:
    Actual.................. $42,656   10.28%     $56,254   13.20%     $58,734   13.71%     $61,215   14.23%     $64,068   14.81%
    Requirement.............  33,208    8.00       34,098    8.00       34,260    8.00       34,421    8.00       34,607    8.00
                             -------    -----     -------    -----     -------    -----     -------    -----     -------    -----

    Excess.................. $ 9,448    2.28%     $22,155    5.20%     $24,474    5.71%     $26,794    6.23%     $29,461    6.81%
                             =======    =====     =======    =====     =======    =====     =======    =====     =======    =====

-------------------------

(1) Adjusted total or adjusted risk-weighted assets, as appropriate.

                               THE STOCK OFFERING

        THE BOARDS OF DIRECTORS OF ATLANTIC COAST FEDERAL CORPORATION AND ATLANTIC COAST FEDERAL HAVE ADOPTED AND THE OFFICE OF THRIFT SUPERVISION HAS APPROVED THE PLAN OF STOCK ISSUANCE. THE OFFICE OF THRIFT SUPERVISION APPROVAL IS SUBJECT TO SATISFACTION OF CERTAIN CONDITIONS IMPOSED BY THE OFFICE OF THRIFT SUPERVISION. THE OFFICE OF THRIFT SUPERVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF STOCK ISSUANCE.

GENERAL

        On March 12, 2004, we adopted a plan of stock issuance, subsequently amended on May 11, 2004, pursuant to which we will sell our common stock to eligible depositors of Atlantic Coast Federal. Under the plan, Atlantic Coast Federal Corporation common stock is being offered to our eligible depositors, our employee stock ownership plan and then to the public. The Office of Thrift Supervision has approved Atlantic Coast Federal Corporation's plan of stock issuance.

        The shares of Atlantic Coast Federal Corporation common stock are first being offered in a subscription offering to holders of subscription rights. To the extent shares of common stock remain available after the subscription offering, shares may be offered in a direct community offering on a best efforts basis through Friedman Billings Ramsey in such a manner as to promote a wide distribution of the shares. The direct community offering, if any, may commence with, at any time during, or as soon as practicable after the commencement of the subscription offering. Shares not subscribed for in the subscription offering and direct community offering may be offered for sale on a best efforts basis in a syndicated community offering conducted by Friedman Billings Ramsey. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the direct community offering and the syndicated community offering. See "- Direct Community Offering" and "- Syndicated Community Offering."

        Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the plan of stock issuance. See "- Limitations on Stock Purchases."

        The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time that will be required to complete the sale of shares being offered in the stock offering. If delays are experienced, significant changes may occur in the estimated offering range with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the stock offering is terminated, we will charge all stock offering expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each subscriber.

PURPOSES OF THE STOCK OFFERING

        Atlantic Coast Federal Corporation is offering for sale its common stock in the stock offering at an aggregate price based on an independent valuation. The proceeds from the sale of common stock of Atlantic Coast Federal Corporation will provide Atlantic Coast Federal with new equity capital, which will support future deposit growth and expanded operations. While Atlantic Coast Federal currently exceeds all regulatory capital requirements to be considered adequately capitalized, the sale of stock, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of Atlantic Coast Federal's capital base in order to support our future growth. The investment of the net proceeds of the offering also will provide additional income to further enhance Atlantic Coast Federal's future capital position.

        Additionally, our stronger capital position after the offering will enhance operating flexibility, support future expansion, and provide a cushion for absorbing unanticipated losses. Atlantic Coast Federal will receive approximately 50.0% of the net proceeds of the stock offering as equity capital, to be used initially to invest in short-term investments and adjustable rate mortgage-backed securities, then later for making loans within our market area. Atlantic Coast Federal Corporation will also use a portion of the cash proceeds to extend a loan to the Atlantic Coast Federal Corporation Employee Stock Ownership Plan.

EFFECTS OF THE STOCK OFFERING

        GENERAL. The stock offering will have no effect on Atlantic Coast Federal's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The stock offering will not result in any change in the existing services provided to depositors and borrowers, or in our existing office, management and staff. Atlantic Coast Federal will continue to be subject to regulation, supervision and examination by the Office of Thrift Supervision and the FDIC.

        DEPOSITS AND LOANS. Each holder of a deposit account in Atlantic Coast Federal at the time of the stock offering will continue as an account holder in Atlantic Coast Federal after the stock offering, and the stock offering will not affect the deposit balance, interest rate or other terms of such accounts. Each account will be insured by the FDIC to the same extent as before the stock offering. Depositors in Atlantic Coast Federal will continue to hold their existing certificates and other evidence of their accounts. The stock offering will not affect the loan terms of any borrower from Atlantic Coast Federal. The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the stock offering.

        CONTINUITY. During the process, the normal business of Atlantic Coast Federal of accepting deposits and making loans will continue without interruption. Following completion of the stock offering, Atlantic Coast Federal will continue to be subject to regulation by the Office of Thrift Supervision, and FDIC insurance of accounts will continue without interruption. After the stock offering, Atlantic Coast Federal will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

        The board of directors presently serving Atlantic Coast Federal will continue to serve as the board of directors of Atlantic Coast Federal after the stock offering. The members of the board of directors of Atlantic Coast Federal Corporation will consist of the individuals currently serving on the board of directors of Atlantic Coast Federal Corporation, which are the same directors serving for Atlantic Coast Federal. After the stock offering, the voting stockholders of Atlantic Coast Federal Corporation will elect approximately one-third of Atlantic Coast Federal Corporation's directors annually. All current officers of Atlantic Coast Federal Corporation and Atlantic Coast Federal will retain their positions with Atlantic Coast Federal Corporation and Atlantic Coast Federal, respectively, after the stock offering.

        VOTING RIGHTS. As a federally-chartered stock corporation, all voting rights of Atlantic Coast Federal Corporation are held solely by its sole stockholder, Atlantic Coast Federal, MHC. All voting rights of Atlantic Coast Federal are held solely by its sole stockholder, Atlantic Coast Federal Corporation. All voting rights of Atlantic Coast Federal, MHC are held by the depositors of Atlantic Coast Federal at the applicable record date. After the stock offering, the voting rights of Atlantic Coast Federal Corporation will be held by stockholders consisting of Atlantic Coast Federal, MHC and individuals who purchased shares in, or following, the stock offering. Atlantic Coast Federal, MHC will own a majority of the outstanding common stock of Atlantic Coast Federal Corporation, and thus the board of directors of Atlantic Coast Federal, MHC, which is compromised of the same individuals who are directors of Atlantic Coast Federal Corporation, will control the affairs of Atlantic Coast Federal Corporation, including the election of directors of Atlantic Coast Federal Corporation.

        DEPOSITORS' RIGHTS IF WE LIQUIDATE. In the event of a voluntary liquidation of Atlantic Coast Federal, the holder of Atlantic Coast Federal's common stock, which is Atlantic Coast Federal Corporation, would be entitled to any assets remaining upon a liquidation, dissolution or winding up of Atlantic Coast Federal and, except through their liquidation interests in Atlantic Coast Federal, as discussed below, holders of deposit accounts in Atlantic Coast Federal would not have any interest in these assets.

        In the event of a voluntary or involuntary liquidation, dissolution or winding up of Atlantic Coast Federal, MHC following completion of the stock offering, holders of deposit accounts in Atlantic Coast Federal would be entitled, pro rata to the value of their accounts, to distribution of any assets of Atlantic Coast Federal, MHC remaining after the claims of all creditors of Atlantic Coast Federal are satisfied. Stockholders of Atlantic Coast Federal Corporation will have no liquidation or other rights with respect to Atlantic Coast Federal solely as stockholders.

        In the event of a liquidation, dissolution or winding up of Atlantic Coast Federal Corporation, each holder of shares of the common stock would be entitled to receive, after payment of all debts and liabilities of Atlantic Coast Federal Corporation, a pro rata portion of all assets of Atlantic Coast Federal Corporation available for distribution to holders of the common stock.

        There currently are no plans to liquidate Atlantic Coast Federal, Atlantic Coast Federal Corporation or Atlantic Coast Federal, MHC.

        TAX EFFECTS OF THE STOCK OFFERING. Atlantic Coast Federal Corporation and Atlantic Coast Federal have received an opinion from their special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to the material federal income tax consequences of the stock offering on Atlantic Coast Federal and Atlantic Coast Federal Corporation, and as to the generally applicable material federal income tax consequences of the stock offering on Atlantic Coast Federal's account holders and to persons who purchase common stock in the offering. This opinion has been filed as an exhibit to Atlantic Coast Federal Corporation's registration statement with the Securities and Exchange Commission ("SEC") of which this prospectus is a part.

        The opinion provides that:

        o Atlantic Coast Federal Corporation will incur no gain or loss upon its receipt of money in exchange for the issuance of shares of its common stock sold in the stock offering;

        o It is more likely than not that the fair market value of the non-transferable subscription rights to purchase Atlantic Coast Federal Corporation common stock will be zero. Accordingly, no gain or loss will be recognized by eligible account holders or supplemental eligible account holders or other eligible subscribers as a result of the exercise of the nontransferable subscription rights; and

        o It is more likely than not that the basis of the Atlantic Coast Federal Corporation common stock to persons who purchase in the offering will be the purchase price thereof. The holding period of a stockholder who purchases shares in the offering will commence upon the consummation of the sale of such common stock to such stockholder pursuant to the exercise of the subscription rights.

        The opinion of Luse Gorman Pomerenk & Schick, P.C., is based in part upon, and subject to the continuing validity in all material respects through the date of the compliance of the stock offering of various representations of Atlantic Coast Federal, upon assumptions and qualifications, including that the stock offering is completed in the manner and according to the terms provided in the plan of stock issuance. This opinion is also based upon the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change and any change may be made with retroactive effect. Unlike private letter rulings received from the Internal Revenue Service ("IRS"), an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in this opinion, or that this opinion will be upheld by the courts if challenged by the IRS.

        Atlantic Coast Federal Corporation and Atlantic Coast Federal have also obtained an opinion from Crowe Chizek and Company LLC, that the tax effects of the stock offering under Georgia and Florida tax laws will be substantially the same as described above with respect to federal income tax laws.

        Atlantic Coast Federal Corporation and Atlantic Coast Federal have received a letter from RP Financial LC, stating its belief that the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and give the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, our opinion and the letter of RP Financial is not binding on the IRS, and the IRS could disagree with our opinion and the conclusions reached in the RP letter. In the event of any disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

HOW WE DETERMINED OUR PRICE AND THE NUMBER OF SHARES TO BE SOLD IN THE STOCK OFFERING

        The plan of stock issuance requires that the purchase price of the common stock must be based on the appraised pro forma market value of Atlantic Coast Federal, as determined on the basis of an independent valuation. Atlantic Coast Federal has retained RP Financial, to make this valuation. RP Financial is a firm with extensive experience in the valuation of companies undertaking a stock offering such as the proposed offering of Atlantic Coast Federal Corporation. Atlantic Coast Federal selected RP Financial based upon its experience and reputation in valuing stock offerings by issuers such as Atlantic Coast Federal Corporation. For its services in making this appraisal, RP Financial's fees and out-of-pocket expenses are estimated to be $40,000. Atlantic Coast Federal has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Atlantic Coast Federal to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

        RP Financial issued its appraisal in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

        o The present and projected operating results and financial condition of Atlantic Coast Federal Corporation and Atlantic Coast Federal, which were prepared by Atlantic Coast Federal then adjusted by RP Financial to reflect the net proceeds of the offering and the economic and demographic conditions in Atlantic Coast Federal's existing marketing areas;

        o Certain historical, financial and other information relating to Atlantic Coast Federal, which were prepared by Atlantic Coast Federal;

        o A comparative evaluation of the operating and financial statistics of Atlantic Coast Federal with those of other similarly situated publicly-traded mutual holding companies;

        o The aggregate size of the offering of the common stock; o The impact of the stock offering on Atlantic Coast Federal's net worth and earnings potential as calculated by RP Financial;

        o The proposed dividend policy of Atlantic Coast Federal Corporation and Atlantic Coast Federal; and

        o The trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal also incorporated an analysis of a peer group of publicly-traded mutual holding companies that RP Financial considered to be comparable to Atlantic Coast Federal Corporation. The peer group analysis conducted by RP Financial included a total of 10 publicly-traded mutual holding companies with less than $1 billion in assets. The analysis of comparable publicly-traded institutions included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies, among other factors. RP Financial applied the peer group's pricing ratios as adjusted for certain qualitative valuation factors to account for differences between Atlantic Coast Federal Corporation's and the peer group, to Atlantic Coast Federal Corporation's pro forma earnings and book value to derive the estimated pro forma market value of Atlantic Coast Federal Corporation.

        In its review of the appraisal provided by RP Financial, the board of directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

        On the basis of the foregoing, RP Financial has advised Atlantic Coast Federal Corporation and Atlantic Coast Federal that in its opinion, dated July 27, 2004, the estimated pro forma market value of Atlantic Coast Federal Corporation on a fully converted basis ranged from a minimum of $93.5 million to a maximum of $126.5 million with a midpoint of $110.0 million. The board of directors of Atlantic Coast Federal determined that the common stock should be sold at $10.00 per share. Based on the estimated offering range and the purchase price, and taking into account that Atlantic Coast Federal Corporation must be at least a majority owned subsidiary of Atlantic Coast Federal, MHC as long as Atlantic Coast Federal, MHC is in mutual form, the number of shares of common stock that Atlantic Coast Federal Corporation will issue will range from between 3,740,000 shares and 5,060,000 shares, with a midpoint of 4,400,000 shares. The estimated offering range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in the financial condition of Atlantic Coast Federal Corporation and Atlantic Coast Federal or market conditions generally. In the event the estimated market value is updated to amend the value of Atlantic Coast Federal Corporation on a fully converted basis below $93.5 million or above $145.5 million, which is the maximum of the estimated fully converted valuation range, as adjusted by 15%, a new appraisal will be filed with the Office of Thrift Supervision.

        Based upon current market and financial conditions and recent practices and policies of the Office of Thrift Supervision, in the event Atlantic Coast Federal Corporation receives orders for common stock in excess of $50.6 million (the maximum of the estimated offering range) and up to $58.2 million (the maximum of the estimated offering range, as adjusted by 15%), Atlantic Coast Federal Corporation may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that Atlantic Coast Federal Corporation will receive orders for common stock in excess of the maximum of the estimated offering range or that, if these orders are received, that all such orders will be accepted because Atlantic Coast Federal Corporation's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects an increase in the valuation and the approval of the increase by the Office of Thrift Supervision. In addition, an increase in the number of shares above 5,060,000 shares, will first be used, if necessary, to fill the order of the employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the stock offering.

        The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Atlantic Coast Federal Corporation, reflecting the pro forma impact of the stock offering. Compared to the average pricing ratios of the peer group, Atlantic Coast Federal Corporation's pro forma pricing ratios at the midpoint of the offering range indicated a discount of 24.3% on a price-to-earnings basis, a discount of 17.0% on a price-to-book basis and a discount of 18.5% on a price-to-tangible book value basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the stock offering.

                                                                      Pro Forma       Pro Forma
                                                                       Price to        Price to     Pro Forma Price
                                                                       Earnings          Book       to Tangible Book
                                                                      Multiple(1)     Value Ratio     Value Ratio
                                                                     -------------   -------------  ----------------
Atlantic Coast Federal Corporation (fully converted basis) as of
July 27, 2004
     15% above maximum...........................................         29.47x          86.25%          87.63%
     Maximum.....................................................         25.28           82.93           84.40
     Midpoint....................................................         21.72           79.41           80.97
     Minimum.....................................................         18.25           75.10           76.74

All Full-Converted Thrifts Publicly Traded on the NYSE, NASDAQ &
AMEX as of July 27, 2004
     Averages....................................................         17.19x         153.75%         166.19%
     Medians.....................................................         15.98          144.48          156.64

Valuation of Peer Group Institutions (fully converted basis)
  as of July 27, 2004
     Averages....................................................         28.69x          95.68%          99.29%
     Medians.....................................................         28.77           90.45           96.58

--------------
(1) Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

        RP FINANCIAL'S VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THESE SHARES. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY ATLANTIC COAST FEDERAL CORPORATION OR ATLANTIC COAST FEDERAL, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF ATLANTIC COAST FEDERAL CORPORATION OR ATLANTIC COAST FEDERAL. THE VALUATION CONSIDERS ATLANTIC COAST FEDERAL AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF ATLANTIC COAST FEDERAL. MOREOVER, BECAUSE THIS VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE OFFERINGS WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE VALUATION DESCRIBED ABOVE.

        Prior to completion of the stock offering, the maximum of the estimated offering range may be increased up to 15% and the number of shares of common stock may be increased to 5,819,000 shares to reflect changes in market and financial conditions or to fill the orders of the employee stock ownership plan without the resolicitation of subscribers. See "- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the subscription offering.

        No sale of shares of common stock in the stock offering may be completed unless prior to such completion RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of Atlantic Coast Federal Corporation and Atlantic Coast Federal. If this confirmation is not received, Atlantic Coast Federal Corporation may cancel the stock offering, extend the offering period and establish a new estimated offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action the Office of Thrift Supervision may permit.

        Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price is not below the minimum or more than 15% above the maximum of the estimated offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the estimated offering range or more than 15% above the maximum of such range, or if the price per share or individual purchase limits are revised, purchasers will be resolicited and their subscription funds returned with interest at Atlantic Coast Federal's current rate of interest on savings accounts. All purchasers will be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering. Any change in the estimated offering range must be approved by the Office of Thrift Supervision.

        An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and Atlantic Coast Federal Corporation's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and Atlantic Coast Federal Corporation's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - We intend to grant stock options and restricted stock to the board and management following the stock offering which could reduce your ownership interest" and "Pro Forma Data."

        Copies of the appraisal report of RP Financial, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of Atlantic Coast Federal and the other locations specified under "Additional Information."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

        Under the plan of stock issuance, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

        o Depositors of Atlantic Coast Federal with account balances of at least $50.00 as of the close of business on December 31, 2002 ("Eligible Account Holders");

        o Tax-qualified employee plans, including the employee stock ownership plan ("Tax-Qualified Employee Plans");

        o Depositors of Atlantic Coast Federal with account balances of at least $50.00 as of the close of business on June 30, 2004 ("Supplemental Eligible Account Holders"); and

        o Depositors of Atlantic Coast Federal as of the close of business on July 31, 2004 who do not qualify in the preceding categories ("Other Members").


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

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of stock issuance and as described below under "- Limitations on Stock Purchases."

        PREFERENCE CATEGORY NO. 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

        (1)     $500,000 or 50,000 shares of common stock;

        (2) One-tenth of one percent of the total offering of shares of common stock; or

        (3) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Atlantic Coast Federal in each case as of the close of business on December 31, 2002, the "Eligibility Record Date," subject to the overall purchase limitations.

See "- Limitations on Stock Purchases."

        If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. For example, if an Eligible Account Holder with an unfilled subscription has qualifying deposits totaling $100, and the total amount of qualifying deposits for Eligible Account Holders with unfilled subscriptions was $1,000, then the number of shares that may be allocated to fill this Eligible Account Holder's subscription would be 10% of the shares remaining available, up to the amount subscribed for. Subscription rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Plans to purchase shares in excess of the maximum of the estimated offering range.

        To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all accounts in which he or she has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Atlantic Coast Federal or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 2002.

        PREFERENCE CATEGORY NO. 2: TAX-QUALIFIED EMPLOYEE PLANS. Each Tax-Qualified Employee Plan, including the employee stock ownership plan, shall be entitled to receive, without payment therefore, second priority, nontransferable subscription rights to purchase up to 10.0% of the common stock, provided that individually or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10.0% of the shares of common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated offering range. The proposed Atlantic Coast Federal Corporation Employee Stock Ownership Plan intends to purchase 8.0% of the shares of common stock sold in the stock offering, or 299,200 shares and 404,800 shares based on the minimum and maximum of the estimated offering range, respectively. Subscriptions by the Tax-Qualified Employee Plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and direct community offerings, including subscriptions of any of Atlantic Coast Federal's directors, officers, employees or associates thereof. Subscription rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Preference Category No. 1; provided, however, that notwithstanding any other provisions of the plan of stock issuance to the contrary, the Tax-Qualified Employee Plan shall have a first priority subscription right to the extent that the total number of shares of common stock sold in the stock offering exceeds the maximum of the estimated offering. In the event that the total number of shares offered in the stock offering is increased to an amount greater than then number of shares representing the maximum of the estimated offering range, each Tax-Qualified Employee Plan will have a priority right to purchase any such shares exceeding the maximum of the estimated offering range up to an aggregate of 10.0% of the common stock sold in the stock offering. See "Management - Benefits - Employee Stock Ownership Plan."

        PREFERENCE CATEGORY NO. 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and Tax Qualified Employee Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

        (1)     $500,000 or 50,000 shares of common stock;

        (2) One-tenth of one percent of the total offering of shares of common stock; or

        (3) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Atlantic Coast Federal in each case on the close of business on March 31, 2004, the "Supplemental Eligibility Record Date," subject to the overall purchase limitations.

See "- Limitations on Stock Purchases."

        If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation, including the number of shares, if any, allocated in accordance with Preference Category No. 1, equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

        PREFERENCE CATEGORY NO. 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall receive without payment therefor, fourth priority, non-transferable subscription rights to subscribe for shares of Atlantic Coast Federal Corporation common stock, up to $500,000 or 50,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock, subject to the overall purchase limitations.

        In the event the Other Members subscribe for a number of shares which, when added to shares subscribed for by Eligible Account Holders, the Tax-Qualified Employees Plans and Supplemental Eligible Accounts Holders, is in excess of the total number of shares of common stock offered in the stock offering, available shares will be allocated among the subscribing Other Members, to the extent possible, to purchase a number of shares sufficient to make his total allocation, equal to the lesser of the number of shares subscribed for or 100 shares. Any shares remaining after the allocation will be allocated among the Other Members whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Other Members whose subscriptions remain unfilled.

        EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The subscription offering will expire at 12:00 noon, Eastern Daylight Time, on September 14, 2004 (the "Subscription Expiration Date"), unless extended for up to 45 days or for such additional periods by Atlantic Coast Federal Corporation and Atlantic Coast Federal as may be approved by the Office of Thrift Supervision. The subscription offering may not be extended beyond September 1, 2006. Subscription rights which have not been exercised prior to the subscription expiration date, unless extended, will become void.

        Atlantic Coast Federal Corporation and Atlantic Coast Federal will not execute orders until at least the minimum number of shares of common stock, 4,080,000 shares, have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless this period is extended with the consent of the Office of Thrift Supervision, all funds delivered to Atlantic Coast Federal pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, Atlantic Coast Federal Corporation and Atlantic Coast Federal will notify subscribers of the extension of time and of any rights of subscribers to confirm, modify or rescind their subscriptions.

DIRECT COMMUNITY OFFERING

        To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members, we anticipate we will offer shares pursuant to the plan of stock issuance to members of the general public who receive a prospectus, with a preference given to natural persons residing in, Chatham, Coffee and Ware Counties, Georgia and Clay, Columbia, Duval and Nassau Counties, Florida. These natural persons are referred to as preferred subscribers. No person may subscribe for or purchase more than $500,000 of common stock in the direct community offering, if any, subject to the maximum purchase limitations. See "- Limitations on Stock Purchases." Atlantic Coast Federal Corporation and Atlantic Coast Federal may limit total subscriptions in the direct community offering so as to assure that the number of shares available for the syndicated community offering may be up to a specified percentage of the number of shares of common stock. Orders for stock received in any community offering must first be filled to a maximum of 2.0% of the shares offered in the stock offering and any remaining shares must be allocated on an equal number of shares per order until all orders have been filled.

        Finally, Atlantic Coast Federal Corporation and Atlantic Coast Federal may reserve shares offered in the direct community offering for sales to institutional investors. The opportunity to subscribe for shares of common stock in any direct community offering will be subject to the right of Atlantic Coast Federal Corporation and Atlantic Coast Federal, in their sole discretion, to accept or reject any orders in whole or in part from any person either at the time of receipt of an order or as soon as practicable following the Subscription Expiration Date. The direct community offering, if any, shall be for a period of not more than 45 days unless extended by Atlantic Coast Federal Corporation and Atlantic Coast Federal, and shall commence concurrently with, during or promptly after the subscription offering.

SYNDICATED COMMUNITY OFFERING

        As a final step in the stock offering, the plan of stock issuance provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Friedman Billings Ramsey as agent for Atlantic Coast Federal Corporation. We call this the syndicated community offering. We expect that the syndicated community offering will commence as soon as practicable after termination of the subscription offering and the direct community offering, if any. We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering. Neither Friedman Billings Ramsey nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Friedman Billings Ramsey has agreed to use its best efforts in the sale of shares in the syndicated community offering. Orders for stock received in any syndicated community offering must first be filled to a maximum of 2.0% of the shares offered in the stock offering and any remaining shares must be allocated on an equal number of shares per order until all orders have been filled.

        The price at which common stock is sold in the syndicated community offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering. No person may purchase more than $500,000 of common stock in the syndicated community offering, subject to the maximum purchase limitations. See "- Limitations on Stock Purchases."

        Friedman Billings Ramsey may enter into agreements with broker-dealers to assist in the sale of the shares in the syndicated community offering, although no agreements of this kind exist as of the date of this prospectus. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Friedman Billings Ramsey will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers.

        During the subscription offering and direct community offering, selected dealers may only solicit indications of interest from their customers to place orders with Atlantic Coast Federal Corporation as of a certain order date for the purchase of shares of Atlantic Coast Federal Corporation common stock. If Friedman Billings Ramsey and Atlantic Coast Federal Corporation believe that not enough indications of interest and orders have been received in the subscription offering and direct community offering to complete the stock offering, Friedman Billings Ramsey will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. The selected dealers will send confirmations of the orders to these customers on the next business day after the order date. The selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date.

        Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, the selected dealers will deposit funds to the account established by Atlantic Coast Federal for each selected dealer. Each customer's funds forwarded to Atlantic Coast Federal, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by Atlantic Coast Federal from the selected dealers, funds will earn interest at Atlantic Coast Federal's current rate on savings accounts until the completion or termination of the stock offering. Funds will be promptly returned, with interest, in the event the stock offering is not consummated as described above.

        The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by Atlantic Coast Federal Corporation with the approval of the Office of Thrift Supervision. The syndicated community offering may not be extended past September 1, 2006. See "- How We Determined Our Price and the Number of Shares to be Sold in the Stock Offering" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

OTHER RESTRICTIONS

        Notwithstanding any other provision of the plan of stock issuance, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state "blue sky" regulations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase, and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

LIMITATIONS ON STOCK PURCHASES

        The plan of stock issuance includes the following limitations on the number of shares of Atlantic Coast Federal Corporation common stock which may be purchased in the stock offering:

        (1) No fewer than 25 shares of common stock may be purchased, to the extent shares are available;

        (2) Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

                (a)     $500,000 or 50,000 shares of common stock;

                (b) One-tenth of one percent of the total offering of shares of common stock; or

                (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Atlantic Coast Federal in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

        (3) The Tax-Qualified Employee Plans, including an employee stock ownership plan, may purchase in the aggregate up to 10.0% of the shares of common stock issued in the stock offering, and including any additional shares sold in the event of an increase in the estimated offering range; although at this time the employee stock ownership plan intends to purchase only 8.0% of the shares sold in the stock offering;

        (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

                (a)     $500,000 or 50,000 shares of common stock;

                (b) One-tenth of one percent of the total offering of shares of common stock; or

                (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Atlantic Coast Federal in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

        (5) Each Other Member may subscribe for and purchase in the subscription offering up to $500,000 (50,000 shares) or one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitations in clause (7) below;

        (6) Persons purchasing shares of common stock in the direct community or syndicated public offering may purchase in the direct community or syndicated community offering respectively, up to $500,000 or 50,000 shares of common stock, subject to the overall limitation in clause (7) below;

        (7) Except for the Tax-Qualified Employee Plans, irrespective of the purchase limitations set forth in clauses 2(c) and 4(c) above, the maximum number of


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

                shares of Atlantic Coast Federal Corporation common stock subscribed for or purchased in all categories of the offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $500,000 or 50,000 shares of the common stock sold in the stock offering;

        (8) No more than 25% of the total number of shares offered for sale in the stock offering may be purchased by directors and officers of Atlantic Coast Federal and their associates in the aggregate, excluding purchases by Tax-Qualified Employee Plans; and

        (9) The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $500,000 or 50,000 shares.

        Subject to any required regulatory approval and the requirements of applicable laws and regulations, the boards of directors of Atlantic Coast Federal Corporation and Atlantic Coast Federal may, in their sole discretion decrease the maximum purchase limitations and any other purchase limitations, or increase the individual amount permitted to be subscribed for to a maximum of 9.99% of the number of shares sold in the stock offering, provided that orders for shares exceeding 5% of the shares being offered in the stock offering shall not exceed, in the aggregate, 10% of the shares being offered in the stock offering. Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

        The term "associate" when used to indicate a relationship with any person means:

        o Any corporation or organization (other than Atlantic Coast Federal, Atlantic Coast Federal Corporation, or a majority-owned subsidiary of either of them) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

        o Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity;

        o Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Atlantic Coast Federal, Atlantic Coast Federal Corporation or any subsidiary of Atlantic Coast Federal, or Atlantic Coast Federal Corporation or any affiliate thereof; and

        o Any person acting in concert with any of the persons or entities specified above;

provided, however, that Tax-Qualified or Non-Tax Qualified Employee Plans will not be deemed to be an associate of any director or officer of Atlantic Coast Federal Corporation or Atlantic Coast Federal, to the extent provided in the plan of stock issuance. When used to refer to a person other than an officer or director of Atlantic Coast Federal, the board of directors of Atlantic Coast Federal or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.

        The term "acting in concert" is defined to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax Qualified Employee Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will each be delegated. The determination of whether a group is acting in concert shall be made solely by the board of directors of Atlantic Coast Federal or officers delegated by such board of directors and may be based on any evidence upon which such board or delegatee chooses to rely.

MARKETING ARRANGEMENTS

        We have retained Friedman Billings Ramsey as our financial and marketing advisor to consult with and to advise Atlantic Coast Federal Corporation, and to assist Atlantic Coast Federal Corporation, on a best efforts basis, in the distribution of the shares of common stock in the subscription offering and direct community offering. The services that Friedman Billings Ramsey will provide include, but are not limited to:

        o Training the employees of Atlantic Coast Federal who will perform ministerial functions in the subscription offering and direct community offering regarding the mechanics and regulatory requirements of the stock offering process;

        o Managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders; and

        o       Preparing marketing materials.

        For its services, Friedman Billings Ramsey will receive a management fee of $25,000 and a success fee of 0.90% of the aggregate purchase price of the shares sold in the stock offering, less any shares of common stock sold to our directors, officers and employees and the Tax-Qualified Employee Plans. The success fee paid to Friedman Billings Ramsey will be reduced by the amount of the management fee. In the event that selected dealers are used to assist in the sale of shares of Atlantic Coast Federal Corporation common stock in the direct community offering, these dealers will be paid a fee of up to 7.0% of the total purchase price of the shares they sell. Atlantic Coast Federal Corporation and Atlantic Coast Federal have agreed to indemnify Friedman Billings Ramsey against certain claims or liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments Friedman Billings Ramsey may be required to make in connection with any such claims or liabilities.

        Sales of shares of Atlantic Coast Federal Corporation common stock will be made by registered representatives affiliated with Friedman Billings Ramsey or by the broker-dealers managed by Friedman Billings Ramsey. Friedman Billings Ramsey has undertaken that the shares of Atlantic Coast Federal Corporation common stock will be sold in a manner which will ensure that the distribution standards of the Nasdaq Stock Market will be met. A stock information center will be established at Atlantic Coast Federal's office located at 505 Haines Avenue, Waycross, Georgia. Atlantic Coast Federal Corporation will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, and sales of Atlantic Coast Federal Corporation common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of Atlantic Coast Federal Corporation common stock in those states where the law permits. No officer, director or employee of Atlantic Coast Federal Corporation or Atlantic Coast Federal will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock. Friedman Billings Ramsey has not prepared a report or opinion constituting recommendations or advice to Atlantic Coast Federal or Atlantic Coast Federal Corporation in connection with the stock offering. In addition, Friedman Billings Ramsey has expressed no opinion as to the prices at which Atlantic Coast Federal Corporation common stock to be offered in the stock offering may trade.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION OFFERING

        To ensure that each purchaser receives a prospectus at least 48 hours before the Subscription Expiration Date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to that date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

        To purchase shares in the subscription offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Atlantic Coast Federal, which may be given by completing the appropriate blanks in the order form, must be received by Atlantic Coast Federal by 12:00 Noon, Eastern Daylight Time, on the Subscription Expiration Date, unless extended. In addition, Atlantic Coast Federal Corporation and Atlantic Coast Federal will require a prospective purchaser to execute a certification in the form required by applicable Office of Thrift Supervision regulations in connection with any sale of common stock. Order forms which are not received by this time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted. In addition, Atlantic Coast Federal Corporation will not accept orders submitted on photocopied or facsimiled order forms nor order forms unaccompanied by an executed certification form. Atlantic Coast Federal Corporation has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of Atlantic Coast Federal Corporation, unless the stock offering has not been completed within 45 days after the end of the subscription offering, or this period has been extended.

        In order to ensure that Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, December 31, 2002, the Supplemental Eligibility Record Date, March 31, 2004, or the date for Other Members, July 31, 2004, must list all accounts on the stock order form giving all names in each account and the account numbers.

        Payment for subscriptions may be made:

        o By check or money order, provided that in the case of orders of $50,000 or more, the check must be certified;

        o By authorization of withdrawal from deposit accounts maintained with Atlantic Coast Federal (including a certificate of deposit); or

        o In cash, if delivered in person at any office of Atlantic Coast Federal, although we request that you exchange cash for a check with any of our tellers.

        No wire transfers will be accepted. Payments for shares subscribed for, other than withdrawals from a deposit account at Atlantic Coast Federal, will be deposited in a segregated deposit account at Atlantic Coast Federal or in a trust account at PFF Bank & Trust, Pomona, California, an FDIC insured financial institution. Interest will be paid on payments made by cash, check or money order at our then-current savings account rate from the date payment is received until completion of the stock offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of Atlantic Coast Federal Corporation common stock has been sold or the plan of stock offering is terminated, whichever is earlier.

        If a subscriber authorizes Atlantic Coast Federal to withdraw the amount of the purchase price from his or her deposit account, Atlantic Coast Federal will do so as of the effective date of the completion of the stock offering. Atlantic Coast Federal will waive any applicable penalties for early withdrawal from certificate accounts.

        In the event of an unfilled amount of any subscription order, Atlantic Coast Federal Corporation will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the stock offering. If for any reason the stock offering is not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at Atlantic Coast Federal.

        If any Tax-Qualified Employee Plans or Non-Tax Qualified Employee Plans subscribe for shares during the subscription offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but rather, may pay for shares of common stock subscribed for at the purchase price upon completion of the subscription offering and direct community offering, if all shares are sold, or upon completion of the syndicated community offering if shares remain to be sold in that offering. In the event that, after the completion of the subscription offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this prospectus, the Tax-Qualified and Non-Tax Qualified Employee Plans will be entitled to increase their subscription by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range, provided that such subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

        Owners of self-directed IRA may use the assets of their IRAs to purchase shares of Atlantic Coast Federal Corporation common stock in the subscription offering and direct community offering. Federal law requires that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the offerings make the purchases for the exclusive benefit of the IRAs. IRAs maintained at Atlantic Coast Federal are not self-directed IRAs and any interested parties wishing to use IRA funds for stock purchases may do so, but are advised to contact the stock information center at
(866) 579-9631 for additional information as soon as possible.

        The records of Atlantic Coast Federal will be deemed to control with respect to all matters related to the existence of subscription rights and one's ability to purchase shares of common stock in the subscription offering.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

        Pursuant to rules and regulations of the Office of Thrift Supervision, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of stock issuance or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for that person's account. Each person exercising subscription rights will be required to certify that the person is purchasing shares solely for the person's own account and that the person has no agreement or understanding regarding the sale or transfer of the shares. Regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the stock offering.

        We will refer to the Office of Thrift Supervision any situations that we believe may involve a transfer of subscription rights and will not honor orders believed by us to involve the transfer of these rights.

DELIVERY OF CERTIFICATES

        Certificates representing common stock issued in the stock offering will be mailed by Atlantic Coast Federal Corporation's transfer agent to the persons entitled thereto at the addresses of the persons appearing on the stock order form as soon as practicable following completion of the stock offering. Any certificates returned as undeliverable will be held by Atlantic Coast Federal Corporation until claimed by persons legally entitled to them or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, they may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

REQUIRED APPROVALS

        Various approvals of the Office of Thrift Supervision are required in order to consummate the stock offering. The Office of Thrift Supervision has approved the plan of stock issuance subject to standard conditions.

RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE STOCK OFFERING

        All shares of common stock purchased in connection with the stock offering by a director or an executive officer of Atlantic Coast Federal Corporation and Atlantic Coast Federal will be subject to a restriction that the shares not be sold for a period of one year following the stock offering except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

        Purchases of common stock of Atlantic Coast Federal Corporation by directors, executive officers and their associates during the three-year period following completion of the stock offering may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Atlantic Coast Federal Corporation's outstanding common stock or to purchases of stock pursuant to an employee stock benefit plan.

        Pursuant to Office of Thrift Supervision regulations, in general Atlantic Coast Federal Corporation may not repurchase any shares of the common stock, for a period of one year following the stock offering, other than pursuant to (a) an offer to all stockholders on a pro rata basis which is approved by the Office of Thrift Supervision or (b) through open market purchases of up to 5% of the outstanding stock where extraordinary circumstances exist.

                     PROPOSED STOCK PURCHASES BY MANAGEMENT

        The following table sets forth, for each of Atlantic Coast Federal's directors and executive officers both individually and as a group, the number of shares of common stock they have preliminarily indicated they intend to purchase assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through IRAs and by associates. These purchases are intended for investment purposes only, and not for resale. Directors, officers, their associates and employees will pay the same price as all other purchasers in the stock offering.

                                                      At the Minimum of the        At the Maximum of the
                                                    Estimated Offering Range      Estimated Offering Range
                                                  ----------------------------  ----------------------------
                                                                 As a Percent                  As a Percent
                                                   Number of      of Shares      Number of      of Shares
              Name                     Amount        Shares        Offered         Shares        Offered
---------------------------------   -----------   -----------   --------------  -----------   --------------
DIRECTORS:

John M. Hinson                     $    135,000       13,500         0.36%          13,500          0.27%

Robert J. Larison, Jr.                  500,000       50,000         1.34           50,000          0.99

Charles E. Martin, Jr.                  110,000       11,000         0.29           11,000          0.22

I. J. McGahee                           300,000       30,000         0.80           30,000          0.59

Cyril M. Morris                          50,000        5,000         0.13            5,000          0.10

Jon C. Parker                           400,000       40,000         1.07           40,000          0.79

Robert J. Smith                         150,000       15,000         0.40           15,000          0.30

Forrest W. Sweat, Jr.                   350,000       35,000         0.94           35,000          0.69

H. Dennis Woods                         125,000       12,500         0.33           12,500          0.25

EXECUTIVE OFFICERS:

Marsha A. Boyette                       500,000       50,000         1.34           50,000          0.99

Joanne Q. Heinrich                       75,000        7,500         0.20            7,500          0.15

Phillip Scott Hubacher                  400,000       40,000         1.07           40,000          0.79

Herman L. Klinger                       350,000       35,000         0.94           35,000          0.69

Diane S. Wade                           100,000       10,000         0.27           10,000          0.19
---------------------------------   -----------   -----------   --------------  -----------   --------------

All directors and executive
officers as a group (14 persons)    $ 3,545,000      354,500         9.48%         354,500          7.01%
                                    ===========   ===========   ==============  ===========   ==============

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

        When used in this filing and in future filings by Atlantic Coast Federal Corporation with the Securities and Exchange Commission, in Atlantic Coast Federal Corporation's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases, "anticipate," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projected," or similar expressions are intended to identify, "forward-looking statements." Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in Atlantic Coast Federal Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Atlantic Coast Federal Corporation's market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

        Atlantic Coast Federal Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investing activities, and competitive and regulatory factors, could affect Atlantic Coast Federal Corporation's financial performance and could cause Atlantic Coast Federal Corporation's actual results for future periods to differ materially from those anticipated or projected.

        Atlantic Coast Federal Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

GENERAL

        On November 1, 2000, Atlantic Coast Federal converted its charter from a federally-chartered credit union to a federally-chartered thrift. On that date the name was changed from Atlantic Coast Federal Credit Union to Atlantic Coast Federal, and we became a taxable organization.

        On May 30, 2002, Atlantic Coast Federal adopted a plan of mutual holding company reorganization to reorganize into a three-tier mutual holding company. The reorganization became effective on January 1, 2003. Following the reorganization, Atlantic Coast Federal became a wholly-owned subsidiary of Atlantic Coast Federal Corporation, which became a wholly-owned subsidiary of Atlantic Coast Federal, MHC. The transaction was accounted for at historical cost.

        Our principal business has historically consisted of attracting deposits from the general public and the business community and making loans secured by various types of collateral, including real estate and general business assets. Atlantic Coast Federal Corporation is significantly affected by prevailing economic conditions as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities, fee structures, and level of personal income and savings. Lending activities are influenced by the demand for funds, the number and quality of lenders, and regional economic cycles. Sources of funds for lending activities of Atlantic Coast Federal Corporation include deposits, borrowings, payments on loans, maturities of securities and income provided from operations. Atlantic Coast Federal Corporation's earnings are primarily dependent upon Atlantic Coast Federal Corporation's net interest income, the difference between interest income and interest expense.

        Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on such deposits and borrowings. Atlantic Coast Federal Corporation's earnings are also affected by Atlantic Coast Federal Corporation's provisions for loan losses, service charges, gains from sales of loans, commission income, interchange fees, other income, operating expenses and income taxes.

CRITICAL ACCOUNTING POLICIES

        Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could effect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers. Management believes that its critical accounting policies include determining the allowance for loan losses, determining the fair value of securities, accounting for deferred income taxes, and the valuation of intangible assets including goodwill. Atlantic Coast Federal Corporation's accounting policies are discussed in detail in Note 1 of the "Notes to the Consolidated Financial Statements."

        The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using the past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as special mention, substandard, or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

        We believe that the allowance for loan losses and related provision expense are particularly susceptible to material change in the near term as a result of significant changes in individual borrower circumstances on larger dollar loans. The allowance for loan losses was $3.9 million at March 31, 2004 and $6.6 million, $4.7 million and $3.8 million as of December 31, 2003, 2002 and 2001, respectively. The decrease in the allowance for loan losses from December 31, 2003 to March 31, 2004 was primarily due to a $4.0 million charge-off occurring in the first quarter of 2004 on one impaired loan relationship. The allowance for loan losses as a percentage of total loans was 0.86% at March 31, 2004 and 1.49%, 1.22% and 1.11% as of

December 31, 2003, 2002 and 2001, respectively. Provision for loan losses totaled $1.5 million and $1.1 million for the three months ended March 31, 2004 and 2003. Provision for loan losses totaled $4.2 million, $3.7 million and $2.1 million for the years ending December 31, 2003, 2002 and 2001, respectively. This data demonstrates the manner in which the allowance for loan losses and related provision expense can change over long-term and short-term periods. Changes in economic conditions, the nature and size of the loan portfolio and individual borrower conditions can dramatically impact our required level of allowance for loan losses in relatively short periods of time. The amount of allowance for loan losses allocated to individually evaluated loan relationships increased by $2.4 million during the year ending December 31, 2003, and management anticipates that large individual specific allowance for loan losses allocations may be required in future periods as changes in borrower conditions can change in relatively short time periods.

        As discussed in greater detail in the "Comparison of Financial Condition at December 31, 2003 and 2002," the allowance for loan losses as of December 31, 2003 includes a specific allowance for loan losses allocation of $150,000 for a pool of leases for which management is vigorously pursuing collection. The leases were collateralized by small equipment and automobiles. In addition, each lease was backed by a surety bond, obtained by the seller from an insurance company and provided as part of the purchase agreement for the pool of leases. The surety bonds obligated the insurance company to pay even in the event there was fraud. In early 2002, we filed claims with the surety for past due payments. During 2002, the surety did not perform on the claims made on it. The surety has alleged that most, if not all, of the leases sold by the seller were fraudulent or fictitious. The surety has filed a suit against the seller of the leases. Subsequent to the suit against the seller, the surety later named Atlantic Coast Federal as a defendant. We have filed a suit against the surety, asserting among other things, breach of contract and bad faith in issuing the bond and then failing to perform. In 2002, the bankruptcy trustee informed us that certain leases included in the lease pool purchased by Atlantic Coast Federal were fictitious. As a result, we charged-off approximately $251,000 of the lease balances during 2002. During 2003, management continued to pursue collection on the surety bonds. Also, in 2003, we charged-off an additional $664,000 of the lease balances. At December 31, 2003, the remaining balance on these leases was approximately $1.0 million, and management has allocated approximately $150,000 of the allowance for loan losses with respect to these leases.

        The previous charge-offs on these leases and the current level of allowance for loan losses allocation for the remaining balance of these leases are indicative of our best estimate of the probable losses incurred, based on consultation with legal counsel. Collection of any portion of the lease balances, including the $850,000 net amount included in our financial statements as of December 31, 2003, or the gross amount of $1.9 million, cannot be assured. We believe that there is a possibility that no amount will be collected in the future; therefore, we may incur additional losses up to the $850,000 net amount remaining as an asset. Together with our legal counsel we continue to monitor the legal aspects of the collection efforts on the surety bonds. Should future events cause management to determine that additional losses are probable and can be reasonably estimated, the allowance for loan losses and provision for loan losses will be increased.

        Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated other comprehensive income, net of tax. Atlantic Coast Federal Corporation obtains market values from a third party on a monthly basis in order to adjust the securities to fair value. As a result of changes in the fair market value of Atlantic

Coast Federal Corporation's available for sale securities portfolio, other comprehensive income/(loss) totaled $(73,000), $44,000 and $118,000 for 2003, 2002, and 2001, respectively. Additionally, securities available for sale and held to maturity are required to be written down to fair value when a decline in fair value is not temporary; therefore, future changes in the fair value of securities could have a significant impact on Atlantic Coast Federal Corporation's operating results. In determining whether a market value decline is other than temporary, management considers the reason for the decline, the extent of the decline and the duration of the decline.

        Atlantic Coast Federal Corporation assesses the carrying value of intangible assets including goodwill annually in order to determine if such intangible assets are impaired. In reviewing the carrying value of intangible assets, Atlantic Coast Federal Corporation assesses the recoverability of such assets by evaluating the fair value of Atlantic Coast Federal Corporation's community banking segment which is our only business segment. Any impairment would be required to be recorded during the period identified. Atlantic Coast Federal Corporation's goodwill totaled $2.7 million as of December 31, 2003; therefore, if Atlantic Coast Federal Corporation's goodwill was determined to be impaired, Atlantic Coast Federal Corporation's financial results could be materially impacted.

        After converting to a federally-chartered savings association, Atlantic Coast Federal became a taxable organization. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary difference between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. The Internal Revenue Code and applicable regulations are subject to interpretation with respect to the determination of the tax basis of assets and liabilities for credit unions that convert charters and become a taxable organization. Since Atlantic Coast Federal's transition to a federally-chartered thrift, Atlantic Coast Federal Corporation has recorded income tax expense based upon management's interpretation of the applicable tax regulations. Positions taken by Atlantic Coast Federal Corporation in preparing our federal and state tax returns are subject to the review of taxing authorities, and the review of the positions we have taken by taxing authorities could result in a material adjustment to our financial statements.

BUSINESS STRATEGY

        We have concentrated our lending efforts on the origination of one- to four-family mortgage loans along with various consumer loans and other secured commercial loans (including commercial real estate and construction lending) for portfolio retention. Our business strategy emphasizes retail deposits along with Federal Home Loan Bank advances as its principal sources of funds.

        Our primary objective is to remain an independent, community oriented financial institution serving customers in its primary market area. The board of directors has sought to accomplish this objective through the adoption of a strategy designed to maintain profitability, a strong capital position and high asset quality. This strategy primarily involves (i) emphasizing the origination of one- to-four family residential mortgage loans, multi-family loans, commercial real estate loans and commercial construction loans, (ii) maintaining a portfolio of securities with various types of investments, (iii) controlling operating expenses while providing high quality customer service, (iv) purchasing residential mortgage loans for the purpose of interest rate risk management, and (v) increasing non-interest income through revisions to our service fee structure.

        On May 29, 2003, the board of directors adopted a resolution addressing certain areas of operation of Atlantic Coast Federal in response to examination findings by the Office of Thrift Supervision during the regularly scheduled examination in the first quarter of 2003. The resolution addressed limiting the total assets of Atlantic Coast Federal to no more than $510.0 million at December 31, 2003. In addition, the board of directors agreed to discontinue certain lending activities until adequate staffing, underwriting policies and procedures, and loan review programs were established and reviewed by the Office of Thrift Supervision. These lending activities consisted of non-residential construction, non-residential real estate, multi-family real estate, land acquisition and land development, and non-mortgage commercial loans. As of October 2003, we believe we had addressed all matters related to the resolution and began to originate such loans other than commercial business and commercial construction loans. There was no limitation on total assets subsequent to December 31, 2003. Our ability to originate commercial business loans and commercial construction loans, which makes up less than 4.0% of our loan portfolio, was also reinitiated in April 2004 after a review by the Office of Thrift Supervision during our regularly scheduled examination in the first quarter of 2004. We anticipate that we will begin to grow our commercial lending business in the future.

        In connection with the stock offering, we anticipate receiving between $36.2 million and $56.8 million in net proceeds. We anticipate utilizing the net proceeds as described in "How We Intend to Use the Proceeds." We anticipate the proceeds will result in an immediate increase in assets, and we anticipate future growth through normal expansion of products and services into new and existing markets, although no specific plans exist at the time. Our results of operations may be significantly impacted by our ability to effectively utilize the proceeds from the stock offering. Should we not be able to invest a significant portion of the proceeds in assets with favorable yields, our financial performance could be negatively impacted.

DISCUSSION OF THE MOST RECENTLY CONCLUDED OFFICE OF OFFICE OF THRIFT SUPERVISION EXAMINATION

        On April 14, 2004, the Office of Thrift Supervision informed management during the exit interview that all previously imposed commercial lending restrictions were being lifted as a result of the completed examination. Management intends to re-focus efforts on the growth of the commercial loan portfolio with particular emphasis on commercial real estate loans.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2004 AND DECEMBER 31, 2003.

        GENERAL. Deposits increased $99.8 million to $492.1 million at March 31, 2004 from $392.3 million at December 31, 2003. A significant amount of this growth was related to deposits received as a result of Atlantic Coast Federal Corporation's filing with the Securities and Exchange Commission and the Office of Thrift Supervision for the proposed stock offering. Depositors established accounts or added new funds to existing accounts in the sum of $76.9 million from the filing date of March 24, 2004 to March 31, 2004 to take advantage of priority subscription rights in the stock offering. In April 2004, most of these deposits were withdrawn. The remaining growth came from normal operations. As a result of this growth in deposits, additional borrowings of $20.0 million, and growth in our underlying core business, total assets increased $122.9 million, or 24.6%, to $621.9 million at March 31, 2004 from $499.0 million at December 31, 2003. Asset growth was primarily comprised of $71.7 million in cash and cash equivalents, $30.2 million in securities available for sale and $21.1 million in net loans.

        ASSETS. Our net loan portfolio increased $21.1 million, or 4.8%, to $456.7 million at March 31, 2004 from $435.6 million at December 31, 2003. New loan originations totaled $55.9 million in the first three months of 2004 of which $35.9 million or 64.2% was for one- to four-family mortgages or residential construction loans, $11.1 million or 19.9% for installment auto loans and $6.9 million or 12.3% for home equity loans. We also sold approximately $10.0 million of residential mortgage loans, and we expect that we will continue to sell certain long-term fixed rate mortgages in future periods as a part of our overall asset/liability management strategy. We believe our lending strategy will continue to focus on the origination of residential mortgage loans and decreasing originations of other consumer loans such as credit card and automobile loans. In addition, we anticipate increasing our commercial lending focus, particularly related to commercial real estate lending.

        Securities available for sale increased $30.2 million, or 116.2%, to $56.2 million at March 31, 2004 from $26.0 million at December 31, 2003. The increase is attributable to investments in the Merrill Lynch Money Fund for $18.3 million and the Merrill Lynch Tax Exempt Mutual Fund for $16.1 million. The Merrill Lynch Money Fund is maintained as an overnight investment fund for cash received from matured investments or other excess funds. The Merrill Lynch Money Fund is primarily comprised of short-term US Government and Agency securities and other short-term liquid securities. The Tax Exempt Mutual Fund is also being used as an overnight or interim investment vehicle. Investments in the Tax Exempt Mutual Fund are in a diversified portfolio of short-term tax-exempt securities, all of which must have one of the two highest ratings from a nationally recognized rating agency. Atlantic Coast Federal Corporation anticipates that other short-term investments may be utilized in the future as liquidity levels increase as a result of the proceeds from the stock offering until such funds can be redeployed into loans or other long-term investments.

        The investment in Federal Home Loan Bank stock increased approximately $1.0 million in order to maintain required investment levels following our additional borrowings as discussed below.

        Our allowance for loan losses at March 31, 2004 was $3.9 million or 0.86% of total loans compared to $6.6 million or 1.49% of total loans at December 31, 2003. Net charge-offs for the first quarter of 2004 were $4.2 million compared to $273,000 for the first quarter of 2003. The increase in net charge-offs, the decline in the allowance for loan losses and the decline in the percentage of the allowance for loan losses to total loans were all primarily due to a charge-off totaling $4.0 million on an individual problem loan relationship. Individual borrower conditions may change in a relatively short time period and thereby require changes in our loan loss allocations for such loans. In addition, as a loan is identified as a loss, it is then charged-off. Identification of such changes necessary for loss allocations as well as charge-offs of loans may cause our allowance for loan losses to total loans ratio to fluctuate such as the change reported as of March 31, 2004 as compared to December 31, 2003. As discussed in the "Comparison of Financial Condition at December 31, 2003 and 2002," during the year ending December 31, 2003, management identified significant concerns relative to the collectibility of this loan relationship and allocated approximately $2.8 million of the allowance for loan losses to this loan relationship based on estimates of expected cash flows and estimates of collateral value. During the year ended December 31, 2003, no portion of the loan relationship was charged-off as the borrower continued to perform under the terms of their agreement. In May 2004, management learned that key business permits had been revoked by the municipality where the borrower operated during the quarter ending March 31, 2004 resulting in a cessation of operations during the first quarter of 2004. Accordingly, management determined that it was


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appropriate to record additional provisions for loan losses totaling approximately $1.4 million for this loan relationship in the first quarter of 2004 and charge-off approximately $4.0 million of the relationship as of March 31, 2004. The additional provision for loan losses is primarily a result of the elimination of any expected future operating cash flows as the borrower is expected to declare bankruptcy. As of March 31, 2004, the remaining balance of this loan relationship is approximately $949,000, and management has allocated approximately $209,000 of the allowance for loan losses to this remaining balance. The remaining balance represents management's current estimate of the fair value of the underlying collateral consisting primarily of commercial real estate properties, however, management determined that it was appropriate to provide an allowance for loan losses allocation to this balance in recognition of the uncertainty of the ultimate value that will be obtained from the collateral.

        The allowance for loan losses consists of general allowance allocations made for pools of homogenous loans and specific allowance allocations on individual loans for which management has significant concerns regarding borrowers' ability to repay the loans in accordance with the terms of the loans. To the best of management's knowledge, the allowance for loan losses represents all known and inherent losses that are both probable and reasonably estimated at March 31, 2004. Non-performing loans totaled approximately $5.0 million and $7.6 million at March 31, 2004 and December 31, 2003, and total impaired loans were approximately $7.7 million and $11.4 million at March 31, 2004 and December 31, 2003, respectively. The decrease in impaired loans is primarily due to the loan charge-off described above. The circumstances for our other impaired loans remained generally unchanged from December 31, 2003. In determining the amount of allowance for loan loss allocations needed for impaired and non-performing loans, management has considered expected future borrower cash flows and the estimated realizable value of underlying collateral, and management believes that allocations made for such loans at March 31, 2004 and December 31, 2003 are adequate at $1.7 million and $4.1 million, respectively.

        As discussed in more detail under "Comparison of Financial Condition at December 31, 2003 and 2002," the allowance for loan losses as of December 31, 2003 included a specific allowance for loan losses allocation of $150,000 for a pool of leases for which management is vigorously pursuing collection. As of March 31, 2004, the remaining balance of these leases was $1.0 million with a specific allowance for loan losses allocation of $150,000. The previous charge-offs on these leases and the current level of allowance for loan losses allocation for the remaining balance of these leases are indicative of our best estimate of the probable losses incurred, based on consultation with legal counsel. Collection of any amount, including the $850,000 net amount included in our financial statements as of March 31, 2004, cannot be assured. We believe that there is a possibility that no amount will be collected in the future; therefore, we may incur additional losses up to the $850,000 net amount remaining as an asset.

        DEPOSITS. Total deposits increased by $99.8 million, or 25.4%, to $492.1 million at March 31, 2004 from $392.3 million at December 31, 2003. This growth primarily resulted from deposits received from new and existing depositors during March 2004 who were establishing or expanding subscription rights for the stock offering. Such deposits totaled $76.9 million. In April 2004, most of these deposits were withdrawn. The remaining growth came from normal operations that included growth of $14.5 million from a new tiered, interest checking product as well as certificate of deposit growth of $8.4 million. Atlantic Coast Federal Corporation expects future deposit growth as Atlantic Coast Federal Corporation expands its products and services in new and existing markets.


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        BORROWINGS. Federal Home Loan Bank advances increased $20.0 million, or
32.8% to $81.0 million at March 31, 2004 from $61.0 million at December 31, 2003. The additional borrowings are 10-year notes with $5.0 million at a fixed rate of 3.46% and $15.0 million at a rate of LIBOR plus 22 basis points. Approximately half of the increased Federal Home Loan Bank borrowings were used for liquidity purposes to replace a large block of maturing certificates of deposits that had originated at premium rates during a deposit promotion program in 2003. The remaining funds were used to fund loan growth during the quarter. Management expects that Federal Home Loan Bank advances will continue to provide us with a significant additional funding source to meet the needs of its lending activities.

        EQUITY. Total equity increased $64,000 to $43.3 million at March 31, 2004 from $43.2 million at December 31, 2003. Our net income of $341,000 increased equity while the changes in accumulated other comprehensive income resulted in a decrease of equity of $277,000. The change in accumulated other comprehensive income was made up of an increase of $43,000, net of tax, in the market value of securities available for sale and a decrease of $320,000, net of tax, in the market value of interest rate swaps being used to hedge the cash flows of certain Federal Home Loan Bank advances. The equity to assets ratio was 6.96% at March 31, 2004 compared to 8.66% at December 31, 2003. The decrease was primarily the result of the noted deposit activity that significantly increased deposits and concurrently increased cash and short-term investments. As a result of these changes, our regulatory capital ratios declined, however, we remained in excess of all minimum capital requirements to be "well capitalized" as of March 31, 2004. Total capital to risk weighted assets was 10.2%, tier 1 capital to risk weighted assets was 9.7% and tier 1 capital to total adjusted total assets was 6.5% as of March 31, 2004. These ratios as of December 31, 2003 were 12.4%, 11.7% and 8.1% respectively.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2003 AND 2002

        GENERAL. Total assets increased by $51.3 million, or 11.5%, to $499.0 million at December 31, 2003 from $447.7 million at December 31, 2002. The increase is primarily a result of an increase in net loans of $55.8 million and an increase in investments in life insurance totaling $3.2 million partially offset by decreases in cash and cash equivalents and securities available for sale. The increase in total assets was funded by an increase in customer deposits of $31.4 million and an increase in Federal Home Loan Bank advances of $15.5 million during 2003.

        During 2003, Atlantic Coast Federal purchased two branch office facilities and assumed related deposits from another financial institution. Approximately $16.2 million of deposits were assumed, $1.5 million in fixed assets acquired, $4.0 million in loans acquired, $44,000 in other liabilities were assumed and $9.1 million of cash was received. The transaction resulted in both amortizable intangibles and non-amortizable goodwill, totaling $1.6 million. The core deposit intangible (approximately $380,000) is being amortized to expense over 10 years using an accelerated method. Atlantic Coast Federal acquired the branch at this premium to expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and improve customer convenience by adding new locations.

        ASSETS. Our loan portfolio increased from $384.7 million to $441.7 million from December 31, 2002 to December 31, 2003. Atlantic Coast Federal Corporation's lending strategy has changed significantly during the past few years emphasizing the origination of residential mortgage loans and decreasing originations of other consumer loans such as credit


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

card and automobile loans. In addition, our lending strategy has focused on commercial lending, primarily related to commercial real estate lending and construction loans. Accordingly, management determined that it was appropriate to sell the credit card portfolio in 2003 in order to capitalize on its considerable value and utilize the proceeds to fund other lending activities. We do not anticipate significant future originations of credit card loans. As a result of these changes in our lending strategy, our number of loans has decreased and our loan balances have increased during the past several years as commercial and mortgage loans generally have larger balances than consumer loans. During 2003, we purchased approximately $34.7 million of short term and adjustable rate loans originated by other financial institutions for interest rate risk management. These purchases supplemented Atlantic Coast Federal Corporation's internal loan origination efforts during 2003. We also sold approximately $9.7 million of residential mortgage loans, and we expect that we will continue to sell certain long-term fixed rate mortgages in future periods as a part of our overall asset/liability management strategy. Our loan portfolio was also significantly impacted by the noted sale of $13.0 million of Atlantic Coast Federal Corporation's credit card portfolio during 2003 resulting in a gain of $2.6 million.

        Our allowance for loan losses at December 31, 2003 was $6.6 million of 1.49% of loans, compared to the $4.7 million or 1.22% of loans at the end of December 31, 2002. To the best of management's knowledge, the allowance for loan losses represents all known and inherent losses that are both probable and reasonably estimated as of December 31, 2003. The allowance for loan losses consists of general allocations made for pools of homogeneous loans and specific allowance allocations on individual loans for which management has significant concerns regarding the borrowers' ability to repay the loans in accordance with the terms of the loans. Nonperforming loans totaled approximately $7.6 million and $2.9 million at December 31, 2003 and 2002, and total impaired loans were approximately $11.4 million and $1.7 million at December 31, 2003 and 2002. The increase in nonperforming loans and impaired loans was primarily due to two commercial real estate loans made to affiliated companies for which management has identified significant concerns about the borrowers' ability to repay the loans in accordance with the original terms of the loans. In determining the amount of allowance for loan loss allocations needed for impaired and nonperforming loans, management has considered expected future borrower cash flows and the estimated realizable value of underlying collateral. Accordingly, the amount of allowance for loan losses allocated to individual loan relationships increased significantly during 2003 from $1.6 million at December 31, 2002 to $4.0 million at December 31, 2003. See "Business of Atlantic Coast Federal - Asset Quality."

        Approximately $2.8 million or 43.0% of the allowance for loan losses balance has been allocated to an individual problem loan relationship as of December 31, 2003. The outstanding loan balance for this loan relationship was approximately $4.8 million as of December 31, 2003. This loan was made to finance the acquisition of land and the construction of a water treatment plant for commercial and industrial customers. There is a facility in each of Waycross, Georgia and Jacksonville, Florida. A related company, also in the waste water treatment business, provided a guarantee for the debt. As a result of environmental contamination on the Jacksonville property, the borrower has been delayed in getting construction permits to build the facility. The borrower has filed suit against the seller of the property seeking damages in excess of $2.5 million alleging fraud, among other things. We have taken an assignment of any judgment proceeds as additional collateral. We have identified significant concerns about the borrower's ability to pay according to the original loan terms as a result of poor operating results and insufficient cash flows. As a result of the borrower's loan repayment ability, we agreed to defer the payment of any interest during the last three months of 2003 and the first three months of 2004. The borrower has continued, however, to make principal payments. Management has


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considered future expected cash flows and estimated discounted collateral values in determining the amount of allowance for loan losses that should be allocated for this loan relationship; however, Atlantic Coast Federal Corporation's actual loss from this loan relationship could differ significantly from the current allowance for loan losses allocation should the borrower be unable to achieve currently projected financial results or should the borrower's financial performance and condition improve in future periods. The $2.4 million increase in specific allowance allocations during 2003 was partially offset by a decrease of $520,000 in general allocations for pools of homogeneous loans. The decrease in general allocations is primarily the result of the decrease in levels of net-charge-offs during 2003 and lower allocations resulting from the sale of a significant portion of our credit card portfolio. Our credit card portfolio has historically experienced higher levels of charge-offs than other loan categories; therefore, the credit card portfolio has received a higher level of general allocations in establishing our overall allowance for loan losses balance. Similarly, automobile loans which carry a higher degree of risk than other portions of our loan portfolio have declined during the past several years reducing the general allocations made for automobile loans.

        In August 2001, we entered into a sale and servicing agreement whereby a pool of leases totaling $2,011,000 was purchased. The leases are collateralized by small equipment and automobiles. In addition, each lease was backed by a surety bond obtained by the seller and provided as part of the purchase agreement for the pool of leases. The surety bonds obligated the insurance company to pay even in the event there was fraud. At December 31, 2001, the remaining balance on the pool of leases was $1,924,000. Scheduled payments have not been received since December 2001. We have filed claims with the surety on the surety bonds for past due payments. At December 31, 2001, management had not made any provision for loan losses with respect to these leases.

        During 2002, the surety did not perform on the claims made on it. Therefore, in early 2002, we placed the leases on nonaccrual status. The surety has alleged that most, if not all, of the leases sold by the seller were fraudulent or fictitious. The surety has filed a suit against the seller of the leases. Subsequent to the suit against the seller, the surety later named Atlantic Coast Federal Corporation as a defendant. The seller of the leases has since filed bankruptcy and we do not expect significant recovery from the seller. We have filed a suit against the surety, asserting, among other things, breach of contract and bad faith in issuing their bond surety and then failing to perform. In 2002, we were informed by, among other things the bankruptcy trustee that certain leases included in the lease pool purchased by Atlantic Coast Federal Corporation were fictitious. As a result, we charged-off approximately $260,000 during 2002. As of December 31, 2002, the remaining balance on these leases was approximately $1,664,000 and were classified as impaired. At December 31, 2002, management had allocated approximately $667,000 of the allowance for loan losses with respect to these leases.

        During 2003, management has continued to pursue collection on the surety bonds under the terms of those bonds. During December 2003, we charged-off an additional $664,000 of the leases. At December 31, 2003, the remaining balance on these leases is approximately $1,000,000, and management has allocated approximately $150,000 of the allowance for loan losses with respect to these leases. Legal costs incurred on this matter were $500,000 and $447,000 for 2003 and 2002. Management continues to vigorously pursue collection on the surety bonds under the terms of those bonds. There can be no assurance, however, that we will recover the balance of the lease payments of $1.9 million due as of December 2001. The


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

previous charge-offs on these leases and the current level of allowance for loan losses allocation for the remaining balance of these leases are indicative of our best estimate of the probable losses incurred, based on consultation with legal counsel. Although management continues to vigorously pursue collection on the surety bonds, collection of any amount, including the $850,000 net amount included in our financial statements as of December 31, 2003, or the gross amount of $1.9 million, cannot be assured. We believe that there is a possibility that no amount will be collected in the future; therefore, we may incur additional losses up to the $850,000 net amount remaining as an asset. Additionally, we anticipate we will incur additional legal costs as we pursue collection on the surety bonds.

        DEPOSITS. Total deposits increased by $31.4 million, or 8.7%, to $392.3 million at December 31, 2003 from $360.9 million at December 31, 2002. Time deposits increased $3.4 million, demand deposits increased $5.3 million and savings and money market accounts increased $22.6 million during 2003. The increase in deposits was a result of our efforts to expand our customer base in existing markets through the expansion of our branch structure, and we assumed deposits totaling $16.2 million in connection with the purchase of two branches as discussed previously. The number of deposit accounts has declined in recent years as we have focused on attracting larger depositors, and we have implemented fee programs that discourages accounts with very low balances. Previously, as a credit union, members were required to maintain an account with a minimum balance of $5.00.

        BORROWINGS. Federal Home Loan Bank advances increased $15.5 million, or 34.2% to $61.0 million at December 31, 2003 from $45.4 million at December 31, 2002. The additional Federal Home Loan Bank advances obtained during 2003 were utilized to help fund loan growth during the year. Management expects that Federal Home Loan Bank advances will continue to provide Atlantic Coast Federal Corporation with a significant additional funding source to meet the needs of its lending activities.

        EQUITY. Total equity increased $4.3 million, or 11.0%, to $43.2 million at December 31, 2003 from $38.9 million at December 31, 2002. The increase in equity is primarily due to Atlantic Coast Federal Corporation's net income of $4.4 million offset by dividends declared and a reduction in accumulated other comprehensive income resulting from a decline in the market value of Atlantic Coast Federal Corporation's available for sale securities.

COMPARISON OF RESULTS OF OPERATION FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

        GENERAL. Net income for the three months ended March 31, 2004 was $341,000, which was $461,000 lower than net income for the same period in 2003. The decrease in net income was primarily the result of an increase in the provision for loan losses. Net income was also negatively impacted by reduced net interest income and higher non-interest expenses, which were particularly offset by an increase in non-interest income.

        NET INTEREST INCOME. Net interest income decreased $208,000 for the three months ended March 31, 2004 compared to the same period in 2003. For the three months ended March 31, 2004, average interest-earning assets increased to $494.0 million from $442.7 million for the same period a year ago primarily as a result of loan growth. The increase in interest-earning assets resulted in an increase in interest income of $920,000. Offsetting this increase in average interest-earning assets was a 115 basis point decline in the net yield on interest earning assets to 6.10% for the quarter ending March 31, 2004 from 7.25% for the comparable quarter in 2003. The decline in yield resulted in a $1.4 million decrease in interest income. This decline was partially cushioned by a decrease of 59 basis points in the cost of funds on interest bearing


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liabilities to 2.55% for the three months ending March 31, 2004 from 3.14% for the same period in 2003. This decline resulted in a $647,000 decrease in interest expense which was partially offset by an increase of $372,000 in interest expense due to growth in interest bearing liabilities. Atlantic Coast Federal Corporation continues to utilize its asset/liability management strategy to reduce the impact of changes in interest rates on Atlantic Coast Federal Corporation's net interest income. Atlantic Coast Federal Corporation expects that its net interest margin may decline in the near future as a result of the continued low interest rate environment during recent periods. Increases in net interest income resulting from increases in average interest earning assets are anticipated to partially offset the decline in net interest income resulting from decreases in Atlantic Coast Federal Corporation's net interest margin; however, growth in average interest earning assets is not assured and the degree to which such growth will result in growth in net interest income cannot be assured.

        INTEREST INCOME. Interest income decreased $482,000, or 6.0%, to $7.5 million for the three months ended March 31, 2004 from $8.0 million for the three months ended March 31, 2003 primarily due to a decline in interest income from loans. Although average loans outstanding were $51.0 million higher for the three months ended March 31, 2004 as compared to the same three months in 2003, interest income from loans was $431,000 less as overall yields were lower. The weighted average yield on loans decreased from 7.77% for the three months ended March 31, 2003 to 6.51% for the three months ended March 31, 2004. This decline is primarily due to a historically low interest rate environment that caused the majority of our first mortgage customers to refinance mortgages to lower rates during 2003. Also contributing to the decrease in yields, although to a lesser extent, was the sale of the credit card portfolio in July of 2003 and a reduction in indirect automobile lending in 2004, both of which had higher rates due to their risk. Interest income on other interest-earning assets, including securities available for sale decreased $51,000 for the three months ended March 31, 2004 as compared to the same period for 2003. The weighted average yield on other interest-earning assets decreased from 2.26% for the first three months of 2003 to 1.76% for the first three months of 2004 due to the lower interest rates offered on short-term investments. Atlantic Coast Federal Corporation expects its interest income will increase as average interest earning assets and interest rates on such assets increase. Growth in interest earning assets is anticipated due to the proceeds from the stock offering as well as general growth from existing markets and possibly new markets. Atlantic Coast Federal Corporation's interest income could be adversely impacted by continued low interest rates or decreases in average interest earning assets.

        INTEREST EXPENSE. Interest expense decreased $275,000 to $2.8 million for the first three months of 2004 from $3.1 million for the first three months of 2003. The decrease in interest expense was due to a decrease in our cost of funds during the first three months of 2004 resulting from the continued low interest rate environment partially offset by increased non-deposit borrowings. The cost of funds was 2.55% for the three months ended March 31, 2004 compared to 3.14% for the three months ended March 31, 2003. Although average deposits outstanding increased $16.7 million for the three months ended March 31, 2004 as compared to the same three months in 2003, interest expense on deposits was $566,000 less due to the repricing of deposit accounts to lower interest rates consistent with the continued low interest rate environment.

        Interest expense on Federal Home Loan Bank advances increased $291,000 to $825,000 for the three months ended March 31, 2004 from $534,000 for the three months ended March 31, 2003. The increase resulted from an increase in average Federal Home Loan Bank advances of $31.7 million to $75.4 million for the three months ended March 31, 2004 from $43.7 million for


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the three months ended March 31, 2003. This increase was partially offset by a
51 basis point decrease in the cost of Federal Home Loan Bank advances, from 4.89% for the first three months of 2003 to 4.38% for the first three months of 2004. Atlantic Coast Federal Corporation expects its interest expense will increase as average interest bearing liabilities and interest rates on such liabilities increase.

        PROVISION FOR LOAN LOSSES. We establish provisions for loan losses, which are charged to operations, at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers' ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogenous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions and other relevant data. Larger non-homogeneous loans such as commercial loans for which management has concerns about the borrowers' ability to repay are evaluated individually, and specific allowance for loan losses allocations are provided for such loans when necessary.

        Based on management's evaluation of these factors, provisions of $1,544,000 and $1,057,000 were made during the three months ended March 31, 2004 and the three months ended March 31, 2003. The increase in the provision for loan losses is primarily attributable to the $4.0 million individual loan relationship charge-off and related additional provision expense of $1.4 million previously discussed. Consumer loan losses declined as a result of the sale of our credit card portfolio and the continued decline of our automobile loan portfolio. Accordingly, the amount of general allowance allocations made for smaller balance homogeneous loans decreased during the three months ended March 31, 2004. Atlantic Coast Federal Corporation expects the amounts of provision for loan losses may vary significantly in future periods as changes in the composition of the loan portfolio and changes in individual borrower situations occur.

        Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the allowance for loan losses based on all known and inherent losses that are both probable and can be reasonably estimated. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of March 31, 2004 is maintained at a level that represents management's best estimate of probable incurred losses in the loan portfolio.

        NON-INTEREST INCOME. Non-interest income increased $192,000 to $1.4 million for the three months ended March 31, 2004 from $1.2 million for the three months ended March 31, 2003. The majority of the increase in non-interest income is from additional deposit service charges and fees of $64,000 over the prior period and additional gains of $95,000 over the prior period on the sale of fixed rate mortgages completed as part of our asset/liability management strategy. Although, management anticipates sales of certain mortgage loans to continue as part of the asset/liability strategy, there can be no assurance that gains will continue to be realized on such sales. Atlantic Coast Federal Corporation anticipates its non-interest income will be positively impacted by the future growth of Atlantic Coast Federal Corporation into new and


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existing markets. However, non-interest income for the year ending December 31,
2003 was positively impacted by the sale of Atlantic Coast Federal Corporation's credit card loan portfolio, and Atlantic Coast Federal Corporation currently does not anticipate future significant gains from the sale of assets.

        NON-INTEREST EXPENSE. Non-interest expense increased $259,000 to $4.0 million for the three months ended March 31, 2004 compared to $3.8 million for the three months ended March 31, 2003. The increase in non-interest expense is primarily due to increases of $244,000 in compensation and benefits and $68,000 in occupancy and equipment expense related to our overall growth and expansion including the acquisition of new branches and expenses associated with additional personnel needed to operate the new branches. Atlantic Coast Federal Corporation anticipates non-interest expense will increase in future periods as a result of additional growth and expansion.

        INCOME TAX EXPENSE. Income tax expense decreased to $164,000 for the three months ended March 31, 2004 from $464,000 for the three months ended March 31, 2003. The decrease is primarily due to the decrease in income before income taxes and an increase in non-taxable income when comparing the two periods. Atlantic Coast Federal Corporation anticipates that income tax expense will continue to vary as income before income taxes varies.

COMPARISON OF RESULTS OF OPERATION FOR THE YEARS ENDED DECEMBER 31, 2003 AND
2002

        GENERAL. Net income for the year ended December 31, 2003 was $4.4 million, an increase of $1.2 million, or 38.6%, from $3.2 million for the year ended December 31, 2002. The increase in net income resulted primarily from the gain on the noted credit card portfolio sale and from an increase in net interest income and noninterest income, partially offset by an increase in noninterest expense, provision for loan losses and income tax expense. Net income in future periods may decline as we do not anticipate significant gains on asset sales as occurred with the sale of the credit card portfolio in 2003. Additionally, as we anticipate increasing the origination of commercial real estate loans and other types of commercial loans in future periods, the levels of provision for loan losses may increase as such loans carry a higher risk of loss than other types of loans. We expect that future loan growth and overall business expansion will provide for additional revenue from growth in future periods. There is no assurance that the expected increase in revenue from such growth and expansion will exceed or offset potentially increased levels of provision for loan losses and the expected decline in non-interest income due to the lack of gains on asset sales such as the sale of the credit card portfolio.

        INTEREST INCOME. Interest income increased by $400,000 to $31.2 million for 2003 from $30.8 million for the year ended December 31, 2002. The primary reason for the increase in interest income was an increase in the average balance of loans receivable of $45.8 million. The increase in interest income related to the increase in the loan portfolio was significantly offset by lower rates earned on loans and other interest earning assets as a result of the historically low interest rate environment that continued through December 31, 2003. The weighted average yield on loans decreased from 8.21% for the year ended December 31, 2002 to 7.44% for the year ended December 31, 2003. This decrease was due to market rates and to a lesser extent the sale of the credit card portfolio. The weighted average yield on securities decreased from 3.71% for fiscal 2002 to 2.12% for fiscal 2003, and the weighted average yield on other interest earning assets decreased from 2.11% for 2002 to 1.77% for fiscal 2003. Total average interest earning assets increased $52.4 million from December 31, 2002 to December 31, 2003, and the weighted


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average yield on interest earning assets declined 81 basis points from 7.72% to
6.91%. As we increase our emphasis on residential mortgage lending, this trend may continue.

        INTEREST EXPENSE. Interest expense decreased $1.2 million to $11.8 million for fiscal 2003 from $13.0 million for fiscal 2002. The decrease in interest expense was primarily due to a decrease in Atlantic Coast Federal Corporation's cost of funds during fiscal 2003 resulting from the continued low interest rate environment and the repricing of deposit accounts to lower interest rates. As interest rates stabilize or increase, we expect interest expense will increase as our interest bearing liabilities increase. Atlantic Coast Federal Corporation's cost of funds was a weighted average of 2.95% for fiscal 2003 compared to 3.78% for fiscal 2002. Interest expense on deposits decreased $1.4 million to $9.5 million for fiscal 2003 from $10.9 million for fiscal 2002. The decrease in interest expense attributable to declines in interest rates paid on deposit accounts was partially offset by additional interest expense incurred due to the increase in average interest bearing deposits of $48.8 million for the year ended December 31, 2003 compared to the year ended December 31, 2002.

        Interest expense on Federal Home Loan Bank advances increased $170,000 to $2.3 million for the year ended December 31, 2003 from $2.1 million for the year ended December 31, 2002. The increase resulted from an increase in average Federal Home Loan Bank advances of $5.9 million to $47.1 million for the year ended December 31, 2003 from $41.2 million for the year ended December 31, 2002. This increase was partially offset by a 27 basis point decrease in the cost of Federal Home Loan Bank advances, from 5.07% for 2002 to a weighted average of 4.80% for 2003.

        NET INTEREST INCOME. Net interest income increased $1.6 million to $19.4 million during the year ended December 31, 2003 from $17.8 million for the year ended December 31, 2002. The increase in net interest income is primarily the result of overall growth in our balance sheet and the lower cost of funds resulting from the continued low interest rate environment as discussed above. Our net interest margin was 4.30% for the year ended December 31, 2003 compared to 4.45% for the year ended December 31, 2002.

        PROVISION FOR LOAN LOSSES. We establish provisions for loan losses, which are charged to operations, at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers' ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogenous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions and other relevant data. Larger non-homogeneous loans such as commercial loans for which management has concerns about the borrowers' ability to repay are evaluated individually, and specific allowance for loan losses allocations are provided for such loans when necessary.

        Based on management's evaluation of these factors, provisions of $4.2 million and $3.7 million were made during the year ended December 31, 2003 and the year ended December 31, 2002. The increase in provision for loan losses is primarily attributable to increased levels of specific allocations allocated to individual problem loans as previously discussed. The amount of general allocations made for smaller balance homogeneous loans decreased during the year ended December 31, 2003 primarily resulting from the sale of a significant portion of our credit card portfolio and the continued decline in the amount of automobile loans in our loan portfolio.

        Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to provide allowance for loan losses for all known and inherent losses that are probable and reasonably estimated. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of December 31, 2003 is maintained at a level that represents management's best estimate of probable incurred losses in the loan portfolio.

        NONINTEREST INCOME. Noninterest income increased $2.1 million to $7.5 million for the year ended December 31, 2003 from $5.4 million for the year ended December 31, 2002. The overall increase in noninterest income is primarily due to an increase in gain on sales of loans of $2.6 million primarily due to the previously discussed sale of a significant portion of our credit card portfolio. The increase in gain on sales of loans was partially offset by losses on the sale of foreclosed assets of $93,000 resulting in a decrease in noninterest income of $727,000 when considering the prior year gains totaling $634,000. Gains from sales of foreclosed assets of $634,000 for the year ending December 31, 2002 were primarily the result of the sale of property acquired in the settlement of a legal action we had been pursuing for several years, resulting in a gain of $612,000. As discussed below, we incurred approximately $251,000 of legal expenses during 2002 in connection with the resolution of this matter.

        Commission income increased by $118,000 to $406,000 for the year ended December 31, 2003 compared to $288,000 for the year ended December 31, 2002. The increase in commission income during the year ended December 31, 2003 was primarily due to increased sales and commissions received by our wholly owned subsidiary, First Community Financial Services, for insurance sales prior to its ceasing operations when its activities were consolidated into Atlantic Coast Federal. Interchange fees consisting of ATM transaction fees charged to nondeposit customers using our ATM machines have declined slightly during the past year as consumers have been decreasing the use of ATM cards and increasing their use of debit cards.

        NONINTEREST EXPENSE. Noninterest expense increased $1.2 million to $15.9 million for the year ended December 31,2003 compared to $14.7 million for the year ended December 31, 2002. The increase in noninterest expense is primarily due to an increase of $554,000 in compensation and benefits, an increase of $218,000 in occupancy and equipment expenses, an increase in data processing expense of $206,000, and an increase in other expenses of $284,000. These increases are primarily related to our overall growth and expansion including the acquisition of new branches and expenses associated with additional personnel needed to operate the new branches. These increases in noninterest expense were partially offset by declines in outside professional services expense and interchange charges of $124,000 and $195,000 when comparing 2003 to 2002. The decline in interchange charges, consisting of ATM and credit card transaction processing expenses, is due to the decline in Atlantic Coast Federal Corporation's credit card portfolio and related decline in credit card transactions primarily related to the credit card loan sale previously discussed. We expect that interchange charges will continue to decrease during future periods as our credit card portfolio declines.

        Total outside professional service expenses totaled approximately $1.6 million for the year ending December 31, 2003. As previously discussed, we incurred approximately $500,000 of legal expenses in connection with collection efforts being pursued relative to the fraudulent pools of leases purchased during 2001. The slight decline in professional service expenses during fiscal 2003 compared to 2002 is partially due to legal expenses totaling $251,000 incurred during fiscal 2002 in connection with acquisition of the foreclosed asset discussed above.

        INCOME TAX EXPENSE. Income tax expense increased to $2.4 million during 2003 from $1.6 million for 2002. The increase was primarily a result of an increase in income before income taxes. Atlantic Coast Federal Corporation's effective tax rate was 35.2% and 33.2% for 2003 and 2002. The increase in Atlantic Coast Federal Corporation's effective tax rate during 2003 was primarily due to a non-taxable gain on the sale of a foreclosed asset that occurred in 2002 and such a non-taxable event did not occur in 2003.

COMPARISON OF RESULTS OF OPERATION FOR THE YEARS ENDED DECEMBER 31, 2002 AND
2001

        GENERAL. Net income for the year ended December 31, 2002 was $3.2 million, an increase of $991,000, or 45.1%, from $2.2 million for the year ended December 31, 2001. The increase in net income was primarily due to increases in net interest income and noninterest income, partially offset by increases in noninterest expense, provision for loan losses and income tax expense.

        INTEREST INCOME. Interest income increased by $1.7 million to $30.8 million for the year ended December 31, 2002 from $29.1 million for the year ended December 31, 2001. The primary reason for the increase in interest income was an increase in the average balance of loans receivable of $60.3 million. The increase in interest income related to the increase in the loan portfolio was significantly offset by lower rates earned on loans and other interest earning assets as a result of the significant decrease in interest rates experienced during the year ended December 31, 2002. The yield on loans decreased from 9.01% for fiscal 2001 to 8.21% for fiscal 2002. The yield on securities decreased from 4.80% for the year ended December 31, 2001 to 3.71% for 2002, and the yield on other interest earning assets decreased from 4.60% for the year ended December 31, 2001 to 2.11% for 2002. Total average interest earning assets increased $55.8 million from 2001 to 2002, and the yield on interest earning assets declined 77 basis points from 8.49% to 7.72%.

        INTEREST EXPENSE. Interest expense decreased $2.2 million to $13.0 million for the year ended December 31, 2002 from $15.2 million for the year ended December 31, 2001. The decrease in interest expense was primarily due to a decrease in Atlantic Coast Federal Corporation's cost of funds during 2002 resulting from the significant decreases in interest rates during the year ended December 31, 2002 and the repricing of deposit accounts to lower interest rates. Atlantic Coast Federal Corporation's cost of funds was 3.78% for 2002 compared to 5.11% for 2001. Interest expense on deposits decreased $2.4 million to $10.9 million for 2002 from $13.3 million for the year ended December 31, 2001. The decrease in interest expense attributable to declines in interest rates paid on deposit accounts was partially offset by additional interest expense incurred due to the increase in average interest bearing deposits of $38.7 million for the year ended December 31, 2002 compared to the year ended December 31, 2001.

        Interest expense on Federal Home Loan Bank advances increased $200,000 to $2.1 million for the year ended December 31, 2002 from $1.9 million for the year ended December 31, 2001. The increase resulted from an increase in average Federal Home Loan Bank advances of $8.3 million to $41.2 million for the year ended December 31, 2002 from $32.9 million for 2001. This increase was partially offset by a 67 basis point decrease in the cost of Federal Home Loan Bank advances, from 5.74% for 2001 to 5.07% for 2002.

        NET INTEREST INCOME. Net interest income increased $3.9 million to $17.8 million during 2002 from $13.9 million for the year ended December 31, 2001. The increase in net interest income is primarily the result of overall growth in Atlantic Coast Federal Corporation's balance sheet and the lower cost of funds resulting from the significant decreases in interest rates occurring in the year ended December 31, 2002. Atlantic Coast Federal Corporation's net interest margin was 4.45% for fiscal 2002 compared to 4.05% for the year ended December 31, 2001.

        PROVISION FOR LOAN LOSSES. Based upon management's analysis of the allowance for loan losses, provisions of $3.7 million and $2.1 million were made during the year ended December 31, 2002 and the year ended December 31, 2001. The increase in provision for loan losses is primarily attributable to increased levels of specific allocations for individual problem loans and increased levels of net charge-offs when comparing fiscal 2002 and fiscal 2001. Net charge-offs totaled approximately $2.8 million and $2.0 million for the years ended December 31, 2002 and 2001, respectively. Specific allocations increased from $721,000 at December 31, 2001 to $1.6 million at December 31, 2002. The increase in specific allocations is primarily related to a specific allocation of $667,000 made during 2002 for the pools of purchased leases previously discussed. General allocations for homogeneous pools of loans did not change significantly from December 31, 2001 to December 31, 2002.

        NONINTEREST INCOME. Noninterest income increased $1.4 million to $5.4 million for the year ended December 31, 2002 from $4.0 million for the year ended December 31, 2001, primarily as a result of an increase in service charges and fees of $866,000 and gains from the sale of foreclosed assets totaling $634,000 for the year ended December 31, 2002. As discussed above, gains from sales of foreclosed assets were primarily due to the sale of property acquired in the settlement of a legal action that Atlantic Coast Federal Corporation had been pursuing for several years resulting in a gain of $612,000. The growth in service charges and fees is primarily due to an increase in loan and deposit accounts and the introduction of new deposit products.

        NONINTEREST EXPENSE. Noninterest expense increased $2.4 million to $14.7 million for the year ended December 31, 2002 from $12.3 million for the year ended December 31, 2001. This increase was primarily the result of a $1.2 million increase in salaries and employee benefits and a $964,000 increase in outside professional service expenses. The increase in compensation and benefits and other noninterest expenses are primarily related to the overall growth and expansion of Atlantic Coast Federal Corporation including the acquisition of a new branch and expenses associated with additional personnel needed to operate the new branch. Atlantic Coast Federal Corporation also implemented a director retirement plan in 2001 and a supplemental retirement plan for certain officers in 2002, and the expense associated with the plans totaled $412,000 during the year ended December 31, 2002 compared to $70,000 during the year ended December 31, 2001. Atlantic Coast Federal Corporation implemented these plans in order to attract and retain individuals that can positively impact the direction of our company.

        Total outside professional service expenses totaled approximately $1.7 million for the year ending December 31, 2002. During 2002, Atlantic Coast Federal Corporation incurred significant expenses totaling $209,000 in connection with its reorganization into a three-tier mutual holding company. As previously discussed, Atlantic Coast Federal Corporation also incurred approximately $447,000 of legal expenses in connection with collection efforts being pursued relative to the fraudulent pools of leases purchased during 2001. The increase in professional service expenses during 2002 was also due to legal expenses totaling $251,000 incurred in connection with the acquisition of the foreclosed asset discussed previously.

        INCOME TAX EXPENSE. Income tax expense increased to $1.6 million for the year ended December 31, 2002 from $1.3 million for the year ended December 31, 2001, respectively. The increase was primarily a result of an increase in income before income taxes. The effective tax rate was 33.2% and 37.0% for the year ended December 31, 2002 and 2001, respectively. The decrease in Atlantic Coast Federal Corporation's effective tax rate during 2002 was primarily due to a non-taxable gain on the sale of a foreclosed asset.

LIQUIDITY

        Management maintains a liquidity position that it believes will adequately provide funding for loan demand and deposit run-off that may occur in the normal course of business. Atlantic Coast Federal Corporation relies on a number of different sources in order to meet its potential liquidity demands. The primary sources are increases in deposit accounts and cash flows from loan payments and the securities portfolio.

        In addition to these primary sources of funds, management has several secondary sources available to meet potential funding requirements. As of March 31, 2004, Atlantic Coast Federal Corporation had additional borrowing capacity of $106.0 million with the Federal Home Loan Bank of Atlanta. Additionally, Atlantic Coast Federal Corporation has existing lines of credit available in excess of $20.0 million with other financial institutions. Atlantic Coast Federal Corporation has classified its entire securities portfolio as available for sale, providing an additional source of liquidity. Management believes that Atlantic Coast Federal Corporation's security portfolio is of high quality and the securities would therefore be marketable. In addition, Atlantic Coast Federal Corporation has historically sold mortgage loans in the secondary market to reduce interest rate risk and to create an additional source of liquidity. The stock offering will increase our liquidity until such time that we deploy the net proceeds from cash and other short term investments to loans consistent with our business plan submitted to the Office of Thrift Supervision in connection with the stock offering and our Business Strategy discussion in this Prospectus. See "-Business Strategy." The stock offering will also increase our regulatory capital. See "-Pro Forma Regulatory Capital Analysis."

        In the first three months of 2004, cash and cash equivalents have increased $71.7 million from $9.0 million as of December 31, 2003 to $80.7 million as of March 31, 2004. Cash from operating activities of $4.4 million combined with cash from financing activities of $119.8 million far exceeded cash used for investing activities of $52.5 million. Primary sources of cash were increases in deposits of $99.8 million and additional Federal Home Loan Bank borrowings of $20.0 million. Deposit growth occurred in March 2004 principally from new or existing depositors who were establishing or expanding subscription rights for the stock offering. In April 2004, most of these deposits were withdrawn. Primary uses of cash included net originations of portfolio loans of $22.5 million and purchases of securities available for sale of $34.1 million. Due to the short term nature of the acquired deposits other investing activities were limited.

        During 2003, cash and cash equivalents decreased $5.0 million from $14.0 million as of December 31, 2002 to $9.0 million as of December 31, 2003. Cash from operating activities of $11.1 million and cash from financing activities of $30.6 million were more than offset by cash used for investing activities of $46.6 million for the year ending December 31, 2003. Primary sources of cash for 2003 included net income from operations of $4.4 million, proceeds from sales of loans of $25.2 million, proceeds from sales and maturities of available for sale securities totaling $33.8 million, increases in deposits of $15.1 million, increases in Federal Home Loan

Bank borrowings of $58.8 million and cash received for net liabilities assumed in branch acquisitions of $9.1 million. Primary uses of cash included net originations of portfolio loans and originations of loans held for sale totaling $42.5 million, purchases of loans from other financial institutions totaling $34.9 million, purchases of securities available for sale of $31.5 million, repayment of Federal Home Loan Bank advances of $43.3 million and purchases of bank owned life insurance of $2.9 million.

        Our stock offering will provide significant additional liquidity and capital resources. As our liquidity positions have historically been maintained to provide for loan demand and deposit run-off, the stock offering proceeds may provide excess liquidity in the near term. As shown in "Pro Forma Regulatory Capital Analysis," the stock offering will increase Atlantic Coast Federal's capital ratios which already exceed minimum standards to be considered well-capitalized. The additional liquidity and capital resources from the stock offering will help provide for the future growth of Atlantic Coast Federal Corporation including the resumption of commercial lending activities that were previously restricted by the Office of Thrift Supervision until April 2004.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

        The following table presents Atlantic Coast Federal Corporation's longer term, non-deposit related, contractual obligations and commitments to extend credit to our borrowers, in aggregate and by payment due dates.

                                                                     March 31, 2004
                                         ---------------------------------------------------------------------
                                                            One
                                                          Through         Four
                                           Less Than       Three         Through     After Five
                                           One Year        Years       Five Years      Years          Total
                                         ------------  -------------  ------------  ------------  ------------
                                                                     (In Thousands)
 Federal Home Loan Bank advances             $657         $11,314        $5,000        $64,000       $80,971
 Operating leases (premises)                  107              32            --             --           139
                                         ------------  -------------  ------------  ------------  ------------

 Borrowings and operating leases              764          11,346         5,000         64,000        81,110
                                         ------------  -------------  ------------  ------------  ------------

 Undisbursed portion of loans closed           --              --            --             --        18,325
 Unused lines of credit                        --              --            --             --        29,765
                                         ------------  -------------  ------------  ------------  ------------

Total loan commitments                         --              --            --             --        48,090
                                         ------------  -------------  ------------  ------------  ------------

      Total contractual obligations
         and loan commitments                $764         $11,346        $5,000        $64,000      $129,200
                                         ============  =============  ============  ============  ============

CAPITAL RESOURCES

        At March 31, 2004, equity totaled $43.3 million. Management monitors the capital levels of Atlantic Coast Federal to provide for current and future business opportunities and to meet regulatory guidelines for "well capitalized" institutions.

        Atlantic Coast Federal is required by the Office of Thrift Supervision to meet minimum capital adequacy requirements. Atlantic Coast Federal's actual and required levels of capital as reported to the Office of Thrift Supervision at March 31, 2004 are as follows:

                                                                                              To Be Well
                                                                                          Capitalized Under
                                                                         For Capital      Prompt Corrective
                                                        Actual        Adequacy Purposes   Action Provisions
                                                        ------        -----------------   -----------------

                                                    Amount   Ratio     Amount   Ratio      Amount   Ratio
                                                    ------   -----     ------   -----      ------   -----
                                                                  (Dollars in Thousands)
AS OF MARCH 31, 2004
Total capital (to risk weighted assets)              $42.7   10.3%      $33.2    8.0%       $41.5   10.0%
Tier 1 (core) capital (to risk weighted assets)      $40.4    9.7%      $16.6    4.0%       $24.9    6.0%
Tier 1 (core) capital (to adjusted total assets)     $40.4    6.5%      $24.7    4.0%       $30.9    5.0%

        At March 31, 2004, Atlantic Coast Federal exceeded all regulatory minimum capital requirements and is considered to be "well capitalized." In addition, as of March 31, 2004 we were not aware of any recommendation by a regulatory authority which if it were implemented would have a material effect on our liquidity, capital resources or operations.

        Under regulations of the Office of Thrift Supervision, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to savings associations which are both well-capitalized and given favorable qualitative examination ratings by the Office of Thrift Supervision. For example, a savings association which is given one of the two highest examination ratings and has "capital" equal to its fully phased-in regulatory capital requirements (a tier 1 institution) could make capital distributions in any year of 100% of its retained net income for the calendar year-to-date period plus net income for the previous two calendar years (less any dividends previously paid) as long as the savings associations would remain "well capitalized," following the proposed distribution. Other savings associations would be subject to more stringent procedural and substantive requirements, the most restrictive being prior Office of Thrift Supervision approval of any capital distribution. At March 31, 2004, $7.9 million of Atlantic Coast Federal's retained earnings were available for distribution to Atlantic Coast Federal Corporation, without obtaining prior regulatory approval.

INFLATION

        The effects of price changes and inflation can vary substantially for most financial institutions. While management believes that inflation affects the growth of total assets, it believes that it is difficult to assess the overall impact. Management believes this to be the case due to the fact that generally neither the timing nor the magnitude of the inflationary changes in the consumer price index ("CPI") coincides with changes in interest rates. The price of one or more of the components of the CPI may fluctuate considerably and thereby influence the overall CPI without having a corresponding affect on interest rates or upon the cost of those goods and services normally purchased by Atlantic Coast Federal Corporation. In years of high inflation and high interest rates, intermediate and long-term interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans. In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds. In other years, the opposite may occur.

ASSET/LIABILITY MANAGEMENT

        We are subject to interest rate risk to the extent that its interest-bearing liabilities, primarily deposits and Federal Home Loan Bank advances, reprice more rapidly or at different rates than its interest-earning assets.

        In order to minimize the potential for adverse effects of material prolonged increases or decreases in interest rates on our results of operations, we have adopted an asset and liability management policy. The board of directors sets our asset and liability policy, which is implemented by the Asset/Liability Management Committee.

        The purpose of this committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals.

        The committee generally meets on a quarterly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate exposure limits versus current projections pursuant to market value of portfolio equity analysis and income simulations. The committee recommends appropriate strategy changes based on this review. The committee is responsible for reviewing and reporting the effects of the policy implementations and strategies to the board of directors at least quarterly.

        A key element of Atlantic Coast Federal Corporation's asset/liability plan is to protect net earnings by managing the maturity or repricing mismatch between its interest-earning assets and rate-sensitive liabilities. Historically, we have sought to reduce exposure to its earnings through the use of adjustable rate loans and through the sale of certain fixed rate loans in the secondary market, and by extending funding maturities through the use of Federal Home Loan Bank advances.

        As part of our efforts to monitor and manage interest rate risk, we use a Market Value of Portfolio Equity ("MVPE") methodology which is similar to the Net Portfolio Value ("NPV") methodology adopted by the Office of Thrift Supervision as part of its capital regulations. In essence, this approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities. Management and the board of directors review measurements MVPE on a quarterly basis to determine whether the Atlantic Coast Federal Corporation's interest rate exposure is within the limits established by the board of directors in the Atlantic Coast Federal Corporation's interest rate risk policy.

        Atlantic Coast Federal Corporation's asset/liability management strategy dictates acceptable limits on the amounts of change given certain changes in interest rates. For decreases in interest rates, in 100 basis point increments, Atlantic Coast Federal Corporation's policy requires the MVPE ratio to be at least 8.0%. For interest rate increases of 100, 200 and 300 basis points, our policy dictates that our MVPE ratio should not fall below 7.0%, 6.0% and 5.0%, respectively. As illustrated by the table below, we are in compliance with this aspect of our asset/liability management policy.

        Our policy also dictates that for interest rate increases or decreases of 100, 200 or 300 basis points the percentage change in our MVPE ratio should not decrease by more than 7.5%, 15.0% and 25.0%, respectively. As illustrated by the table below, we are in compliance with this aspect of our asset/liability management policy as well.

        The table presented below, as of March 31, 2004, is an analysis of the Atlantic Coast Federal Corporation interest rate risk as measured by changes in MVPE for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points.

        As illustrated in the table below, our MVPE would be negatively impacted by decreases in interest rates as the current interest rate environment limits our ability to significantly reduce interest rates on many of our deposit products.


                                                  March 31, 2004
                                                  --------------
   Changes in                                                                      MPVE as % of Portfolio
 Interest Rates                   Market Value of Portfolio Equity                     Value of Assets
    In Basis               -----------------------------------------------      ----------------------------
     Points                                                                     MPVE
(Rate Shock) (1)           $ Amount           $ Change            % Change      Ratio             Change (1)
----------------           --------           --------            --------      -----             ----------
                                       (Dollars in Thousands)
      +300                 $ 75,385           $    952               1.28%      12.51%              +73 bp

      +200                   75,070                637                .86       12.27               +49 bp

      +100                   74,248               (185)             (0.25)      11.96               +18 bp

         0                   74,433                 --                 --       11.78                --

      (100)                  72,311             (2,122)             (2.85)      11.30               (48) bp

      (200)                  66,283             (8,150)            (10.95)      10.28              (150) bp

      (300)                  59,090            (15,343)            (20.61)       9.10              (268)bp

(1)     Expressed in basis points

        Specifically, the table above indicates that the Atlantic Coast Federal Corporation's MVPE was $74.4 million or 11.8% of the market value of portfolio assets as of March 31, 2004. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $637,000 increase in our MVPE and would result in a 49 basis point increase in our MVPE ratio to 12.27%. An immediate 200 basis point decrease in market interest rates would result in a $8.2 million decrease in the Atlantic Coast Federal Corporation's MVPE and a 150 basis point decrease in the Atlantic Coast Federal Corporation's MVPE ratio to 10.28%.

        In addition to monitoring selected measures of MVPE, management also monitors effects on net interest income resulting from increases or decreases in rates. This process is used in conjunction with MVPE measures to identify excessive interest rate risk. In managing our asset/liability mix we, depending on the relationship between long and short term interest rates, market conditions and consumer preference, may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. Management believes that the increased net income which may result from an acceptable mismatch in the actual maturity or repricing of its asset and liability portfolios can, during periods of declining or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates which may result from such a mismatch. Management believes that the Atlantic Coast Federal Corporation's level of interest rate risk is acceptable under this approach.

        In evaluating the Atlantic Coast Federal Corporation's exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates. Additionally, certain assets, such as adjustable rate mortgages (ARM's), have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Atlantic Coast Federal Corporation considers all of these factors in monitoring its exposure to interest rate risk.

        The board of directors and management of Atlantic Coast Federal Corporation believe that certain factors afford Atlantic Coast Federal Corporation the ability to operate successfully despite its exposure to interest rate risk. Atlantic Coast Federal manages its interest rate risk by originating and retaining adjustable rate loans in its portfolio and by normally selling currently originated fixed rate one- to four-family real estate loans. During 2003, we entered into an interest rate swap agreement as a part of our asset/liability management strategy. The agreement reduces interest rate risk for $5.0 million of the Federal Home Loan Bank advances. During the first quarter of 2004, we entered into additional interest rate swap contracts with total notional value of $15.0 million in order to further reduce interest rate risk associated with Federal Home Loan Bank advances. At March 31, 2004 the total notional amount for interest rate swap agreements was $20.0 million. We have determined that the fair value of all interest rate swaps was $(524,000) as of March 31, 2004.

        Atlantic Coast Federal Corporation's investment strategy is to maintain a diversified portfolio of high quality investments that balances the goals of minimizing interest rate and credit risks while striving to maximize investment return and provide liquidity necessary to meet funding needs.

RECENT ACCOUNTING PRONOUNCEMENTS

        During 2003, Atlantic Coast Federal Corporation adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, FASB Interpretation 46, Consolidation of Variable Interest Entities, and Emerging Issues Task Force Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Adoption of the new standards did not materially affect Atlantic Coast Federal Corporation's operating results or financial condition.

FUTURE ACCOUNTING PRONOUNCEMENTS

        The FASB has ongoing projects relative to accounting for purchased loans, stock-based compensation, fixed assets, mortgage loan commitments and instruments with characteristics of both liabilities and equity. Atlantic Coast Federal Corporation currently does not anticipate that new accounting guidance resulting from these projects will materially impact the operating results or financial condition of Atlantic Coast Federal Corporation.

AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

        The following tables sets forth certain information for the three months ended March 31, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001, respectively. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Daily average balances were used for the three months ended March 31, 2004 and 2003 and for the years ended December 31, 2003, and 2002. For the year ended December 31, 2001, average balances are derived primarily from month-end balances. Management does not believe that the use of month-end balances rather than daily average balances has caused any material differences in the information presented.

                                                                    For the Three Months Ended March 31,
                                          At March  ---------------------------------------------------------------------------
                                          31, 2004                 2004                                 2003
                                          --------- -----------------------------------   -------------------------------------
                                           Average                             Average                               Average
                                           Yield/     Average                  Yield/       Average                   Yield/
                                            Cost      Balance    Interest       Cost        Balance    Interest        Cost
                                          --------  ----------  ----------   ----------   ----------  ----------   ------------
INTEREST-EARNING ASSETS                                                            (Dollars in Thousands)
-----------------------
Loans receivable(1).....................    6.30%    $ 451,455   $  7,353       6.51%     $ 400,466    $  7,784        7.77%
Securities(2)...........................    1.10%       27,950        130       1.86%        29,360         172        2.34%
Other interest-earning assets(3) .......    0.94%       14,641         57       1.56%        12,832          66        2.06%
                                          --------  ----------  ----------   ----------   ----------  ----------   ------------
Total interest-earning assets...........    5.53%      494,046      7,540       6.10%       442,658       8,022        7.25%
                                          --------              ----------   ----------               ----------   ------------
Non-interest earning assets.............                26,627                               18,057
                                                    ----------                            ----------
Total assets............................             $ 520,673                            $ 460,715
                                                    ==========                            ==========

INTEREST-BEARING LIABILITIES
----------------------------
Savings deposits........................    0.58%    $  84,331   $    203       0.96%     $  72,269    $    275        1.52%
Money market accounts...................    1.23        70,592        198       1.12         59,925         224        1.50
Time deposits...........................    3.02       211,252      1,585       3.00        217,326       2,053        3.78
Federal Home Loan Bank advances and
other borrowings........................    4.38        75,422        825       4.38         43,699         534        4.89
                                          --------  ----------  ----------   ----------   ----------  ----------   ------------
Total interest-bearing liabilities......    2.34       441,597      2,811       2.55        393,219       3,086        3.14
                                          --------              ----------   ----------               ----------   ------------
Non-interest bearing liabilities........                35,170                               28,003
                                                    ----------                            ----------
Total liabilities.......................               476,767                              421,222
Stockholders' equity....................                43,906                               39,493
Total liabilities and stockholders'
equity..................................             $ 520,673                            $ 460,715
                                                    ==========                            ==========
Net interest income.....................                         $  4,729                              $  4,936
                                                                ==========                            ==========
Net interest rate spread................    3.19%                               3.55%                                  4.11%
                                          ========                           ==========                            ============
Net earning assets......................             $  52,449                            $  49,439
                                                    ==========                            ==========
Net interest margin(4)..................                                        3.83%                                  4.46%
                                                                             ==========                            ============
Average interest-earning assets to
average interest-bearing liabilities....                           111.88%                               112.57%
                                                                ==========                            ==========

----------------------------------------
(1) Calculated net of deferred fees and loss reserves. Nonaccrual loans included as loans carrying a zero yield.
(2) Calculated based on carrying value. Not full tax equivalents, as the numbers would not change materially from those presented in the table.
(3) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)     Net interest income divided by average interest-earning assets.


                                                        At           For the Year ended December 31,
                                                  December 31,     -----------------------------------
                                                      2003                        2003
                                                 --------------    -----------------------------------
                                                                                             Average
                                                    Average         Average                   Yield/
                                                  Yield/Cost        Balance      Interest      Cost
                                                 --------------    ----------    --------    ---------
INTEREST-EARNING ASSETS                                                   (Dollars in Thousands)
-----------------------
Loans receivable(1)............................        6.72%        $408,064     $30,340        7.44%
Securities(2)..................................        2.51%          29,319         623        2.12%
Other interest-earning assets(3) ..............        1.20%          14,152         250        1.77%
                                                 --------------    ---------     -------     -------

Total interest-earning assets..................        6.45%         451,535      31,213        6.91%
                                                 --------------                  -------     -------
Non-interest earning assets....................                       33,051
                                                                   ---------
Total assets...................................                     $484,586
                                                                   =========

INTEREST-BEARING LIABILITIES
----------------------------
Savings deposits...............................        0.81%        $ 76,226     $   940        1.23%
Money market accounts..........................        1.20%          55,187         856        1.55%
Time deposits..................................        3.19%         221,014       7,725        3.50%
FHLB advances and other borrowings.............        4.27%          47,102       2,260        4.80%
                                                 --------------    ---------     -------     -------

Total interest-bearing liabilities.............        2.55%         399,529      11,781        2.95%
                                                 --------------                  -------     -------
Non-interest bearing liabilities...............                       44,054
                                                                   ---------
Total liabilities..............................                      443,583
Stockholders' equity...........................                       41,003
                                                                   ---------
Total liabilities and stockholders' equity.....                     $484,586
                                                                   =========

Net interest income............................                                  $19,432
                                                                                 =======
Net interest rate spread.......................        3.88%                                    3.96%
                                                 ==============                              =======
Net earning assets.............................                     $ 52,006
                                                                   =========
Net interest margin(4).........................                                                 4.30%
                                                                                             =======
Average interest-earning assets to average
interest-bearing liabilities...................                                  113.02%
                                                                                 =======

(continued)
                                                                              For the Year ended December 31,
                                                     -----------------------------------------------------------------------------
                                                                     2002                                    2001
                                                     -------------------------------------    ------------------------------------
                                                                                 Average                                 Average
                                                      Average                     Yield/       Average                    Yield/
                                                      Balance       Interest       Cost        Balance       Interest      Cost
                                                     -----------    ---------    ---------    -----------    --------    ---------
INTEREST-EARNING ASSETS                                                           (Dollars in Thousands)
-----------------------
Loans receivable(1)............................        $362,301      $29,756       $8.21%       $301,987     $27,215        9.01%
Securities(2)..................................          17,490          649        3.71%          9,206         442        4.80%
Other interest-earning assets(3) ..............          19,353          408        2.11%         32,119       1,479        4.60%
                                                      ---------     --------      -------      ---------     -------      ------

Total interest-earning assets..................         399,144       30,813        7.72%        343,312      29,136        8.49%
                                                                    --------      -------                    -------      ------
Non-interest earning assets....................          21,133                                   16,741
                                                      ---------                                ---------
Total assets...................................        $420,277                                 $360,053
                                                      =========                                =========

INTEREST-BEARING LIABILITIES
----------------------------
Savings deposits...............................        $ 77,271      $ 1,620        2.10%       $ 68,686     $ 1,919        2.79%
Money market accounts..........................          42,797          991        2.32%         36,849       1,395        3.79%
Time deposits..................................         183,527        8,334        4.54%        159,332      10,017        6.29%
FHLB advances and other borrowings.............          41,199        2,090        5.07%         32,918       1,890        5.74%
                                                      ---------     --------      -------      ---------     -------      ------

Total interest-bearing liabilities.............         344,794       13,035        3.78%        297,785      15,221        5.11%
                                                                    --------      -------                    -------      ------
Non-interest bearing liabilities...............          37,938                                   27,839
                                                      ---------                                ---------
Total liabilities..............................         382,732                                  325,624
Stockholders' equity...........................          37,545                                   34,429
                                                      ---------                                ---------
Total liabilities and stockholders' equity.....        $420,277                                 $360,053
                                                      =========                                =========

Net interest income............................                      $17,778                                 $13,915
                                                                    ========                                ========
Net interest rate spread.......................                                     3.94%                                   3.38%
                                                                                  =======                                 =======
Net earning assets.............................        $ 54,350                                 $ 45,527
                                                      =========                                =========
Net interest margin(4).........................                                     4.45%                                   4.05%
                                                                                  =======                                 =======
Average interest-earning assets to average
interest-bearing liabilities...................                      115.76%                                 115.29%
                                                                    ========                                 =======

-------------------------------------------------------
(1) Calculated net of deferred fees and loss reserves. Nonaccrual loans included as loans carrying a zero yield.
(2) Calculated based on carrying value. Not full tax equivalents, as the numbers would not change materially from those presented in the table.
(3) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)     Net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

        The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume, which are changes in volume multiplied by the old rate;
(2) changes in rate, which are changes in rate multiplied by the old volume; and
(3) changes not solely attributable to rate or volume have been allocated proportionately to the change due to volume and the change due to rate.

                                            For the Three Months Ended March 31,                 Years Ended December 31,
                                                        2004 VS. 2003                                  2003 VS. 2002
                                      -------------------------------------------------- -------------------------------------------
                                           Increase/(Decrease)                             Increase/(Decrease)
                                                 Due to                    Total                  Due to                  Total
                                      ------------------------------      Increase       -------------------------       Increase
                                         Volume           Rate           (Decrease)        Volume          Rate         (Decrease)
                                      ------------    --------------    -------------    -----------    ----------    --------------
INTEREST-EARNING ASSETS
Loans receivable....................       $920         $(1,351)            $(431)        $3,555        $ (2,971)             $584
Securities..........................         (8)            (34)              (42)           324            (350)              (26)
Other interest-earning assets                 8             (17)               (9)           (99)            (59)             (158)
                                      ------------    --------------    -------------    -----------    ----------    --------------
Total interest-earning assets               920          (1,402)             (482)         3,780          (3,380)              400
                                      ------------    --------------    -------------    -----------    ----------    --------------

INTEREST-BEARING LIABILITIES:
Savings deposits....................         40            (112)              (72)           (22)           (658)             (680)
Money market accounts...............         36             (62)              (26)           243            (378)             (135)
Time deposits.......................        (56)           (412)             (468)         1,518          (2,127)             (609)
Federal Home Loan Bank advances.....        352             (61)              291            288            (118)              170
                                      ------------    --------------    -------------    -----------    ----------    --------------
Total interest-bearing liabilities..        372            (647)             (275)         2,027          (3,281)           (1,254)
                                      ------------    --------------    -------------    -----------    ----------    --------------

Net interest income.................       $548           $(755)            $(207)        $1,753           $ (99)           $1,654
                                      ============    ==============    =============    ===========    ==========    ==============

(continued)

                                                 Years Ended December 31,
                                                     2002 Vs. 2001
                                      --------------------------------------------
                                        Increase/(Decrease)
                                               Due to                  Total
                                      -------------------------       Increase
                                        Volume         Rate          (Decrease)
                                      -----------   -----------    ---------------
INTEREST-EARNING ASSETS
Loans receivable....................     $5,102       $(2,561)            $2,541
Securities..........................        326          (119)               207
Other interest-earning assets              (453)         (618)            (1,071)
                                      -----------   -----------    ---------------
Total interest-earning assets             4,975        (3,298)             1,677

INTEREST-BEARING LIABILITIES:
Savings deposits....................        220          (519)              (299)
Money market accounts...............        199          (603)              (404)
Time deposits.......................      1,372        (3,055)            (1,683)
Federal Home Loan Bank advances.....        438          (238)               200
                                      -----------   -----------    ---------------
Total interest-bearing liabilities..      2,229        (4,415)            (2,186)
                                      -----------   -----------    ---------------

Net interest income.................     $2,746        $1,117             $3,863
                                      ===========   ============   ===============

                     BUSINESS OF ATLANTIC COAST FEDERAL, MHC

        Atlantic Coast Federal, MHC is a federally-chartered mutual holding company and is subject to regulation by the Office of Thrift Supervision. Atlantic Coast Federal, MHC currently owns 100% of the outstanding common stock of Atlantic Coast Federal Corporation. So long as Atlantic Coast Federal, MHC is in existence, it will at all times own at least a majority of the outstanding common stock of Atlantic Coast Federal Corporation.

        It is currently anticipated that the only business activity of Atlantic Coast Federal, MHC going forward will be to own a majority of Atlantic Coast Federal Corporation's common stock. Atlantic Coast Federal, MHC, however, will be authorized to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities. Atlantic Coast Federal, MHC does not maintain offices separate from those of Atlantic Coast Federal Corporation or utilize any persons other than certain of Atlantic Coast Federal Corporation's officers. Directors and officers of Atlantic Coast Federal, MHC are not separately compensated for their service.

                 BUSINESS OF ATLANTIC COAST FEDERAL CORPORATION

        Atlantic Coast Federal Corporation is a federally-chartered stock holding company subsidiary and is subject to regulation by the Office of Thrift Supervision. It was organized for the purpose of acquiring all of the capital stock that Atlantic Coast Federal issued upon its mutual holding company reorganization from the mutual to stock form of ownership in January 2003.

        Atlantic Coast Federal Corporation has not engaged in any significant business to date. Its primary activity is holding all of the stock of Atlantic Coast Federal. Atlantic Coast Federal Corporation will invest the proceeds of the offering as discussed under "How We Intend to Use the Proceeds" in this prospectus. In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities. Atlantic Coast Federal Corporation does not maintain offices separate from those of Atlantic Coast Federal or utilize persons other than certain of Atlantic Coast Federal's officers. Directors and officers of Atlantic Coast Federal Corporation are not separately compensated for their service.

                       BUSINESS OF ATLANTIC COAST FEDERAL

GENERAL

        Atlantic Coast Federal was originally established in 1939 to serve the employees of the Atlantic Coast Line Railroad. At the time of the conversion from a federal credit union to a federal mutual savings association our field of membership consisted of about 125 various employee groups, residents of Atkinson, Bacon, Brantley, Charlton, Clinch, Coffee, Pierce and Ware counties in Georgia, and employees of CSX Transportation Inc. ("CSX"), which is headquartered in Jackson, Florida. However, as a credit union, we were legally restricted to serve only individuals who shared a "common bond" such as a common employer.

        After receiving the necessary regulatory and membership approvals, on November 1, 2000, Atlantic Coast Federal Credit Union converted to a federal mutual savings association known as Atlantic Coast Federal which serves the general public. The conversion has allowed us to diversify our customer base by marketing our products and service to individuals and businesses in our market area. Unlike a credit union, we may make loans to customers who do not have a deposit relationship with us. Following the conversion we began to emphasize residential mortgage lending and commercial real estate loans and to reduce our automobile and consumer lending. Automobile lending had become an unattractive line of business in the past few years due to delinquencies and charge-offs and competitive pressures from financing programs offered by the automobile manufacturers and consumer lending, such as credit cards, also earned high delinquency and charge-offs rates. See "-Lending Activities."

        Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to-four family residences and to a lesser extent, automobile and consumer loans, home equity loans and commercial real estate loans. We also originate multi-family residential loans, commercial business loans and commercial construction and residential construction loans. We obtain loans through our staff, through brokers as well as through advertising in various publications.

        Our revenues are derived principally from interest on loans and investment securities. We also generate revenue from service charges and other income.

        We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market accounts, demand deposit accounts and time deposit accounts with varied terms ranging from 90 days to five years. We solicit deposits in our primary market area of southeastern Georgia and the Jacksonville metropolitan area.

MARKET AREA

        We intend to continue to be a community oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We are headquartered in Waycross, Georgia, and have branches in Waycross, Douglas and Garden City, Georgia, as well as Jacksonville, Orange Park, Atlantic Beach, Fernandina Beach and Lake City, Florida. Waycross is located in Ware County Georgia and the dominant employer in town is CSX Transportation, Inc. which operates a major railroad facility there. The market area of southeastern Georgia is marked by limited growth trends and has a largely agricultural based economy. Approximately one third of Atlantic Coast Federal's deposits are based in Ware County, Georgia where it has a market share of 25.0%. Atlantic Coast Federal has a 2.8% market share of the deposits in Coffee County, Georgia and less than 1.0% share in all other counties in Georgia as well as the four counties in which it has offices in Florida. The Jacksonville market area has been historically tied to the military and defense industries, but has diversified and is a regional financial center in the southeastern United States. It also has a healthy tourism industry and is home to the 14th largest port in the United States.

OFFICE OF THRIFT SUPERVISION EXAMINATION

        On May 29, 2003, our board of directors adopted a resolution addressing certain areas of operation of Atlantic Coast Federal in response to examination findings by the Office of Thrift Supervision during the regularly scheduled examination in the first quarter of 2003. Set forth below are the actions that were taken in response to concerns raised by the Office of Thrift Supervision. The actions required by the Board were to be accomplished, except where noted, within 60 days. The resolution provided for, among other things:

        o Limiting the asset growth of Atlantic Coast Federal to no more than $510 million in assets at December 31, 2003 to address the concerns that Atlantic Coast Federal was increasing assets too quickly to properly oversee its lending programs.

        o Discontinuing residential and commercial construction loans, non-residential real estate loans, multi-family real estate loans, land acquisition and development loans and non-mortgage commercial loans until revised policies and procedures were implemented and additional experienced personnel were hired to oversee these lending areas in order to respond to concerns that the policies, procedures and oversight of these lending functions were not in conformity with safe and sound lending practices and applicable regulations.

        o The adoption of policies and procedures to ensure compliance with the loans-to-one borrower limits in order to prevent future violations.

        o That management develop, review and revise Atlantic Coast Federal's loan origination, underwriting, documentation and credit administration policies as necessary.

        o A loan review program be implemented for all loans that exceed the greater of $500,000 or five percent of core capital in order to address loan administration concerns identified by the Office of Thrift Supervision.

        o Assessing staffing weakness and improving staffing in lending and underwriting.

        o That appraisal policies to be reviewed and revised, as necessary, to comply with applicable regulations.

        o A requirement that management ensure that Atlantic Coast Federal establish and maintain an adequate allowance for loan losses in accordance with applicable regulations.

        o That new board members be considered to include representatives from the Jacksonville market.

        As of October 2003, we believe we had addressed all matters related to the concerns raised by the Office of Thrift Supervision and the resolution and began to originate loans that had been discontinued other than commercial business and commercial construction loans after consulting with the Office of Thrift Supervision. Our ability to originate commercial business loans and commercial construction loans, which made up less than 2.0% of our loan portfolio as of March 31, 2004, was also reinitiated in April 2004 after a review by the Office of Thrift

Supervision during our regularly scheduled examination in the first quarter of 2004. We believe that the restrictions imposed by the Office of Thrift Supervision have not, and will not have, a material impact on our operations or financial condition due to the short duration of their application and our prompt response to address their concerns.

LENDING ACTIVITIES

        GENERAL. We originate one- to-four family residential loans and to a lesser extent we originate home equity loans, automobile and other consumer loans and commercial real estate loans. We also originate residential, multi-family and commercial construction loans. Our loans carry either a fixed or an adjustable rate of interest. Consumer loans are generally short term and amortize monthly or have interest payable monthly. Mortgage loans generally have a longer term amortization, with maturities up to 30 years, depending upon the type of property, with principal and interest due each month. At March 31, 2004, our net loan portfolio totaled $456.7 million, which constituted 73.4% of our total assets.

        At March 31, 2004, the maximum amount which we could have loaned to any one borrower and the borrower's related entities under applicable regulations was approximately $6.3 million. At March 31, 2004, we had no loans or group of loans to related borrowers with outstanding balances in excess of this amount. Our five largest lending relationships at March 31, 2004 were as follows: (1) a $4.1 million loan to construct a small retail strip center, (2) a $3.9 million loan to provide permanent financing for a retail shopping center, (3) a $2.5 million loan to finance the purchase and improvement of a 200 unit apartment complex, (4) a $2.3 million loan to finance the construction of a mini-storage facility, and (5) a $2.3 million loan to finance the renovation of an apartment complex.

        The following table presents information concerning the composition of Atlantic Coast Federal's loan portfolio in dollar amounts and in percentages as of the dates indicated.

                                      At March 31,                   At December 31,
                                  -------------------   -----------------------------------------
                                          2004                  2003                 2002
                                  -------------------   -------------------- --------------------
                                   Amount    Percent      Amount    Percent    Amount    Percent
                                  --------  ---------   ---------  --------- ---------  ---------
                                                        (Dollars in Thousands)
REAL ESTATE LOANS:
One- to four-family............   $257,475    56.04%     $237,946    53.90%   $178,092    46.30%
Multi-family...................      3,400     0.74         7,839     1.77       8,727     2.27
Commercial.....................     59,757    12.99        56,173    12.71      36,752     9.55
Construction-one- to
four-family....................     13,695     2.97        11,913     2.69       7,552     1.96
Construction-multi-family......      4,377     0.95         3,802     0.86       3,078     0.80
Construction-commercial........      6,342     1.37        14,861     3.36      19,897     5.17
                                  --------  ---------   ---------  --------- ---------  ---------
  Total real estate loans......    345,046    75.06       332,534    75.29     254,098    66.05

OTHER LOANS:
Consumer.......................     68,955    14.99        67,728    15.34      92,634    24.08
Home equity....................     43,430     9.44        38,782     8.78      32,722     8.51
Commercial.....................      2,379     0.51         2,609     0.59       5,247     1.36
                                  --------  ---------   ---------  --------- ---------  ---------
  Total other loans............    114,764    24.94       109,119    24.71     130,603    33.95
                                  --------  ---------   ---------  --------- ---------  ---------

  Total loans..................    459,810   100.00%      441,653   100.00%    384,701   100.00%
                                            =========              =========            =========

LESS:
Net deferred loan
originations fees (costs)......        834                    554                 (231)
Allowance for loan losses......     (3,947)                (6,593)              (4,692)
                                  --------              ---------            ---------
  Total loans, net                $456,697               $435,614             $379,778
                                  ========              =========            =========

(continued)

                                                          At December 31,
                                  -------------------------------------------------------------
                                         2001                 2000                 1999
                                  -------------------  -------------------  -------------------
                                   Amount    Percent    Amount    Percent    Amount    Percent
                                  --------  ---------  --------  ---------  --------  ---------
                                                      (Dollars in Thousands)

REAL ESTATE LOANS:
One- to four-family............   $150,636     44.62%  $122,456     41.98%  $100,417     37.06%
Multi-family...................      4,137      1.23         --        --         --        --
Commercial.....................     14,558      4.31      1,270      0.44         --        --
Construction-one- to
four-family....................     10,457      3.10         --        --         --        --
Construction-multi-family......      3,600      1.07         --        --         --        --
Construction-commercial........      3,932      1.16        343      0.12         --        --
                                  --------  ---------  --------  ---------  --------  ---------
  Total real estate loans......    187,320     55.49    124,069     42.54    100,417     37.06

OTHER LOANS:
Consumer.......................    118,328     35.03    139,475     47.81    145,298     53.63
Home equity....................     30,793      9.13     27,092      9.29     25,188      9.30
Commercial.....................      1,185      0.35      1,036      0.36         38      0.01
                                  --------  ---------  --------  ---------  --------  ---------
  Total other loans............    150,306     44.51    167,603     57.46    170,524     62.94
                                  --------  ---------  --------  ---------  --------  ---------

  Total loans..................    337,626    100.00%   291,672    100.00%   270,941    100.00%
                                            =========            =========            =========

LESS:
Net deferred loan
originations fees (costs)......       (204)                (123)                (226)
Allowance for loan losses......     (3,766)              (3,642)              (4,306)
                                  --------             --------             --------
  Total loans, net                $333,656             $287,907             $266,409
                                  ========             ========             ========

        The following table shows the composition of Atlantic Coast Federal's loan portfolio by fixed- and adjustable-rate at the dates indicated.

                                      At March 31,                     At December 31,
                                          2004                   2003                 2002
                                  -------------------    --------------------  -------------------
                                   Amount    Percent       Amount    Percent    Amount    Percent
                                  --------  ---------    ---------  ---------  --------  ---------
                                                        (Dollars in Thousands)

FIXED-RATE LOANS
REAL ESTATE LOANS:
One- to four-family.........      $116,672     25.3%      $136,596    30.90%   $120,719    31.38%
Multi-family................         1,612     0.37          7,839     1.78       8,727     2.27
Commercial..................        35,594     7.75         29,607     6.71      36,752     9.55
Construction-one-to
  four-family...............         8,939     1.95          4,327     0.98       7,552     1.96
Construction-multi-family...            --       --          2,573     0.59       3,078     0.80
Construction-commercial.....            --       --          9,148     2.08      19,897     5.17
                                  --------  ---------    ---------  ---------  --------  ---------
  Total real estate loans...       162,817    35.44        190,090    43.04     196,725    51.13

OTHER LOANS:
Consumer....................        68,955    15.00         67,728    15.34      92,634    24.08
Home equity.................         7,590     1.65          7,794     1.76      11,287     2.94
Commercial..................         1,191     0.26          2,609     0.59       5,247     1.36
                                  --------  ---------    ---------  ---------  --------  ---------
  Total other loans.........        77,736    16.91         78,131    17.69     109,168    28.38
                                  --------  ---------    ---------  ---------  --------  ---------

  Total fixed-rate loans....       240,553    52.35        268,221    60.73     305,893    79.51
                                  --------  ---------    ---------  ---------  --------  ---------

ADJUSTABLE-RATE

REAL ESTATE LOANS:
One- to four-family.........       140,803    30.63        101,350    22.95      57,373    14.92
Multi-family................         1,788     0.37             --       --          --       --
Commercial..................        24,163     5.25         26,566     6.02          --       --
Construction-one-to
  four-family...............         4,756     1.03          7,586     1.72          --       --
Construction-multi-family...         4,377     0.95          1,229     0.28          --       --
Construction-commercial.....         6,342     1.37          5,713     1.29          --       --
                                  --------  ---------    ---------  ---------  --------  ---------
  Total real estate loans...       182,229    39.60        142,444    32.26      57,373    14.92

OTHER LOANS:
Consumer....................            --       --             --       --          --       --
Home equity.................        35,840     7.79         30,988     7.01      21,435     5.57
Commercial..................         1,188     0.26             --       --          --       --
                                  --------  ---------    ---------  ---------  --------  ---------
  Total other loans.........        37,028     8.05         30,988     7.01      21,435     5.57
                                  --------  ---------    ---------  ---------  --------  ---------

  Total adjustable loans....       219,257    47.65        173,432    39.27      78,808    20.49
                                  --------  ---------    ---------  ---------  --------  ---------

  Total loans                      459,810   100.00%       441,653   100.00%    384,701   100.00%
                                            =========               =========            =========
LESS:
Net deferred loan
origination fees............           834                     554                 (231)
Allowance for loan losses...        (3,947)                 (6,593)              (4,692)

  Total loans, net..........      $456,697                $435,614             $379,778
                                  ========               =========             ========

(CONTINUED)

                                                          At December 31,
                                         2001                 2000                 1999
                                  -------------------  -------------------  -------------------
                                   Amount    Percent    Amount    Percent    Amount    Percent
                                  --------  ---------  --------  ---------  --------  ---------
                                                      (Dollars in Thousands)

FIXED-RATE LOANS
REAL ESTATE LOANS:
One- to four-family.........      $118,003    34.95%   $100,787    34.55    $89,444     33.01%
Multi-family................         4,137     1.23          --       --         --        --
Commercial..................        14,558     4.31       1,270     0.44         --        --
Construction-one-to
  four-family...............        10,457     3.10         343     0.12         --        --
Construction-multi-family...         3,600     1.07          --       --         --        --
Construction-commercial.....         3,932     1.16          --       --         --        --
                                  --------  ---------  --------  ---------  --------  ---------
  Total real estate loans...       154,687    45.82     102,400    35.11     89,444     33.01

OTHER LOANS:
Consumer....................       118,328    35.05     139,475    47.81    145,298     53.63
Home equity.................        12,039     3.57       9,869     3.38      9,455      3.49
Commercial..................         1,185     0.35       1,036     0.36         38      0.01
                                  --------  ---------  --------  ---------  --------  ---------
  Total other loans.........       131,552    38.97     150,380    51.55    154,791     57.13
                                  --------  ---------  --------  ---------  --------  ---------

  Total fixed-rate loans....       286,239    84.79     252,780    86.66    244,235     90.14
                                  --------  ---------  --------  ---------  --------  ---------

ADJUSTABLE-RATE

REAL ESTATE LOANS:
One- to four-family.........        32,633     9.65      21,669     7.43     10,973      4.05
Multi-family................            --       --          --       --         --        --
Commercial..................            --       --          --       --         --        --
Construction-one-to
  four-family...............            --       --          --       --         --        --
Construction-multi-family...            --       --          --       --         --        --
Construction-commercial.....            --       --          --       --         --        --
                                  --------  ---------  --------  ---------  --------  ---------
  Total real estate loans...        32,633     9.65      21,669     7.43     10,973      4.05

OTHER LOANS:
Consumer....................            --       --          --       --         --        --
Home equity.................        18,754     5.56      17,223     5.91     15,733      5.81
Commercial..................            --       --          --       --         --        --
                                  --------  ---------  --------  ---------  --------  ---------
  Total other loans.........        18,754     5.56      17,223     5.91     15,733      5.81
                                  --------  ---------  --------  ---------  --------  ---------

  Total adjustable loans....        51,387    15.21      38,892    13.34     26,706      9.86
                                  --------  ---------  --------  ---------  --------  ---------

  Total loans                      337,626   100.00%    291,672   100.00%   270,941    100.00%
                                            =========            =========            =========
LESS:
Net deferred loan
origination fees............          (204)                (123)               (226)
Allowance for loan losses...        (3,766)              (3,642)             (4,306)
  Total loans, net..........      $333,656             $287,907            $266,409
                                  ========             ========            ========

        LOAN MATURITY AND REPRICING. The following tables sets forth certain information at March 31, 2004 and December 31, 2003 regarding the dollar amount of loans maturing in Atlantic Coast Federal's portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

                                                 Real Estate
                          ---------------------------------------------------------------

                          One to Four Family     Multi-Family           Commercial
                          ------------------   ------------------   ------------------
                                    Weighted             Weighted             Weighted
                                    Average              Average              Average
                           Amount     Rate      Amount     Rate      Amount     Rate
                          --------  --------   --------  --------   --------  --------
           At
     March 31, 2004                          (Dollars in Thousands)
------------------------
1 year or less ........   $     71    7.49%    $  1,742    6.46%   $   4,920    6.37%
Greater than 1 to 3
  years................        359    7.58           --      --       11,704    6.39
Greater than 3 to 5
  years................      2,023    4.68           --      --        6,785    6.95
Greater than 5 to 10
  years................      9,369    5.45           --      --       24,873    7.02
Greater than 10 to 20
  years................     90,960    4.92        1,658    7.12%      11,048    7.12
More than 20 years.....    154,693    5.72           --      --          427    7.25
                          --------             --------             --------
Total..................   $257,475             $  3,400             $ 59,757
                          ========             ========             ========

(continued)

                                                  Real Estate
                          ------------------------------------------------------------
                          Construction-One-      Construction-        Construction-
                          to-four-family (1)      Multi-family          Commercial
                          ------------------   ------------------   ------------------
                                    Weighted             Weighted             Weighted
                                    Average              Average              Average
                           Amount     Rate      Amount     Rate      Amount     Rate
                          --------  --------   --------  --------   --------  --------
           At
     March 31, 2004                          (Dollars in Thousands)
------------------------

1 year or less ........   $  7,758    5.26%    $  1,890    6.50%    $  2,542    5.35%
Greater than 1 to 3
  years................         12    7.00           --      --        1,718    6.21
Greater than 3 to 5
  years................         24    7.00           --      --           --      --
Greater than 5 to 10
  years................        237    6.53        2,487    7.13%       2,082    6.30
Greater than 10 to 20
  years................      4,185    6.09           --      --           --      --
More than 20 years.....      1,479    5.87           --      --           --      --
                          --------             --------             --------
Total..................   $ 13,695             $  4,377             $  6,342
                          ========             ========             ========


                               Home Equity          Consumer           Commercial              Total
                           ------------------  ------------------  ------------------   ------------------
                                     Weighted           Weighted            Weighted             Weighted
                                     Average             Average             Average              Average
                            Amount     Rate     Amount     Rate     Amount     Rate      Amount     Rate
           At              --------  --------  --------  --------  --------  --------   --------  --------
     March 31, 2004                                   (Dollars in Thousands)
------------------------

1 year or less ..........   $    --      --%   $  6,273    6.52%   $    778    6.32%    $ 25,974    5.99%
Greater than 1 to 3
  years..................       213    6.26      11,630    9.76         224    6.80       25,860    7.91
Greater than 3 to 5
  years..................       165    6.62      23,495    9.07       1,174    7.06       33,666    8.30
Greater than 5 to 10
  years..................      2,934   6.67      11,375   11.15         203    7.75       53,560    7.58
Greater than 10 to 20
  years..................     25,491   6.48      16,182   11.74          --      --      149,524    6.14
More than 20 years.......     14,627   5.32          --      --          --      --      171,226    5.69
                            --------           --------            --------             --------
Total....................   $ 43,430           $ 68,955            $  2,379             $459,810
                            ========           ========            ========             ========

                                                                   Real Estate
                                   -----------------------------------------------------------------------------

                                    One to Four Family             Multi-Family                Commercial
                                   ----------------------      ---------------------      ----------------------
                                                 Weighted                   Weighted                    Weighted
                                                  Average                    Average                     Average
                                    Amount         Rate         Amount        Rate          Amount         Rate
                                   --------      --------      --------    ---------      ---------    ---------
            At                                                 (Dollars in Thousands)
     December 31, 2003
----------------------------
1 year or less .................   $     69         7.64%       $ 2,000        6.00%       $  3,043      6.54%
Greater than 1 to 3 years.......        229         7.73             --         --           12,631      7.31
Greater than 3 to 5 years.......      2,152         4.69             --         --            9,621      6.76
Greater than 5 to 10 years......      9,379         5.44             --         --           21,849      7.03
Greater than 10 to 20 years.....     48,109         5.67          5,839        7.05           6,642      6.93
More than 20 years..............    178,008         5.93             --          --           2,387      6.69
                                   --------                     -------                    --------
Total...........................   $237,946                     $ 7,839                    $ 56,173
                                   ========                     =======                    ========

(continued)
                                                                         Real Estate
                                   -------------------------------------------------------------------------------------
                                   Construction-One-to-four-
                                         family (1)               Construction-Multi-family      Construction-Commercial
                                   -------------------------      -------------------------      -----------------------
                                                    Weighted                       Weighted                      Weighted
                                                     Average                        Average                       Average
                                    Amount             Rate        Amount            Rate         Amount           Rate
                                   --------         --------      --------         ---------     --------        --------
            At                                                      (Dollars in Thousands)
     December 31, 2003
----------------------------

1 year or less .................    $ 7,802            5.37%       $ 1,359           6.50%        $ 9,061          5.61%
Greater than 1 to 3 years.......         --              --             --             --           2,267          6.62
Greater than 3 to 5 years.......         20            5.29             --             --              --            --
Greater than 5 to 10 years......        232            5.00          2,443           7.13           2,082          6.39
Greater than 10 to 20 years.....      2,069            6.11             --             --           1,451          5.00
More than 20 years..............      1,790            4.75             --             --              --            --
                                    -------                        -------                        -------
Total...........................    $11,913                        $ 3,802                        $14,861
                                    =======                        =======                        =======

                                      Home Equity               Consumer              Commercial               Total
                                  -------------------   -----------------------  -------------------      ---------------------
                                            Weighted                Weighted                Weighted                   Weighted
                                             Average                Average                  Average                    Average
                                  Amount      Rate        Amount      Rate       Amount       Rate        Amount         Rate
                                  --------  ---------   ---------  ------------  --------   ---------     --------     --------
            At                                                                              (Dollars in Thousands)
     December 31, 2003
----------------------------

1 year or less .................  $    --         --%     $ 2,219       6.30%     $1,119        6.83%       $26,672     5.83%
Greater than 1 to 3 years.......       37       7.59        7,154       9.87          51        7.87         22,369     8.06
Greater than 3 to 5 years.......      180       6.58       26,791       8.92       1,232        7.06         39,996     8.10
Greater than 5 to 10 years......    3,190       6.82        9,011      11.42         207        7.75         48,393     7.50
Greater than 10 to 20 years.....   26,330       6.35       22,437      11.75          --          --        112,877     7.18
More than 20 years..............    9,045       5.99          116      10.00          --          --        191,346     5.93
                                  -------                 -------                 ------                   --------
Total...........................  $38,782                 $67,728                 $2,609                   $441,653
                                  =======                 =======                 ======                   ========

(1) Construction loans include notes that cover both the construction period and the end permanent financing, and therefore, the schedule shows maturities for periods greater than one year.

        The following schedule illustrates the interest rate sensitivity of Atlantic Coast Federal's loan portfolio at March 31, 2004 and December 31, 2003. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the loan reprices. The schedule does not include scheduled payments or potential prepayments.

                                                                              Real Estate
                              -----------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)

                                                                                Construction
           At                  One-to Four                                      One-to-four-     Construction    Construction
     March 31, 2003              Family      Multi-Family     Commercial           family        Multi-family     Commercial
----------------------------- ------------    -----------    ------------      --------------    ------------    ------------
                                  Amount          Amount         Amount             Amount           Amount           Amount
                              ------------    -----------    ------------      --------------    ------------    ------------
1 year or less(1)...........     $ 27,409         $1,501           7,313             $ 8,283          $4,377            2,542
Greater than 1 to 3 years...       28,781             18          19,344                 765              --            1,605
Greater than 3 to 5 years...       64,720              9          14,924               1,578              --            1,703
Greater than 5 to 10 years..       32,227            214          15,447                 612              --              492
Greater than 10 to 20 years.       59,406          1,658           3,359               2,101              --               --
More than 20 years..........       44,932             --              --                 356              --               --
                              ------------    -----------    ------------      --------------    ------------    ------------
Total.......................     $257,475         $3,400         $59,757             $13,695          $4,377           $6,342
                              ============    ===========    ============      ==============    ============    =============

(continued)

            At                   Home
     March 31, 2003             Equity        Consumer      Commercial         Total
----------------------------- ----------    -----------    ------------    ------------
                                 Amount         Amount         Amount          Amount
                              ----------    -----------    ------------    ------------
1 year or less(1)...........      3,833         24,226            $865          80,349
Greater than 1 to 3 years...      9,103         11,133             176          70,925
Greater than 3 to 5 years...     20,963            580           1,338         105,185
Greater than 5 to 10 years..     21,501            581              --          71,074
Greater than 10 to 20 years.     13,555          4,709              --          84,788
More than 20 years..........         --          2,201              --          47,489
                              ----------    -----------    ------------    ------------
Total.......................    $68,955        $43,430          $2,379        $459,810
                              ==========    ===========    ============    ============

                                                                              Real Estate
                              -----------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)

                                                                                Construction
           At                  One-to Four                                      One-to-four-     Construction    Construction
    December 31, 2003             Family      Multi-Family    Commercial           family        Multi-family     Commercial
----------------------------- ------------    -----------    ------------      --------------    ------------    ------------
                                  Amount          Amount         Amount             Amount           Amount           Amount
                              ------------    -----------    ------------      --------------    ------------    ------------
1 year or less(1)...........      $ 9,665         $2,000        $ 13,373             $ 6,825          $1,359           $1,453
Greater than 1 to 3 years          32,871          2,650          16,633                  --           2,443            3,267
Greater than 3 to 5 years...       59,906             --          15,123                  --              --            2,243
Greater than 5 to 10 years..       30,469            856           8,552               3,482              --              492
Greater than 10 to 20 years.       56,848          2,333           1,948                 143              --            2,211
More than 20 years..........       48,187             --             544               1,463              --            5,195
                              ------------    -----------    ------------      --------------    ------------    ------------
Total.......................     $237,946         $7,839         $56,173             $11,913          $3,802          $14,861
                              ============    ===========    ============      ==============    ============    ============

(continued)

           At                   Home
    December 31, 2003          Equity         Consumer      Commercial         Total
----------------------------- ----------    -----------    ------------    ------------
                                 Amount         Amount         Amount          Amount
                              ----------    -----------    ------------    ------------

1 year or less(1)...........   $ 20,016        $ 3,293          $1,217        $ 59,201
Greater than 1 to 3 years        10,750          9,756              --          78,370
Greater than 3 to 5 years...        194         20,366           1,392          99,224
Greater than 5 to 10 years..        686         10,913              --          55,450
Greater than 10 to 20 years.      4,709         23,285              --          91,477
More than 20 years..........      2,427            115              --          57,931
                              ----------    -----------    ------------    ------------
Total.......................    $38,782        $67,728          $2,609        $441,653
                              ==========    ===========    ============    ============

----------------------------
(1) Construction loans include notes that cover both the construction period and the end permanent financing, and therefore, the schedule shows repricing dates greater than one year.

        Of the $459.88 million in total loans at March 31, 2004, approximately $240.6 million have fixed rates of interest and approximately $219.2 million have adjustable rates of interest.

        ONE- TO-FOUR FAMILY RESIDENTIAL LENDING. At March 31, 2004, one- to-four family residential mortgage loans totaled $257.5 million, or 56.0%, of our gross loan portfolio. We generally underwrite our one- to-four family loans based on the applicant's employment and credit history and the appraised value of the subject property. Presently, we generally lend up to 80% of the lesser of the appraised value or purchase price for one- to-four family residential loans. Should we grant a loan with a loan-to-value ratio in excess of 80%, we require private mortgage insurance in order to reduce our exposure below 80%. Properties securing our one- to-four family loans are generally appraised by independent fee appraisers approved by the board of directors. We require our borrowers to obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements.

        We currently originate one- to-four family mortgage loans on a fixed-rate and adjustable-rate basis. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our internal needs. Adjustable-rate loans are tied to a variety of indices including a rate based on U. S. Treasury securities adjusted to a constant maturity of one year. A majority of our adjustable rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the applicable index. Our home mortgages are structured with a five to thirty-five year maturity, with amortizations up to a 35 year period. Substantially all of our one- to-four family loans originated or purchased are secured by properties located in southeastern Georgia and the Jacksonville metropolitan area.

        We also originate residential construction loans as part of our residential loan programs. These loans are generally made for the construction of pre-sold builder homes as well as to individual borrowers. Loans made to individual builders are usually limited to approximately five homes at any one time. We generally limit construction loans to no more than an 80% loan to value ratio upon completion. At March 31, 2004, we had $13.7 million in residential construction loans.

        All our real estate loans contain a "due on sale" clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property. The loans originated or purchased by us are underwritten and documented pursuant to Freddie Mac or Fannie Mae guidelines. See "- Originations, Purchases, Sales and Repayments." See "- Asset Quality - Non-Performing Assets" and "- Classified Assets."

        MULTI-FAMILY RESIDENTIAL LENDING. We also offer multi-family residential loans. These loans are secured by real estate located in our primary market area. At March 31, 2004, multi-family residential loans totaled $3.4 million, or 0.7%, of our gross loan portfolio.

        Our multi-family residential loans are originated with adjustable interest rates only. We use a number of indices to set the interest rate, including a rate based on the constant maturity of one year U.S. Treasury securities. A majority of our adjustable rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the applicable index. Loan-to-value ratios on our multi-family residential loans do not exceed 75% of the appraised value of the property securing the loan. These loans require monthly payments and amortize over a period of up to 30 years. These loans are secured by properties located in southeastern Georgia and the Jacksonville metropolitan area . We use mortgage bankers and brokers to originate these loans as well as through our staff. We retain some of the multi-family loans we originate, while selling participations in others to manage our exposure to any one borrower. We also finance the construction of multi-family residences using similar underwriting standards.

        Loans secured by multi-family residential real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We may require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family residential loans are performed by independent state licensed fee appraisers approved by the board of directors. See "- Loan Originations, Purchases, Sales and Repayments."

        We also make multi-family construction loans. At March 31, 2004, $4.4 million of our multi-family loan portfolio consisted of construction loans. These loans are made under the same general guidelines as permanent multi-family loans.

        Loans secured by multi-family residential properties are generally larger and involve a greater degree of credit risk than one- to-four family residential mortgage loans. Because payments on loans secured by multi-family residential properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "- Asset Quality - Non-Performing Assets."

        HOME-EQUITY LENDING. We currently originate both fixed amount and home equity lines of credit. At March 31, 2004, our portfolio totaled $43.4 million or 9.4%, of our gross loan portfolio. We generally underwrite our one- to-four family home equity loans based on the applicant's employment and credit history and the appraised value of the subject property. Presently, we lend up to 80% of the lesser of the appraised value less any prior liens. Properties securing our one- to-four family loans are generally appraised by independent fee appraisers approved by the board of directors. We require our borrowers to obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements.

        Our home equity lines of credit carry an adjustable interest rate based upon the prime rate of interest. All home equity loans have a maximum draw period of 10 years with a repayment period of 10 years following such draw period. We currently retain these loans in our portfolio.

        See "- Originations, Purchases, Sales and Repayments." See "- Asset Quality - Non-Performing Assets" and "- Classified Assets."

        COMMERCIAL REAL ESTATE LENDING. We offer commercial real estate loans for both permanent financing and construction. These loans are typically secured primarily by small retail establishments, rental properties, storage facilities and small office buildings located in our primary market area. At March 31, 2004, permanent commercial real estate loans totaled $59.8 million, or 13.0%, of our gross loan portfolio and commercial construction loans totaled $6.3 million or 1.4% of our gross loan portfolio. We generally originate commercial construction loans to finance the construction of retail stores, fast food outlets and small office buildings. Our largest commercial real estate loan at March 31, 2004, was a $4.1 million loan secured by the real estate.

        We originate both fixed rate and adjustable-rate commercial real estate loans. The interest rate on adjustable rate loans is tied to a variety of indices, including a rate based on the constant maturity of one year U.S. Treasury securities. A majority of our adjustable-rate loans carry an initial fixed rate of interest for either three or five years which then converts an interest rate that is adjusted annually based upon the index. Loan-to-value ratios on our commercial real estate loans do not exceed 75% of the appraised value of the property securing the loan. These loans require monthly payments, amortize up to 30 years, have maturities of up to 10 years and carry pre-payment penalties.

        Loans secured by commercial real estate are underwritten based on the income producing potential of the property, the financial strength of the borrower and any guarantors. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We may require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing commercial real estate loans are performed by independent state licensed fee appraisers approved by the board of directors. All the properties securing our commercial real estate loans are located in our market area. See "- Loan Originations, Purchases, Sales and Repayments."

        Loans secured by commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to-four family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "- Asset Quality - Non-Performing Loans."

        CONSUMER LOANS. We currently offer a variety of consumer loans. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one-to-four family residential mortgage loans. At March 31, 2004, our consumer loan portfolio, exclusive of automobile loans, totaled $32.9 million, or 7.2%, of our gross loan portfolio. In recent years, our consumer loans, as a percentage of our loan portfolio, has continued to decrease as we have emphasized our real estate loan products.

        The most significant component of our consumer lending is automobile loans. We originate automobile loans only on a direct basis with the borrower. Loans secured by automobiles totaled $36.0 million at March 31, 2004, or 7.9%, of our gross loan portfolio at March 31, 2004. Automobile loans may be written for up to seven years for new automobiles and a maximum of five years for used automobiles and have fixed rates of interest. Loan to value ratios for automobile loans are up to 100% of the sales price for new automobiles and up to 100% of value on used cars, based on valuation from official used car guides.

        Consumer loans may entail greater risk than do one- to-four family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. See "Risk Factors - Our loan portfolio possesses increased risk due to our substantial number of multi-family, commercial real estate and consumer loans, which could increase the level of our provision for loan losses."

LOAN ORIGINATIONS, PURCHASES, SALES AND REPAYMENTS

        We originate loans through our branch network, the internet and our call center. Referrals from our current customer base, advertisements, real estate brokers, mortgage loan brokers and builders are also important sources of loan originations. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market area. Demand is affected by local competition and the interest rate environment. We also purchase real estate whole loans as well as participation interests in real estate loans for interest rate risk management and portfolio diversification. In addition, we sell participation interests in some of our larger real estate loans.

        The following table shows the loan origination, purchase, sale and repayment activities of Atlantic Coast Federal for the periods indicated, and includes loans originated for both our own portfolio and for sale of participating interests. The noted activity includes loans held for sale and loans receivable, net.

                                                           Three Months Ended
                                                                March 31,                    Year Ended December 31,
                                                         ------------------------    ----------------------------------------
                                                            2004          2003           2003          2002           2001
                                                         ----------    -----------   -----------    ----------    -----------
                                                                                    (In Thousands)
ORIGINATIONS BY TYPE:
Fixed rate:
Real estate - one- to-four family.....................     $ 4,789        $10,961        $63,726       $35,336        $14,802
            - multi-family............................          --          2,165          2,165            --             --
            - commercial..............................       1,197         22,788         25,850            --            307
            - construction (one- to four-family)......       8,248          4,054         16,712         6,481            228
            - construction (multi-family).............          --             --             --            --             --
            - construction (commercial)...............          --          2,950         10,827            --             --
Other - consumer                                            11,050         10,077         23,380        26,604         26,888
       - home equity..................................         306          1,095          2,799         6,830          4,169
       - commercial...................................          --          2,359          2,563         2,303         16,093
                                                         ----------    -----------    -----------    ----------    -----------
  Total fixed-rate....................................      25,590         56,449        148,022        77,554         62,487
Adjustable-rate:
Real estate - one- to-four family                           22,905         15,024         47,923        24,837         28,885
            - multi-family............................          --             --             --         9,144            932
            - commercial..............................          --            679            903        13,322          1,256
            - construction (one- to four-family)......         817             --             --            --             --
            - construction (multi-family).............          --             --             --        12,385             --
            - construction (commercial)...............          --             --             --        10,045             --
Other - consumer                                                --             --          5,025         1,171            145
       - home equity..................................       6,567          8,071         15,689         1,879          5,956
       - commercial...................................          --            183            183         4,059            870
                                                         ----------    -----------    -----------    ----------    -----------
Total adjustable-rate.................................      30,289         23,957         69,723        76,842         38,044
                                                         ----------    -----------    -----------    ----------    -----------
Total loans originated................................      55,879         80,406        217,745       154,396        100,531

PURCHASES:
Real estate - one- to-four family.....................          --             --         34,680        14,121         12,685
            - multi-family............................          --             --             --            --            987
            - commercial..............................          --             --             --            --             --
            - construction (one- to four-family)......          --             --             --            --         14,156
            - construction (multi-family).............          --             --             --            --             --
            - construction (commercial)...............          --             --             --            --             --
Other - consumer......................................          --             --             --            --          8,849
       - home equity..................................          --             --             --         1,702             --
       - commercial...................................          --             --             --            --             --
                                                         ----------    -----------    -----------    ----------    -----------
Total loans purchased.................................          --             --         34,680        15,823         36,677

SALES AND REPAYMENTS:
Sales and loan participations sold....................      10,609          5,685         32,086        12,904          4,529
Principal repayments..................................      27,320         57,737        165,347       109,236         85,282
                                                         ----------    -----------    -----------    ----------    -----------
  Total reductions....................................      37,929         63,422        197,433       122,140         89,811
Increase (decrease) in other items, net...............          --             --             --            --             --
                                                         ----------    -----------    -----------    ----------    -----------
  Net increase (decrease).............................     $17,950        $16,984        $54,992       $48,079        $47,397
                                                         ==========    ===========    ===========    ==========    ===========

ASSET QUALITY

        When a borrower fails to make a timely payment on a loan, a contact by telephone is made, in an attempt to cure the delinquency. When the loan is 10 days past due in the case of a commercial or consumer loan, or 15 days for other loans past due, we mail a subsequent delinquency notice to the borrower. Once a loan is 30 days past due, our staff contacts the borrower by telephone to determine the reason for delinquency and to request payment of the delinquent amount in full or the establishment of an acceptable repayment plan to bring the loan current. If the borrower is unable to make or keep payment arrangements, additional collection action is taken in the form of repossession of collateral for secured loans and small claims or legal action for unsecured loans.

        If an acceptable repayment plan has not been agreed upon, loan personnel will generally prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 10 days to bring the account current. Once the loan becomes 60 days delinquent, and an acceptable repayment plan has not been agreed upon, the servicing officer will turn over the account to the deed of trust trustee with instructions to initiate foreclosure action.

        Real estate loans serviced by a third party are subject to the servicing institution's collection policies. However, we track each purchased loan individually to ensure full payments are received as scheduled. Each month, third party servicers are required to provide delinquent loan status reports to our servicing officer, which are included in the month-end delinquent real estate report to management. Contractually, third party servicers are required to adhere to collection policies no less stringent than our policies.

        DELINQUENT LOANS. The following table sets forth our loans delinquent 60 to 89 days and over 89 days past due by type, number, amount and percentage of type at March 31, 2004.


                                                       Loans Delinquent For:                       Total
                                           ----------------------------------------------   ---------------------
                                                60-89 Days             90 Days or More        Delinquent Loans
                                           ---------------------    ---------------------   ---------------------
                                                       Principal                Principal               Principal
                                            Number      Balance      Number      Balance     Number      Balance
                                           of Loans    of Loans     of Loans    of Loans    of Loans     of Loans
                                           --------    --------     --------    --------    --------     --------
                                                                   (Dollars in Thousands)
One- to-four family..................            5       $ 292            8        $640          13         $932
Multi-family.........................           --          --           --          --          --           --
Commercial...........................           --          --            1       1,018           1        1,018
Construction-one- to four-family.....           --          --           --          --          --           --
Construction-multi-family............           --          --           --          --          --           --
Construction-commercial..............           --          --           --          --          --           --

Other:
Consumer.............................           20          83          140       1,307         160        1,390
Home equity..........................           --          --           --          --          --           --
Commercial...........................           --          --           --          --          --           --
                                           --------    --------     --------    --------    --------     --------
Total................................           25       $ 355          149      $2,965         174       $3,340
                                           ========    ========     ========    ========    ========     ========
Delinquent loans to total gross loans                     0.08%                    0.64%                    0.73%

        NON-PERFORMING ASSETS. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Non-performing assets consist of non-accrual loans, accruing loans past due 90 days and more and foreclosed assets. Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days and over past due. Generally, all loans past due 90 days and over are classified as non-accrual. On non-accrual loans, interest income is not recognized until actually collected. At the time the loan is placed on non-accrual status, interest previously accrued but not collected is reversed and charged against current income. At March 31, 2004 we had no loans delinquent 90 days or more that were accruing interest. For the three months ending March 31, 2004, gross interest income of $98,000 would have been recorded on non-performing loans if those loans had been current. No interest on such loans was included in income during 2004. At March 31, 2004, the amount of the allowance for loan losses allocated to total non-performing loans was approximately $1.3 million. For the year ending December 31, 2003, gross interest income of $508,533 would have been recorded on non-performing loans if those loans had been current. No interest on such loans was included in income during 2003.

        Foreclosed assets consist of real estate and other assets which have been acquired through foreclosure on loans. At the time of foreclosure, assets are recorded at the lower of their estimated fair value less selling costs or the loan balance, with any write-down charged against the allowance for loan losses. At all dates presented, we had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates.

                                            At March 31,                             At December 31,
                                                2004           2003         2002         2001          2000          1999
                                           --------------    --------    ----------    ---------    -----------    ---------
                                                                          (Dollars in Thousands)
NONACCRUAL LOANS:
One- to four-family real estate..........     $    640        $  465        $  365       $   54         $  133       $  232
Multi-family real estate.................           --            --            --           --             --           --
Commercial real estate...................        1,875         5,670            --           --             --           --
Construction-one- to four-family.........           --            --            --          153             --           --
Construction-multi-family................           --            --            --           --             --           --
Construction-commercial..................           --            --            --           --             --           --
Consumer ................................        1,306         1,267         2,532          984            796        1,105
Home equity..............................           --            --            --            5             --           51
Commercial...............................        1,193           165            --           --             --           --
                                           --------------    --------    ----------    ---------    -----------    ---------
Total....................................        5,014         7,567         2,897        1,196            929        1,388

ACCRUING DELINQUENT 90 DAYS OR MORE:
One- to four-family real estate..........           --            --            --           --             --           --
Multi-family real estate.................           --            --            --           --             --           --
Commercial real estate...................           --            --            --           --             --           --
Construction-one- to four-family.........           --            --            --           --             --           --
Construction-multi-family................           --            --            --           --             --           --
Construction-commercial..................           --            --            --           --             --           --
Consumer ................................           --            --            --           --             --           --
Home equity..............................           --            --            --           --             --           --
Commercial...............................           --                          --           --             --           --
                                           --------------    --------    ----------    ---------    -----------    ---------
Total....................................           --            --            --           --             --           --

Total non-performing loans...............        5,014         7,567         2,897        1,196            929        1,388
Foreclosed assets........................          235         1,079         1,141          475            211          239
                                           --------------    --------    ----------    ---------    -----------    ---------
Total non-performing assets..............     $  5,249        $8,646        $4,038       $1,671         $1,140       $1,627
                                           ==============    ========    ==========    =========    ===========    =========

Non-performing loans to total loans......         1.09%         1.71%         0.75%        0.35%          0.32%       0.51%

Non-performing assets to total assets....         0.84%         1.73%         0.90%        0.44%          0.34%       0.52%

        CLASSIFIED ASSETS. Regulations provide for the classification of loans and other assets, such as debt and equity securities considered by regulators to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

        When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the FDIC, which may order the establishment of additional general or specific loss allowances.

        In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. The total amount of classified assets represented 51.4% of our equity capital and 3.6% of our total assets at March 31, 2004.

        The aggregate amount of our classified loans at the dates indicated were as follows:

                                      At March 31,         At December 31,
                                          2004           2003           2002
                                      ------------   ------------   ------------
                                                    (In Thousands)
        Loss                          $         --   $         --   $        --
        Doubtful................             2,050            403         1,822
        Substandard.............             9,949         13,884           830
        Special Mention ........            10,288          5,656            --
                                      ------------   ------------   ------------
        Total...................      $     22,287   $     19,943   $     2,652
                                      ============   ============   ============

        At March 31, 2004, $7.7 million of our classified loans were impaired loans, as defined under Statement of Financial Accounting Standards ("SFAS") No. 114 Accounting by Creditors for Impairment of a Loan. At March 31, 2004, $3.0 million of the loans classified as "substandard" and $2.0 million of the loans classified as "doubtful" are included under non-performing assets in the previous table. None of the loans classified as Special Mention as of March 31, 2004 were non performing. We classify loans as special mention when it is determined that a loan relationship should be monitored more closely. Loans are classified as special mention for a variety of reasons including changes in recent borrower financial condition, changes in borrower operations, changes in value of available collateral, concerns regarding changes in economic conditions in a borrower's industry, and other matters. A loan classified as special mention in many instances may be performing in accordance with the loan terms. At March 31, 2004, the amount of the allowance for loan losses was approximately $3.9 million.

        ALLOWANCE FOR LOAN LOSSES. We maintain an allowance for loan losses to reflect probable incurred losses in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include loss ratio analysis by type of loan and specific allowances for identified problem loans. The allowance incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

        The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of the loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience as well as on significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date.

        The appropriateness of the allowance is reviewed and established by management based upon its evaluation of then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly in discussions with our senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the loss related to this condition is reflected in the general allowance.

        Management also evaluates the allowance for loan losses based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in our market area. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. For all specifically reviewed loans for which it is probable that Atlantic Coast Federal will be unable to collect all amounts due according to the terms of the loan agreement, Atlantic Coast Federal determines impairment by computing a fair value either based on discounted cash flows using the loan's initial interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans that are collectively evaluated for impairment and are excluded from specific impairment evaluation, and their allowance for loan losses is calculated in accordance with the allowance for loan losses policy described above.

        Because the allowance for loan losses is based on estimates of probable incurred losses in the loan portfolio, actual losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses in the loan portfolio on a quarterly basis, we are able to adjust specific and general loss estimates based upon any more recent information that has become available. In addition, management's determination as to the amount of our allowance for loan losses is subject to review by the Office of Thrift Supervision and the FDIC, which may require the establishment of additional general or specific allowances based upon their judgment of the information available to them at the time of their examination of Atlantic Coast Federal.

        At March 31, 2004, our allowance for loan losses was $3.9 million or 0.86% of the total loan portfolio and 78.7% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance for loan losses represents all known and inherent loan losses that are both probable and reasonably estimated as of March 31, 2004.

        The following table sets forth an analysis of our allowance for loan losses.

                                             For Three Months Ended
                                                     March 31,                           Year Ended December 31
                                                 2004       2003         2003         2002         2001         2000         1999
                                              ---------- ----------   ----------   ----------   ----------   ----------   ----------
                                                                             (Dollars in Thousands)
Balance at beginning of period..............     $6,593     $4,692       $4,692       $3,766       $3,642       $4,306       $3,660

CHARGE-OFFS:
    One-to-four family real estate..........         --         --          300          500           38           28           14
    Multi-family real estate................         --         --           --           --           --           --           --
    Commercial real estate..................      4,000         --           --           --           --           --           --
    Construction-one-to-four-family.........         --         --           --           --           --           --           --
    Construction multi-family...............         --         --           --           --           --           --           --
    Construction-commercial.................         --         --           --           --           --           --           --
    Consumer ...............................        340        486        2,923        3,003        2,772        2,965        2,916
    Home Equity.............................         63         --           25           --           --           --           --
    Commercial..............................         --         --           --           --           --           --           --
                                              ---------- ----------   ----------   ----------   ----------   ----------   ----------
       Total charge-offs....................      4,403        486        3,248        3,503        2,810        2,993        2,930

RECOVERIES:
    One-to-four family real estate..........         --         --           86            1            3           13           18
    Multi-family real estate................         --         --           --           --           --           --            -
    Commercial real estate..................         --         --           --           --           --           --            -
    Construction-one-to-four-family.........         --         --           --           --           --           --           --
    Construction multi-family...............         --         --           --           --           --           --           --
    Construction-commercial.................         --         --           --           --           --           --           --
    Consumer................................        204        211          823          745          850          616          595
    Home Equity.............................          9          2            2           --           --           --           --
    Commercial..............................         --         --           --           --           --           --           --
                                              ---------- ----------   ----------   ----------   ----------   ----------   ----------
          Total recoveries..................        213        213          911          746          853          629          613

Net charge-offs.............................      4,190        273        2,337        2,757        1,957        2,364        2,317

Provision  for loan losses..................      1,544      1,057        4,238        3,683        2,081        1,700        2,963
                                              ---------- ----------   ----------   ----------   ----------   ----------   ----------

Balance at end of period....................     $3,947     $5,476       $6,593       $4,692       $3,766       $3,642       $4,306
                                              ========== ==========   ==========   ==========   ==========   ==========   ==========

Net charge-offs to average loans
  during this period (1) (2)................       3.71%      0.27%        0.57%        0.76%        0.65%        0.84%        0.90%

Net charge-offs to average non-performing
  loans during this period(2)...............      83.57%      9.64%       30.88%       95.17%      163.63%      254.47%      166.93%

Allowance for loan losses to non-performing
  loans.....................................      78.72%    193.25%       87.13%      161.96%      314.88%      392.03%      310.23%

Allowance as a % of total loans (end of
  period)(1)................................       0.86%      1.38%        1.49%        1.22%        1.12%        1.25%        1.59%

(1)     Total loans are net of deferred fees and costs

        The distribution of the allowance for loan losses on loans at the dates indicated is summarized as follows:

                                                             At March 31,
                                                                 2004
                                           -------------------------------------------------

                                                                              Percent of
                                                                            Loans in Each
                                            Amount of Loan   Loan Amounts    Category to
                                            Loss Allowance   by Category     Total loans
                                           ---------------- -------------  -----------------
 One-to-four family real estate            $        104     $    257,475         56.04%
 Multi-family real estate................            46            3,400          0.74
 Commercial real estate..................         1,613           59,757         12.99
 Construction-one-to-four-family.........            95           13,695          2.97
 Construction- multi-family..............           310            4,377          0.95
 Construction-commercial real estate.....           128            6,342          1.37
 Consumer................................         1,228           68,955         14.99
 Home equity.............................           146           43,430          9.44
 Commercial..............................           277            2,379          0.51
 Unallocated.............................            --               --            --
                                           ---------------- -------------  -----------------
 Total...................................  $      3,947     $    459,810        100.00%
                                           ================ =============  =================


                                                                          At December 31,
                                                    2003                                              2002
                                  -------------------------------------------     ------------------------------------------
                                                    Loan        Percent of                         Loan         Percent of
                                  Amounts of       Amounts     Loans in Each      Amounts of      Amounts       Loans in Each
                                   Loan Loss         by         Category to        Loan Loss        by         Category to
                                   Allowance      Category      Total loans        Allowance      Category      Total loans
                                  ----------      --------     --------------     -----------    ---------     -------------
                                                                       (Dollars in Thousands)
One-to four-family real
 estate......................       $   281        $237,946          53.90%            $   55       $178,092         46.30%
Multi-family real  estate....            26           7,839           1.77                 15          8,727          2.27
Commercial real estate.......         3,622          56,173          12.71                389         36,752          9.55
Construction-one-to-
 four-family.................            --          11,913           2.69                 --          7,552          1.96
Construction-multi-
 family......................           250           3,802           0.86                 53          3,078          0.80
Construction-
 commercial real estate......           799          14,861           3.36                198         19,897          5.17
Consumer real estate ........         1,478          67,728          15.34              3,309         92,634         24.08
Home equity..................            45          38,782           8.78                512         32,722          8.51
Commercial...................            90           2,609           0.59                161          5,247          1.36
Unallocated..................             2              --             --                 --             --            --
                                     ------        --------         ------             ------       --------        ------
Total .......................        $6,593        $441,653         100.00%            $4,692       $384,701        100.00%
                                     ======        ========         ======             ======       ========        ======


                                                                         At December 31,
                                                    2001                                           2000
                                  -------------------------------------------     ------------------------------------------
                                                    Loan        Percent of                         Loan         Percent of
                                  Amounts of       Amounts     Loans in Each      Amounts of      Amounts       Loans in Each
                                   Loan Loss         by         Category to        Loan Loss        by         Category to
                                   Allowance      Category      Total loans        Allowance      Category      Total loans
                                  ----------      --------     --------------     -----------    ---------     -------------
                                                                     (Dollars in Thousands)

One-to four-family real
 estate......................        $   35        $150,636          44.65%          $   77       $122,456          41.97%
Multi-family real  estate....            21           4,137           1.22               --             --             --
Commercial real estate.......           135          14,558           4.31                5          1,270           0.44
Construction-one-to-
 four-family.................            --          10,457           3.09               --             --             --
Construction-multi-
 family......................           171           3,600           1.06               --             --             --
Construction-
 commercial real estate......            39           3,932           1.16               --            343           0.12
Consumer real estate ........         3,220         118,328          35.04            3,524        139,475          47.82
Home equity..................            21          30,793           9.12               16         27,092           9.29
Commercial...................            39           1,185           0.35               20          1,036           0.36
Unallocated..................            85              --             --               --             --             --
                                     ------        --------         ------           ------       --------         ------
Total .......................        $3,766        $337,626         100.00%          $3,642       $291,672         100.00%
                                     ======        ========         ======           ======       ========         ======


                                               At December 31,
                                                   1999
                                  --------------------------------------------
                                                    Loan           Percent of
                                  Amounts of       Amounts       Loans in Each
                                   Loan Loss         by           Category to
                                   Allowance      Category        Total loans
                                  ----------      --------       -------------
                                               (Dollars in Thousands)

One-to four-family real
 estate......................        $   13        $100,417          37.06%
Multi-family real  estate....            --              --             --
Commercial real estate.......            --              --             --
Construction-one-to-
 four-family.................            --              --             --
Construction-multi-
 family......................            --              --             --

Construction-
 commercial real estate......            --              --             --
Consumer.....................         4,271         145,298          53.63
Home equity..................            12          25,188           9.30
Commercial...................            10              38           0.01
Unallocated..................            --              --             --
                                     ------        --------         ------
Total .......................        $4,306        $270,941         100.00%
                                     ======        ========         ======

INVESTMENT ACTIVITIES

        GENERAL. We are required by federal regulations to maintain an amount of liquid assets, such as cash and short-term securities, for the purposes of meeting our operational needs. We are also permitted to make certain other securities investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Commitments." Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided.

        We are authorized to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federal savings associations may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings association is otherwise authorized to make directly. See "How We Are Regulated
- Atlantic Coast Federal" for a discussion of additional restrictions on our investment activities.

        Under the direction and guidance of the Investment/Asset and Liability Management Committee and board policy, our president has the basic responsibility for the management of our investment portfolio. Various factors are considered when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated short and long-term interest rates, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

        The current structure of our investment portfolio provides liquidity when loan demand is high, assists in maintaining earnings when loan demand is low and maximizes earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

        INVESTMENT SECURITIES. We invest in investment securities, for example United States government and agency securities and state and municipal obligations, as part of our asset liability management strategy. All such securities are classified as available for sale.

        SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity.

        The following table sets forth the composition of our securities portfolio at the dates indicated.

                                               At March 31,                              At December 31,
                                            ------------------    --------------------------------------------------------------
                                                  2004                  2003                  2002                  2001
                                            ------------------    --------------------------------------------------------------
                                            Carrying    % of      Carrying    % of      Carrying    % of      Carrying    % of
                                             Value      Total      Value      Total      Value      Total      Value      Total
                                            --------   -------    --------   -------    --------   -------    --------   -------
                                                                                            (Dollars in Thousands)
SECURITIES AVAILABLE FOR SALE:
 U.S. government and federal agencies...    $  4,502     8.01%    $  7,473    28.70%    $  7,968    27.86%    $  5,008    36.64%
 State and municipal....................      14,116    25.11       15,201    58.38        5,139    17.97        1,750    12.80
 Mortgage-backed securities.............       1,277     2.27        1,312     5.04        2,486     8.69        3,913    28.62
 Mutual funds...........................      36,315    64.61        2,053     7.88       13,006    45.48        2,999    21.94
                                            --------   -------    --------   -------    --------   -------    --------   -------
   Total................................    $ 56,210   100.00%    $ 26,039   100.00%    $ 28,599   100.00%    $ 13,670   100.00%
                                            ========   =======    ========   =======    ========   =======    ========   =======

OTHER EARNING ASSETS:
 Interest-earning deposits with banks...    $ 48,919    92.36     $  2,304    39.15     $  7,240    67.79     $  3,388    56.88
 Federal funds sold.....................          --       --           --       --           --       --           --       --
 Federal Home Loan Bank stock...........       4,049     7.64        3,082    52.36        2,305    21.58        1,729    29.02
 Other investments......................          --       --          500     8.49        1,135    10.63          840    14.10
                                            --------   -------    --------   -------    --------   -------    --------   -------
   Total................................    $ 52,968   100.00%    $  5,886   100.00%    $ 10,680   100.00%    $  5,957   100.00%
                                            ========   =======    ========   =======    ========   =======    ========   =======

        The composition and maturities of the debt securities portfolio, as of March 31, 2004 and December 31, 2003, are as follows:

                                                                         At March 31, 2004
                                      ----------------------------------------------------------------------------------------
                                       Less Than 1       1 to 5        5 to 10        Over 10                Total
                                          Year           Years          Years          Years              Securities
                                      -------------  -------------  -------------  -------------  ----------------------------
                                        Amortized      Amortized      Amortized      Amortized      Amortized        Fair
                                          Cost           Cost           Cost           Cost           Cost           Value
                                      ----------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
                                      -------------  -------------  -------------  -------------  -------------  -------------
U.S. Government and agency            $         --   $      4,500   $         --   $         --   $      4,500   $      4,502
State and municipal                          1,015         13,012             --             --         14,027         14,116
Mortgage-backed securities                      82             --             --   $      1,190          1,272          1,277
                                      -------------  -------------  -------------  -------------  -------------  -------------
Total investment securities                  1,097   $     17,512   $         --   $      1,190   $     19,799   $     19,895
                                      =============  =============  =============  =============  =============  =============

Weighted average yield                        1.72%          1.74%            --%          3.44%          1.84%          1.84%


                                                                       At December 31, 2003
                                      ----------------------------------------------------------------------------------------
                                       Less Than 1       1 to 5        5 to 10        Over 10                Total
                                          Year           Years          Years          Years              Securities
                                      -------------  -------------  -------------  -------------  ----------------------------
                                        Amortized      Amortized      Amortized      Amortized      Amortized        Fair
                                          Cost           Cost           Cost           Cost           Cost           Value
                                      ----------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
                                      -------------  -------------  -------------  -------------  -------------  -------------

U.S. Government and agency            $         --   $      7,500   $         --   $         --   $      7,500   $      7,473
State and municipal                          2,052         13,094             --             --         15,145         15,201
Mortgage-backed securities                      83             --             --          1,233          1,316          1,312
                                      -------------  -------------  -------------  -------------  -------------  -------------
Total investment securities           $      2,135   $     20,594             --   $      1,233   $     23,961   $     23,986
                                      =============  =============  =============  =============  =============  =============

Weighted average yield                        4.38%          2.26%            --%          3.89%          2.53%          2.53%


SOURCES OF FUNDS

        GENERAL. Our sources of funds are deposits, payment of principal and interest on loans, interest earned on or maturation of other investment securities, borrowings, and funds provided from operations.

        DEPOSITS. We offer a variety of deposit accounts to consumers with a wide range of interest rates and terms. Our deposits consist of time deposit accounts, savings, money market and demand deposit accounts. We have historically paid attractive rates on our deposit accounts. We primarily rely on premium pricing policies, marketing and customer service to attract and retain these deposits.

        The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

        The following table sets forth our deposit flows during the periods indicated.

                        Three Months Ended March 31,                 Years Ended December 31,
                       ------------------------------     ----------------------------------------------
                            2004            2003               2003            2002            2001
                       --------------  --------------     --------------  --------------  --------------
                                                    (Dollars in Thousands)
Opening balance......  $     392,256   $     360,880      $     360,880   $     305,541   $     274,513
Deposits(1)..........        516,223         516,892          1,478,061       1,554,338         992,572
Withdrawals..........        418,394         478,691          1,456,205       1,509,943         974,875
Interest credited....          1,986           2,552              9,520          10,944          13,331
                       --------------  --------------     --------------  --------------  --------------

Ending balance.......        492,071         401,633            392,256         360,880         305,541
                       ==============  ==============     ==============  ==============  ==============

Net increase.........  $      99,815    $     40,753      $      31,376   $      55,339   $      31,028
                       ==============  ==============     ==============  ==============  ==============

Percent increase.....          25.45%          11.29%              8.69%          18.11%          11.30%
                       ==============  ==============     ==============  ==============  ==============

(1) Net increase in deposits includes deposits acquired in branch acquisitions of $16.2 million in 2003 and $20.1 million in 2002.

        The following table sets forth the dollar amount of deposits by types of products we offered at the dates indicated.

                               At March 31,                                     At December 31,
                         ----------------------    --------------------------------------------------------------------------
                                 2004                      2003                      2002                      2001
                         ----------------------    ----------------------    ----------------------    ----------------------
                                      Percent                   Percent                   Percent                   Percent
                           Amount     of Total       Amount     of Total       Amount     of Total       Amount     of Total
                         ----------  ----------    ----------  ----------    ----------  ----------    ----------  ----------
                                                                (Dollars in Thousands)
TRANSACTION AND
SAVINGS DEPOSITS:
Demand accounts.......   $   67,221      13.66%    $   42,135      10.74%    $   36,792      10.20%    $   28,750       9.41%
Savings accounts......      124,255      25.24         77,358      19.72         75,422      20.90         69,259      22.66
Money market accounts.       79,710      16.20         60,275      15.37         39,559      10.96         42,054      13.76
                         ----------  ----------    ----------  ----------    ----------  ----------    ----------  ----------

Total non-certificates.     271,186      55.10        179,768      45.83        151,773      42.06        140,063      45.83
                         ----------  ----------    ----------  ----------    ----------  ----------    ----------  ----------

CERTIFICATES

0.00% - 1.99%..........      49,740      10.11         45,894      11.70          3,695       1.02             --         --
2.00% - 2.99%..........      84,378      17.15         58,646      14.95         28,165       7.80          2,841       0.93
3.00% - 3.99%..........      45,989       9.35         60,143      15.33        110,147      30.52         17,066       5.59
4.00% - 4.99%..........      31,470       6.40         32,357       8.25         31,761       8.80         26,615       8.71
5.00% - 5.99%..........       2,902       0.59          3,763       0.96          7,384       2.05         24,409       7.99
6.00% - 6.99%..........       5,179       1.05          8,614       2.20         18,149       5.03         42,339      13.86
7.00% - +..............       1,227       0.25          3,071       0.78          9,806       2.72         52,208      17.09
                         ----------  ----------    ----------  ----------    ----------  ----------    ----------  ----------
Total certificates.....     220,885      44.90        212,488      54.17        209,107      57.94        165,478      54.17
                         ----------  ----------    ----------  ----------    ----------  ----------    ----------  ----------
Total deposits.........  $  492,071     100.00%    $  392,256     100.00%    $  360,880     100.00%    $  305,541     100.00%
                         ==========  ==========    ==========  ==========    ==========  ==========    ==========  ==========

        The following table indicates the amount of Atlantic Coast Federal's certificates of deposit by time remaining until maturity as of March 31, 2004.

                            Less than 1      1 to 2        2 to 3        3 to 4        4 to 6
                               Year           Years         Years         Years         years       Thereafter       Total
                            -----------    -----------   -----------   -----------   -----------   ------------   -----------
                                                                      (In Thousands)
0.00% - 1.99%.........      $    48,865    $       120   $       234   $       248   $       273   $         --   $    49,740
2.00% - 2.99%.........           63,162         12,301         3,459            --         5,456             --        84,378
3.00% - 3.99%.........           11,256         14,621        13,942         2,979         3,191             --        45,989
4.00% - 4.99%.........           18,939          4,481         2,853         5,197            --             --        31,470
5.00% - 5.99%.........            1,985            189           376           352            --             --         2,902
6.00% - 6.99%.........            1,764          3,410            --             5            --             --         5,179
7.00% +...............              552            675            --            --            --             --         1,227
                            -----------    -----------   -----------   -----------   -----------   ------------   -----------
Total.................      $   146,523    $    35,797   $    20,864   $     8,781   $     8,920   $         --   $   220,885
                            ===========    ===========   ===========   ===========   ===========   ============   ===========

$100,000 and over.....      $    40,014    $    10,132   $     7,773   $     2,468   $     3,645   $         --        64,032
Below $100,000........          106,509         25,665        13,091         6,313         5,275             --       156,853
                            -----------    -----------   -----------   -----------   -----------   ------------   -----------
Total.................      $   146,523    $    35,797   $    20,864   $     8,781   $     8,920   $         --   $   220,885
                            ===========    ===========   ===========   ===========   ===========   ============   ===========

        BORROWINGS. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds, and can be invested at a positive interest rate spread, when we desire additional capacity to purchase loans or to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of Atlanta. See Note 8 of the Notes to Consolidated Financial Statements.

        We may obtain advances from the Federal Home Loan Bank of Atlanta upon the security of our mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At March 31, 2004, we had $81.0 million in Federal Home Loan Bank advances outstanding.

        The following table sets forth information as to our Federal Home Loan Bank advances for the periods indicated.

                                                         The Three
                                                    Months Ended March 31,                   Years Ended December 31,
                                                ------------------------------     ----------------------------------------------
                                                     2004            2003               2003            2002            2001
                                                --------------  --------------     --------------  --------------  --------------
                                                                             (Dollars in Thousands)

Average balance outstanding...................      $75,422         $43,699            $47,102         $41,199         $32,918

Maximum month-end balance.....................      $80,971         $44,943            $61,629         $46,100         $34,271

Balance at end of period......................      $80,971         $42,286            $60,971         $45,443         $32,757

Weighted average interest rate during the
period........................................         4.38%           4.89%              4.80%           5.07%           5.74

Weighted average interest rate at end of
period........................................         4.38%           4.84%              4.27%           4.91%           5.63

SUBSIDIARY AND OTHER ACTIVITIES

        At March 31, 2004, Atlantic Coast Federal Corporation did not have any subsidiaries other than Atlantic Coast Federal and First Community Financial Services, Inc., an inactive wholly-owned subsidiary of Atlantic Coast Federal. The activities of First Community Financial Services were consolidated into Atlantic Coast Federal in the fourth quarter of 2003.

COMPETITION

        We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. We also face competition from other lenders and investors with respect to loans that we purchase.

        We attract all of our deposits through our branch and ATM network. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates. As of March 31, 2004, we believe that we hold less than 1% of the deposits in our primary market areas.

EMPLOYEES

        At March 31, 2004, we had a total of 175 employees, including 16 part-time employees. Our employees are not represented by any collective bargaining group.

PROPERTIES

        At March 31, 2004, we had 12 full-service offices and one drive-up facility. We both own and lease the space in which our home office, executive offices and branch offices are located. The net book value of our investment in premises, equipment and fixtures, excluding computer equipment, was approximately $10.0 million at March 31, 2004.

        The following table provides a list of our main and branch offices.

                                            Owned or      Lease Expiration           Net Book Value
Location                                     Leased             Date                 March 31, 2004
-------------------------------              ------             ----                 --------------
                                                                                     (In Thousands)
HOME AND EXECUTIVE OFFICE
505 Haines Avenue                            Owned               --                     $1,289.3
Waycross, GA 31501

BRANCH OFFICES:
400 Haines Avenue                            Owned               --                        101.5
Waycross, GA 31501

2110 Memorial Drive                          Owned               --                        483.4
Waycross, GA 31501

1390 South Gaskin Avenue                     Owned               --                        525.7
Douglas, GA 31533

213 Hwy 80 West                              Owned               --                        284.5
Garden City, GA 31408

10328 Deerwood Park Blvd.                    Owned               --                        962.7
Jacksonville, FL 32256

8048 Normandy Blvd.                          Owned               --                      1,136.9
Jacksonville, FL 32221

1970 Solomon Street                          Owned               --                        171.7
Orange Park, FL 32073

463 West Duval Street                        Owned               --                        133.0
Lake City, FL 32055

930 University Avenue, North                 Owned               --                        754.0
Jacksonville, FL 32211

1700 South Third Street                      Owned               --                      1,505.4
Jacksonville Beach, FL 32200

363-6 Atlantic Blvd.                         Leased           June 2004                       --
Atlantic Beach, FL 32233

715 Centre Street                            Owned               --                      1,127.1
Fernandina Beach, FL 32034

        We believe that our current facilities are adequate to meet the present and immediately foreseeable needs of Atlantic Coast Federal and Atlantic Coast Federal Corporation.

        We use an in-house system with support provided by a third-party vendor to maintain our database of depositor and borrower customer information. The net book value of our data processing and computer equipment at March 31, 2004 was approximately $632,000.

LEGAL PROCEEDINGS

        From time to time, we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of this litigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   MANAGEMENT

MANAGEMENT OF ATLANTIC COAST FEDERAL CORPORATION

        The board of directors of Atlantic Coast Federal Corporation consists of the nine individuals who currently serve as directors of Atlantic Coast Federal. The board of directors of Atlantic Coast Federal Corporation is divided into three classes, as nearly equal as possible, with approximately one-third of the directors elected each year. The directors are elected by the stockholders of Atlantic Coast Federal Corporation for three year terms, or until their successors are elected and have qualified. The terms of the directors of each of Atlantic Coast Federal Corporation and Atlantic Coast Federal are identical. As the sole stockholder of Atlantic Coast Federal Corporation, Atlantic Coast Federal, MHC elects the directors of Atlantic Coast Federal Corporation. Following completion of the stock offering, the directors will be elected by Atlantic Coast Federal, MHC and the holders of the common stock of Atlantic Coast Federal Corporation not held by Atlantic Coast Federal, MHC. The current board of directors has adopted an initiative to add new members to the board of directors from the Jacksonville, Florida, market in order to reflect the geographic diversity of Atlantic Coast Federal Corporation's operations.

        The following individuals are the executive officers of Atlantic Coast Federal Corporation and hold the office set forth below opposite their name.


        Executive                     Position Held
        ---------                     -------------
        Robert J. Larison, Jr.        President and Chief Executive Officer
        Jon C. Parker, Sr.            Vice President and Chief Financial Officer

        Executive officers of Atlantic Coast Federal Corporation are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors.

        Information concerning the principal occupations, employment and compensation of the directors and executive officers of Atlantic Coast Federal Corporation is set forth under "- Management of Atlantic Coast Federal." Directors of Atlantic Coast Federal Corporation initially will not be compensated by Atlantic Coast Federal Corporation but will serve and be compensated by Atlantic Coast Federal. It is not anticipated that separate compensation will be paid to directors of Atlantic Coast Federal Corporation until such time as these persons devote significant time to the separate management of Atlantic Coast Federal Corporation affairs, which is not expected to occur until Atlantic Coast Federal Corporation becomes actively engaged in additional businesses other than holding the stock of Atlantic Coast Federal. Atlantic Coast Federal Corporation may determine that such compensation is appropriate in the future.

MANAGEMENT OF ATLANTIC COAST FEDERAL

        Upon completion of the stock offering, the directors of Atlantic Coast Federal immediately prior to the stock offering will continue to serve as directors of Atlantic Coast Federal. The board of directors of Atlantic Coast Federal consists of nine directors divided into three classes, with approximately one-third of the directors elected at each annual stockholder meeting. Because Atlantic Coast Federal Corporation will continue to own all the issued and outstanding capital stock of Atlantic Coast Federal following the stock offering, the board of directors of Atlantic Coast Federal Corporation will elect the directors of Atlantic Coast Federal. The following table sets forth information regarding the board of directors of Atlantic Coast Federal as of March 31, 2004.

                                                                                                          Term of
                                                          Positions Held With                Director     Office
                   Name                Age               Atlantic Coast Federal              Since(1)     Expires
      ------------------------------  -----  ---------------------------------------------- ----------   ---------
      Charles E. Martin, Jr.           57    Director and Chairman of the Board                1982        2007
      Forrest W. Sweat, Jr.            46    Director                                          2001        2007
      I. J. McGahee                    78    Director                                          1969        2007
      H. Dennis Woods                  56    Director                                          1987        2006
      Cyril M. Morris                  80    Director                                          1988        2006
      Robert J. Larison, Jr.           47    Director, President and CEO                       2003        2006
      John M. Hinson                   71    Director                                          1990        2005
      Jon C. Parker, Sr.               33    Director and Chief Financial Officer              2003        2005
      Robert J. Smith                  43    Director                                          2003        2005

-------------------
(1) Includes service as a director of Atlantic Coast Federal Credit Union with the exception of Directors Larison, Parker, Sweat and Smith.

        The business experience of each director for at least the past five years is set forth below.

        CHARLES E. MARTIN, JR. Mr. Martin is a retired employee of CSX Transportation, Inc., Waycross, Georgia, where he worked as a machinist for over 20 years.

        FORREST W. SWEAT, JR. Mr. Sweat is a partner in the law firm of Walker & Sweat, Waycross, Georgia. He has practiced law since 1982.

        I. J. MCGAHEE. Mr. McGahee is currently retired. He served as an electrician with CSX Transportation, Inc., Waycross, Georgia, for over 20 years.

        H. DENNIS WOODS. Mr. Woods has been employed by CSX Transportation, Inc., Waycross, Georgia, since 1964. He currently serves as the business manager of the company's warehouse in Waycross.

        CYRIL M. MORRIS. Mr. Morris is currently retired. He worked for CSX Transportation, Inc. in Waycross, Georgia, for over 40 years.

        ROBERT J. LARISON, JR. Mr. Larison has served as president and chief executive officer of Atlantic Coast Federal and Atlantic Coast Federal Credit Union since 1983.

        JOHN M. HINSON. Mr. Hinson is currently retired. He served as an employee of CSX Transportation, Inc. in Waycross, Georgia, from 1951 to 1991.

        JON C. PARKER, SR. Mr. Parker has served as senior vice president and chief financial officer of Atlantic Coast Federal and Atlantic Coast Federal Credit Union since September 1999. Prior to such time he served as controller.

        ROBERT J. SMITH. Mr. Smith has served as a mortgage banking executive with Cendant Mortgage in Jacksonville, Florida, since January 2001 except for the period from April 2002 to July 2003 during which he was employed by Basis 100, a technology company serving the mortgage banking industry. Prior to his employment with Cendant Mortgage in 2001, he was employed by Merrill Lynch Credit Corporation, Jacksonville, Florida, for over 10 years.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        The business experience for at least the past five years for each of five executive officers of Atlantic Coast Federal, who do not serve as directors, is set forth below. Their service includes time with Atlantic Coast Federal Credit Union.

        DIANE S. WADE. Ms. Wade has served as senior vice president of sales and service since July 2000. From 1998 until such time she served as vice president for business development. She has served in various capacities with Atlantic Coast Federal since 1978.

        MARSHA A. BOYETTE. Ms. Boyette has served as senior vice president for administration since July 2000. From 1997 until such time she served as vice president of member services.

        HERMAN T. KLINGER. Mr. Klinger has served as senior vice president for central operations since 2000. Prior to such time he was in charge of information technology starting in 1996.

        JOANNE Q. HEINRICH. Ms. Heinrich joined Atlantic Coast Federal in January 2003 as senior vice president of lending. From 1993 until 2001 she served as a mortgage banking officer with Merrill Lynch Credit Corporation and First National Bank of Nassau County, Jacksonville, Florida.

        PHILLIP S. HUBACHER. Mr. Hubacher has served as treasurer of Atlantic Coast Federal since 1988. He is a lieutenant colonel in the United States Air Force Reserve.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        Our board of directors meets monthly. During the fiscal year ended December 31, 2003, the board of directors held 12 meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which the board member served during this period. Prior to our 2004 annual meeting of shareholders, we will review and alter as necessary the composition of our board and committees thereof to assure compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq National Market listing requirement.

        We currently have standing Executive, Audit, Asset/Liability Management, Nominating, Loan, Benefits, Information Systems and Compliance Committees.

        The Audit Committee is comprised of Messrs. Smith, Morris and Hinson. Mr. Smith serves as chairman. The Audit Committee meets quarterly or more frequently as needed. The committee recommends the independent auditors and reviews the audit report prepared by the independent auditors. This committee met 12 times in fiscal 2003 and oversees the audit activities of Atlantic Coast Federal.

        The Asset/Liability Management Committee is chaired by Mr. Martin and Directors Larison and Parker serve as members. The committee meets quarterly or more frequently as needed. The committee oversees Atlantic Coast Federal's asset liability management. The committee reviews and monitors Atlantic Coast Federal's investment portfolio, liquidity position and interest rate risk. This committee met four times in fiscal 2003.

        The Loan Review Committee oversees all loan activities. The committee approves all loans that exceed management's loan authority, periodically reviews loans within the loan officer's loan authority and reviews all past due loans on a monthly basis. This committee meets monthly or more frequently as needed. The committee is comprised of Directors Sweat, McGahee, Larison and Parker with Mr. Sweat serving as chairperson. This committee met 12 times in fiscal 2003.

        The Executive Committee is comprised of Directors Woods, Martin, and Sweat with Mr. Martin serving as chairman. The committee meets as frequently as needed. The committee is generally authorized to act on behalf of the full board of directors when certain business matters require prompt action. The committee met four times in fiscal 2003.

        The Compliance Committee is comprised of Directors Smith, Morris and Hinson, with Mr. Smith serving as chairman. The committee oversees Atlantic Coast Federal's compliance with state and federal laws. The committee meets monthly or more frequently as needed.

        The Benefits Committee is comprised of Directors Woods, Martin and Sweat. This committee meets quarterly or more frequently as needed. Mr. Woods serves as chairman. This committee oversees personnel policies, compensation standards and employee benefits. The committee met four times in fiscal 2003.

CORPORATE GOVERNANCE POLICIES AND PROCEDURES

        In addition to establishing committees of the board of directors, Atlantic Coast Federal Corporation will also adopt several policies to govern the activities of both Atlantic Coast Federal Corporation and Atlantic Coast Federal, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to cover such matters as the following:

        o       The duties and responsibilities of each director;

        o The composition, responsibilities and operation of the board of directors;

        o The establishment and operation of board committees, including audit, nominating and compensation;

        o       Convening executive sessions of independent directors;

        o The board of directors' interaction with management and third parties; and

        o The evaluation of the performance of the board of directors and the chief executive officer.

        The code of business conduct and ethics, which will apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, dull and accurate disclosure and compliance with all applicable laws, rules and regulations.

DIRECTORS' COMPENSATION

        Members of Atlantic Coast Federal's board of directors receive a fee of $1,300 per meeting attended. Employee members do not receive board fees. The Chairman of the Board receives a stipend of $1,500 per meeting. The directors received a bonus of $9,600 each for fiscal 2003. Atlantic Coast Federal established a Director Deferred Fee Plan that permits a board member to defer some or all of his board fees. At March 31, 2004, Atlantic Coast Federal had accrued a liability of $45,121 for this plan. The committee members are not separately compensated for their service.

        Atlantic Coast Federal also maintains a Director Retirement Plan providing for an annual payment of $10,000 for ten years upon retirement. Directors are fully vested after 10 years of service with credit for previous service at the time the plan was adopted in 2002. At March 31, 2004, Atlantic Coast Federal had accrued a liability of $409,955 for this plan. Reduced benefits are paid for early retirement and reduced levels of service.

EXECUTIVE COMPENSATION

        The following table sets forth a summary of information concerning the compensation paid by Atlantic Coast Federal Corporation, including amounts deferred to future periods by the officers, for services rendered in all capacities during the year ended December 31, 2003 to the president and chief executive officer of Atlantic Coast Federal. No other officer received compensation in excess of $100,000 for the fiscal year ended December 31, 2003.

                                                                                                LONG-TERM
                                                ANNUAL COMPENSATION                         COMPENSATION AWARDS

                                                                    OTHER        RESTRICTED
                                                                    ANNUAL          STOCK
                                  FISCAL                         COMPENSATION       AWARD       OPTIONS(#)       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR     SALARY     BONUS        ($)(1)          ($)(2)         (2)        COMPENSATION(3)
---------------------------        ----     -----      -----        ------          ------      ----------    ---------------
Robert J. Larison, Jr. President   2003    $169,350   $15,000         --              --            --             $17,307
and Chief Executive Officer

-------------
(1) This amount does not include personal benefits or perquisites which did not exceed the lesser of $50,000 or 10% of the named individual's salary and bonus.
(2) Atlantic Coast Federal does not have any stock option or restricted stock plans. Atlantic Coast Federal Corporation does, however, intend to adopt such plans no earlier than six months following the stock offering. See "- Benefits - Stock Benefit Plan."
(3) Amount represents matching contribution under Atlantic Coast Federal's 401(k) Plan in the amount of $9,807, life insurance premiums in the amount of $4,000, country club dues in the amount of $3,000 and premiums for an annuity in the amount of $1,500.


        EMPLOYMENT AGREEMENT. Atlantic Coast Federal currently has an employment agreement with Mr. Larison with a term of two years from January 1, 2004. The agreement provides for a base salary of $160,000 and provides for certain other benefits in the form of life insurance and disability insurance. In the event that Mr. Larison is terminated without cause he is entitled to a lump sum payment equal to twice his then current annual salary. If the employment of Mr. Larison had been terminated under the circumstances entitling him to severance pay, he would have been entitled to receive a lump sum payment of $320,000 plus a continuation of benefits for a period of one year following the date of termination.

        SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT. Atlantic Coast Federal has entered into a non-qualified Supplemental Executive Retirement Agreement with President Larison that provides for the payment of a monthly supplemental retirement benefit equal to up to 60% of his highest average annual compensation during the three annual period in the 10 year period prior to retirement. Such benefit shall be payable for a period of ten years upon normal retirement age of 55 or, under certain circumstances, prior to age 55. At March 31, 2004, Atlantic Coast Federal Corporation had accrued $289,890 for this benefit.

BENEFITS

        GENERAL. We currently provide health and welfare benefits to our employees, including hospitalization and comprehensive medical insurance, life insurance, subject to deductibles and copayments by employees.

        ATLANTIC COAST FEDERAL EXECUTIVE NON-QUALIFIED RETIREMENT PLAN. We also maintain an supplemental executive retirement plan for certain senior executives that have been designated to participate in the program. The program provides for annual payments of $20,000 for 20 years following normal retirement at age 65 and with 10 years of service. Reduced benefits are paid for early retirement and for lesser years of service. At March 31, 2004 Atlantic Coast Federal Corporation had accrued $159,000 for this benefit.

        401(K) PLAN. We provide our employees a qualified profit sharing plan under the applicable provisions of the Internal Revenue Code of 1986.

        All regular employees are eligible to begin making salary deferral contributions beginning in the first calendar quarter on or after they become an employee. This is their earliest entry date. Leased employees are expressly excluded from participating in the plan. Employees are eligible to receive contributions other than salary deferral contributions beginning in the first calendar quarter on or after they are an employee.

        Eligible employees may contribute up to 75% of their compensation each pay period to the 401(k) Plan on a pre-tax basis, not to exceed $13,000 for the calendar year 2004 plus another $3,000 for employees the age of 50 and over. The maximum deferral percentage and/or dollar amount may also be limited by IRS regulations. For eligible employees, we currently match 0% for employee deferrals up to 1% of salary, 1% for employee deferrals up to 2% of salary, 2% for employee deferrals up to 3% of salary, 3% of employee deferrals up to 4% of salary, and 5% for employee deferrals from 5 to 75% of salary. Participants in the 401(k) Plan may use the funds to purchase the stock of Atlantic Coast Federal Corporation.

        Employees are always 100% vested in the contributions they choose to defer, whereas vesting in Atlantic Coast Federal contributions is based on years of vesting service in which an employee works at least 1,000 hours. Vesting in Atlantic Coast Federal contributions begins after two years of vesting service and increases ratably for each year of vesting service until an employee becomes fully vested after six years of vesting service.

        Employees may receive money from their vested accounts at normal retirement (age 60), early retirement (age 55 and 10 years of vesting service), age 59 1/2 and still working, death, disability, or termination of employment. Employees may obtain loans from their vested account balances or withdraw all or part of their vested accounts (not earnings) if they can prove financial hardship and are unable to meet their financial needs another way.

        We may amend the 401(k) Plan at any time, except that no amendment may be made which would reduce the interest of any participant in or beneficiary of the 401(k) Plan trust fund or divert any of the assets of the 401(k) Plan trust fund to purposes other than the benefit of participants or their beneficiaries unless necessary to comply with any law or regulation issued by any governmental agency to which the 401(k) Plan is subject.

        EMPLOYEE STOCK OWNERSHIP PLAN. Atlantic Coast Federal Corporation intends to adopt a new benefit plan which consists of an employee stock ownership plan for the employees of Atlantic Coast Federal Corporation and any subsidiary, including Atlantic Coast Federal, to become effective upon the completion of the stock offering. This plan is hereafter referred to as the "ESOP." Employees of Atlantic Coast Federal Corporation and Atlantic Coast Federal who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the ESOP.

        As part of the stock offering, it is anticipated that the ESOP will borrow funds from Atlantic Coast Federal Corporation. The ESOP will use these funds to purchase up to 8.0% of the common stock sold in the stock offering. It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the ESOP. The loan to the ESOP will be repaid principally from Atlantic Coast Federal's contributions to the ESOP over a period of 10 years, and the collateral for the loan will be the common stock purchased by the ESOP. The interest rate for the loan is expected to be the prime rate of interest. Atlantic Coast Federal Corporation may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by Atlantic Coast Federal Corporation or upon the sale of treasury shares by Atlantic Coast Federal Corporation. These purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from Atlantic Coast Federal Corporation. The timing and manner of future contributions to the ESOP will be subject to laws and regulations and market conditions.

        Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released to participants' accounts as debt service payments are made. Shares released from the ESOP will be allocated to each eligible participant's ESOP account based on the ratio of each such participant's compensation to the total compensation of all eligible participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount Atlantic Coast Federal Corporation might otherwise have contributed to the ESOP. The account balances of participants within the ESOP will become 100% vested after five years of service. Benefits are payable upon retirement or other separation from service. Atlantic Coast Federal Corporation's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

        First Bankers Trust Company, N.A., will serve as trustee of the ESOP. Under the ESOP, the trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which the employee does not provide voting instructions, will be voted by the trustee as directed by the board of directors of Atlantic Coast Federal Corporation.

        Generally accepted accounting principles requires that any third party borrowing by the ESOP be reflected as a liability on Atlantic Coast Federal Corporation's statement of financial condition. Since the ESOP is borrowing from Atlantic Coast Federal Corporation, such obligations are not treated as a liability, but will be excluded from stockholders' equity. If the ESOP purchases newly issued shares from Atlantic Coast Federal Corporation, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

        The ESOP will be subject to the requirements of Employee Retirement Income Security Act of 1974 ("ERISA"), and the regulations of the IRS and the Department of Labor thereunder.

        STOCK BENEFIT PLANS. In the future, we intend to adopt a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that if such plans are adopted within one year of the completion of the stock offering that the stock option plan will have reserved a number of shares equal to not less than 10.0% of the Atlantic Coast Federal Corporation common stock sold in the stock offering, and the restricted stock plan will have reserved a number of shares equal to not less than 4.0% of the Atlantic Coast Federal Corporation common stock sold in the stock offering subject, if applicable, to regulatory limitations. The plans may authorize awards in excess of these amounts if they are adopted after such one year period. Grants of stock options will be made at a price equal to 100% of the market value on the date of grant. Grants of common stock pursuant to the restricted stock plan will be issued without cost to the recipient. Once a determination is made to implement a stock option plan or restricted stock plan, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plans. The plans must be approved by a majority of the votes eligible to be cast, other than votes eligible to be cast by Atlantic Coast Federal or by such other vote approved by the Office of Thrift Supervision. If such plans are approved, and effected, they may have a dilutive effect on Atlantic Coast Federal Corporation stockholders as well as affect Atlantic Coast Federal Corporation's net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented.

        Any such stock option plan or restricted stock plan will not be submitted to stockholders for approval or implemented less than six months after the date of the completion of the stock offering, subject to continuing Office of Thrift Supervision jurisdiction. If either the stock option plan or the restricted stock plan are implemented within one year of the consummation of the stock offering, the granting of options and restricted stock will be subject to regulatory restrictions, including a requirement that the awards vest equally over a five year period. Under the plan of stock issuance, we are authorized to grant awards under one or more stock benefit plans, including the recognition and retention plan and stock option plan, in an amount up to 25% of the number of shares of common stock held by persons other than Atlantic Coast Federal, MHC. The recognition and retention plan and stock option plan cannot be implemented until at least six months after the stock offering, and if they are adopted within twelve months after the stock offering, they will be subject to certain Office of Thrift Supervision regulations regarding vesting and allocation of awards. In the event that a portion of the shares used to (i) fund the recognition and retention plan or (ii) satisfy the exercise of options from our stock option plan, is obtained from authorized but unissued shares, the issuance of additional shares will decrease our net income per share and stockholders' equity per share.

LOANS AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

        We have a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with unaffiliated third parties prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans to directors and executive officers are approved by at least a majority of the independent, disinterested members of the board.

        All loans we make to our directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Atlantic Coast Federal. Loans to all directors and executive officers and their associates totaled approximately $1.3 million at March 31, 2004, which was 3.0% of our stockholders' equity at that date. All loans to directors and executive officers were performing in accordance with their terms at March 31, 2004.

                              HOW WE ARE REGULATED

        Set forth below is a brief description of certain laws and regulations which are applicable to Atlantic Coast Federal Corporation and Atlantic Coast Federal. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations. We believe, however, that we have included all descriptions of laws and regulations applicable to Atlantic Coast Federal Corporation and Atlantic Coast Federal that an investor needs to consider in making an investment decision.

        Legislation is introduced from time to time in the United States Congress that may affect the operations of Atlantic Coast Federal Corporation and Atlantic Coast Federal. In addition, the regulations governing Atlantic Coast Federal Corporation and Atlantic Coast Federal may be amended from time to time by the Office of Thrift Supervision. Any such legislation or regulatory changes in the future could adversely affect Atlantic Coast Federal Corporation or Atlantic Coast Federal. No assurance can be given as to whether or in what form any such changes may occur.

GENERAL

        Atlantic Coast Federal, as a federally-chartered savings institution, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. Atlantic Coast Federal also is subject to regulation by the FDIC, which insures the deposits of Atlantic Coast Federal to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting stockholders. This regulatory oversight will continue to apply to Atlantic Coast Federal following the completion of the stock offering.

        The Office of Thrift Supervision regularly examines Atlantic Coast Federal and prepares reports for the consideration of Atlantic Coast Federal's board of directors on any deficiencies that it may find in Atlantic Coast Federal's operations. Atlantic Coast Federal's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of Atlantic Coast Federal's mortgage requirements. Any change in such regulations, whether by the FDIC, the Office of Thrift Supervision or Congress, could have a material adverse impact on Atlantic Coast Federal Corporation and Atlantic Coast Federal and their operations.

ATLANTIC COAST FEDERAL CORPORATION

        GENERAL. Atlantic Coast Federal Corporation is a federal mutual holding company subsidiary within the meaning of Section 10(o) of the Home Owners' Loan Act. It is required to file reports with the Office of Thrift Supervision and is subject to regulation and examination by the Office of Thrift Supervision. In addition, the Office of Thrift Supervision has enforcement authority over Atlantic Coast Federal Corporation and any non-savings institution subsidiaries. This permits the Office of Thrift Supervision to restrict or prohibit activities that it determines to be a serious risk to Atlantic Coast Federal. This regulation is intended primarily for the protection of the depositors and not for the benefit of stockholders of Atlantic Coast Federal Corporation.

        ACTIVITIES RESTRICTIONS. Atlantic Coast Federal Corporation and its non-savings institution subsidiaries are subject to statutory and regulatory restrictions on their business activities specified by federal regulations, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 or authorized for financial holding companies pursuant to the Gramm-Leach-Bliley Act.

        If Atlantic Coast Federal fails the qualified thrift lender test, Atlantic Coast Federal Corporation must, within one year of that failure, register as, and will become subject to, the restrictions applicable to bank holding companies. See "- Qualified Thrift Lender Test."

        MERGERS AND ACQUISITIONS. Atlantic Coast Federal Corporation must obtain approval from the Office of Thrift Supervision before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for Atlantic Coast Federal Corporation to acquire control of a savings institution, the Office of Thrift Supervision would consider the financial and managerial resources and future prospects of Atlantic Coast Federal Corporation and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.

        WAIVERS OF DIVIDENDS BY ATLANTIC COAST FEDERAL CORPORATION. Office of Thrift Supervision regulations require Atlantic Coast Federal, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Atlantic Coast Federal Corporation. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association and its stock holding company;
(iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, in accordance with SFAS No. 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations.

        We anticipate that Atlantic Coast Federal, MHC will waive dividends paid by Atlantic Coast Federal Corporation, if any. Under Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by Atlantic Coast Federal, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Atlantic Coast Federal, MHC converts to stock form.

        CONVERSION OF ATLANTIC COAST FEDERAL, MHC TO STOCK FORM. The Office of Thrift Supervision regulations permit Atlantic Coast Federal, MHC to convert from the mutual form of organization to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the board of directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to Atlantic Coast Federal Corporation (the "New Holding Company"), Atlantic Coast Federal, MHC's corporate existence would end, and certain depositors of Atlantic Coast Federal would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Atlantic Coast Federal, MHC ("Minority Stockholders") would be automatically converted into a number of shares of common stock in the New Holding Company determined pursuant to an exchange ratio that ensures that the Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in Atlantic Coast Federal Corporation immediately prior to the Conversation Transaction. Under Office of Thrift Supervision regulations, Minority Stockholders would not be diluted because of any dividends waived by Atlantic Coast Federal, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), if Atlantic Coast Federal, MHC converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the stock offering conducted as part of the Conversion Transaction.

        A Conversion Transaction requires the approval of the Office of Thrift Supervision as well as a majority of the votes eligible to be cast by the members of Atlantic Coast Federal Corporation and a majority of the votes eligible to be cast by the stockholders of Atlantic Coast Federal Corporation other than Atlantic Coast Federal Corporation.

ATLANTIC COAST FEDERAL

        The Office of Thrift Supervision has extensive authority over the operations of savings institutions. As part of this authority, Atlantic Coast Federal is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the FDIC. When these examinations are conducted by the Office of Thrift Supervision and the FDIC, the examiners may require Atlantic Coast Federal to provide for higher general or specific loan loss reserves. All savings institutions are subject to a semi-annual assessment, based upon the savings institution's total assets, to fund the operations of the Office of Thrift Supervision.

        The Office of Thrift Supervision also has extensive enforcement authority over all savings institutions and their holding companies, including Atlantic Coast Federal and Atlantic Coast Federal Corporation. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Except under certain circumstances, public disclosure of final enforcement actions by the Office of Thrift Supervision is required.

        In addition, the investment, lending and branching authority of Atlantic Coast Federal is prescribed by federal laws, and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal institutions in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the Office of Thrift Supervision. Federal savings institutions are also generally authorized to branch nationwide. Atlantic Coast Federal is in compliance with the noted restrictions.

        Atlantic Coast Federal's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At March 31, 2004, Atlantic Coast Federal's lending limit under this restriction was $6.3 million. Atlantic Coast Federal is in compliance with the loans-to-one-borrower limitation.

        The Office of Thrift Supervision, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

        Atlantic Coast Federal is a member of the Savings Association Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such


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insurance is backed by the full faith and credit of the United States government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Savings Association Insurance Fund. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

        The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

        The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the Savings Association Insurance Fund will be less than the designated reserve ratio of 1.25% of Savings Association Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on Savings Association Insurance Fund members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

        Since January 1, 1997, the premium schedule for Bank Insurance Fund and Savings Association Insurance Fund insured institutions has ranged from 0 to 27 basis points. However, Savings Association Insurance Fund and Bank Insurance Fund insured institutions are required to pay a Financing Corporation assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to approximately 1.5 basis points for each $100 in domestic deposits annually. These assessments, which may be revised based upon the level of Bank Insurance Fund and Savings Association Insurance Fund deposits, will continue until the bonds mature in the year 2017.

REGULATORY CAPITAL REQUIREMENTS

        Federally insured savings institutions, such as Atlantic Coast Federal, are required to maintain a minimum level of regulatory capital. The Office of Thrift Supervision has established capital standards, including a tangible capital requirement, a leverage ratio or core capital requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The Office of Thrift Supervision is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.


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Atlantic Coast Federal meets the requirements to be considered adequately capitalized, as well as those required to be well-capitalized. See "Management's Discussion and Analysis of Recent Financial Information."

        The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At March 31, 2004, Atlantic Coast Federal had $3.1 million of intangible assets.

        At March 31, 2004, Atlantic Coast Federal had tangible capital of $40.4 million, or 6.5% of adjusted total assets, which is approximately $31.1 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

        The capital standards also require core capital equal to at least 4.0% of adjusted total assets unless its supervisory condition is such to allow it to maintain a 3.0% ratio. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. At March 31, 2004, Atlantic Coast Federal had $3.1 million of intangibles which were subject to these tests. At March 31, 2004, Atlantic Coast Federal had core capital equal to $40.4 million, or 6.5% of adjusted total assets, which is $15.7 million above the minimum requirement of 4.0% in effect on that date.

        The Office of Thrift Supervision also requires savings institutions to have core capital equal to 4% of risk-weighted assets ("Tier 1 Risk-Based"). At March 31, 2004, Atlantic Coast Federal had Tier 1 risk-based capital of $40.4 or 9.7% of risk-weighted assets, which is approximately $23.8 million above the minimum on such date. The Office of Thrift Supervision also requires savings institutions to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The Office of Thrift Supervision is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities.

        In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the Office of Thrift Supervision has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by Fannie Mae or Freddie Mac.

        On March 31, 2004, Atlantic Coast Federal had total risk-based capital of $42.7 million and risk-weighted assets of $415.1 million; or total capital of 10.3% of risk-weighted assets. This amount was $9.5 million above the 8.0% requirement in effect on that date.


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        The Office of Thrift Supervision and the FDIC are authorized and, under certain circumstances, required to take certain actions against savings institutions that fail to meet their capital requirements. The Office of Thrift Supervision is generally required to take action to restrict the activities of an "undercapitalized institution," which is an institution with less than either a 4.0% core capital ratio, a 4.0% Tier 1 risked-based capital ratio or an 8.0% risk-based capital ratio. Any such institution must submit a capital restoration plan and until the plan is approved by the Office of Thrift Supervision, may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.

        As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

        Any savings institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a risk-based capital ratio of less than 6.0% and is considered "significantly undercapitalized" will be made subject to one or more additional specified actions and operating restrictions which may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" because it has a tangible capital ratio of 2.0% or less is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the Office of Thrift Supervision must appoint a receiver, or conservator with the concurrence of the FDIC, for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the Office of Thrift Supervision and the FDIC, including the appointment of a conservator or a receiver.

        The Office of Thrift Supervision is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

        The imposition by the Office of Thrift Supervision or the FDIC of any of these measures on Atlantic Coast Federal may have a substantial adverse effect on its operations and profitability.

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

        Office of Thrift Supervision regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

        Generally, savings institutions, such as Atlantic Coast Federal, that before and after the proposed distribution are well-capitalized, may make capital distributions during any calendar year equal to 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision


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by the Office of Thrift Supervision may have its dividend authority restricted by the Office of Thrift Supervision. Atlantic Coast Federal may pay dividends to Atlantic Coast Federal Corporation in accordance with this general authority.

        Savings institutions proposing to make any capital distribution need not submit written notice to the Office of Thrift Supervision prior to such distribution unless they are a subsidiary of a holding company or would not remain well-capitalized following the distribution. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution or propose to exceed these net income limitations, must obtain Office of Thrift Supervision approval prior to making such distribution. The Office of Thrift Supervision may object to the distribution during that 30-day period based on safety and soundness concerns. See "- Regulatory Capital Requirements."

LIQUIDITY

        All savings institutions, including Atlantic Coast Federal, are required to maintain sufficient liquidity to ensure a safe and sound operation.

QUALIFIED THRIFT LENDER TEST

        All savings institutions, including Atlantic Coast Federal, are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings institution may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At March 31, 2004, Atlantic Coast Federal was in compliance with the test.

        Any savings institution that fails to meet the qualified thrift lender test must convert to a national bank charter or become subject to the noted restrictions applicable to national banks, unless it requalifies as a qualified thrift lender within one year of failure and thereafter remains a qualified thrift lender. If such an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new Federal Home Loan Bank borrowings and is subject to national bank limits for payment of dividends. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. If any institution that fails the qualified thrift lender test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies.

COMMUNITY REINVESTMENT ACT

        Under the Community Reinvestment Act, every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income


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neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with the examination of Atlantic Coast Federal, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Atlantic Coast Federal. An unsatisfactory rating may be used as the basis for the denial of an application by the Office of Thrift Supervision. Due to the heightened attention being given to the Community Reinvestment Act in the past few years, Atlantic Coast Federal may be required to devote additional funds for investment and lending in its local community. Atlantic Coast Federal was examined for Community Reinvestment Act compliance and received a rating of satisfactory in its latest examination.

TRANSACTIONS WITH AFFILIATES

        Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of Atlantic Coast Federal include Atlantic Coast Federal Corporation and any company which is under common control with Atlantic Coast Federal. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case by case basis.

        On April 1, 2003, the Federal Reserve's Regulation W, which comprehensively interprets sections 23A and 23B, became effective. The Federal Reserve Act and Regulation W are applicable to savings associations such as Atlantic Coast Federal. The Regulation unifies and updates staff interpretations issued over the years, incorporates several new interpretative proposals (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate), and addresses new issues arising as a result of the expanded scope of nonbanking activities engaged in by banks and bank holding companies in recent years and authorized for financial holding companies under the Gramm-Leach-Bliley Act.

        In addition, the Office of Thrift Supervision regulations prohibit a savings institution from lending to any of its affiliates that is engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

        Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the Office of Thrift Supervision. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as for loans to unaffiliated individuals.


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PRIVACY REQUIREMENTS OF THE GLBA

        The Gramm-Leach-Bliley Act of 1999, provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act of 1999 requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institutions' privacy policy and provide such customers the opportunity to "opt out" of the sharing of personal information with unaffiliated third parties.

ANTI-MONEY LAUNDERING

        On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the "USA Patriot Act"). The USA Patriot Act significantly expands the responsibilities of financial institutions, including savings banks, in preventing the use of the U.S. financial system to fund terrorist activates. Title III of the USA Patriot Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, it requires financial instructions operating in the Untied States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

FEDERAL SECURITIES LAW

        The stock of Atlantic Coast Federal Corporation will be registered with the SEC under the Securities Exchange Act of 1934, as amended. Atlantic Coast Federal Corporation will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

        Atlantic Coast Federal Corporation stock held by persons who are affiliates of Atlantic Coast Federal Corporation may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal stockholders. If Atlantic Coast Federal Corporation meets specified current public information requirements, each affiliate of Atlantic Coast Federal Corporation will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

SARBANES-OXLEY ACT OF 2002

        The Sarbanes-Oxley Act of 2002 was signed into law by President Bush on July 30, 2002 in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies


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to all companies that file or are required to file periodic reports with the
SEC, under the Securities Exchange Act of 1934, including Atlantic Coast Federal Corporation.

        The Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

FEDERAL RESERVE SYSTEM

        The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW and Super NOW checking accounts. At March 31, 2004, Atlantic Coast Federal was in compliance with these reserve requirements. Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve Bank.

FEDERAL HOME LOAN BANK SYSTEM

        Atlantic Coast Federal is a member of the Federal Home Loan Bank of Atlanta, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans or advances to members in accordance with policies and procedures, established by the board of directors of the Federal Home Loan Bank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the Federal Home Loan Bank are required to be fully secured by sufficient collateral as determined by the Federal Home Loan Bank. In addition, all long-term advances are required to provide funds for residential home financing.

        As a member, Atlantic Coast Federal is required to purchase and maintain stock in the Federal Home Loan Bank of Atlanta. At March 31, 2004, Atlantic Coast Federal had $4.0 million in Federal Home Loan Bank stock, which was in compliance with this requirement. In past years, Atlantic Coast Federal has received substantial dividends on its Federal Home Loan Bank stock. Atlantic Coast Federal received dividends of $95,578 for the fiscal year ended December 31, 2003. Over the past two fiscal years such dividends have averaged 4.62% and were 3.58% for the fiscal year ended December 31, 2003.

        Under federal law, the Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to low- and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected


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adversely the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of Federal Home Loan Bank stock in the future. A reduction in value of Atlantic Coast Federal's Federal Home Loan Bank stock may result in a corresponding reduction in Atlantic Coast Federal's capital.

                                    TAXATION

FEDERAL TAXATION

        GENERAL. Atlantic Coast Federal Corporation and Atlantic Coast Federal are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Atlantic Coast Federal Corporation or Atlantic Coast Federal. Atlantic Coast Federal Corporation and Atlantic Coast Federal, MHC will file their initial separate federal income tax returns for the year ended December 31, 2003. Atlantic Coast Federal's federal income tax returns have never been audited by the IRS.

        For various business reasons, it is not anticipated that Atlantic Coast Federal Corporation will elect to file a consolidated federal income tax return with Atlantic Coast Federal. It is anticipated that any cash distributions made by Atlantic Coast Federal Corporation to its stockholders would be considered to be taxable dividends and not as a non-taxable return of capital to stockholders for federal and state tax purposes.

        METHOD OF ACCOUNTING. For federal income tax purposes, Atlantic Coast Federal currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31, for filing its federal income tax return.

        CORPORATE DIVIDENDS-RECEIVED DEDUCTION. Atlantic Coast Federal Corporation may eliminate from its taxable income dividends received from Atlantic Coast Federal. Due to its 100% ownership by Atlantic Coast Federal Corporation, Atlantic Coast Federal meets the Internal Revenue Code definition of an affiliated corporation. The corporate dividends-received deduction is 100%, in the case of dividends received from affiliated corporations irrespective of whether a consolidated federal income tax return is filed.

STATE TAXATION

        Atlantic Coast Federal Corporation and Atlantic Coast Federal are subject to the Georgia and Florida corporate income taxes which are assessed at the rate of 6.00% and 5.50%, respectively. For both states, taxable income generally means federal taxable income subject to certain modifications provided for in the applicable state statutes.

                         RESTRICTIONS ON ACQUISITION OF
          ATLANTIC COAST FEDERAL CORPORATION AND ATLANTIC COAST FEDERAL

        The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Atlantic Coast Federal Corporation, Atlantic Coast Federal or their respective


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capital stock are described below. Also discussed are certain provisions in
Atlantic Coast Federal Corporation's stock charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Atlantic Coast Federal Corporation.

FEDERAL LAW

        The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution (including its holding company) is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition of control if:

        o It would result in a monopoly or substantially lessen competition;

        o The financial condition of the acquiring person might jeopardize the financial stability of the institution; or

        o The competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

        For a period of three years following completion of the stock offering, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Atlantic Coast Federal Corporation or Atlantic Coast Federal without Office of Thrift Supervision approval.

CHARTER AND BYLAWS OF ATLANTIC COAST FEDERAL CORPORATION

        The following discussion is a summary of certain provisions of the charter and bylaws of Atlantic Coast Federal Corporation that relate to restrictions of acquisitions. The description is necessarily general and qualified by reference to the articles of charter and bylaws.

        DIRECTORS. Certain provisions of Atlantic Coast Federal Corporation's bylaws will impede changes in majority control of the board of directors. Atlantic Coast Federal Corporation's bylaws provide that the board of directors will be divided into three classes, with


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directors in each class elected for three-year staggered terms. Thus, assuming a board of three directors or more, it would take two annual elections to replace a majority of Atlantic Coast Federal Corporation's board. The bylaws also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

        RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The federal stock charter of Atlantic Coast Federal Corporation provides that for a period of five years from the date of the completion of the stock offering a special meeting of stockholders may be called only through a resolution of the board of directors for matters relating to a change in control of Atlantic Coast Federal Corporation or amendments to its charter.

        ABSENCE OF CUMULATIVE VOTING. Atlantic Coast Federal Corporation's federal stock charter does not provide for cumulative voting rights in the election of directors. This means that Atlantic Coast Federal, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders may elect all of the directors of Atlantic Coast Federal Corporation and thus prevent a minority stockholder from obtaining representation on the board of directors.

        AUTHORIZED BUT UNISSUED SHARES OF CAPITAL STOCK. After the stock offering, Atlantic Coast Federal Corporation will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock." The board of directors could use these shares of common and preferred stock to render more difficult or to discourage an attempt to obtain control of Atlantic Coast Federal Corporation by means of a merger, tender offer or proxy statement. We anticipate, however, that it is unlikely that we will use the shares for this purpose, since Atlantic Coast Federal, MHC must always own at least a majority of our common stock.

        Our federal stock charter also authorizes 2,000,000 shares of serial preferred stock, no par value per share. Atlantic Coast Federal Corporation is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Atlantic Coast Federal Corporation that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. If Atlantic Coast Federal Corporation issues any preferred stock which disparately reduced the voting rights of the common stock, the common stock could be required to be delisted from the Nasdaq system. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Atlantic Coast Federal Corporation. The board of directors has no present plan or understanding to issue any preferred stock.

        LIMITATION ON VOTING RIGHTS. The federal stock charter of Atlantic Coast Federal Corporation provides that for a period of five years from the completion of the stock offering by Atlantic Coast Federal Corporation, no person other than Atlantic Coast Federal, MHC may offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Atlantic Coast Federal Corporation. This provision does not apply to any tax-qualified employee benefit plan or Atlantic Coast Federal Corporation or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Atlantic Coast Federal Corporation or any of its subsidiaries so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of Atlantic Coast Federal Corporation. In addition, during this five-year period, all shares owned over the l0% limit may not be voted in any matter submitted to stockholders for a vote.

        OWNERSHIP OF COMMON STOCK BY MANAGEMENT. We expect our directors and officers to purchase up to 354,500 shares of common stock in the offering. Directors and officers are expected to control the voting of about 7.0% of the shares of common stock sold in the offering (at the maximum of the offering range), and may control the voting of approximately 8.0% of the shares of common stock sold in the offering through the ESOP. Under the terms of the ESOP, unallocated shares and shares for which the employee did not provide voting instructions will be voted by the independent trustees as directed by the board of directors of Atlantic Coast Federal Corporation. In addition, the officers and directors of Atlantic Coast Federal Corporation are also officers and directors of Atlantic Coast Federal, MHC which, after the stock offering, will own at least a majority of Atlantic Coast Federal Corporation's common stock.

        Certain provisions of Atlantic Coast Federal Corporation's proposed stock option plan and other benefit plans may provide for benefits and cash payments in the event of a change in control of Atlantic Coast Federal Corporation. The plans may also provide for accelerated vesting in the event of a change in control. These provisions may have the effect of increasing the cost of, and thereby discouraging, a future attempt to take over Atlantic Coast Federal Corporation and thus generally may serve to perpetuate current management.

                         DESCRIPTION OF CAPITAL STOCK OF
                       ATLANTIC COAST FEDERAL CORPORATION

GENERAL

        Atlantic Coast Federal Corporation is authorized to issue 18,000,000 shares of common stock having a par value of $0.01 per share and 2,000,000 shares of preferred stock having a par value of $0.01 per share. Atlantic Coast Federal Corporation currently expects to issue up to a maximum of 5,060,000 shares of common stock, or 5,819,000 shares in the event that the maximum of the estimated offering range is increased by 15%, and no shares of preferred stock in the stock offering. Each share of Atlantic Coast Federal Corporation's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of stock issuance, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of Atlantic Coast Federal Corporation's capital stock which are deemed material to an investment decision with respect to the stock offering.

        The common stock of Atlantic Coast Federal Corporation will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC, or any other governmental agency. The board of directors can, without stockholders approval issue additional shares of common stock although Atlantic Coast Federal, MHC so long as it is in existence, must own a majority of the outstanding common stock of Atlantic Coast Federal Corporation.

COMMON STOCK

        DISTRIBUTIONS. Atlantic Coast Federal Corporation can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Atlantic Coast Federal Corporation will be entitled to receive and share equally in these dividends as they may be declared by the board of directors of Atlantic Coast Federal Corporation out of funds legally available for such purpose. If Atlantic Coast Federal Corporation issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends. See "Our Policy Regarding Dividends."

        VOTING RIGHTS. Holders of common stock of Atlantic Coast Federal Corporation will possess exclusive voting rights in Atlantic Coast Federal Corporation. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors, therefore, directors will be elected by a plurality of the shares actually voting on the matter. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "excess shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of Atlantic Coast Federal Corporation and Atlantic Coast Federal." If Atlantic Coast Federal Corporation issues preferred stock, holders of the preferred stock may also possess voting rights.

        LIQUIDATION. In the event of any liquidation, dissolution or winding up of Atlantic Coast Federal, Atlantic Coast Federal Corporation, as holder of Atlantic Coast Federal's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Atlantic Coast Federal, including all deposit accounts and accrued interest thereon, all assets of Atlantic Coast Federal available for distribution. In the event of liquidation, dissolution or winding up of Atlantic Coast Federal Corporation, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Atlantic Coast Federal Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        RIGHTS TO BUY ADDITIONAL SHARES. Holders of the common stock of Atlantic Coast Federal Corporation will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Atlantic Coast Federal Corporation issues more shares in the future. Therefore, if additional shares are issued by Atlantic Coast Federal Corporation without the opportunity for existing stockholders to purchase more shares, a stockholder's ownership interest in Atlantic Coast Federal Corporation may be subject to dilution. The common stock is not subject to redemption.

PREFERRED STOCK

        None of the shares of Atlantic Coast Federal Corporation's authorized preferred stock will be issued in the stock offering. This stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Atlantic Coast Federal Corporation has no present plans to issue preferred stock. If preferred stock is issued in the future, Atlantic Coast Federal Corporation will not offer preferred stock to promoters except on the same terms as it is offered to all other existing stockholders or to new stockholders; or the issuance will be approved by a majority of Atlantic Coast Federal Corporation's independent directors who do not have an interest in the transaction and have access, at Atlantic Coast Federal Corporation's expense, to its or independent legal counsel.

                          TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for Atlantic Coast Federal Corporation common stock is Registrar and Transfer Company.

                                     EXPERTS

        Our consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in equity and cash flows for each of the three years in the period ending December 31, 2003 included in this prospectus have been audited by Crowe Chizek and Company LLC independent auditors, as set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon the reports of this firm given upon the authority as experts in accounting and auditing.

        RP Financial has consented to the publication herein of the summary of its report to Atlantic Coast Federal Corporation setting forth its opinion as to the estimated pro forma market value of the common stock upon its issuance and its letter with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

        The legality of the common stock and the federal income tax consequences of the stock offering has been passed upon for Atlantic Coast Federal Corporation by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., special counsel to Atlantic Coast Federal and Atlantic Coast Federal Corporation. The Georgia and Florida income tax consequences of the stock issuance will be passed upon for Atlantic Coast Federal Corporation by Crowe Chizek and Company LLC, Oak Brook, Illinois. Certain legal matters will be passed upon for Friedman Billings Ramsey by Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C.

                             ADDITIONAL INFORMATION

        Atlantic Coast Federal Corporation has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of this material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Atlantic Coast Federal Corporation. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document.

        Atlantic Coast Federal Corporation has filed an Application for Minority Stock Issuance with the Office of Thrift Supervision with respect to the stock offering. This prospectus omits certain information contained in this application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the Office of Thrift Supervision located at 1475 Peachtree Street, Atlanta, Georgia 30309.

        In connection with the stock offering, Atlantic Coast Federal Corporation will register its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon such registration, Atlantic Coast Federal Corporation and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and other requirements of the Securities Exchange Act of 1934. Under the plan of stock issuance, Atlantic Coast Federal Corporation has undertaken that it will not terminate this registration for a period of at least three years following the completion of the stock issuance.

        A copy of the plan of stock issuance and the charter and bylaws of Atlantic Coast Federal Corporation, Atlantic Coast Federal and Atlantic Coast Federal, MHC and the appraisal report of RP Financial are available without charge from Atlantic Coast Federal. Requests for such information should be directed to: Stockholder Relations, Atlantic Coast Federal Corporation, 505 Haines Avenue, Waycross, Georgia 31501 (912) 284-2211.

                       ATLANTIC COAST FEDERAL CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of Independent Auditors...............................................F-1

Consolidated Balance Sheets at March 31, 2004 and
  December 31, 2003 and 2002.................................................F-2

Consolidated Statements of Income for the Three Months Ended
  March 31, 2004 and 2003 and for the Years Ended December 31, 2003,
  2002 and 2001..............................................................F-3

Consolidated Statements of Changes in Equity for the Three Months
  Ended March 31, 2004 and 2003 and for the Years Ended
  December 31, 2003, 2002 and 2001...........................................F-4

Consolidated Statements of Cash Flows for the Three Months Ended
  March 31, 2004 and 2003 and for the Years Ended December 31, 2003,
  2002 and 2001..............................................................F-5

Notes to Consolidated Financial Statements...................................F-7

        All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

        The consolidated financial statements of Atlantic Coast Federal, MHC are not presented, as the only activity of Atlantic Coast Federal, MHC was the investment in Atlantic Coast Federal Corporation.

[LOGO] CROWE

       Crowe Chizek and Company LLC
       Member Horwath International



                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Atlantic Coast Federal Corporation
Waycross, Georgia


We have audited the accompanying consolidated balance sheets of Atlantic Coast Federal Corporation (a wholly owned subsidiary of Atlantic Coast Federal Mutual Holding Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in equity, and cash flows for the years ended December 31, 2003, 2002, and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Coast Federal Corporation as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003, 2002, and 2001 in conformity with accounting principles generally accepted in the United States of America.


                                       /s/ Crowe Chizek and Company LLC

                                           Crowe Chizek and Company LLC

Oak Brook, Illinois
January 23, 2004

                                                                            F-1.

                                         ATLANTIC COAST FEDERAL CORPORATION
                                             CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------------------------------------------

                                                               March 31,      ------------December 31,-------------
                                                                 2004                2003                2002
                                                                 ----                ----                ----
                                                              (Unaudited)
ASSETS
Cash and due from financial institutions                   $     31,801,475   $       6,674,213   $       6,735,531
Short-term interest-bearing deposits in other
  financial institutions                                         48,918,763           2,303,756           7,239,774
                                                           ----------------   -----------------   -----------------
     Cash and cash equivalents                                   80,720,238           8,977,969          13,975,305
Other interest-bearing deposits in other
  financial institutions                                                  -             500,000           1,134,939
Securities available for sale                                    56,210,205          26,038,755          28,599,211
Loans held for sale                                                       -             487,183           2,447,347
Loans, net of allowance for loan losses of
  $3,946,551 at March 31, 2004 (unaudited),
  $6,593,329 at 2003 and $4,691,767 at 2002                     456,697,700         435,613,584         379,778,061
Federal Home Loan Bank stock                                      4,048,600           3,081,500           2,305,000
Accrued interest receivable                                       2,014,563           2,040,953           2,034,547
Premises and equipment, net                                      10,645,007          10,597,421           8,818,211
Bank owned life insurance                                         4,792,846           4,750,300           1,586,363
Other real estate owned                                             235,088           1,078,986           1,140,759
Goodwill                                                          2,661,190           2,661,190           1,413,090
Other assets                                                      3,869,733           3,212,561           4,488,578
                                                           ----------------   -----------------   -----------------

     Total assets                                          $    621,895,170   $     499,040,402   $     447,721,411
                                                           ================   =================   =================

LIABILITIES AND EQUITY
Deposits
     Non-interest-bearing demand                           $     40,765,122   $      27,179,395   $      22,252,858
     Interest-bearing demand                                     26,455,573          14,955,497          14,539,464
     Savings and money market                                   203,965,051         137,633,423         114,980,626
     Time                                                       220,885,433         212,487,510         209,106,682
                                                           ----------------   -----------------   -----------------
         Total deposits                                         492,071,179         392,255,825         360,879,630
Federal Home Loan Bank advances                                  80,971,429          60,971,429          45,442,857
Accrued expenses and other liabilities                            5,570,565           2,594,773           2,474,446
                                                           ----------------   -----------------   -----------------
     Total liabilities                                          578,613,173         455,822,027         408,796,933

Commitments and contingencies                                             -                   -                   -

Preferred stock, $.01 par value; 1,000,000 shares
  authorized; none issued                                                 -                   -                   -
Common stock, $.01 par value; 9,000,000 shares
  authorized; shares issued and outstanding
  at March 31, 2004 - 1,000 shares; 2003 - 1,000
  shares; 2002 - 0 shares                                                10                  10                   -
Retained earnings                                                43,561,272          43,220,688          38,853,464
Accumulated other comprehensive income (loss)                      (279,285)             (2,323)             71,014
                                                           -----------------  -----------------   -----------------
     Total equity                                                43,281,997          43,218,375          38,924,478
                                                           ----------------   -----------------   -----------------

         Total liabilities and equity                      $    621,895,170   $     499,040,402   $     447,721,411
                                                           ================   =================   =================

-------------------------------------------------------------------------------------------------------------------

                            See accompanying notes to consolidated financial statements.
                                                                                                               F-2.


                                            ATLANTIC COAST FEDERAL CORPORATION
                                             CONSOLIDATED STATEMENTS OF INCOME

-------------------------------------------------------------------------------------------------------------------

                                             Three Months Ended                          Years Ended
                                        ---------March 31,---------    ----------------December 31,----------------
                                             2004           2003            2003            2002            2001
                                             ----           ----            ----            ----            ----
                                                (Unaudited)
Interest and dividend income
    Loans, including fees               $  7,353,061   $  7,783,846    $ 30,339,950   $  29,756,130    $ 27,214,502
    Securities and interest-bearing
      deposits in other financial
      institutions                           186,907        237,936         872,574       1,056,546       1,921,384
                                        ------------   ------------    ------------   -------------    ------------
       Total interest and dividend
         income                            7,539,968      8,021,782      31,212,524      30,812,676      29,135,886

Interest expense
    Deposits                               1,986,021      2,551,625       9,520,352      10,944,331      13,331,118
    Federal Home Loan Bank advances          825,183        533,893       2,260,398       2,090,408       1,890,250
                                        ------------   ------------    ------------   -------------    ------------
       Total interest expense              2,811,204      3,085,518      11,780,750      13,034,739      15,221,368
                                        ------------   ------------    ------------   -------------    ------------

NET INTEREST INCOME                        4,728,764      4,936,264      19,431,774      17,777,937      13,914,518

Provision for loan losses                  1,544,050      1,056,662       4,237,947       3,683,505       2,080,803
                                        ------------   ------------    ------------   -------------    ------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                          3,184,714      3,879,602      15,193,827      14,094,432      11,833,715

Noninterest income
    Service charges and fees                 858,399        794,528       3,569,047       3,529,981       2,664,121
    Gain on sale of loans held for sale      166,437         71,925         113,732         125,724          32,177
    Gain on the sale of credit card
      portfolio                                    -              -       2,583,427               -               -
    Gain on sale of securities
      available for sale                       8,444          3,000          36,059               -               7
    Gain (loss) on sale of foreclosed
      assets                                  36,164          9,004         (92,629)        634,398               -
    Commission income                         86,288         64,106         406,288         287,555         346,735
    Interchange fees                         154,418        187,357         678,429         720,584         813,542
    Other                                     44,427         33,369         238,263          89,941         151,999
                                        ------------   ------------    ------------   -------------    ------------
                                           1,354,577      1,163,289       7,532,616       5,388,183       4,008,581

Noninterest expense
    Compensation and benefits              1,985,837      1,742,298       7,052,341       6,498,721       5,342,852
    Occupancy and equipment                  345,792        277,466       1,282,449       1,064,524       1,111,095
    Data processing                          289,345        365,702       1,289,691       1,083,973         751,811
    Advertising                               86,590         89,950         571,881         424,352         510,000
    Outside professional services            296,834        267,307       1,616,602       1,740,907         776,464
    Interchange charges                      256,104        185,427         709,399         904,663       1,013,413
    Collection expense and repossessed
      asset losses                            49,713         71,844         267,708         181,969         217,003
    Telephone                                134,074        143,197         541,826         523,090         609,310
    Other                                    590,876        633,593       2,579,022       2,288,730       2,024,689
                                        ------------   ------------    ------------   -------------    ------------
                                           4,035,165      3,776,784      15,910,919      14,710,929      12,356,637
                                        ------------   ------------    ------------   -------------    ------------

INCOME BEFORE INCOME TAX EXPENSE             504,126      1,266,107       6,815,524       4,771,686       3,485,659

Income tax expense                           163,542        463,963       2,398,290       1,584,830       1,289,555
                                        ------------   ------------    ------------   -------------    ------------

NET INCOME                              $    340,584   $    802,144    $  4,417,234   $   3,186,856    $  2,196,104
                                        ============   ============    ============   =============    ============

Earnings per share:
    Basic and diluted                   $     340.58   $     802.14    $4,417.23      $           -    $          -

-------------------------------------------------------------------------------------------------------------------

                            See accompanying notes to consolidated financial statements.
                                                                                                               F-3.

                                  ATLANTIC COAST FEDERAL CORPORATION
                             CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

---------------------------------------------------------------------------------------------------------------

                                                                                   Accumulated
                                                                                      Other
                                                        Common       Retained     Comprehensive        Total
                                                         Stock       Earnings     Income (Loss)       Equity
                                                         -----       --------     ------------        ------
Balance at January 1, 2001                            $      -   $    33,470,504   $   (90,467)  $   33,380,037

Comprehensive income:
    Net income                                               -         2,196,104             -        2,196,104
    Change in net unrealized gain on
      securities available for sale, net of
      tax of $72,166                                         -                 -       117,743                -
                                                                                   -----------
       Other comprehensive income                                                      117,743          117,743
                                                                                                 --------------
          Total comprehensive income                         -                 -             -        2,313,847
                                                      --------   ---------------   -----------   --------------

Balance at December 31, 2001                                 -        35,666,608        27,276       35,693,884

Comprehensive income:
    Net income                                               -         3,186,856             -        3,186,856
    Change in net unrealized gain on
      securities available for sale, net of
      tax of $26,807                                         -                 -        43,738                -
                                                                                   -----------
       Other comprehensive income                                                       43,738           43,738
                                                                                                 --------------
          Total comprehensive income                         -                 -             -        3,230,594
                                                      --------   ---------------   -----------   --------------

Balance at December 31, 2002                                 -        38,853,464        71,014       38,924,478

Common stock issuance 1,000 shares                          10               (10)            -                -

Dividends declared                                           -           (50,000)            -          (50,000)
Comprehensive income:
    Net income (unaudited)                                   -           802,144             -          802,144
    Change in net unrealized gain on
      securities available for sale, net of
      tax of $(15,983) (unaudited)                           -                 -       (25,409)               -
                                                                                   ------------
       Other comprehensive income(loss) (unaudited)                                    (25,409)         (25,409)
                                                                                                 ---------------
          Total comprehensive income (unaudited)             -                 -             -          776,735
                                                      --------   ---------------   -----------   --------------

Balance at March 31, 2003 (unaudited)                 $     10   $    39,605,598   $    45,605   $   39,651,213
                                                      ========   ===============   ===========   ==============

Balance at January 1, 2003                            $      -   $    38,853,464   $    71,014   $   38,924,478

Common stock issuance 1,000 shares                          10               (10)            -                -

Dividends declared                                           -           (50,000)            -          (50,000)

Comprehensive income:
    Net income                                               -         4,417,234             -        4,417,234
    Change in net unrealized gain on
      securities available for sale, net of
      tax of $(44,949)                                       -                 -       (73,337)               -
                                                                                   -----------
       Other comprehensive income                                                      (73,337)         (73,337)
                                                                                                 --------------
          Total comprehensive income                         -                 -             -        4,343,897
                                                      --------   ---------------   -----------   --------------

Balance at December 31, 2003                                10        43,220,688        (2,323)      43,218,375

Comprehensive income:
    Net income (unaudited)                                   -           340,584             -          340,584
    Change in net unrealized gain on
      securities available for sale, net of
      tax of $26,378 (unaudited)                             -                 -        43,038                -
    Change in fair value of cash flow hedge, net of
      tax of $(204,000) (unaudited)                          -                 -      (320,000)               -
                                                                                   ------------
       Other comprehensive income(loss) (unaudited)                                   (276,962)        (276,962)
                                                                                                 ---------------
          Total comprehensive income (unaudited)             -                 -             -           63,622
                                                      --------   ---------------   -----------   --------------

Balance at March 31, 2004 (unaudited)                 $     10   $    43,561,272   $  (279,285)  $   43,281,997
                                                      ========   ===============   ===========   ==============

---------------------------------------------------------------------------------------------------------------

                         See accompanying notes to consolidated financial statements.
                                                                                                           F-4.


                                      ATLANTIC COAST FEDERAL CORPORATION
                                     CONSOLIDATED STATEMENT OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------------

                                              Three Months Ended                          Years Ended
                                       ----------March 31,-----------   -----------------December 31,-----------------
                                            2004            2003            2003             2002            2001
                                            ----            ----            ----             ----            ----
                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                         $    340,584    $    802,144    $   4,417,234   $   3,186,856    $   2,196,104
    Adjustments to reconcile net
      income to net cash from
      operating activities
       Provision for loan losses          1,544,050       1,056,662        4,237,947       3,683,505        2,080,803
       Gain on sale of loans held
         for sale                          (166,437)        (71,925)        (113,732)       (125,724)         (32,177)
       Gain on the sale of credit
        card portfolio                            -               -       (2,583,427)              -                -
       Loans originated for sale        (10,187,502)     (4,531,706)      (7,617,436)    (13,782,511)      (5,940,630)
       Proceeds from loan sales          10,674,685       5,684,674        9,692,147      12,904,357        4,529,338
       (Gain)loss on sale of other
         real estate owned                  (36,164)         (9,004)          92,629        (634,398)               -
       Gain on the sale of securities
        available for sale                   (8,444)         (3,000)         (36,059)              -               (7)
       Net depreciation and
        amortization                        256,446         342,408        1,404,142       1,206,868          888,962
       Net change in accrued interest
        receivable                           26,390         (23,022)          (6,406)       (144,590)        (217,159)
       Increase in bank owned
         life insurance                     (42,546)        (25,052)        (216,739)        (86,363)               -
       Net change in other assets          (479,550)      2,127,777        1,674,849         144,178         (805,939)
       Net change in accrued
        expenses and other liabilities    2,451,792         231,744          120,327        (395,743)       1,603,479
                                        -----------   -------------    -------------   -------------   --------------
          Net cash from operating
            activities                    4,373,304       5,581,700       11,065,476       5,956,435        4,302,774

CASH FLOWS FROM INVESTING
  ACTIVITIES
    Proceeds from maturities and
      payments of securities
       available for sale                 4,075,000       6,000,000       19,498,787       5,383,558       16,326,769
    Proceeds from the sales of
      securities available for sale               -               -       14,306,859               -          200,000
    Purchase of securities
      available for sale                (34,123,212)    (16,585,372)     (31,473,161)    (20,280,000)     (17,027,900)
    Loans purchased                               -               -      (34,679,588)    (15,822,726)     (36,676,580)
    Proceeds from the sale of
      credit card loans                           -               -       15,536,061               -                -
    Net change in loans                 (22,509,855)    (14,872,129)     (34,860,878)    (27,005,229)     (11,724,702)
    Expenditures on premises
      and equipment                        (349,410)       (476,534)      (1,535,358)     (2,696,588)      (1,434,132)
    Proceeds from the sale of other
      real estate owned                     928,188          73,012          481,122       1,268,796                -
    Cash received for net liabilities
      assumed in acquisition of
      branches                                    -       9,143,226        9,143,226       9,568,741                -
    Purchase of FHLB stock                 (967,100)              -         (776,500)       (576,400)        (443,100)
    Purchase of bank owned life
      insurance                                   -      (2,947,198)      (2,947,198)              -                -
    Net change in other investments         500,000         839,939          634,939        (295,005)       2,839,938
                                       ------------   -------------    -------------   -------------   --------------
       Net cash from investing
         activities                     (52,446,389)    (18,825,056)     (46,671,689)    (50,454,853)     (47,939,707)

----------------------------------------------------------------------------------------------------------------------

                                                       (Continued)
                                                                                                                  F-5.


                                          ATLANTIC COAST FEDERAL CORPORATION
                                         CONSOLIDATED STATEMENT OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------

                                              Three Months Ended                          Years Ended
                                       ----------March 31,-----------   -----------------December 31,-----------------
                                            2004            2003            2003             2002            2001
                                            ----            ----            ----             ----            ----
                                                  (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits           $  99,815,354   $  24,507,768    $  15,130,305   $  35,122,438   $   31,027,847
    FHLB advances                         20,000,000               -       58,845,000      15,000,000       10,000,000
    Repayment of FHLB advances                     -      (3,157,143)     (43,316,428)     (2,314,286)      (2,314,285)
    Dividends paid                                 -         (50,000)         (50,000)              -                -
                                       -------------   --------------   -------------   -------------   --------------
       Net cash from financing
         activities                      119,815,354      21,300,625       30,608,877      47,808,152       38,713,562
                                       -------------   -------------    -------------   -------------   --------------

Net change in cash and cash
  equivalents                             71,742,269       8,057,269       (4,997,336)      3,309,734       (4,923,371)

Cash and cash equivalents at
  beginning of period                      8,977,969      13,975,305       13,975,305      10,665,571       15,588,942
                                       -------------   -------------    -------------   -------------   --------------

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                        $  80,720,238   $  22,032,574    $   8,977,969   $  13,975,305   $   10,665,571
                                       =============   =============    =============   =============   ==============

Supplemental information:
    Interest paid                      $   2,673,867   $   3,094,519    $  11,716,316   $  12,968,758   $   15,141,569
    Income taxes paid                        575,747         580,963        2,523,500       2,416,080          189,985

Supplemental noncash disclosures:
    Loans transferred to other
      real estate                      $      48,126   $     300,765    $     511,978   $   1,300,606   $       570,685
    Receivable transferred to
         bank owned life insurance                 -               -                -       1,500,000                 -








---------------------------------------------------------------------------------------------------------------------

                              See accompanying notes to consolidated financial statements.
                                                                                                                 F-6.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS: The accompanying consolidated financial statements include Atlantic Coast Federal Corporation and its wholly owned subsidiary, Atlantic Coast Federal ("Atlantic Coast") together referred to as ("the Company"). Also included in the consolidated financial statements is First Community Financial Services Inc. ("FCFS"), a wholly owned subsidiary of Atlantic Coast. All significant intercompany transactions and balances are eliminated in consolidation. Atlantic Coast Federal Corporation is a wholly owned subsidiary of Atlantic Coast Federal Mutual Holding Company. These financial statements do not include the transactions and balances of the mutual company.

Atlantic Coast and FCFS, provide a broad range of banking services. Atlantic Coast grants credit and accepts deposits from its customers in the normal course of business primarily in southern coastal Georgia and northern coastal Florida. FCFS provides insurance and investment products and services for Atlantic Coast's customers and surrounding communities. At December 31, 2003, the operations of FCFS were consolidated into Atlantic Coast.

On May 30, 2002, Atlantic Coast adopted a Plan of Reorganization into a three-tier mutual holding company. The Plan of Reorganization became effective on January 1, 2003. Following the reorganization, the Bank became a wholly owned subsidiary of Atlantic Coast Federal Corporation ("the Stock Company"), which became a wholly owned subsidiary of Atlantic Coast Federal Mutual Holding Company ("the Mutual Company"). The transaction was accounted for at historical cost. The expense incurred during 2002 for the Plan of Reorganization was approximately $209,000. The principal activity of the Stock Company is the ownership of Atlantic Coast Federal. The principal activity of the Mutual Company is the ownership of the Stock Company.

On November 1, 2000, Atlantic Coast Federal converted its regulatory charter from a federally chartered credit union to a federally chartered thrift. On that date the name was changed from Atlantic Coast Federal Credit Union to Atlantic Coast Federal. The conversion changed the regulatory oversight body from the National Credit Union Administration to the Office of Thrift Supervision. There were no significant changes in personal or business operations at the time of the conversion, however the new charter allows Atlantic Coast enhanced ability to operate in its markets. Another significant impact on the date of the charter change was becoming a taxable organization which resulted in the recording of a beginning deferred tax asset of $1,996,000 due to temporary differences between the financial statements and tax returns.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period, as well as the disclosures provided. Actual results could differ from those estimates. Estimates associated with the allowance for loan losses, realization of deferred tax assets, valuation of intangible assets including goodwill and the fair values of securities and other financial instruments are particularly susceptible to material change in the near term.

--------------------------------------------------------------------------------
                                                                            F-7.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents is defined to include cash on hand, cash due from financial institutions and short-term interest-earning deposits in financial institutions. The Company reports net cash flows for customer loan transactions, deposit transactions, and deposits made with other financial institutions.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in accumulated comprehensive income (loss), net of tax. Securities are classified as trading when held for short-term periods in anticipation of market gains, and are carried at fair value. Other securities such as Federal Home Loan Bank stock are carried at cost.

Gains and losses resulting from sales of securities are determined using the specific identification of amortized cost. Interest and dividend income, adjusted by amortization of purchase premium or discount over the estimated life of the security using the level yield method, is included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS HELD FOR SALE: The Company originates loans for sale in the secondary market. Loans held for sale are carried at the lower of cost or market in the aggregate with adjustments for unrealized losses recorded in a valuation account by a charge against current earnings. Sales in the secondary market are recognized when full acceptance and funding has been received. Loans are sold servicing released.

LOANS: Loans that management has the intent and ability to hold until maturity or payoffs are reported at the principal balance outstanding, net of unearned loan fees and costs, premium on loans purchased, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs, and premium on loans purchased over the loan term. Net deferred loan fees and costs are amortized on the interest method over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

--------------------------------------------------------------------------------
                                                                            F-8.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as special mention, substandard, or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

FORECLOSED ASSETS: Assets acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure, establishing a new cost basis and subsequently carried at the lower of carrying value or fair value less selling costs. Costs relating to improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

PREMISES AND EQUIPMENT: Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Premises and equipment are depreciated using the straight-line and accelerated methods over the estimated useful lives of the assets. Buildings and related components have useful lives ranging from 20 to 39 years. Furniture, fixtures, and equipment have useful lives ranging from 1 to 15 years.

BANK OWNED LIFE INSURANCE: The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

EARNINGS PER COMMON SHARE: Basic earnings per common share, is net income divided by the weighted average number of common shares outstanding during the period. The weighted average common shares outstanding were 1,000 for the three months ended March 31, 2004 and 2003 (unaudited) and the year ending December 31, 2003. There were no potentially dilutive securities for the three months ending March 31, 2004 and 2003 or year ending December 31, 2003. There were no common shares outstanding prior to January 1, 2003.

--------------------------------------------------------------------------------
                                                                            F-9.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

GOODWILL AND OTHER INTANGIBLE ASSETS: Goodwill resulted from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment is recognized in the period identified.

Other intangible assets consist of core deposit arising from branch acquisitions. Core deposit intangibles are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which is 10 years.

LONG-TERM ASSETS: Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

BENEFIT PLANS: Profit-sharing and 401k plan expense is the amount contributed as determined by Board decision. Deferred compensation plan expense is allocated over years of service.

INCOME TAXES: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

LOAN COMMITMENTS AND RELATED FINANCIAL INSTRUMENTS: Financial instruments include off-balance sheet credit instruments including commitments to make loans and unused lines of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering collateral or ability to repay. Such financial instruments are recorded when they are funded.

DERIVATIVES: All derivative instruments are recorded at their fair values. If derivative instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges are recorded in other comprehensive income and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in earnings as they occur.

--------------------------------------------------------------------------------
                                                                           F-10.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes the net change in unrealized appreciation and depreciation on securities available for sale, net of tax, and the fair value of cash flow hedges, net of tax which are also recognized as separate components of equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

OPERATING SEGMENTS: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

DIVIDEND RESTRICTION: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

ADOPTION OF NEW ACCOUNTING STANDARDS: Atlantic Coast Federal Corporation adopted the following new accounting standards during 2003:

FASB STATEMENT 149, AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 149. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. The provisions of this statement require that contracts with comparable characteristics be accounted for similarly. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this standard did not have a material impact to the Company's consolidated financial position or results of operations


--------------------------------------------------------------------------------
                                                                           F-11.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FASB STATEMENT 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITIES

SFAS No. 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liability and equity. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and to all other instruments that exist as of the beginning of the first interim period beginning after June 15, 2003, with deferred effective dates for some provisions. Adoption of this standard did not have a material impact to the Company's consolidated financial position or results of operations.

FASB STATEMENT 132 (REVISED 2003), EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS

This new standard increases defined benefit pension plan disclosures for both public and private companies, although the additional disclosures and effective dates differ. It also requires some additional disclosures in interim statements of public companies. The cost of defined contribution pension plans and for other defined contribution postretirement benefit plans is to be disclosed separately from the cost recognized for defined benefit plans. The disclosures for defined contribution plans shall include a description of the nature and effect of any significant changes during the period affecting comparability, such as a change in the rate of employer contributions, a business combination, or a divestiture. Adoption of this standard did not have a material impact to the Company's December 31, 2003 or March 31, 2004 consolidated financial statements.

FASB INTERPRETATION 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES

This standard elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations it has undertaken in issuing the guarantee. The Interpretation does not specify the subsequent measurement of the guarantor's recognized liability over the term of the related guarantee. The Interpretation also incorporates, without change, the guidance in FASB Interpretation No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, which is being superseded. Adoption of this standard did not have a material impact to the Company's consolidated financial position or results of operations.



--------------------------------------------------------------------------------
                                                                           F-12.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FASB Interpretation 46, Consolidation of Variable Interest Entities

This standard, as revised in December 2003, changes the accounting model for consolidation by changing to a focus as to which entity would incur the expected losses or receive the expected residual returns. No longer is ownership of over 50% of voting interests the sole criterion for determining whether an entity should be consolidated. Adoption of this standard did not have a material impact to the Company's consolidated financial position or results of operations.

RECLASSIFICATIONS: Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 - SECURITIES AVAILABLE FOR SALE

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                                       Gross            Gross
                                                      Fair          Unrealized       Unrealized
                                                      Value            Gains           Losses
                                                      -----            -----           ------
     March 31, 2004 (unaudited)
     --------------------------
         U.S. government and agency             $     4,501,500     $      2,700    $    (1,200)
         State and municipal                         14,116,533           98,949         (8,959)
         Mortgage backed                              1,276,677            7,622         (2,767)
         Mutual funds                                36,315,495                -        (30,675)
                                                ---------------     ------------    ------------

                                                $    56,210,205     $    109,271    $   (43,601)
                                                ===============     ============    ============

     December 31, 2003
     -----------------
         U.S. government and agency             $     7,473,100     $          -    $   (26,900)
         State and municipal                         15,200,940           76,980        (21,519)
         Mortgage backed                              1,311,878            4,825         (8,501)
         Mutual funds                                 2,052,837                -        (28,632)
                                                ---------------     ------------    -----------

                                                $    26,038,755     $     81,805    $   (85,552)
                                                ===============     ============    ===========

     December 31, 2002
     -----------------
         U.S. government and agency             $     7,967,776     $      9,028    $         -
         State and municipal                          5,139,417           92,527              -
         Mortgage backed                              2,486,217           12,655         (3,645)
         Mutual funds                                13,005,801            6,040         (2,066)
                                                ---------------     ------------    -----------

                                                $    28,599,211     $    120,250    $    (5,711)
                                                ===============     ============    ===========

--------------------------------------------------------------------------------
                                                                           F-13.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

Sales of securities available for sale were as follows:

                            Three Months Ended                          Years Ended
                        --------March 31,---------    ------------------December 31,---------------
                           2004            2003            2003             2002           2001
                           ----            ----            ----             ----           ----
                               (Unaudited)

     Proceeds          $          -   $          -    $   14,306,859   $          -    $    200,000
     Gross gains                  -              -            82,615              -               7
     Gross losses                 -              -           (46,556)             -               -

Security gains totaling $8,444 and $3,000 during the three months ending March 31, 2004 and 2003 are related to calls of securities available for sale.

The fair value of debt securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or property penalties. Securities not due at a single maturity date, primarily mortgage-backed securities and mutual funds, are shown separately.

                                                   March 31,        December 31,
                                                     2004               2003
                                                     ----               ----
                                                  (Unaudited)

     Due in one year or less                   $       999,767   $     2,049,583
     Due in one to five years                       17,618,266        20,624,457
                                               ---------------   ---------------
                                                    18,618,033        22,674,040
     Mortgage-backed securities                      1,276,677         1,311,878
     Mutual funds                                   36,315,495         2,052,837
                                               ---------------   ---------------

                                               $    56,210,205   $    26,038,755
                                               ===============   ===============

At March 31, 2004 (unaudited) and year-end 2003 and 2002, there were no holdings of securities of any one issuer, other than the U.S. government and its agencies, in an amount greater than 10% of equity, except for holdings at March 31, 2004 in the Merrill Lynch Money Fund and Merrill Lynch Tax Exempt Money Fund totaling $18.3 million and $16.1 million and a holding at December 31, 2002 in the Asset Management Fund totaling $9.0 million.

--------------------------------------------------------------------------------
                                                                           F-14.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

Securities with unrealized losses at March 31, 2004 (unaudited) not recognized in income are as follows:

                                         Less than                   12 Months
                               ---------12 Months-------    ---------or More--------   ----------Total----------
                                        ---------                    -------                     -----
                                    Fair       Unrealized       Fair       Unrealized       Fair       Unrealized
   Description of Securities        Value         Loss          Value         Loss          Value         Loss
   -------------------------        -----         ----          -----         ----          -----         ----
   U.S. government and
     agency                    $           -    $      -    $  2,998,800   $  (1,200)  $   2,998,800    $ (1,200)
   State and municipal                     -           -       2,119,401      (8,959)      2,119,401      (8,959)
   Mortgage-backed                   176,302        (328)        363,084      (2,439)        539,386      (2,767)
   Mutual funds                            -           -       1,956,289     (30,675)      1,956,289     (30,675)
                               -------------    --------    ------------   ----------  -------------    ---------

   Total temporarily impaired  $     176,302    $   (328)   $  7,437,574   $ (43,273)  $   7,613,876    $(43,601)
                               =============    =========   ============   ==========  =============    =========

Securities with unrealized losses at December 31, 2003 not recognized in income are as follows:

                                         Less than                   12 Months
                               ---------12 Months-------    ---------or More--------   ----------Total----------
                                        ---------                    -------                     -----
                                    Fair       Unrealized       Fair       Unrealized       Fair       Unrealized
   Description of Securities        Value         Loss          Value         Loss          Value         Loss
   -------------------------        -----         ----          -----         ----          -----         ----
   U.S. government and
     agency                    $   7,473,100    $(26,900)   $          -   $       -   $   7,473,100    $(26,900)
   State and municipal             3,142,395     (21,519)              -           -       3,142,395     (21,519)
   Mortgage-backed                         -           -         505,652      (8,501)        505,652      (8,501)
   Mutual funds                            -           -       1,958,331     (28,632)      1,958,331     (28,632)
                               -------------    --------    ------------   ---------   -------------    --------

   Total temporarily impaired  $  10,615,495    $(48,419)   $  2,463,983   $ (37,133)  $  13,079,478    $(85,552)
                               =============    ========    ============   =========   =============    ========

Unrealized losses on securities have not been recognized into income because management has the intent and ability to hold the securities, and the decline in fair value is largely due to changes in interest rates.

--------------------------------------------------------------------------------
                                                                           F-15.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3 - LOANS, NET

Loans at period-end are summarized as follows:

                                                         March 31,       --------------December 31-------------
                                                           2004                2003                  2002
                                                           ----                ----                  ----
                                                       (Unaudited)
     Commercial - non mortgage                      $       2,378,807    $       2,608,455    $       5,246,859
     Commercial real estate and multifamily                66,953,495           64,011,753           45,478,642
     Construction loans                                    20,618,209           30,576,226           30,527,559
     One to four family residential mortgage              257,475,533          237,945,796          178,092,100
     Consumer and other loans
         Automobile                                        36,071,886           36,550,789           46,979,873
         Unsecured                                         19,419,173           17,856,212           18,999,799
         Home equity                                       43,429,658           38,782,244           32,722,264
         Credit card                                            6,185              349,266           14,788,770
         Other                                             13,457,616           12,972,443           11,865,214
                                                    -----------------    -----------------    -----------------
                                                          459,810,562          441,653,184          384,701,080
         Allowance for loan losses                         (3,946,551)          (6,593,329)          (4,691,767)
         Net deferred loan (fees) costs                       833,689              553,729             (231,252)
                                                    -----------------    -----------------    -----------------

              Loans, net                            $     456,697,700    $     435,613,584    $     379,778,061
                                                    =================    =================    =================

Activity in the allowance for loan losses was as follows:

                                       Three Months Ended                              Years Ended
                                ------------March 31,----------    -------------------December 31,-----------------
                                     2004             2003              2003              2002            2001
                                     ----             ----              ----              ----            ----
                                           (Unaudited)
     Beginning balance          $   6,593,329     $   4,691,767    $    4,691,767    $   3,765,676   $    3,642,233
     Provision for loan losses      1,544,050         1,056,662         4,237,947        3,683,505        2,080,803
     Loans charged-off             (4,403,791)         (486,138)       (3,247,968)      (3,503,207)      (2,810,439)
     Recoveries                       212,963           212,805           911,583          745,793          853,079
                                -------------     -------------    --------------    -------------   --------------

     Ending balance             $   3,946,551     $   5,475,096    $    6,593,329    $   4,691,767   $    3,765,676
                                =============     =============    ==============    =============   ==============

--------------------------------------------------------------------------------
                                                                           F-16.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3 - LOANS, NET (Continued)

The charge-offs in the first quarter of 2004 include a $4 million charge-off on one lending relationship that has been previously classified as an impaired loan relationship. During the first quarter of 2004, the operations of the borrower were ceased due to key business permits had been revoked by a municipality for the borrower to continue to conduct its ongoing operations. Accordingly, management recorded additional provision for loan losses on this lending relationship in the first quarter of 2004 as well as the $4 million charge-off. At March 31, 2004, the outstanding balance after the charge-off is $949,000 and a specific loss allocation of $209,000 remains on that amount. Upon liquidation, management believes the available collateral will provide sufficient cash flow to repay the remaining net carrying value of $740,000. The lending relationship continues to be reported as an impaired loan relationship.

Impaired loans were as follows:

                                                                   March 31,      -----------December 31-----------
                                                                     2004             2003                2002
                                                                     ----             ----                ----
                                                                  (Unaudited)
     Year-end loans with no allocated
       allowance for loan losses                               $            -     $            -    $             -
     Year-end loans with allocated
       allowance for loan losses                                    7,725,000         11,439,000          1,664,000
                                                               --------------     --------------    ---------------

         Total                                                 $    7,725,000     $   11,439,000    $     1,664,000
                                                               ==============     ==============    ===============


     Amount of the allowance for loan
       losses  allocated to impaired loans                     $    1,686,000     $    4,059,000    $       667,000

                                       Three Months Ended                              Years Ended
                                ------------March 31,----------    -------------------December 31,-----------------
                                     2004             2003              2003              2002            2001
                                     ----             ----              ----              ----            ----
                                           (Unaudited)
     Average of impaired
       loans during the period  $  12,965,500     $   1,664,000    $   13,104,000    $   1,852,000   $            -
     Interest income
       recognized during
       impairment                       3,000                 -           536,000                -                -
     Cash-basis interest
       income recognized                1,000                 -           536,000                -                -

--------------------------------------------------------------------------------
                                                                           F-17.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3 - LOANS, NET (Continued)

Nonperforming loans were as follows:


                                                March 31,      -----------December 31-----------
                                                  2004             2003                2002
                                                  ----             ----                ----
                                               (Unaudited)
     Loans past due over 90 days
       still on accrual                     $            -     $            -    $             -
     Nonaccrual loans`                           5,014,000          7,567,000          2,897,000

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified as impaired loans.

In August 2001, the Company entered into a sale and servicing agreement whereby a pool of leases totaling $2,011,000 was purchased. The leases are collateralized by small equipment and automobiles. In addition, each lease was backed by a surety bond, obtained by the seller and provided as a part of the purchase agreement for the pool of leases. The surety bonds obligated the insurance company to pay even in the event there was fraud. At December 31, 2001, the remaining balance on the pool of leases was $1,924,000. Payments have not been received since December 2001. The Company filed claims with the insurance company on the surety bonds for past due payments. At December 31, 2001, management had not made any provision for loan losses with respect to these leases.

During 2002, the insurance company did not perform on the claims made on it. Therefore, in early 2002, the Company placed the leases on nonaccrual status. The insurance company has alleged that most, if not all, of the leases sold by the seller were fraudulent or fictitious. The insurance company has filed a suit against the seller of the leases. Subsequent to the suit against the seller, the insurance company later named the Company as a defendant. The seller of the leases has since filed bankruptcy and the Company does not expect significant recovery from the seller or the bankruptcy trustee. The Company has filed a suit against the insurance company, asserting, among other things, breach of contract and bad faith in issuing their surety even in the case of fraud, and then failing to perform. In 2002, the Company was informed by the bankruptcy trustee that certain leases owned by the Company were fictitious. As a result, the Company charged-off approximately $251,000 during 2002. As of December 31, 2002, the remaining balance on these leases was approximately $1,664,000 and were classified as impaired. Management is vigorously pursuing collection on the surety bonds under the terms of those bonds. At December 31, 2002, management had allocated approximately $667,000 of the allowance for loan losses with respect to these leases.

During 2003, management has continued to pursue collection on the surety bonds. During December 2003, the Company charged-off an additional $664,000 of the leases. At December 31, 2003, the remaining balance on these leases was approximately $1,000,000, and management has allocated approximately $150,000 of the allowance for loan losses with respect

--------------------------------------------------------------------------------
                                                                           F-18.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3 - LOANS, NET (Continued)

to these leases. Legal costs incurred on this matter were $500,000, $447,000, and $0 for 2003, 2002, and 2001.

The previous charge-offs on these leases and the current level of allowance for loan losses allocation for the remaining balance of these leases are indicative of the Company's best estimate of the probable losses incurred, based on consultation with legal counsel. Although management continues to vigorously pursue collection on the surety bonds, collection of any amount, including the $850,000 net amount included in the Company's financial statements as of December 31, 2003, or the gross amount of $1.9 million, cannot be assured. The Company believes that there is a possibility that no amount will be collected in the future; therefore, the Company may incur additional losses up to $850,000 net amount remaining as an asset.

As of March 31, 2004 (unaudited), the remaining balance on these leases was approximately $1,000,000 and approximately $150,000 of the allowance for loan losses was allocated to these leases, the same amounts as at December 31, 2003. Legal costs incurred on this matter were $50,285 and $65,000 for the three months ended March 31, 2004 and 2003. Management continues to vigorously pursue collection on the surety bonds. The Company continues to believe that there is a possibility that no amount will be collected in the future; therefore, the Company may incur additional losses up to $850,000. Collection of the full $1.9 million claim may also occur, although this is not considered likely as the Company likely will need to settle at some lower amount, and may not collect any amount, as noted above.

The Company has originated loans in the ordinary course of business with directors, executive officers, and their associates. These loans totaled approximately $1,298,000, $1,286,000 and $1,029,000 at March 31, 2004
(unaudited), December 31, 2003 and 2002. The activity on these loans was as follows:
                                                 Three Months
                                                     Ended         Year Ended
                                                   March 31,      December 31,
                                                     2004             2003
                                                     ----             ----
                                                  (Unaudited)

       Beginning balance                        $    1,286,000  $    1,029,000
       New loans                                       137,000         677,000
       Effect of changes in related parties                  -        (138,000)
       Repayments                                     (125,000)       (282,000)
                                                --------------- --------------

       Ending balance                           $    1,298,000  $    1,286,000
                                                ==============  ==============

--------------------------------------------------------------------------------
                                                                           F-19.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3 - LOANS, NET (Continued)

On July 31, 2003, the Company sold its credit card portfolio with balances totaling $12,953,000 to a third party. As a result of the sale a gain of $2,583,000 was recorded. At December 31, 2003, a liability for final settlement of the sale in the amount of $265,000 has been recorded in the consolidated balance sheet. The liability was established by an offset to the gain on sale. The liability was settled in the first quarter of 2004. In conjunction with the sale, the Company entered into an alliance agreement with an initial term of five years. The alliance agreement permits the purchaser the rights to market credit cards to the Company's customers. In addition, it restricts the Company from providing credit cards to its customers for a five-year period.


NOTE 4 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                March 31,      -----------December 31-----------
                                                  2004             2003                2002
                                                  ----             ----                ----
                                               (Unaudited)
     Loans                                  $    1,835,515     $    1,875,126    $     1,864,228
     Securities                                    148,436            143,657            135,977
     FHLB stock dividend                            30,612             22,170             34,342
                                            --------------     --------------    ---------------

         Total                              $    2,014,563     $    2,040,953    $     2,034,547
                                            ==============     ==============    ===============





--------------------------------------------------------------------------------
                                                                           F-20.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at are summarized as follows:

                                                         March 31,      -----------December 31-----------
                                                           2004             2003                2002
                                                           ----             ----                ----
                                                        (Unaudited)
     Land                                            $    3,405,322     $    3,405,323     $    1,911,119
     Buildings and leasehold improvements                 9,511,085          9,511,085          9,531,240
     Furniture, fixtures and equipment                    6,510,852          6,413,759          5,486,059
     Equipment in process                                    85,122            123,094             40,657
                                                     --------------     --------------    ---------------
                                                         19,512,381         19,453,261         16,969,075
     Accumulated depreciation and amortization           (8,867,374)        (8,855,840)        (8,150,864)
                                                     ---------------    --------------    ---------------

                                                     $   10,645,007     $   10,597,421    $     8,818,211
                                                     ==============     ==============    ===============

Depreciation expense was $301,824 and $342,573 for the three months ended March 31, 2004 and 2003 (unaudited) and $1,263,000, $1,164,318, and $878,747 for the years ended December 31, 2003, 2002, and 2001.






--------------------------------------------------------------------------------
                                                                           F-21.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 6 - GOODWILL AND INTANGIBLE ASSETS

GOODWILL

The change in balance for goodwill during the period is as follows:

                                           Three Months
                                               Ended                   Years Ended
                                             March 31,      -----------December 31-----------
                                               2004             2003                2002
                                               ----             ----                ----
                                            (Unaudited)
     Beginning of period                 $    2,661,190     $    1,413,090    $             -
     Increases in goodwill                            -          1,248,100          1,413,090
                                         --------------     --------------    ---------------

     End of period                       $    2,661,190     $    2,661,190    $     1,413,090
                                         ==============     ==============    ===============

The Company determined that goodwill was not impaired during the three months ended March 31, 2004 (unaudited) or the year ended December 31, 2003.

CORE DEPOSIT INTANGIBLE ASSETS

Core deposit intangible assets included in other assets in the consolidated balance sheets were as follows:

                                --------March 31,---------   ---------------------December 31,---------------------
                                         2 0 0 4                     2 0 0 3                     2 0 0 2
                                         -------                     -------                     -------
                                       (Unaudited)
                                   Gross                       Gross                        Gross
                                 Carrying     Accumulated    Carrying      Accumulated    Carrying     Accumulated
                                  Amount     Amortization     Amount      Amortization     Amount     Amortization
                                  ------     ------------     ------      ------------     ------     ------------
  Amortized intangible assets:
     Core deposit intangibles   $  611,023  $  (157,052)    $   611,023   $  (137,769)   $  231,023    $   (63,938)

Aggregate amortization expense was $19,283 and $15,715 for the three months ended March 31, 2004 and 2003 (unaudited) and $73,831, $63,938 and $0 for the years ending December 31, 2003, 2002 and 2001.

Estimated amortization expense for each of the next five years ending December
31:

            2004                                       $  70,901
            2005                                          69,475
            2006                                          68,051
            2007                                          66,626
            2008                                          63,420

The goodwill and intangible assets discussed above resulted from the following branch acquisitions:

--------------------------------------------------------------------------------
                                                                           F-22.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 6 - GOODWILL AND INTANGIBLE ASSETS (Continued)

2003 BRANCH PURCHASES

During 2003, the Company purchased two branch office facilities and assumed related deposits from another financial institution. Approximately $16.2 million of deposits were assumed, $1.5 million in fixed assets acquired, $4.0 million in loans acquired, $44,000 in other liabilities were assumed and $9.1 million of cash was received. The transaction resulted in both amortizable intangibles and non-amortizable goodwill, totaling $1.6 million. The core deposit intangible (approximately $380,000) will be amortized to expense over 10 years using an accelerated method.

2002 BRANCH PURCHASE

In 2002, the Company purchased a branch office facility and assumed related deposits from another financial institution. Approximately $20.1 million of deposits were assumed, $750,000 in fixed assets acquired, $7.9 million in loans acquired, $24,000 in other liabilities were assumed and $9.6 million of cash was received. The transaction resulted in both amortizable intangibles and non-amortizable goodwill, totaling $1.6 million. The core deposit intangible (approximately $231,000) will be amortized to expense over 10 years using an accelerated method.

NOTE 7 - DEPOSITS

Time deposits of $100,000 or more were approximately $64,032,000, $56,488,000 and $45,374,000 at March 31, 2004 (unaudited), December 31, 2003 and December 31, 2002. Deposit balances over $100,000 are not federally insured.

Scheduled maturities of time deposits were as follows:

                       March 31,                             December 31,
                         2004                                    2003
                         ----                                    ----
                      (Unaudited)

     2005           $  117,155,298             2004         $  147,245,634
     2006               54,005,538             2005             34,438,157
     2007               23,170,962             2006             16,443,453
     2008               14,086,452             2007              6,923,155
     2009                7,664,457             2008              7,437,111
                    --------------                          --------------

                    $  220,885,433                          $  212,487,510
                    ==============                          ==============

Deposits from directors, executive officers and their associates at March 31, 2004 (unaudited) December 31, 2003 and December 31, 2002 were approximately $1,205,000, $984,000 and $783,000.

--------------------------------------------------------------------------------
                                                                           F-23.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS (Continued)

Interest expense on customer deposit accounts is summarized as follows:

                                ------------March 31,----------    -------------------December 31,-----------------
                                     2004             2003              2003              2002            2001
                                     ----             ----              ----              ----            ----
                                           (Unaudited)
     Interest-bearing
       demand                   $      75,178     $      82,452    $      273,494    $     402,986   $      382,811
     Savings and money
       market                         325,643           416,345         1,522,360        2,207,496        2,931,583
     Time                           1,585,200         2,052,828         7,724,498        8,333,849       10,016,724
                                -------------     -------------    --------------    -------------   --------------

         Total                  $   1,986,021     $   2,551,625    $    9,520,352    $  10,944,331   $   13,331,118
                                =============     =============    ==============    =============   ==============

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

At March 31, 2004 (unaudited) and December 31, 2003, advances from the Federal Home Loan Bank of Atlanta totaled $80,971,429 and $60,971,429 and had variable and fixed interest rates ranging from 1.23% to 6.93% (at both dates) with weighted average rates of 3.68% and 4.27%. At December 31, 2002, advances from the Federal Home Loan Bank of Atlanta totaled $45,442,857 and had variable and fixed interest rates ranging from 2.88% to 6.93% with a weighted average rate of 4.91%.

The advances mature as follows:

                         March 31,                              December 31,
                           2004                                     2003
                           ----                                     ----
                       (Unaudited)

     2005            $      657,144         2004              $      657,144
     2006                11,314,285         2005                  11,314,285
     2007                         -         2006                           -
     2008                         -         2007                           -
     2009                 5,000,000         2008                   5,000,000
     Thereafter          64,000,000         Thereafter            44,000,000
                     --------------                           --------------

                     $   80,971,429                           $   60,971,429
                     ==============                           ==============

The Company has a borrowing capacity of 30% of total assets with the Federal Home Loan Bank of Atlanta. The Company had mortgage loans totaling approximately $254,323,000 at March 31, 2004 (unaudited) pledged as collateral, for the FHLB advances and the Company had mortgage loans totaling approximately $235,536,000 and $176,430,000 pledged as collateral at December 31, 2003 and 2002 for the FHLB advances. At March 31, 2004 (unaudited), December 31, 2003 and December 31, 2002 Atlantic Coast owned $4,048,600, $3,081,500 and $2,301,500 of FHLB stock, which also secures debts to the FHLB.

--------------------------------------------------------------------------------
                                                                           F-24.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 9 - INTEREST RATE SWAP

Effective November 17, 2003 the Company entered into an interest rate swap agreement to make fixed interest payments in exchange for variable interest payments. The interest rate swap is used to mitigate overall risk to changes in interest rates during the life of the swap and is a component of the Company's asset liability management strategy to reduce the risk that changes in interest rates will change net interest margin. The notional amount of the interest rate swap does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the interest rate swap. The interest rate swap has a maturity date of November 14, 2005.

This interest rate swap has been designated as a cash flow hedge of a certain FHLB advance and was determined to be fully effective during 2003. As such, no amount of ineffectiveness was included in net income. The Company expects the hedge to remain fully effective during the remaining term of the swap.

Summary information about the interest rate swap was as follows at December 31, 2003:

     Notional amounts                                        $ 5,000,000
     Weighted average pay rates                                   2.38%
     Weighted average receive rates                               1.23%
     Maturity                                                  1.9 years

The estimated fair value of the interest rate swap was not material to the consolidated financial statements as of December 31, 2003.

During the quarter ending March 31, 2004 (unaudited), the Company entered into additional interest rate swap agreements to make fixed interest payments in exchange for variable interest payments. These interest rate swaps have also been designated as cash flow hedges of certain FHLB advances and were determined to be fully effective since origination. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the swaps are recorded in other liabilities with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income would be reclassified to current earnings should the hedges no longer be considered effective. The Company expects the hedges to remain fully effective during the remaining terms of the swaps.

Summary information about all interest rate swaps as of March 31, 2004 (unaudited) follows:

     Notional amounts                                        $20,000,000
     Weighted average pay rates                                   3.16%
     Weighted average receive rates                               1.32%
     Weighted average maturity                                7.8 years
     Unrealized losses related to interest rate swaps        $  (524,000)

--------------------------------------------------------------------------------
                                                                           F-25.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 10 - EMPLOYEE BENEFITS

DEFINED CONTRIBUTION PLAN: The Company has a qualified contribution plan covering substantially all full-time employees meeting certain age and length of service requirements. The plan consists of participants that may contribute between 2% and 15% of gross income with a company match of up to 5%. During the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, the total plan expense was approximately $60,000 (unaudited), $52,000 (unaudited), $231,000, $207,000, and $147,000.

DIRECTOR RETIREMENT PLAN: In July 2001, the Company established a director retirement plan for non-employee members of the Board. The plan provides monthly benefits for a period of ten years following retirement. During the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, the expense for the plan was $11,000 (unaudited), $92,000 (unaudited), $115,000, $304,000 and $70,000. The related plan liability was $410,000
(unaudited), $466,000 (unaudited), $489,000, $374,000 and $70,000 at March 31,
2004 and 2003 and December 31, 2003, 2002 and 2001.

DEFERRED DIRECTOR FEE PLAN: In late 2002, the Company established a deferred director fee plan for certain directors electing to defer their director fees. These fees are expensed as earned and the plan accumulates the fees plus earnings. At March 31, 2004 (unaudited), December 31, 2003 and December 31, 2002, the liability for the plan was $45,000, $32,000 and $2,000.

SUPPLEMENTAL RETIREMENT PLANS: In 2002, the Company established supplemental retirement plans for certain officers. These plans generally provide for the payment of supplemental retirement benefits over a period of fifteen (15) to twenty (20) years after retirement. Vesting generally occurs over a ten-year period. For the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003 and 2002, expense for the supplemental retirement plans totaled $63,000 (unaudited), $42,000 (unaudited), $220,000 and $108,000. The accrued liability for the plan totaled $391,000 (unaudited) and $150,000 (unaudited) at March 31, 2004 and 2003 and $328,000 and $108,000 at December 31, 2003 and 2002.


NOTE 11 - INCOME TAXES

Income tax expense was as follows:

                             Three Months Ended                              Years Ended
                      ------------March 31,----------    -------------------December 31,-----------------
                           2004             2003              2003              2002            2001
                           ----             ----              ----              ----            ----
                                 (Unaudited)
     Current          $    (895,527)    $     790,233    $    3,296,876    $   1,701,691   $      (88,551)
     Deferred             1,059,069          (326,270)         (898,586)        (116,861)       1,378,106
                      -------------     --------------   --------------    -------------   --------------

         Total        $     163,542     $     463,963    $    2,398,290    $   1,584,830   $    1,289,555
                      =============     =============    ==============    =============   ==============

--------------------------------------------------------------------------------
                                                                           F-26.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 11 - INCOME TAXES (Continued)

The effective tax rate differs from the statutory federal income tax rate as follows:

                                       Three Months Ended                              Years Ended
                                ------------March 31,----------    -------------------December 31,-----------------
                                     2004             2003              2003              2002            2001
                                     ----             ----              ----              ----            ----
                                           (Unaudited)
    Income taxes at
      statutory rate of 34%     $     171,403     $     416,876    $    2,317,278    $   1,622,373   $    1,185,124
    Increase (decrease) from
       State income tax, net
         of federal tax effect         67,724            66,331           228,858          177,597          117,169
       Tax-exempt income              (15,808)           (8,516)          (65,863)         (16,953)          (4,209)
       Non-taxable gain                     -                 -                 -         (208,174)               -
       Cash surrender value
         increase                     (13,019)           (8,106)          (73,691)         (29,363)               -
       Other, net                     (46,758)           (2,622)           (8,292)          39,350           (8,529)
                                --------------    --------------   --------------    -------------   --------------

       Income tax expense       $     163,542     $     463,963    $    2,398,290    $   1,584,830   $    1,289,555
                                =============     =============    ==============    =============   ==============

     Effective tax rate                  32.4%             37.8%             35.2%            33.2%            37.0%

Deferred tax assets and liabilities were due to the following.


                                                           March 31,      ----------December 31,-----------
                                                             2004             2003                2002
                                                             ----             ----                ----
                                                          (Unaudited)
     Deferred tax assets:
         Allowance for loan losses                     $            -     $      523,648    $             -
         Depreciation                                         885,961            961,961          1,208,991
         Deferred compensation arrangements                   302,878            310,379            183,233
         Other real estate                                      5,700             66,058             11,307
         Organizational costs                                  59,611             63,563             79,453
         Net unrealized loss on cash flow hedges              204,000                  -                  -
         Net unrealized loss on securities
           available for sale                                       -              1,424                  -
         Other                                                131,834                593             54,907
                                                       --------------     --------------    ---------------
                                                            1,589,984          1,927,626          1,537,891

--------------------------------------------------------------------------------
                                                                           F-27.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 11 - INCOME TAXES (Continued)

                                                       March 31,      ----------December 31,-----------
                                                         2004             2003                2002
                                                         ----             ----                ----
                                                      (Unaudited)
     Deferred tax liabilities:
         Net unrealized gain on securities
           available for sale                      $      (24,954)    $            -    $       (43,525)
         Gain on the sale on fixed assets                       -                  -           (224,010)
         Allowance for loan losses                       (508,595)                 -           (320,557)
         Core deposit intangibles                         (44,548)           (34,292)                 -
                                                   ---------------    --------------    ---------------
                                                         (578,097)           (34,292)          (588,092)
                                                   ---------------    --------------    ---------------

              Net deferred tax asset               $    1,011,887     $    1,893,334    $       949,799
                                                   ==============     ==============    ===============

No valuation allowance was provided on deferred tax assets as of March 31, 2004 (unaudited) and December 31, 2003 and 2002.

NOTE 12 - REGULATORY MATTERS

Atlantic Coast Federal is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. The prompt corrective action regulations provide for five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.

Atlantic Coast Federal's actual and required capital levels (in millions) and ratios were:

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                            For Capital        Prompt Corrective
                                                        Actual           Adequacy Purposes     Action Provisions
                                                        ------           -----------------     -----------------
                                                   Amount     Ratio      Amount     Ratio      Amount     Ratio
                                                   ------     -----      ------     -----      ------     -----
   As of March 31, 2004 (unaudited)
   --------------------------------
     Total capital (to risk weighted assets)       $ 42.7     10.3%      $ 33.2      8.0%      $ 41.5     10.0%
     Tier 1 (core) capital (to risk weighted
       assets)                                       40.4      9.7         16.6      4.0         24.9      6.0
     Tier 1 (core) capital (to adjusted total
       assets)                                       40.4      6.5         24.7      4.0         30.9      5.0

--------------------------------------------------------------------------------
                                                                           F-28.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 12 - REGULATORY MATTERS (Continued)

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                            For Capital        Prompt Corrective
                                                        Actual           Adequacy Purposes     Action Provisions
                                                        ------           -----------------     -----------------
                                                   Amount     Ratio      Amount     Ratio      Amount     Ratio
                                                   ------     -----      ------     -----      ------     -----
   As of December 31, 2003
   -----------------------
     Total capital (to risk weighted assets)       $ 42.6     12.4%      $ 27.5      8.0%      $ 34.4     10.0%
     Tier 1 (core) capital (to risk weighted
       assets)                                       40.0     11.7         13.7      4.0         20.6      6.0
     Tier 1 (core) capital (to adjusted total
       assets)                                       40.0      8.1         19.8      4.0         24.7      5.0

   As of December 31, 2002
   -----------------------
     Total capital (to risk weighted assets)       $ 41.2     12.6%      $ 26.2      8.0%      $ 32.8     10.0%
     Tier 1 (core) capital (to risk weighted
       assets)                                       37.3     11.4         13.1      4.0         19.7      6.0
     Tier 1 (core) capital (to adjusted total
       assets)                                       37.3      8.4         17.8      4.0         22.3      5.0

At March 31, 2004 (unaudited), December 31, 2003 and December 31, 2002, Atlantic Coast Federal was classified as "well capitalized." There are no conditions or events since March 31, 2004 that management believes have changed the classification.

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or Atlantic Coast Federal must convert to a commercial bank charter. Management believes that this test is met.

Banking regulations limit capital distributions by savings associations. Generally, capital distributions are limited to undistributed net income for the current and prior two years. At April 1, 2004 (unaudited) and January 1, 2004, approximately $7,895,000 and $7,554,000 was available to pay dividends to the Stock Holding Company.

On May 29, 2003 the Board of Directors adopted a Resolution addressing certain areas of operation of the Company. The Resolution included an agreement to limit the total assets of the Company to no more than $510 million at December 31, 2003. In addition, the Board agreed to discontinue certain lending activities until adequate staffing, underwriting policies and procedures, and loan review programs were established and subject to review by the Office of Thrift Supervision (OTS). These lending activities included construction, non-residential real estate, multi-family real estate, land acquisition and land development, and non-mortgage commercial loans. As of December 31, 2003, the Company believes it had addressed all matters related to the Resolution. However, the Company cannot originate new commercial construction loans or non-mortgage commercial loans earlier than the completion of the next regulatory examination completed by the OTS. There was no limitation on total assets subsequent to December 31, 2003. Upon completion of its most recent examination April 2004 (unaudited), the OTS removed the remaining lending restrictions.

--------------------------------------------------------------------------------
                                                                           F-29.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 12 - REGULATORY MATTERS (Continued)

The following is a reconciliation of Atlantic Coast's equity under accounting principles generally accepted in the United States of America to regulatory capital as of the dates indicated (in thousands):

                                                           March 31,      --------December 31,--------
                                                             2004             2003              2002
                                                             ----             ----              ----
                                                         (Unaudited)
     GAAP equity                                         $    43,232      $    43,168      $    38,924
         Intangible assets                                    (3,115)          (3,134)          (1,580)
         Unrealized loss (gain) on securities
           available for sale                                    (41)               2              (71)
         Unrealized loss on cash flow hedges                     320                -                -
                                                         -----------      -----------      -----------
         Tier I Capital                                       40,396           40,036           37,273
     General allowance for loan losses                         2,260            2,534            3,945
                                                         -----------      -----------      -----------

         Total capital                                   $    42,656      $    42,570      $    41,218
                                                         ===========      ===========      ===========

NOTE 13 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The principal commitments are as follows:

                                                   March 31,       ------------December 31,-----------
                                                     2004                2003                2002
                                                     ----                ----                ----
                                                  (Unaudited)
     Undisbursed portion of loans closed         $   18,325,000    $    28,759,000     $    17,659,000
     Unused lines of credit                          29,765,000         17,497,000          56,445,000

At March 31, 2004 (unaudited), the undisbursed portion of loans closed were all variable rate commitments with an interest rate range from 4.00% to 10.95%, and the unused lines of credit were all variable rate commitments with an interest rate range from 4.80% to 18.00%. The Company has no standby letters of credit at March 31, 2004 or December 31, 2003, therefore, no liabilities have been recorded in accordance with FASB Interpretation 45.

Since certain commitments to make loans and lines of credit and to fund loans in process expire without being used, the amount does not necessarily represent future cash commitments. In addition, commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the

--------------------------------------------------------------------------------
                                                                           F-30.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 13 - COMMITMENTS AND CONTINGENCIES (Continued)

contractual amount of these instruments. The Company follows the same credit policy to make such commitments as is followed for those loans recorded on the consolidated balance sheet.

Under an employment agreement with the chief executive officer, certain events leading to separation from the Company could result in cash payments equal to two times the chief executive officer's base salary. Since payments are contingent upon certain events, no liability is accrued for by the Company.

The Company maintains a line of credit for $7.5 million with Compass Bank with no outstanding balances as of March 31, 2004 (unaudited), December 31, 2003 and December 31, 2002.

In 2003, the Company also obtained a line of credit for $13.0 million with the Bankers Bank with no outstanding balance as of March 31, 2004 (unaudited) and December 31, 2003.

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair value of financial instruments were as follows at.

                               ----------March 31,--------  ---------------------December 31,----------------------
                                           2004                        2003                        2002
                                           ----                        ----                        ----
                                  Carrying      Estimated     Carrying       Estimated    Carrying       Estimated
                                   Amount      Fair Value      Amount       Fair Value     Amount       Fair Value
                                   ------      ----------      ------       ----------     ------       ----------
                                       (Unaudited)
  FINANCIAL ASSETS
  Cash and cash equivalents    $ 80,720,238  $  80,720,000  $  8,977,969  $  8,978,000  $ 13,975,305   $ 13,975,000
  Other interest-bearing
    deposits in other
    financial institutions                -              -       500,000       500,000     1,134,939      1,135,000
  Securities available for sale  56,210,205     56,210,000    26,038,755    26,039,000    28,599,211     28,599,000
  Loans held for sale                     -              -       487,183       487,000     2,447,347      2,447,000
  Loans, net                    456,697,700    455,263,000   435,613,584   434,872,000   379,778,061    388,138,000
  Federal Home Loan Bank
    stock                         4,048,600      4,049,000     3,081,500     3,082,000     2,305,000      2,305,000
  Accrued interest receivable     2,014,563      2,015,000     2,040,953     2,041,000     2,034,547      2,035,000
  Bank owned life insurance       4,792,846      4,793,000     4,750,300     4,750,000     1,586,363      1,586,000

  FINANCIAL LIABILITIES
  Deposits                     (492,071,179)  (492,744,000) (392,255,825) (393,162,000) (360,879,630)  (362,380,000)
  Federal Home Loan Bank
    advances                    (80,971,429)   (89,732,000)  (60,971,429)  (66,923,000)  (45,442,857)   (46,597,000)
  Interest rate swaps              (524,000)      (524,000)            -             -             -              -

--------------------------------------------------------------------------------
                                                                           F-31.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, other interest-bearing deposit in other financial institutions, Federal Home Loan Bank stock, accrued interest receivable, demand and savings deposits and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of debt is based on current rates for similar financing. The estimated fair value of other financial instruments and off-balance-sheet loan commitments approximate cost and are not considered significant to this presentation.

NOTE 15 - MINORITY STOCK OFFERING

On February 25, 2003, the Board of Directors of Atlantic Coast Federal Mutual Holding Company adopted a resolution to sell common stock in an amount equal to 40% (minority Stock Offering) of the consolidated pro forma market value of the stock holding company and the Bank after giving effect to the offering. A subscription offering of the shares of common stock in the stock holding company will be offered initially to the Company's eligible deposit account holders and the Company's tax qualified employee benefit plan, then to the other members of the Company. Any shares of the holding company's common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Company's market area.

Upon completion of the minority Stock Offering, the mutual holding company will own 60% of the outstanding stock of the stock holding company, with the remaining 40% held by the public. The stock holding company will own 100% of the federal stock savings bank. The federal stock savings bank may not pay dividends to the stock holding company if the dividends would cause the federal stock savings bank to fall below the "well capitalized" capital threshold.

The Stock Holding Company intends to contribute approximately 50% of the proceeds of the offering to the Bank. The Stock Holding Company will also lend its employee stock ownership plan cash to enable the plan to buy up to 8% of the shares issued in the offering to persons other than the MHC. The balance will be retained as the Stock Holding Company's initial capitalization and may be used for general business purposes including investment in securities, repurchasing shares of its common stock, paying dividends, or pursuing acquisitions. The funds received by the Bank will be used for general business purposes including originating loans and purchasing securities and may also be used for growth through expansion of the branch office network or acquisitions.

--------------------------------------------------------------------------------
                                                                           F-32.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 15 - MINORITY STOCK OFFERING (Continued)

The Company expects the stock offering to close in 2004. Offering costs are deferred and will be deducted from the proceeds of the shares sold in the stock offering. If the offering is not completed, all costs will be charged to expense. At March 31, 2004 (unaudited) and December 31, 2003, $ 571,000 and $191,000 of costs had been incurred.


NOTE 16 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

                       ATLANTIC COAST FEDERAL CORPORATION
                            CONDENSED BALANCE SHEETS

                                                                March 31,         December 31,
                                                                  2004                2003
                                                                  ----                ----
                                                               (Unaudited)
ASSETS
     Cash and cash equivalents                               $        50,000     $        50,000
     Investment in subsidiary                                     43,231,997          43,168,375
                                                             ---------------     ---------------

     Total assets                                            $    43,281,997     $    43,218,375
                                                             ===============     ===============

SHAREHOLDER'S EQUITY                                         $    43,281,997     $    43,218,375
                                                             ===============     ===============


                       ATLANTIC COAST FEDERAL CORPORATION
                         CONDENSED STATEMENTS OF INCOME

                                                             Three Months Ended          Year Ended
                                                                 March 31,              December 31,
                                                                   2004                     2003
                                                                   ----                     ----
                                                                (Unaudited)
Income
     Equity in undistributed net income of subsidiary         $      340,584           $     4,317,234
     Dividends from subsidiary                                             -                   100,000
                                                              --------------           ---------------

Net income                                                    $      340,584           $     4,417,234
                                                              ==============           ===============

--------------------------------------------------------------------------------
                                                                           F-33.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 16 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       ATLANTIC COAST FEDERAL CORPORATION
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                             Three Months Ended      Year Ended
                                                                 March 31,          December 31,
                                                                   2004                 2003
                                                                   ----                 ----
                                                               (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                               $      340,584       $     4,417,234
     Adjustments:
     Equity in undistributed earnings of subsidiary                 (340,584)           (4,317,234)
                                                              ---------------      ---------------
         Net cash from operating activities                                -               100,000

CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends paid to mutual holding company                              -               (50,000)
                                                              --------------       ---------------
         Net cash from financing activities                                -               (50,000)
                                                              --------------       ---------------

Net change in cash and cash equivalents                                    -                50,000

Cash and cash equivalents at beginning of period                      50,000                     -
                                                              --------------       ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                    $       50,000       $        50,000
                                                              ==============       ===============

NOTE 17 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows:

                                ------------March 31,----------    -------------------December 31,-----------------
                                     2004             2003              2003              2002            2001
                                     ----             ----              ----              ----            ----
                                          (Unaudited)
   Unrealized holding gains
     and (losses) on securities
     available for sale         $      77,860     $     (38,392)   $      (82,227)   $      70,545   $      189,909
   Change in fair value of
     cash flow hedge                 (524,000)                -                 -                -                -
   Less reclassification
     adjustments for gains
     recognized in income              (8,444)           (3,000)          (36,059)               -                -
                                --------------    --------------   --------------    -------------   --------------
   Net unrealized gains
     and losses                      (454,584)          (41,392)         (118,286)          70,545          189,909
   Tax effect                        (177,622)          (15,983)          (44,949)          26,807           72,166
                                -------------     --------------   --------------    -------------   --------------

   Other comprehensive
     income (loss)              $    (276,962)    $     (25,409)   $      (73,337)   $      43,738   $      117,743
                                =============     ==============   ==============    =============   ==============

--------------------------------------------------------------------------------
                                                                           F-34.

                       ATLANTIC COAST FEDERAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                     Interest     Net Interest         Net
                                      Income         Income          Income
                                      ------         ------          ------

2003
----
     First quarter                 $ 8,022,000    $ 4,936,000    $   802,000
     Second quarter                  8,049,000      4,958,000       (149,000)*
     Third quarter                   7,605,000      4,789,000      3,014,000**
     Fourth quarter                  7,537,000      4,748,000        750,000

2002
----
     First quarter                 $ 7,244,000    $ 3,882,000    $   791,000
     Second quarter                  7,633,000      4,451,000      1,253,000
     Third quarter                   7,946,000      4,661,000      1,069,000
     Fourth quarter                  7,990,000      4,785,000         74,000***

* The second quarter of 2003 was significantly impacted by an increased provision for loan losses.

** The third quarter of 2003 was impacted by the previously disclosed sale of the Company's credit card portfolio. In addition, a much lower provision for loan losses was recorded in comparison to the first and second quarter of 2003.

*** The fourth quarter of 2002 was significantly impacted by an increased provision for loan losses.


NOTE 19 - SUBSEQUENT EVENT (UNAUDITED)

Customer deposits increased $99.8 million to $492.1 million at March 31, 2004 from $392.3 million at December 31, 2003. A significant amount of this growth was related to deposits received as a result of Atlantic Coast Federal Corporation's filing with the Securities and Exchange Commission and the Office of Thrift Supervision for the proposed stock offering. March 31, 2004 is a priority date for participating in the stock offering; therefore, customers made deposits in order to potentially participate in the offering. Depositors established accounts or added new funds to existing accounts in the amount of $76.9 million from the filing date of March 24, 2004 to March 31, 2004. In April of 2004, most of the deposits were withdrawn.


--------------------------------------------------------------------------------
                                                                           F-35.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND,
IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY
ATLANTIC COAST FEDERAL CORPORATION, ATLANTIC COAST FEDERAL
OR FRIEDMAN BILLINGS RAMSEY. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO
BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN
ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO                                         UP TO
WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN
SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE                                   5,819,000 SHARES
ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS
OF ATLANTIC COAST FEDERAL CORPORATION OR ATLANTIC COAST
FEDERAL SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS
FURNISHED HEREIN OR SINCE THE DATE HEREOF.                                           ATLANTIC COAST FEDERAL CORPORATION

                       --------------                                                       (Holding Company for
                                                                                           Atlantic Coast Federal)
                      TABLE OF CONTENTS

                                                           PAGE


Summary......................................................1
Risk Factors................................................15
Selected Consolidated Financial and Other Data..............23                                  COMMON STOCK
Recent Developments.........................................25
Management's Discussion and Analysis of Recent Developments.27
Atlantic Coast Federal Corporation..........................32
Atlantic Coast Federal......................................33
Atlantic Coast Federal, MHC.................................34
How We Intend to Use the Proceeds...........................34                                 --------------
Our Policy Regarding Dividends..............................36
Market for the Common Stock.................................37                                   PROSPECTUS
Pro Forma Data..............................................37
Capitalization..............................................44                                 --------------
Pro Forma Regulatory Capital Analysis.......................45
The Stock Offering..........................................47                            FRIEDMAN BILLINGS RAMSEY
Proposed Stock Purchases by Management......................67
Management's Discussion and Analysis of Financial                                              August 12, 2004
   Condition and Results of Operations......................68
Business of Atlantic Coast Federal, MHC.....................96
Business of Atlantic Coast Federal Corporation..............96
Business of Atlantic Coast Federal..........................96
Management ................................................124
How We Are Regulated.......................................133
Taxation...................................................144
Restrictions on Acquisitions of Atlantic Coast Federal
   Corporation. and Atlantic Coast Federal.................144
Description of Capital Stock of Atlantic Coast Federal
Corporation................................................147
Transfer Agent and Registrar...............................149
Experts....................................................149
Legal and Tax Opinions.....................................149
Additional Information.....................................149
Index to Consolidated Financial Statements.................151

-----------------------------------------------------

DEALER PROSPECTUS DELIVERY OBLIGATIONS

Until the later of September 17, 2004 or 25 days after the commencement of the syndicated Community offering, if any, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
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